As filed with the Securities and Exchange Commission on February 2, 2005
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM F-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Ultrapar Participações S.A.
(Exact Name of Registrant as Specified in Its Charter)

Ultrapar Holdings Inc.
(Translation of Registrant’s name into English)

Federative Republic of Brazil	4924	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

Av. Brigadeiro Luis Antônio, 1343, 9º Andar,
São Paulo, SP, Brazil 01317-910
(Telephone: 55-11-3177-6482)
(Address and telephone number of Registrant’s principal executive offices)

CT Corporation System
1633 Broadway
New York, NY 10019
(Name, address and telephone number of agent for service)

Copies to:
Andrés V. Gil	Sara Hanks
Davis Polk & Wardwell	Clifford Chance US LLP
450 Lexington Avenue	31 West 52nd Street
New York, New York 10017	New York, New York 10019
Phone: (212) 450-4000	Phone: (212) 878-8000
Fax: (212) 450-4800	Fax: (212) 878-8375

     Approximate date of commencement of proposed sale to the public: As soon as practicable after the Registration Statement becomes effective. If any of the securities being registered on this form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, please check the following box. ☐

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE
Title of each class of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per unit	Proposed maximum aggregate offering price(2)	Amount of registration fee
Preferred shares, without par value(3)	6,146,901,164	U.S.$0.019131	U.S.$117,596,370	U.S.$13,841

(1)	Includes 5,062,153,900 preferred shares to be offered and sold in the United States and elsewhere and 1,084,747,264 preferred shares subject to the underwriters’ over-allotment option. Offers and sales of preferred shares outside the United States are being made pursuant to Regulation S under the Securities Act and are not covered by this registration statement. A portion of the preferred shares will be represented by ADSs. Each ADS represents 1000 preferred shares.

(2)	Estimated solely for the purpose of computing the amount of the registration fee in accordance with Rule 457(c) under the Securities Act based on the average of the high and low prices of the preferred shares represented by the ADSs on the New York Stock Exchange on January 28, 2005.

(3)	A separate Registration Statement on Form F-6 (File No. 333-10816) was filed on September 10, 1999 and declared effective on October 5, 1999. This Registration Statement on Form F-6 relates to the registration of ADSs evidenced by the American Depositary Shares issuable upon deposit of the preferred shares registered hereby.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	Subject to Completion	February 2, 2005

Preferred Shares
including Preferred Shares in the form of
American Depositary Shares

Ultrapar Participações S.A.
 R$     per 1,000 Preferred Shares
U.S.$     per American Depositary Share

     The selling shareholders named in this prospectus are offering 7,231,648,428 preferred shares (including preferred shares in the form of American Depositary Shares, which we refer to as ADSs) to be sold in a global offering. Each ADS represents 1,000 preferred shares and will be evidenced by American Depositary Receipts, which we refer to as ADRs. Of the total being sold by the selling shareholders, the underwriters are offering       preferred shares and       ADSs in the United States and other jurisdictions outside Brazil, preferred shares purchased by U.S. investors will be placed outside the United States by the Brazilian underwriters, settled in Brazil and paid for in reais and their offer is being underwritten by the Brazilian underwriters identified elsewhere in this prospectus, pursuant to an underwriting agreement governed by Brazilian law. U.S. investors purchasing preferred shares must be authorized to invest in Brazilian Securities under the requirements established by the Brazilian National Monetary Council (Conselho Monetário Nacional, or CMN) and the Brazilian Securities Commission (Comissão de Valores Mobiliários, or CVM). The Brazilian underwriters are offering       preferred shares in Brazil to Brazilian investors and other non-U.S. international investors authorized to invest in Brazilian securities under the requirements established by the CMN and the CVM. We will not receive any proceeds from this offering unless the underwriters exercise their over-allotment option, as described below. The closings of the international and Brazilian offerings will be conditioned upon each other.

     Our preferred shares are traded on the São Paulo stock exchange under the symbol “UGPA4” and our ADSs are traded on the New York Stock Exchange under the symbol “UGP”. On           , 2005, the last reported sale price on the São Paulo Stock Exchange of our preferred shares was R$      per 1,000 preferred shares and the last reported sale price on the New York Stock Exchange of our ADSs was U.S.$      per ADS.

      This offering will be registered with the CVM. The CVM has not approved or disapproved these securities or determined if this prospectus (or the Portuguese-language prospectus used in the Brazilian offering) is truthful or complete.

     Investing in the preferred shares or the ADSs involves a high degree of risk. Before buying any preferred shares or ADSs, you should carefully read the discussion of material risks of investing in our securities under the heading “Risk factors” beginning on page 10 of this prospectus.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per 1,000 preferred shares	Total

Public offering price	U.S.$	U.S.$

Underwriting discounts and commissions	U.S.$	U.S.$

Proceeds, before expenses, to the selling shareholders	U.S.$	U.S.$

     The underwriters and the Brazilian underwriters may also purchase up to an additional aggregate 1,084,747,264 preferred shares (which may include preferred shares in the form of ADSs), from us at the public offering price, less the underwriting discounts and commissions, within 30 days from the date of this prospectus to cover over-allotments, if any. If the underwriters and the Brazilian underwriters exercise the option in full, the total underwriting discounts and commissions will be U.S.$     , and the total proceeds, before expenses, to us will be U.S.$         .

     The underwriters are offering the preferred shares and ADSs and the Brazilian underwriters are offering the preferred shares to non-U.S. investors as set forth under “Underwriting.” Delivery of the preferred shares will be made in Brazil through the facility of the Companhia Brasileira de Liquidação e Custódia (the Brazilian Settlement and Custodial Company), which we refer to as the CBLC, on or about         , 2005. Delivery of the ADSs will be made through the book-entry facilities of the Depositary Trust Company on or about         , 2005. Delivery of the ADSs will be made in New York, New York on or about          , 2005.

Sole Global Coordinator & Joint Bookrunner	Joint Bookrunner

UBS Investment Bank	Pactual Capital Corporation
The date of this prospectus is , 2005.

TABLE OF CONTENTS

	Page		Page
Forward looking statements	ii	Management	77
Presentation of information	iii	Principal and selling shareholders	82
Prospectus summary	1	Distribution policy and dividends	85
The offering	5	Description of capital stock	88
Summary financial information	8	Description of American depositary receipts	98
Risk factors	10	Taxation	105
Use of proceeds	18	Underwriting	111
Market information	19	Expenses of issuance and distribution	116
Exchange rates	22	Validity of securities	116
Capitalization	23	Experts	116
Selected consolidated financial information	24	Where you can find more information about us	117
Management’s discussion and analysis of financial		Enforcement of judgments against foreign persons118
condition and results of operations	27	Index to consolidated financial statements	F-1
Business	46

     You should rely only on the information contained in this prospectus or to which we have referred you. We, the selling shareholders and the underwriters have not authorized anyone to provide you with information different from that contained in this prospectus. The selling shareholders and the underwriters are not making an offer to sell the preferred shares or ADSs in a jurisdiction or state where such offer is not permitted. The information in this document is only accurate at the date of this prospectus, and our business, results of operations and financial condition may change after the date of this prospectus.

     We have prepared this prospectus on the basis of information that we have or have obtained from sources we believe to be reliable. The discussions of documents referred to in this prospectus summarize those documents and we refer you to those documents for more complete information. You should consult your own legal, tax and business advisors regarding an investment in our preferred shares or ADSs.

     The offering of preferred shares is being made in Brazil by a Portuguese-language prospectus that has been filed with the CVM and has the same date as this prospectus but has a different format. This offering is being made in the United States and elsewhere outside Brazil solely on the basis of the information contained in this prospectus.

     No offer or sale of ADSs may be made to the public in Brazil except in circumstances which do not constitute a public offer or distribution under Brazilian laws and regulations. Any offer or sale of ADSs in Brazil to non-Brazilian residents may be made only under circumstances that do not constitute a public offer or distribution under Brazilian laws and regulations.

i

Forward looking statements

     The statements contained in this prospectus in relation to our plans, forecasts, expectations regarding future events, strategies, and projections, are forward-looking statements which involve risks and uncertainties and which are therefore not guarantees of future results. Forward-looking statements speak only as of the date they were made, and we undertake no obligation to update publicly or revise any forward-looking statements after we distribute this prospectus because of new information, future events and other factors. Words such as “believe,” “expect,” “may,” “will,” “plan,” “strategy,” “prospect,” “foresee,” estimate,” “project,” “anticipate,” “can,” “intend” and similar words are intended to identify forward-looking statements. We have made forward-looking statements which cover, among other things, our:

  strategy for marketing and operational expansion;

  capital expenditures forecasts; and

  development of additional sources of revenue.

     These forward-looking statements are subject to risks and uncertainties, which could mean that our actual results and performance could differ significantly from those anticipated and that anticipated events or circumstances might not occur. The risks and uncertainties include, but are not limited to:

  general economic and business conditions, including the price of crude oil and other commodities, refining margins and prevailing foreign exchange rates;

  competition;

  ability to produce and deliver products on a timely basis;

  ability to anticipate trends in the LPG industry, including changes in capacity and industry price movements;

  changes in official regulations;

  receipt of official authorizations and licenses;

  political, economic and social events in Brazil;

  approval of Brazilian antitrust authorities of the Shell Gás acquisition;

  access to sources of financing and our level of debt;

  ability to integrate acquisitions;

  regulatory issues relating to acquisitions;

  availability of tax benefits; and

  other factors contained in this prospectus under “Risk factors.”

ii

Presentation of information

     The audited consolidated balance sheets included herein and the related consolidated statements of income, cash flows, changes in financial position and changes in shareholders’ equity, including the notes thereto, are our consolidated financial statements. The unaudited interim consolidated financial statements as of September 30, 2004 and for the nine months ended September 30, 2004 and 2003 included in this prospectus and the related consolidated statements of income, cash flows, changes in financial position and changes in shareholders’ equity, including the notes thereto, are our unaudited interim consolidated financial statements. The selected financial information presented in this prospectus should be read in conjunction with our consolidated financial statements, our unaudited interim consolidated financial statements, and the notes thereto.

     All references herein to the “real,” “reais,” or “R$” are to the Brazilian real, the official currency of Brazil. All references to “U.S. dollars,” “dollars” or “U.S.$” are to United States dollars.

     Segment information for our businesses are presented on an unconsolidated basis. Consequently, intercompany transactions have not been eliminated in segment information and therefore this information will not sum to consolidated financial information provided. See “Business-Related party transactions” for more information.

     Certain figures included in this prospectus have been subject to rounding adjustments. Accordingly, figures shown as totals in certain tables may not be an arithmetic aggregation of the figures that precede them.

       Brazilian GAAP and U.S. GAAP

     Our consolidated financial statements are prepared in accordance with accounting practices adopted in Brazil (“Brazilian GAAP”), which include accounting principles emanating from the Brazilian corporate law and accounting standards and supplementary procedures established by the CVM and the Brazilian Institute of Independent Auditors (Instituto dos Auditores Independentes do Brasil), or IBRACON. Such accounting practices differ in certain material respects from accounting principles generally accepted in the United States of America, or U.S. GAAP. See note 24 to our consolidated financial statements for a summary of the differences between Brazilian GAAP and U.S. GAAP, and a reconciliation to U.S. GAAP of shareholders’ equity as of December 31, 2003 and 2002, and net income for the years ended December 31, 2003, 2002 and 2001.

      Market share information

     All market share information for the LPG business in Brazil is obtained from Sindigás, the Brazilian Association of LPG distributors. Unless otherwise specified, all macro economic data is obtained from Instituto Brasileiro de Geografia e Estatística– IBGE, Fundação Getúlio Vargas – FGV and the Central Bank of Brazil (Banco Central do Brasil), or the Central Bank.

iii

Prospectus summary

     This summary highlights information contained elsewhere in this prospectus. This summary does not contain all of the information that you should consider before buying shares in this offering. You should read the entire prospectus carefully. Unless the context otherwise requires, all references to “Ultrapar,” the “Company,” “we,” “us” or “our” refer to Ultrapar Participações S.A. together with its subsidiaries. “Ultragaz” refers to Ultragaz Participações Ltda. together with its subsidiaries. “Oxiteno” refers to Oxiteno S.A. Indústria e Comércio, together with its subsidiaries. “Ultra S.A.” or “Ultra” refers to Ultra S.A. Participações. “Ultracargo” refers to Ultracargo Operações Logística e Participações Ltda together with its subsidiaries.

OUR BUSINESS

     We are one of Brazil’s leading corporate groups. We are engaged in the distribution of liquified petroleum gas, or LPG, production of chemicals, and the provision of integrated logistics services. Our wholly-owned subsidiary, Ultragaz, is the largest LPG distributor in Brazil with a national market share of 24%. In the chemicals business, our wholly-owned subsidiary, Oxiteno, is the sole producer of ethylene oxide and its principal derivatives in the Mercosur area (comprising Brazil, Argentina, Paraguay and Uruguay) and a major producer of specialty chemicals. Through our wholly-owned subsidiary, Ultracargo, we are a leading provider of integrated road transport, storage and handling services for chemicals and fuels.

      The table below sets forth certain financial information for us and our principal businesses1:

	Nine months ended September 30,		Year ended December 31,

	2004	2003	2003	2002	2001

	(in millions of reais)
Net sales and services
Ultrapar	3,564.1	2,930.3	4,000.3	2,994.5	2,284.7
Ultragaz	2,241.9	1,903.5	2,622.7	1,942.7	1,381.1
Oxiteno	1,210.0	923.9	1,237.8	956.1	832.1
Ultracargo	144.7	131.5	177.1	131.5	105.4
EBITDA[2]
Ultrapar	550.8	384.6	498.5	487.3	372.5
Ultragaz	205.5	166.5	208.2	219.8	163.0
Oxiteno	309.3	182.3	243.2	232.7	176.8
Ultracargo	31.4	30.9	40.0	29.2	28.1
Net Income
Ultrapar	304.7	187.4	246.4	222.3	132.2
Net cash (debt)[3]:
Ultrapar	(25.0)		(78.1)	54.5	241.3

(1)	Segment information for our businesses are presented on an unconsolidated basis. See “Presentation of information” for more information.

(2)	See footnote 2 under “Summary financial information” for a more complete discussion of EBITDA and its reconciliation to information in our financial statements.

(3)	See footnote 3 under “Summary financial information” for a more complete discussion of net cash (debt) and its reconciliation to information in our financial statements.

     Our origins date to 1937 when our founder, Ernesto Igel, brought LPG to be used as cooking gas in Brazil. In 1966, we formed the operating subsidiaries of Ultracargo to satisfy the demand for high quality transportation services and storage for chemicals and LPG. We were also one of the pioneers in developing Brazil’s petrochemical industry with the creation of Oxiteno in 1970.

OUR STRENGTHS

   Leading market positions across businesses

     Ultragaz is the largest LPG distributor in Brazil and the sixth largest independent in the world in terms of volume sold. It has a national market share of 24% and is present in every state, excluding the Amazon region, reaching more than 7.5 million homes. For the nine months ended September 30, 2004, Ultragaz’s total volume sold reached 1.2 million tons of LPG.

     Oxiteno is the sole producer of ethylene oxide and its derivatives in the Mercosur region and is also a major producer of specialty chemicals. Our chemical operations supply a broad range of market segments, particularly agricultural chemicals, food, cosmetics, leather, detergents, packaging for beverages, thread and polyester filaments, brake fluids, petroleum, paints and varnishes. For the nine months ended September 30, 2004, Oxiteno sold approximately 391,000 tons of chemical products. In the Brazilian market for these products we compete principally with imports. For instance, imports of ethylene glycol and methyl-ethyl-ketone, two of our most important products, represented approximately 30% and 10% respectively, of the volumes sold in Brazil during the nine months ended September 30, 2004.

     Ultracargo is a leading provider of integrated logistics for chemicals and fuels, with 21% of Brazil’s tank storage capacity for chemical products. Ultracargo accounts for approximately 71% of all tank capacity for liquids at the Aratu terminal in the State of Bahia, which serves South America’s largest petrochemical complex.

   Balanced business mix

     Our operations encompass the distribution of LPG, the production of ethylene oxide and its derivatives and the transportation and storage of chemicals and fuels. We believe our businesses provide us with increased financial capability and flexibility across the businesses in which we operate. Our balanced business mix makes us less vulnerable to economic fluctuations and allows us to pursue growth opportunities as they arise in any of our business segments.

   Highly efficient LPG distribution network

     In addition to making direct sales of bottled LPG, Ultragaz is the only LPG distributor in Brazil with an exclusive network of independent dealers. This network comprises approximately 4,400 dealers who exclusively represent Ultragaz. This has enabled Ultragaz to control the quality and productivity of its dealers leading to a strong brand name recognition associated with quality, safety and efficiency, and also allows frequent contact with its customers. In addition, Ultragaz was the first to introduce LPG small bulk delivery in Brazil, with lower distribution cost than bottled distribution, and over the years has built a strong client base.

   Flexibility across the petrochemical cycle

     Oxiteno is the sole producer of ethylene oxide and its principal derivatives in the Mercosur region. Approximately 96% of its ethylene oxide production is used internally in the production of ethylene oxide derivatives which can be classified in two groups: specialty and commodity chemicals. Oxiteno is a major producer of specialty chemicals, which are traditionally products with better margins and less exposure to petrochemical cycles than commodity chemicals.

   Cost efficient operations

     Oxiteno’s operations have a high degree of production efficiency derived from scale similar to that of the largest producers in the world. Ultragaz has significant market presence in densely populated areas which allows it to operate its filling plants and distribution system with a high level of capacity utilization and efficiency.

   Strong operational track record

     Our business has exhibited a solid operational track record. During the last five years, we experienced consolidated annual compounded average growth rates of    % in EBITDA1 and    % in net income, in spite of the overall macroeconomic volatility in Brazil during this same period. This growth has been driven by the operational performance of all our businesses.

   Experienced management team

     We are led by a strong and experienced management team with a proven track record in the LPG, petrochemical and specialized logistics industries. Our senior management team possesses an average of 31 years of experience in the relevant industries, is a significant shareholder in our company, and has a performance-linked remuneration based on an economic value-added model (EVA®).

   Alignment of shareholders’ interests

     Our by-laws provide important rights that align the interests of all our shareholders, including our controlling shareholders, management shareholders and minority shareholders. If our controlling shareholders sell their controlling stake in our Company, our by-laws provide that holders of our preferred and common shares are entitled to sell their shares in a public tender offer at the same price and with the same payment terms as our controlling shareholders.

OUR STRATEGY

   Build on the strength of our LPG brand

     Our LPG distribution business has a high brand recognition associated with quality, safety and efficiency. We intend to reinforce this market perception by continuing to supply high quality products and services and introducing new services and distribution channels.

   Maintain exclusivity in LPG distribution

     We intend to preserve our strong relationship with dealers by keeping their distribution exclusivity and avoiding geographic overlap. We plan to continue to invest in training our dealers, in order to maximize efficiency, further strengthen our relationships with them and promote the high standards of our distribution network. In parallel, we plan to increase our operational efficiency and productivity at Ultragaz.

   Expand capacity at Oxiteno

     We intend to continue to expand Oxiteno’s production capacity ahead of demand in Brazil. As we expand, we plan to continue our efforts to apply the best global practices to Oxiteno’s plants and production processes with a view to remain technologically competitive.

   Continue to enhance product mix at Oxiteno

     We plan to increase Oxiteno’s capacity to produce a variety of value-added ethylene oxide derivatives in order to optimize its sales mix across petrochemical cycles. Oxiteno’s investments in research and development has resulted in the introduction of 135 new applications for its products during the last three years. Oxiteno will continue to invest in research and development focused on developing new product applications to meet clients’ needs. In addition, we intend to focus Oxiteno’s sales on the domestic market, which allows us to have higher margins.

1 See footnote 2 under “Summary financial information” for a more complete discussion of EBITDA and its reconciliation to information in our financial statements.

   Maintain financial strength

     We seek to maintain a sound financial position to allow us to pursue investment opportunities and enhance our shareholders’ return on their investment in our Company. Our net debt position for the year ended September 30, 2004 was R$ 25 million. Additionally, all foreign currency denominated debt is hedged until its maturity.

     We have been consistently distributing dividends to our shareholders. During the last five years we have paid yearly dividends representing an average of approximately 48% of our net income.

   Continue to grow our businesses

     Our main objective is to enhance shareholder value and strengthen our market presence by growing our business. Historically, we have grown our business organically and through acquisitions. We intend to continue this strategy, both domestically and internationally.

RECENT DEVELOPMENTS

   Stock dividend and share exchange by controlling shareholders

     At our Board of Directors’ meeting held on February 2, 2005, our directors approved a stock dividend of 10,453,690,324 preferred shares of Ultrapar, or 15 shares for each 100 outstanding common or preferred shares on February 16, 2005. As a result of the stock dividend, we will issue 10,453,690,324 new preferred shares to our shareholders through a capitalization of reserves.

     At an upcoming extraordinary shareholders’ meeting, our shareholders will consider approving the issuance of additional preferred shares by us to permit certain shareholders, including Ultra, to exchange common shares of Ultrapar held indirectly by them into preferred shares at a ratio of one common share for one preferred share. Common shares tendered for exchange into preferred shares will be cancelled.

   Bond offering in Brazil

     On February 2, 2005, our shareholders approved an offering to Brazilian investors of R$ 300 million principal amount of Ultrapar bonds due 2008. The proceeds from this bond offering will be used to retire outstanding debt and for general corporate purposes.

   Other projects under study

     We have signed a protocol with Petróleo Brasileiro S.A., or Petrobras, to study the viability of a project to produce basic petrochemicals, including ethylene, from heavy oil. Currently, we purchase ethylene from Brazilian suppliers whose production is based on naphtha. We have not made a commitment to invest in this project should it prove to be viable and we can give no assurance that the project will prove viable or, if so, that we will participate or make an investment in such project.

     We are also studying the viability of building a pipeline together with Petrobras to transport ethanol from the producing regions of Riberão Preto to Paulínia, one of Brazil’s principal centers of ethanol distribution. We have not made a commitment to invest in this project should it prove to be viable and we can give no assurance that the project will prove viable or, if so, that we will participate or make an investment in such project.

     We are in the advanced stages of studying the viability and planning of a new production plant for specialty chemicals which have various applications in the cosmetics and detergents, agrochemical and textile market segments.

PRINCIPAL EXECUTIVE OFFICES

     Our principal offices are located at Av. Brigadeiro Luis Antônio, 1343, 9° Andar, São Paulo, SP, Brazil 01317-910. Our telephone number is (011-55-11) 3177-6482. We maintain a website at www.ultra.com.br. Information contained in our website does not constitute a part of this prospectus.

The offering

Securities offered

Preferred shares, including preferred shares in the form of       ADSs, are being offered in a global offering. Of this total, the underwriters are offering     preferred shares and       ADSs in the United States and other jurisdictions outside Brazil, preferred shares purchased by U.S. investors will be placed outside the United States by the Brazilian underwriters, settled in Brazil and paid for in reais and their offer is being underwritten by the Brazilian underwriters pursuant to the Brazilian underwriting agreement. U.S. investors purchasing preferred shares must be authorized to invest in Brazilian Securities under the requirements established by the CMN and the CVM. The Brazilian underwriters are offering       preferred shares in Brazil to Brazilian investors and to other non-U.S. international investors that are authorized to invest in Brazilian securities under the requirements established by the CMN and the CVM.

Selling shareholders

Fábio Igel, Márcia Igel Joppert, Rogerio Igel, Joyce Igel de Castro Andrade, Lúcio de Castro Andrade Filho, Paulo Guilherme Aguiar Cunha, Fabio Schvartsman, José Carlos Guimarães de Almeida, Pedro Wongtschowski, Maria da Conceição de Moraes Coutinho Beltrão, Helio Marcos Coutinho Beltrão, Cristiana Coutinho Beltrão, Maria Coutinho Beltrão and Monteiro Aranha S.A. Following this offering, the holdings beneficially owned by each of these shareholders will be as follows:

	Shares beneficially owned after this offering

	Common	Preferred

Fábio Igel	5.7%	0.0%
Márcia Igel Joppert	7.1%	0.1%
Rogerio Igel	6.7%	0.0%
Joyce Igel de Castro Andrade	6.7%	0.0%
Lúcio de Castro Andrade Filho	2.8%	0.0%
Paulo Guilherme Aguiar Cunha	9.9%	0.0%
Fabio Schvartsman	1.2%	0.0%
José Carlos Guimarães de Almeida	0.1%	0.0%
Pedro Wongtschowski	1.2%	0.0%
Maria da Conceição de Moraes
Coutinho Beltrão	3.0%	0.0%
Helio Marcos Coutinho Beltrão	1.8%	0.0%
Cristiana Coutinho Beltrão	1.8%	0.0%
Maria Coutinho Beltrão	1.8%	0.0%
Monteiro Aranha S.A.	10.5%	3.3%

Over-allotment option

We have granted the underwriters and the Brazilian underwriters an option to purchase up to an additional aggregate 1,084,747,264 preferred shares (or its equivalent in ADSs) from us, solely to cover over-allotments.

The ADSs

Each ADS represents 1000 preferred shares. The depositary for the ADSs is The Bank of New York.

The preferred shares represented by the ADSs will be deposited with Banco Itaú S.A. Payments for the ADSs may be made only in U.S. dollars.

Use of proceeds

We will not receive any proceeds from the sale of the ADSs or preferred shares by the selling shareholders. If the underwriters exercise their over-allotment option, the proceeds from the sale of the over-allotment shares will be used by us for general corporate purposes.

Voting rights

Holders of the preferred shares and the ADSs do not have voting rights except in limited circumstances. See “Description of American depositary receipts- Voting of deposited securities.”

Dividends

Pursuant to our by-laws, we are required to distribute annually dividends equal to at least 50% of our adjusted net income, as calculated under Brazilian GAAP and adjusted as required by Brazilian corporate law (which may differ significantly from net income under US GAAP). Holders of our preferred shares are entitled to receive dividends per share in the same amount as the dividends per share paid to holders of our common shares. Holders of our preferred shares are entitled to receive dividends declared by us from the date of the acquisition of such shares. See “Distribution policy and dividends.”

Tag-along rights

In case our controlling shareholders sell their controlling stake in our Company, holders of our preferred shares are entitled to sell their shares pursuant to a public tender offer to be made by the purchaser of the controlling stake at the same price and with the same payment terms as our controlling shareholders.

Lock-up

We and each of our directors, executive officers and the selling shareholders have agreed, for 180 days following the date of the final prospectus, not to offer, sell, offer to sell, contract to sell, or otherwise dispose of any of our shares of our capital stock or any securities convertible into or exchangeable for or any other rights to purchase or acquire shares of our capital stock, including preferred shares and ADSs, without the prior written consent of UBS Securities LLC.

Listing and trading markets

The preferred shares are listed on the São Paulo Stock Exchange under the symbol “UGPA4.” The ADSs are listed on the New York Stock Exchange under the symbol “UGP.”

Risk factors

See “Risk factors” and the other information included in this prospectus for a discussion of factors you should consider before deciding to invest in the preferred shares or the ADSs.

Summary financial information

     The following tables present summary consolidated financial data for our company under Brazilian GAAP. The financial data presented are derived from our consolidated financial statements and our unaudited interim consolidated financial statements and notes thereto, which are included elsewhere in this prospectus. You should read those sections for a further explanation of the financial data summarized here. You should also read the “Management’s discussion and analysis of financial condition and results of operations” section, which describes a number of factors that have affected our financial results.

	Nine months (unaudited) ended September 30,		Year ended December 31,

	2004	2003	2003	2002	2001	2000	1999

	(in millions of reais)
Consolidated income statement data:	R$	R$	R$	R$	R$	R$	R$
Net sales and services	3,564.1	2,930.3	4,000.3	2,994.5	2,284.7	1,878.0	1,594.6
Cost of sales and services	(2,738.2)	(2,329.8)	(3,196.4)	(2,247.1)	(1,698.3)	(1,399.6)	(1,106.7)

Gross profit	825.9	600.5	803.9	747.4	586.4	478.4	487.9

Selling, general and administrative expenses	(408.2)	(323.8)	(458.9)	(382.3)	(317.7)	(266.2)	(233.6)
Operating income before financial items	422.2	279.8	351.6	365.5	278.9	213.5	258.1
Financial income (expenses), net	(35.5)	(43.6)	(57.2)	28.5	(31.1)	43.4	(34.4)
Nonoperating income (expenses), net	(12.1)	0.4	1.0	(44.1)	(17.0)	(16.5)	(18.3)
Income before income and social contribution taxes, equity in
earnings (losses) of affiliated companies and minority interest	374.6	236.6	295.4	349.9	230.8	240.4	205.4

Net income	304.7	187.4	246.4	222.3	132.2	128.5	87.9
Balance Sheet Data:
Total current assets	1,253.9	-	1,220.4	1,186.9	1,045.2	1,190.8	1,112.9
Property, plant and equipment, net	1,024.5	-	968.6	779.5	707.9	655.9	665.7
Total assets	2,549.2	-	2,408.0	2,127.9	1,952.0	2,014.5	1,922.6
Short-term financing	372.4	-	381.6	219.8	124.5	134.1	190.1
Long-term financing	283.1	-	306.3	363.6	290.2	291.8	279.1
Total liabilities	950.6	-	1,019.1	905.8	712.3	705.6	708.6
Shareholders’ equity	1,562.5	-	1,356.7	1,191.1	799.9	897.7	819.6
Other financial data:
Depreciation and amortization(1)	128.6	104.8	146.9	121.8	102.4	90.8	78.9
EBITDA(2)	550.8	384.6	498.5	487.3	372.5	304.3	337.0
Net cash (debt)(3)	25.0	-	(78.1)	54.5	241.3	-	-

(1)	Depreciation represents depreciation and amortization expenses included in cost of sales and services and in selling, general and administrative expenses.

(2)	EBITDA is a measure widely used to approximate operating income. The inclusion of EBITDA information is to provide a measure of assessing our ability to generate cash from our operations. EBITDA is equal to operating income before financial items plus depreciation and amortization expenses. EBITDA is not a measure of financial performance under U.S. GAAP or Brazilian GAAP. EBITDA should not be considered in isolation, or as a substitute for net income as a measure of operating performance or to cash flows from operations or as a measure of liquidity. The EBITDA presented herein relates to Brazilian GAAP, which is used in the primary financial statements included in this filing. Such EBITDA is expressly permitted by the standards - setter that establishes the accounting principles generally accepted for use in such financial statements and is included in the financial statements used in our home country jurisdiction and market.

The tables below provide a reconciliation of operating income before financial items to EBITDA for the nine month periods ended September 30, 2004 and 2003 and the years ended December 31, 2003, 2002, 2001, 2000 and 1999:

	Ultrapar

	Reconciliation of operating income before financial items to EBITDA

	Nine months ended September 30,		Year ended December 31,

	2004	2003	2003	2002	2001	2000	1999

	(in millions of reais)
Operating income before financial items	422.2	279.8	351.6	365.5	278.9	213.5	258.1
Depreciation and amortization	128.6	104.8	146.9	121.8	102.4	90.8	78.9
Non-cash operating income included in “Operating income
(expenses), net”	–	–	–	–	(8.8)	–	–

EBITDA	550.8	384.6	498.5	487.3	372.5	304.3	337.0

	Ultragaz

	Reconciliation of operating income before financial items to EBITDA

	Nine months ended September 30,		Year ended December 31,

	2004	2003	2003	2002	2001	2000	1999

	(in millions of reais)
Operating income before financial items	117.9	100.2	113.2	143.2	101.1	98.6	100.7
Depreciation and amortization	87.6	66.3	95.0	76.6	61.9	42.3	33.6

EBITDA	205.5	166.5	208.2	219.8	163.0	140.9	134.3

	Oxiteno

	Reconciliation of operating income before financial items to EBITDA

	Nine months ended September 30,		Year ended December 31,

	2004	2003	2003	2002	2001	2000	1999

	(in millions of reais)
Operating income before financial items	281.4	155.8	207.0	199.9	146.6	94.4	138.8
Depreciation and amortization	27.9	26.5	36.2	32.8	30.2	38.0	36.5

EBITDA	309.3	182.3	243.2	232.7	176.8	132.4	175.3

	Ultracargo

	Reconciliation of operating income before financial items to EBITDA

	Nine months ended September 30,		Year ended December 31,

	2004	2003	2003	2002	2001	2000	1999

	(in millions of reais)
Operating income before financial items	19.0	19.6	24.7	17.6	27.4	16.3	13.7
Depreciation and amortization	12.4	11.3	15.3	11.6	9.5	9.6	7.7
Non-cash operating income included in “Operating income
(expenses), net”	–	–	–	–	(8.8)	–	–

EBITDA	31.4	30.9	40.0	29.2	28.1	25.9	21.4

(3)	Net cash (debt) is included in this document in order to provide the reader with information relating to our overall indebtedness and financial position. Net cash (debt) is not a measure of financial performance under U.S. GAAP or Brazilian GAAP. The table below provides a reconciliation of our consolidated balance sheet data to the net cash (debt) positions shown in the table, for the nine month period ended September 30, 2004 and the years ended December 2003, 2002 and 2001.

	Nine months ended September 30,	Year ended December 31,

	2004	2003	2002	2001

	(in millions of reais)
Cash and cash equivalents	569.6	568.8	637.9	656.0
Short-term investments	26.6	41.0	0.0	0.0
Long-term investments	34.3	0.0	0.0	0.0
Short-term financing	(372.4)	(381.6)	(219.8)	(124.5)
Long-term financing	(283.1)	(306.3)	(363.6)	(290.2)
Net cash (debt) position	(25.0)	(78.1)	54.5	241.3

Risk factors

     You should carefully consider the risks described below, as well as the other information contained in this prospectus in evaluating an investment in our preferred shares or ADSs. Our business, results of operations or financial condition could be harmed if any of these materializes and, as a result, the trading price of the preferred shares or the ADSs could decline and you could lose a substantial part or even all of your investment.

     We have included information in these risk factors concerning Brazil to the extent that information is publicly available. We believe this information is reliable, but we cannot guarantee that it is accurate.

RISKS RELATING TO ULTRAPAR

   Government deregulation of LPG prices has caused refinery prices to fluctuate according to the international markets and may affect our revenues and operating margin.

     The Brazilian government has historically regulated both the refinery price of LPG, which is the price we pay Petrobras and is thus a component of our cost of sales and services, and the retail price of LPG, which is the price we charge customers and is thus a component of our net sales and services. In the 1990’s, the Brazilian government began to deregulate both prices. From May 2001 the retail store prices in Brazil ceased to be regulated.

     In January 2002, Petrobras refinery prices, which are the LPG prices charged by Petrobras to distributors, including us, were deregulated and they have thereafter been freely established by Petrobras, although subject to government intervention when deemed appropriate, which occurred between August 2002 and October 2002. In this new market environment, the refinery price tends to fluctuate according to the international markets, while the retail price depends on a number of factors, including the level of competition, brand recognition and the relative prices of the energy sources that compete with LPG. If we are not able to pass on increases in the refinery price to our customers by increasing the retail prices and/or improving our operational efficiency, our operating margins may be adversely affected.

   Petrobras is the only supplier of LPG in Brazil.

     Prior to 1995, Petrobras benefited from a constitutional monopoly in the production and importation of petroleum products in Brazil. Although the Brazilian government removed Petrobras’s monopoly from the Federal Constitution in November 1995, Petrobras effectively remains the sole provider of LPG in Brazil. See “Business- Distribution of liquefied petroleum gas - Industry and regulatory overview.” Any interruption in the supply of LPG from Petrobras immediately affects Ultragaz’s ability to provide LPG to its customers.

    LPG distributions in Brazil, including Ultragaz, do not have formal contracts with Petrobras for the supply of LPG.

     All Brazilian LPG distributors, including Ultragaz, currently purchase all their LPG requirements from Petrobras without a formal LPG supply contract. The procedures for ordering and purchasing LPG from Petrobras are generally common to all LPG distributors – including Ultragaz. There was a significant interruption in the supply of LPG by Petrobras to the distributors in 1995 due to a 15-day strike by Petrobras employees. We cannot guarantee that there will not be other significant interruptions to LPG supplies in future.

   Intense competition in the LPG distribution market may affect our operating margins.

     The Brazilian LPG market is very competitive in all segments – residential, commercial and industrial. Petrobras and other major companies with greater resources than we possess have entered the Brazilian LPG distribution market. Intense competition in the LPG distribution market may have a material adverse effect on our operating margins.

   LPG competes with alternative sources of energy.

     LPG competes with natural gas, wood, diesel, fuel oil and electricity. Natural gas is currently the principal source of energy against which we compete. Natural gas is currently less expensive than LPG for industrial consumers who purchase large volumes, but more expensive for residential consumers. In addition, supply of natural gas requires significant investments in pipelines. The development of alternatives sources of energy in the future may adversely affect the LPG market and consequently our business, financial results and results of operations. See “Business - Distribution of liquefied petroleum gas - Competition.”

   The acquisition of Shell Gás is subject to Brazilian regulations and other antitrust rules.

     Ultragaz is subject to regulation under Brazilian antitrust rules. For this reason, the acquisition of Shell Gás (LPG) Brasil S.A., or Shell Gás, is still subject to approval by the Brazilian antitrust authorities, although these operations have been fully integrated into our business. The process is in the first of three phases of examination by the Brazilian antitrust authorities. We cannot assure that the antitrust authorities will approve the acquisition nor predict the impact that a ruling requiring us to unwind the acquisition would have on our future business, financial condition and results of operations.

   Ethylene, the principal raw material used in our petrochemical operations, comes from limited supply sources.

     All second generation petrochemical producers in Brazil that use ethylene as their key raw material, including Oxiteno, our subsidiary involved in the production and sale of chemical and petrochemical products, purchase ethylene, from Brazilian suppliers. Oxiteno purchases ethylene from two of Brazil’s three naphtha crackers, which are the sole sources of ethylene in Brazil. Braskem S.A., or Braskem, supplies all of our ethylene requirements at our plant located at Camaçari, and Petroquímica União S.A., or PQU, supplies all of our ethylene requirements at our plant located at Mauá. Because of its characteristics, ethylene is difficult and expensive to store and transport, and cannot be easily imported into Brazil. Therefore, Oxiteno is almost totally dependent on ethylene produced at Braskem and PQU for its supply of ethylene. For the nine months ending September 30, 2004, Brazilian ethylene imports totaled approximately 3,975 tons, representing less than 1% of Brazil’s installed capacity.

     Due to ethylene’s chemical characteristics, Oxiteno does not store significant quantities of ethylene, and reductions in supply from Braskem and PQU would have an immediate impact on our production and results of operations. If we further expand our production capacity, there is no assurance that we will be able to obtain additional ethylene from Braskem and PQU.

     In addition, Petrobras is the principal supplier of naphtha to crackers in Brazil, and any interruption in the supply of naphtha from Petrobras to the crackers could adversely impact their ability to supply ethylene to Oxiteno.

   The Brazilian petrochemical industry is very closely influenced by the performance of the international petrochemical industry and its cyclical behavior.

     The international petrochemical market is cyclical in nature, with alternating periods of tight supply, increased prices and high margins, and over capacity, declining prices and low margins. The decrease in Brazilian tariff rates on petrochemical products, the increase in demand for such products in Brazil, and the ongoing integration of regional and world markets for commodities, among other factors, have contributed to the increasing integration of the Brazilian petrochemical industry into the international petrochemical marketplace. As a consequence, events affecting the petrochemical industry worldwide could have a material adverse effect on our business, financial condition and results of operations.

   The price of ethylene is subject to fluctuations in international oil prices.

     The price of ethylene, which is the principal component of Oxiteno’s cost of sales and services, is directly linked to the price of naphtha which, in turn, is largely linked to the price of crude oil. Consequently, ethylene prices are subject to fluctuations in international oil prices. A significant increase in the price of crude oil and, consequently, naphtha and ethylene, could have a material adverse effect on our results of operations.

   The reduction in import tariffs on petrochemical products can reduce our competitiveness in relation to imported products.

     Final prices paid by importers of petrochemical products include transportation costs and tariff rates. Consequently, tariff rates imposed by the Brazilian government affect the prices we can charge for our products. The Brazilian government’s negotiation of commercial and free trade agreements, principally with NAFTA and the European Union, may result in reductions in Brazilian import duties on petrochemical products and may reduce the competitiveness of our products vis-à-vis imported petrochemical products.

   We may be adversely affected by the imposition and enforcement of more stringent environmental laws and regulations.

     We are subject to stringent environmental laws and regulations in Brazil and Mexico. Changes in these laws and regulations, or changes in the enforcement policy of these laws and regulations, could adversely affect us. In addition, it is possible that new laws or additional regulations will come into force, or that the relevant enforcement agencies will seek a more stringent interpretation of existing laws and regulations that would require us to spend additional funds on environmental matters in order to continue to keep our plants and operations in compliance with current legislation.

   The production, storage and transportation of petrochemicals and chemicals are inherently hazardous.

     The complex manufacturing operations we perform at our plants involve a variety of safety and other operating risks, including the handling, production and transportation of highly inflammable, explosive and toxic materials. These risks could result in personal injury and loss of life, severe damage to or destruction of property and equipment and environmental damage. A sufficiently large accident at one of our plants or storage facilities could force us to suspend our operations temporarily and result in significant remediation costs and lost revenue.

In addition, insurance proceeds may not be available on a timely basis and may be insufficient to cover all losses. Equipment breakdowns, natural disasters, and delays in obtaining imports or required replacement parts or equipment can also affect our manufacturing operations and consequently our results of operations.

   Our insurance coverage may be insufficient to cover losses that we might incur.

     The operation of any chemical manufacturing plant and the distribution of petrochemicals, as well as the operations of logistics of oil and chemical products and LPG distribution involve substantial risks of property contamination and personal injury and may result in material costs and liabilities. The occurrence of losses or other liabilities that are not covered by insurance or that exceed the limits of our insurance coverage could result in significant unexpected additional costs.

   The suspension, cancellation or non-renewal of certain federal tax benefits may adversely affect our results of operations.

     We are entitled to federal tax benefits providing for income tax exemption or reduction for our activities in the northeast region of Brazil. These benefits may be cancelled or suspended if we do not comply with our commitment not to distribute to our shareholders the amounts under the benefits or if the relevant tax authorities decide to suspend or cancel our benefits. As a result, we may become liable for the payment of related taxes at the full tax rates. If we are not able to renew the tax benefits, or if we are only able to renew them under terms that are substantially less favorable than expected, our results of operations may be adversely affected. See “Business-Distribution of liquefied petroleum gas-Ultragaz-Tax exemption status,” “Business-Petrochemicals and chemicals-Oxiteno-Tax exemption status” and “Business-Logistics of chemical products and fuels-Ultracargo-Tax exemption status.”

     We cannot guarantee that, whenever requested, these benefits will be renewed by the competent authorities. If so granted, we can give no assurance as to the terms upon which such new benefits will be granted. The failure to renew such benefits on favorable terms could adversely affect our results of operations.

   We are currently controlled by members of our founding family and our senior management, which substantially limits the ability of other shareholders to control the direction of our business.

     Our senior management and members of our founding family indirectly control, approximately 67% of our voting share capital through their control of Ultra S.A. This level of control enables Ultra to elect the majority of our directors and to determine the outcome of substantially all actions requiring shareholder approval. See “Principal and selling shareholders - Principal shareholders - Shareholders’ agreement of Ultra S.A.”

   Our status as a holding company may limit our ability to pay dividends on the preferred shares and consequently, on the ADSs.

     As a holding company, we have no significant operating assets other than our ownership of shares of our subsidiaries. Substantially all of our operating income comes from our subsidiaries. Consequently, our ability to pay you dividends depends solely upon our receipt of dividends and other cash flows from our subsidiaries.

RISKS RELATING TO BRAZIL

The Brazilian government has exercised, and continues to exercise, significant influence over the Brazilian economy. Brazilian political and economic conditions could adversely affect our business and the market price of our preferred shares and the ADSs.

     The Brazilian government frequently intervenes in the Brazilian economy and occasionally makes drastic changes in policy and regulations. The Brazilian government’s actions to control inflation and effect other policies and regulations have often involved wage and price controls, currency devaluations, capital controls, and limits on imports, among other measures. Our business, financial condition and results of operations may be adversely affected by changes in policy or regulations involving or affecting tariffs, exchange controls and other matters, as well as factors such as:

  currency fluctuations;

  inflation;

  interest rates;

  price instability;

  energy shortages;

  liquidity of domestic capital and lending markets;

  fiscal policy; and

  other political, diplomatic, social and economic developments in or affecting Brazil.

     Uncertainty over whether the Brazilian government may implement changes in policy or regulation affecting these or other factors in the future may contribute to economic uncertainty in Brazil and to heightened volatility in the Brazilian securities markets and securities issued abroad by Brazilian issuers. These and other future developments in the Brazilian economy and governmental policies may adversely affect us and our business and results of operations and may adversely affect the trading price of the ADSs and our preferred shares.

Inflation and certain governmental measures to curb inflation may contribute significantly to economic uncertainty in Brazil and could harm our business and the market value of the ADSs and our preferred shares.

     Brazil has in the past experienced extremely high rates of inflation. Inflation and some of the Brazilian government’s measures taken in an attempt to curb inflation have had significant negative effects on the Brazilian economy. Since the introduction of the real in 1994, Brazil’s inflation rate has been substantially lower than in previous periods. However, inflationary pressures persist, and actions taken in an effort to curb inflation, coupled with speculation about possible future governmental actions, have contributed to economic uncertainty in Brazil and heightened volatility in the Brazilian securities market. According to the ¥ndice Geral de Preços-Mercado, or IGP-M, a general price inflation index, the Brazilian general price inflation rates were 25.3%, 8.7% and 12.4% in 2002, 2003 and 2004, respectively.

     Brazil may experience high levels of inflation in the future. Our cash operating expenses are substantially in reais and tend to increase with Brazilian inflation. Inflationary pressures may also hinder our ability to access foreign financial markets or may lead to further government intervention in the economy, including the introduction of government policies that could harm our business or adversely affect the market value of our preferred shares and, as a result, our ADSs.

Exchange rate instability may adversely affect our financial condition and results of operations and the market price of the ADSs and our preferred shares.

     As a result of inflationary pressures, the Brazilian currency has been devalued periodically during the last four decades. Throughout this period, the Brazilian government has implemented various economic plans and utilized a number of exchange rate policies, including sudden devaluations, periodic mini-devaluations during which the frequency of adjustments has ranged from daily to monthly, floating exchange rate systems, exchange controls and dual exchange rate markets. Although over long periods depreciation of the Brazilian currency generally has correlated with the rate of inflation in Brazil, devaluation over shorter periods has resulted in significant fluctuations in the exchange rate between the Brazilian currency and the U.S. dollar and other currencies.

     The real depreciated against the U.S. dollar by 9.3% in 2000 and by 18.7% in 2001. In 2002, the real depreciated 52.3% against the U.S. dollar, due in part to political uncertainty surrounding the Brazilian presidential elections and the global economic slowdown. Although the real appreciated 18.2% against the U.S. dollar in 2003 and a further 8.1% in 2004, no assurance can be given that the real will not depreciate or be devalued against the U.S. dollar again. On January 31, 2005, the U.S. dollar/real exchange rate was R$2.625 per U.S.$1.00. See “Exchange rates.”

     There are no guarantees that the exchange rate between the real and the U.S. dollar will stabilize at current levels. Although we have managed our existing U.S. dollar debt obligations in order to protect against fluctuations in the dollar/real exchange rate, we could in the future experience monetary losses relating to these fluctuations. See “Business - Quantitative and qualitative disclosures about market risk - Foreign exchange risk” for information about our foreign exchange risk hedging policy.

     Depreciations of the real relative to the U.S. dollar also create additional inflationary pressures in Brazil that may negatively affect us. Depreciations generally curtail access to foreign financial markets and may prompt government intervention, including recessionary governmental policies. Depreciations also reduce the U.S. dollar value of distributions and dividends on the ADSs and the U.S. dollar equivalent of the market price of our preferred shares and, as a result, the ADSs. On the other hand, appreciation of the real against the U.S. dollar may lead to a deterioration of the country’s current account and the balance of payments, as well as to a dampening of export-driven growth.

Developments and the perception of risk in other countries, especially emerging market countries may adversely affect the results of our operations and the market price of the preferred shares and ADSs.

     The market value of securities of Brazilian companies is affected to varying degrees by economic and market conditions in other countries, including other Latin American and emerging market countries. Although economic conditions in such countries may differ significantly from economic conditions in Brazil, investors’ reactions to developments in these other countries may have an adverse effect on the market value of securities of Brazilian issuers. Crises in other emerging market countries may diminish investor interest in securities of Brazilian issuers, including ours. This could also make it more difficult for us to access the capital markets and finance our operations in the future on acceptable terms or at all.

   United States investors may not be able to obtain jurisdiction over or enforce judgments against us.

     We are a company incorporated under the laws of the Federative Republic of Brazil. All members of our Board of Directors, executive officers and experts named in this prospectus are residents of Brazil. All or a substantial part of the assets pertaining to these individuals and to Ultrapar are located outside the United States. As a result, it is possible that investors may not be able to obtain jurisdiction over these individuals or Ultrapar in the United States, or enforce judgments handed down by United States courts of law based on provisions for civil liability under federal law in relation to securities of the United States or otherwise.

RISKS RELATING TO THE PREFERRED SHARES AND THE AMERICAN DEPOSITARY SHARES

   The preferred shares and the ADSs generally do not give you voting rights.

     Generally under Brazilian corporate law and in the case of our by-laws, holders of preferred shares do not have the right to vote at shareholders’ meetings except in limited circumstances. This means, among other things, that holders of our preferred shares and our ADSs, which represent preferred shares, are not entitled to vote on important corporate transactions including mergers or consolidations with other companies. See “Description of capital stock-Rights of preferred shares.”

   The preferred shares and ADSs do not entitle you to a fixed or minimum dividend.

     Under our by-laws, unless otherwise proposed by the Board of Directors and approved by the voting shareholders in the Annual General Meeting, we must pay our shareholders a mandatory distribution equal to at least 50% of our adjusted net income. The net income may be capitalized, used to set off losses and/or retained in accordance with the Brazilian corporate law and may not be available for the payment of dividends. Therefore, whether or not you receive a dividend depends on the amount of the mandatory distribution, if any, and whether the Board of Directors and the voting shareholders exercise their discretion to suspend these payments. See “Distribution policy and dividends” for a more detailed discussion on mandatory distributions.

   You might be unable to exercise preemptive rights with respect to the preferred shares.

     In the event of a rights offering or a capital increase which would maintain or increase the proportion of capital represented by preferred shares, preferred shareholders would have preemptive rights to subscribe to newly issued preferred shares. In the event of a capital increase which would reduce the proportion of capital represented by preferred shares, preferred shareholders would have preemptive rights to subscribe for preferred shares in proportion to their shareholdings and for common shares only to the extent necessary to prevent dilution of their interest in the company.

     Our by-laws establish that the Board of Directors may exclude preemptive rights to the current shareholders, holding either common or preferred shares, in the case of an offering of new shares to be sold on a registered stock exchange or through public subscription.

     The holders of preferred shares or ADSs may be unable to exercise their preemptive rights in relation to the preferred shares represented by the ADSs, unless we file a registration statement pursuant to the United States Securities Act of 1933 or an exemption from the registration requirements applies. We are not obliged to file registration statements with respect to the preemptive rights and therefore do not assure holders that such a registration will be obtained. If the rights are not registered as required, the depositary will try to sell the preemptive rights held by holder of the ADSs and you will have the right to the net sale value, if any. However, the preemptive rights will expire without compensation to you should the depositary not succeed in selling them.

If you exchange the ADSs for preferred shares, you risk losing certain foreign currency remittance and Brazilian tax advantages.

     The ADSs benefit from the depositary’s certificate of foreign capital registration, which permits the depositary to convert dividends and other distributions with respect to the preferred shares into foreign currency and remit the proceeds abroad. If you exchange your ADSs for preferred shares, you will be entitled to rely on the depositary’s certificate of foreign capital registration for five business days from the date of exchange. Thereafter, you will not be able to remit abroad non-Brazilian currency unless you obtain your own certificate of foreign capital registration or you qualify under National Monetary Council Resolution 2,689 dated January 26, 2000, known as Resolution 2,689, which entitles certain investors to buy and sell shares on Brazilian stock exchanges without obtaining separate certificates of registration. If you do not qualify under Resolution 2,689, you will generally be subject to less favorable tax treatment on distributions with respect to the preferred shares. The depositary’s certificate of registration or any certificate of foreign capital registration obtained by you may be affected by future legislative or regulatory changes, and additional Brazilian law restrictions applicable to your investment in the ADSs may be imposed in the future. For a more complete description of Brazilian tax regulations, see “Taxation - Brazilian tax consequences.”

   The relative volatility and illiquidity of the Brazilian securities markets may adversely affect you.

     Investing in securities, such as the preferred shares or ADSs, of issuers from emerging market countries, including Brazil, involves a higher degree of risk than investing in securities of issuers from more developed countries. For the reasons above, investments involving risks relating to Brazil, such as investments in ADSs, are generally considered speculative in nature and are subject to certain economic and political risks, including but not limited to:

  changes to the regulatory, tax, economic and political environment that may affect the ability of investors to receive payments, in whole or in part, in respect of their investments; and

  restrictions on foreign investment and on repatriation of capital invested.

     The Brazilian securities market is substantially smaller, less liquid, more concentrated and more volatile than major securities markets in the United States. This may limit your ability to sell the preferred shares underlying your ADSs at the price and time at which you wish to do so. The São Paulo Stock Exchange, known as Bovespa, the only Brazilian stock exchange, had a market capitalization of approximately U.S.$341 billion as of December 31, 2004 and an average monthly trading volume of approximately U.S.$8.7 billion for 2004. In comparison, the New York Stock Exchange had a market capitalization of U.S.$19.8 trillion as of December 31, 2004 and an average monthly trading volume of approximately U.S.$968 billion for 2004.

     There is also a large concentration in the Brazilian securities market. The ten largest companies in terms of market capitalization represented approximately 49% of the aggregate market capitalization of the Bovespa as of December 31, 2004. The top ten stocks in terms of trading volume accounted for approximately 48% of all shares traded on the Bovespa in 2004. Ultrapar’s average daily volume on both stock exchanges in 2004, 2003 and 2002 was R$ 3.7 million, R$ 1.6 million and R$ 1.2 million, respectively.

Controls and restrictions on the remittance of foreign currency could negatively affect your ability to convert and remit dividends, distributions or the proceeds from the sale of our preferred shares, Ultrapar’s capacity to make dividend payments to non-Brazilian investors and the market price of our preferred shares and ADSs.

     Brazilian law provides that whenever there is a serious imbalance in the Brazilian balance of payments, or reasons for believing that there will be a serious imbalance in the future, the Brazilian government can impose temporary restrictions on remittances of income on investments by non-Brazilian investors in Brazil. The probability that the Brazilian government might impose such restrictions is related to the level of the country’s foreign currency reserves, the availability of currency in the foreign exchange markets on the maturity date of a payment, the amount of the Brazilian debt servicing requirement in relation to the economy as a whole, and the Brazilian policy towards the International Monetary Fund, among other factors. We are unable to give assurances that the Central Bank will not modify its policies or that the Brazilian government will not introduce restrictions or cause delays in payments by Brazilian entities of dividends relating to securities issued in the overseas capital markets up to the present. Such restrictions or delays could negatively affect your ability to convert and remit dividends, distributions or the proceeds from the sale of our preferred shares, Ultrapar’s capacity to make dividend payments to non-Brazilian investors and the market price of our preferred shares and the ADSs.

   Changes in Brazilian tax laws may have an adverse impact on the taxes applicable to a disposition of our ADSs.

     According to Law No. 10,833, enacted on December 29, 2003, the disposition of assets located in Brazil by a non-resident to either a Brazilian resident or a non-resident is subject to taxation in Brazil, regardless of whether the disposition occurs outside or within Brazil. In the event that the disposition of assets is interpreted to include a disposition of our ADSs, this tax law could result in the imposition of withholding taxes on a disposition of our ADSs by a non-resident of Brazil to another non-resident of Brazil. Due to the fact that Law No. 10,833 has been enacted and no judicial guidance as to its application yet exists, we are unable to predict whether an interpretation applying such tax laws to dispositions of the ADSs between non-residents could ultimately prevail in the courts of Brazil.

   Substantial sales of our shares or our ADSs after this offering could cause the price of our preferred shares or our ADSs to decrease.

     After completion of the global offering, the public will continue to hold substantially all of our preferred shares and ADSs representing preferred shares and Ultra S.A. will hold approximately 66% of our voting capital. Shareholders of Ultra also have the right to withdraw and convert common shares owned through Ultra into our preferred shares as more fully described under “Principal and selling shareholders - Shareholders’ agreement of Ultra S.A. Participações” Two other shareholders, who may freely sell their respective shares, hold a substantial portion of our remaining common shares. A sale of a significant number of shares could negatively affect the market value of the preferred shares and ADSs.

     We, the selling shareholders, our directors and executive officers and certain of our other shareholders have agreed that, subject to certain exceptions, we and they will not issue or transfer, until 180 days after the date of the final prospectus any preferred shares or ADSs or any options or warrants to purchase our preferred shares or ADSs, or any securities convertible into, or exchangeable for, or that represent the right to receive, our preferred shares or ADSs. After the 180 day lock-up period, the preferred shares and ADSs subject to these agreements will be eligible for sale in the public market. The market price of our preferred shares and the ADSs could drop significantly if the holders of shares or the ADSs sell them or the market perceives that they intend to sell them.

If we were treated as a Passive Foreign Investment Company, U.S. Holders of our preferred shares or our ADSs would be subject to disadvantageous rules under the U.S. tax laws.

     If we are characterized as a passive foreign investment company, or PFIC, in any year, U.S. holders of our preferred shares or our ADSs could be subject to unfavorable U.S. federal income tax treatment. Although we do not believe that we were a PFIC in 2004 and we do not expect to be a PFIC in the foreseeable future, there can be no assurance that our business and activities will not lead to PFIC status for us in the future. PFIC classification is a factual determination made annually and thus is subject to change. See “Taxation - U.S. federal income tax consequences” for a description of the PFIC rules.

Use of proceeds

     We will not receive any proceeds from the sale of the ADSs or preferred shares by the selling shareholders. If the underwriters and the Brazilian underwriters exercise their over-allotment option, we will use the proceeds from the sale of over-allotment shares (approximately U.S.$       , if the over-allotment option is exercised in full) for general corporate purposes.

Market information

GENERAL

     Our ADSs are listed on the New York Stock Exchange under the trading symbol “UGP.” Our preferred shares trade on the São Paulo Stock Exchange under the symbol “UGPA4.” The ADSs offered in this offering will be fungible with, and will be identified by the same CUSIP number and will be eligible for trading under the same New York Stock Exchange trading symbol as, the existing ADSs.

MARKET PRICE OF PREFERRED SHARES AND ADSs

     The table below sets forth, for the indicated periods, the high and low closing prices of the ADSs on The New York Stock Exchange, in U.S. dollars, and the preferred shares on the São Paulo Stock Exchange, in reais:

	New York Stock Exchange U.S.$ per ADS		São Paulo Stock Exchange R$ per 1,000 preferred shares

	HIGH	LOW	HIGH	LOW

Year ended

December 31, 2000	13.56	8.00	25.00	15.00
December 31, 2001	10.75	4.95	21.65	14.00
December 31, 2002	9.55	5.00	26.40	18.10
December 31, 2003	12.97	6.41	37.70	21.95
December 31, 2004	20.00	8.70	53.50	27.10
Year ended December 31, 2003

First quarter	7.45	6.41	24.90	21.95
Second quarter	9.22	6.94	26.80	22.50
Third quarter	10.60	8.69	30.99	25.35
Fourth quarter	12.97	10.25	37.70	30.00
Year ended December 31, 2004

First quarter	13.45	11.25	38.01	33.03
Second quarter	11.95	8.70	34.65	27.10
Third quarter	15.96	10.05	46.01	30.10
Fourth quarter	20.00	14.47	53.50	42.24
Month ended

August 31, 2004	13.90	11.16	41.50	34.20
September 30, 2004	15.96	13.86	46.01	40.00
October 31, 2004	16.68	14.47	47.00	42.24
November 30, 2004	18.70	15.50	50.39	45.50
December 31, 2004	20.00	18.07	53.50	50.00
January 31, 2005	20.26	17.57	53.49	48.80

SHARE REPURCHASE PROGRAM

     In October 2001, the Board of Directors approved a share repurchase program under which we can acquire our own preferred shares at market price and hold them in treasury for subsequent sale or cancellation. During 2002 and 2003, we acquired a total of 20.2 million and 87.9 million preferred shares, respectively. From January 1, 2004 to September 30, 2004, we acquired a total of 219.6 million preferred shares. The last share repurchase program expired in September of 2004 and was not renewed by us. Of the 327.7 million shares repurchased since approval of the program in 2001, we have granted 145 million preferred shares as deferred stock compensation to our executive officers under our Deferred Stock Plan. See “Management - Compensation.”

      The table below shows all repurchases by us of our preferred shares during 2004:

Period	Total number of shares purchased	Average price paid per 1,000 shares in reais	Total number of shares purchased as part of publicly announced plans or programs	Maximum number of shares that may yet be purchased under the plans or programs

January 1, 2004 – January 31, 2004	0	-	0	1,722,752,268
February 1, 2004 – February 29, 2004	0	-	0	1,722,752,268
March 1, 2004 – March 31, 2004	17,300,000	34.41	17,300,000	1,705,452,268
April 1, 2004 – April 30, 2004	17,300,000	33.65	17,300,000	1,688,152,268
May 1, 2004 – May 31, 2004	149,200,000	29.04	149,200,000	1,538,952,268
June 1, 2004 – June 30, 2004	22,100,000	30.62	22,100,000	1,516,852,268
July 1, 2004 – July 31, 2004	13,700,000	30.95	13,700,000	1,503,152,268
August 1, 2004 – August 31, 2004	0	-	0	1,503,152,268
September 1, 2004 – September 30, 2004	0	-	0	1,503,152,268
October 1, 2004 – October 31, 2004	0	-	0	0
November 1, 2004 – November 30, 2004	0	-	0	0
December 1, 2004 – December 31, 2004	0	-	0	0

Total shares repurchased during 2004	219,600,000		219,600,000

(1)	Our latest share repurchase program approving the repurchase of 1,733,452,508 shares was announced on September 25, 2003 and expired on September 23, 2004.

TRADING ON THE SÃO PAULO STOCK EXCHANGE

     Settlement of transactions conducted on the São Paulo Stock Exchange is effected three business days after the trade date. Delivery of, and payment for, shares are made through the facilities of separate clearing houses for each exchange, which maintain accounts for member brokerage firms. The seller is ordinarily required to deliver the shares to the clearing house on the second business day following the trade date. The clearing house for the São Paulo Stock Exchange is Companhia Brasileira de Liquidação e Custódia, or CBLC, which is wholly owned by that exchange.

     In order to better control volatility, the São Paulo Stock Exchange has adopted a “circuit breaker” system pursuant to which trading sessions may be suspended for a period of 30 minutes or one hour whenever the indices of these stock exchanges fall below the limits of 10% and 15%, respectively, in relation to the closing index registered in the previous trading session.

     The São Paulo Stock Exchange is less liquid than the New York Stock Exchange or other major exchanges in the world. At December 31, 2004, the aggregate market capitalization of the 373 companies listed on the São Paulo Stock Exchange was equivalent to approximately U.S.$340.92 billion, and the ten largest companies listed on the São Paulo Stock Exchange represented approximately 48% of the total market capitalization of all listed companies. Although any of the outstanding shares of a listed company may trade on a Brazilian stock exchange, in most cases fewer than half of the listed shares are actually available for trading by the public, the remainder being held by small groups of controlling persons, by governmental entities or by one principal shareholder. See “Risk factors - Risks relating to the preferred shares and the American depositary shares - The relative volatility and illiquidity of the Brazilian securities markets may adversely affect you.”

     Trading on the São Paulo Stock Exchange by non-residents of Brazil is subject to certain limitations under Brazilian foreign investment and tax legislation. See “Description of capital stock - Regulation of foreign investment and exchange controls.”

REGULATION OF BRAZILIAN SECURITIES MARKETS

     The Brazilian securities markets are regulated by the CVM, which has authority over stock exchanges and the securities markets generally, by the Conselho Monetário Nacional, the National Monetary Council, and by the

Central Bank, which has, among others, licensing authority over brokerage firms and regulates foreign investment and foreign exchange transactions.

     Under the Brazilian corporate law, a corporation is either publicly (companhia aberta), such as we are, or closely held (companhia fechada). All publicly held companies, including us, are registered with the CVM and are subject to reporting requirements, in order to be allowed to have their securities offered to the public and to be listed in a Brazilian stock exchange. Our preferred shares are traded on the São Paulo Stock Exchange but may be traded privately subject to certain limitations. The Brazilian over the counter market consists of direct trades in which a financial institution registered with the CVM serves as intermediary.

     We may ask that trading of our securities on the São Paulo Stock Exchange be suspended in anticipation of a material announcement. Trading may also be suspended at the initiative of the São Paulo Stock Exchange or the CVM, among other reasons, based on or due to a belief that we have provided inadequate information regarding a material event or has provided inadequate responses to the inquiries by the CVM or the São Paulo Stock Exchange.

     Brazilian securities law, Brazilian corporate law and the regulations issued by the CVM, the National Monetary Council and the Central Bank provide, among other things, disclosure requirements and restrictions on insider trading, price manipulation and protection of minority shareholders. However, the Brazilian securities markets are not as highly regulated and supervised as the U.S. securities markets or markets in some other jurisdictions.

Exchange rates

      There are two principal foreign exchange markets in Brazil:

  the commercial rate exchange market; and

  the floating rate exchange market.

     Each one of these markets is regulated separately. The commercial market is dedicated principally to trade and financial foreign exchange transactions such as the buying and selling of registered investments by foreign entities, the purchase or sale of shares, or the payment of dividends or interest with respect to shares. Foreign currencies may only be purchased through financial institutions domiciled in Brazil authorized to operate in these markets. The floating rate foreign exchange market is generally used for transactions not conducted through the commercial foreign exchange market. In both markets, rates are freely negotiated but may be strongly influenced by Central Bank intervention. Before February 1, 1999, the foreign exchange rate in each of these markets was established independently, potentially resulting in two different rates at any given time. On January 25, 1999, the Brazilian government announced the unification of the exchange positions of the Brazilian banks in the floating rate exchange market and commercial rate exchange market, which led to a convergence in the pricing and liquidity of both markets. Since February 1, 1999 the floating market rate has been the same as the commercial market rate. However, there is no guarantee that the rates will continue to be the same in the future.

     Following the introduction of the real in 1994 and through 1998, the Central Bank maintained a band system exchange rate, under which the exchange rate between the real and the U.S. dollar would fluctuate within a pre-established moving band. In January 1999, due to market pressures, the Central Bank abolished the band system and allowed the real/U.S. dollar exchange rate to float freely. Since then, the exchange rate has been established by the market and has fluctuated considerably, reporting a maximum quotation of R$ 3.955 per U.S.$ 1.00 on October 22, 2002. Since the liberalization of the exchange rate, the Central Bank has intervened occasionally to control unstable movements in the foreign exchange rate. It is not possible to predict whether the Central Bank will continue to let the real float freely or whether the real will remain at its present level. Accordingly, it is not possible to predict what impact the Brazilian government’s exchange rate policies may have on us. The Brazilian government could impose a band system in the future or the real could devalue or appreciate substantially. See “Risk factors - Risks relating to Brazil.”

     The following table sets forth information on prevailing commercial foreign exchange selling rates for the periods indicated, as published by the Central Bank on its electronic information system, SISBACEN, using PTAX 800, Option 5.

	Exchange rates of nominal reais per U.S.$ 1.00

Year ended	High	Low	Average[1]	Year end

December 31, 2001	2.801	1.936	2.353	2.320
December 31, 2002	3.955	2.271	2.998	3.533
December 31, 2003	3.662	2.822	3.060	2.889
December 31, 2004	3.205	2.654	2.917	2.654

Month ended	High	Low	Average[2]	Month end

August 31, 2004	3.064	2.934	2.999	2.934
September 30, 2004	2.936	2.859	2.897	2.859
October 31, 2004	2.885	2.824	2.855	2.857
November 30, 2004	2.859	2.731	2.795	2.731
December 31, 2004	2.787	2.654	2.721	2.654
January 31, 2005	2.722	2.625	2.693	2.625

(1)	Average of the foreign exchange rates on the last day of each month in the period.

(2)	Average of the high and low foreign exchange rates for each month.

Capitalization

     The following table sets forth our total debt and capitalization at September 30, 2004, and as adjusted to reflect (i) the sale by us of R$ 300 million principal amount of bonds due 2008 solely to Brazilian investors on       , 2005, and the repayment of short-term debt with the proceeds from the sale of these bonds, (ii) the issuance of 10,453,690,324 preferred shares as a stock dividend approved at a meeting of our Board of Directors held on February 2, 2005, , and (iii) the sale by us of 1,084,747,264 preferred shares, assuming that the underwriters fully exercise their over-allotment option. This table should be read in conjunction with the consolidated financial statements and notes thereto appearing elsewhere in this prospectus.

	As of September 30, 2004

	(in millions of reais)	(as adjusted, in millions of reais)

Cash and cash equivalents	569.6	569.6
Short-term investments	26.6	26.6
Long-term investments	34.3	34.3
Related companies	2.2	2.2

Total cash and financial investments	632.7	632.7

Short-term financing	372.4	72.4
Long-term debt
Financing	283.1	283.1
Related companies	8.9	8.9
Bonds	-	300.0

Total debt	664.4	664.4
Minority interest	36.1	36.1
Shareholders' equity:
Capital stock	664.0
Reserves and retained earnings	898.5	663.7

Total shareholders' equity	1,562.5

Total capitalization (1)	2,263.0

(1)	Total capitalization is the sum of total debt, minority interest and total shareholders’ equity.

Selected consolidated financial information

     The following table presents our selected financial information at the dates and for each of the periods indicated in Brazilian GAAP. The selected financial information at and for the years ended December 31, 2003, 2002 and 2001 is derived from our audited consolidated financial statements included in this prospectus.

     The selected financial information as of September 30, 2004 and for the nine months ended September 30, 2004 and 2003 has been derived from our unaudited interim consolidated financial statements included in this prospectus, which in the opinion of management reflect all adjustments which are of a normal recurring nature necessary for a fair presentation of the results for such periods.

     You should read the information below in conjunction with our audited and unaudited consolidated financial statements and the notes thereto included elsewhere in this prospectus, as well as “Presentation of financial information” and “Management’s discussion and analysis of financial condition and results of operations.”

	Nine months ended September 30,		Year ended December 31,

	2004	2003	2003	2002	2001	2000	1999

	(in millions of reais, except per share data)
	R$	R$	R$	R$	R$	R$	R$
Consolidated income statement data:
Gross sales and services	3,903.3	3,450.8	4,603.8	3,795.3	2,862.5	2,301.2	1,927.0
Taxes on sales and services, rebates,
discounts and returns	(339.2)	(520.5)	(603.5)	(800.8)	(577.8)	(423.2)	(332.4)

Net sales and services	3,564.1	2,930.3	4,000.3	2,994.5	2,284.7	1,878.0	1,594.6
Cost of sales and services	(2,738.2)	(2,329.8)	(3,196.4)	(2,247.1)	(1,698.3)	(1,399.6)	(1,106.7)

Gross profit	825.9	600.5	803.9	747.4	586.4	478.4	487.9
Operating (expenses) income
Selling, general and administrative expenses	(408.2)	(323.8)	(458.9)	(382.3)	(317.7)	(266.2)	(233.6)
Other operating income, net	4.5	3.1	6.6	0.4	10.2	1.3	3.8

Total operating expenses	(403.7)	(320.7)	(452.3)	(381.9)	(307.5)	(264.9)	(229.8)

Operating income before financial items	422.2	279.8	351.6	365.5	278.9	213.5	258.1
Financial income (expenses), net	(35.5)	(43.6)	(57.2)	28.5	(31.1)	43.4	(34.4)
Non-operating (expenses) income, net	(12.1)	0.4	1.0	(44.1)	(17.0)	(16.5)	(18.3)

Income before income and social
contribution taxes, equity in earnings
(losses) of affiliated companies and
minority interest	374.6	236.6	295.4	349.9	230.8	240.4	205.4
Income and social contribution taxes	(65.7)	(45.0)	(44.9)	(71.4)	(27.5)	(47.3)	(40.6)

Income before equity in earnings (losses)
of affiliated companies and minority interest	308.9	191.6	250.5	278.5	203.3	193.1	164.8
Equity in earnings (losses) of affiliated companies	-	(0.5)	(0.5)	(1.7)	1.9	9.6	(3.2)
Minority interest	(4.2)	(3.7)	(3.6)	(54.5)	(73.0)	(74.2)	(73.7)

Net income	304.7	187.4	246.4	222.3	132.2	128.5	87.9

Net earnings per thousand shares(1)	4.39	2.69	3.54	3.62	2.49	2.42	1.66

Dividends per thousand common shares(2)	1.33	0.46	1.01	1.00	4.20	0.57	0.48

Dividends per thousand preferred shares(2)	1.33	0.51	1.11	1.09	4.63	0.63	0.53

	Nine months ended September 30,		Year ended December 31,

	2004	2003	2003	2002	2001	2000	1999

	(in millions of reais, except per share data)
	R$	R$	R$	R$	R$	R$	R$
Other financial data(3)
Consolidated income statement data:
Cash flows from operating activities(4)	396.4	171.2	311.4	468.8	339.7	302.7	373.9
Cash flows from investing activities(4)	(214.4)	(290.9)	(391.3)	(427.2)	(206.7)	(170.5)	(96.4)
Cash flows from financing activities(4)	(181.2)	46.7	10.8	(59.7)	(339.2)	(126.6)	233.3
Depreciation and amortization(5)	128.6	104.8	146.9	121.8	102.4	90.8	78.9
EBITDA(6)	550.8	384.6	498.5	487.3	372.5	304.3	337.0
Number of common shares (in millions)	51,264.6	51,264.6	51,264.6	51,264.6	37,984.0	37,984.0	37,984.0
Number of preferred shares (in millions)	18,426.6	18,426.6	18,426.6	18,426.6	15,016.0	15,016.0	15,016.0
U.S. GAAP:
Net income	305.2	222.5	288.3	143.9	123.0	123.8	98.7
Basic earnings per thousand common
shares(1)	4.38	3.11	4.03	2.28	2.23	2.24	2.24
Basic earnings per thousand preferred
shares(1)	4.38	3.42	4.43	2.51	2.55	2.57	2.50

(1)	Net earnings per thousand shares is calculated on the weighted average shares outstanding during each of the periods presented. Net earnings per thousand shares do not reflect any adjustments related to the stock dividend described under “Description of capital stock – History of capital stock.”

(2)	See “Distribution policy and dividends” for information regarding declaration and payment of dividends. Dividends per thousand shares do not reflect any adjustments related to the stock dividend described under “Description of capital stock – History of capital stock.”

(3)	Cash flow information has been derived from our consolidated financial statements and unaudited interim consolidated financial statements prepared in accordance with Brazilian GAAP.

(4)	See Note 24 to our consolidated financial statements and our unaudited interim consolidated financial statements.

(5)	Depreciation represents depreciation and amortization expenses included in cost of sales and services and in selling, general and administrative expenses.

(6)	See footnote 2 under “Summary financial information” for a more complete discussion of EBITDA and its reconciliation to information in our financial statements.

	As of September 30,	As of December 31,

	2004	2003	2002	2001	2000	1999

	(in millions of reais)
Consolidated balance sheet data	R$	R$	R$	R$	R$	R$
Current assets
Cash and cash equivalents	569.6	568.8	637.9	656.0	862.2	856.6
Short-term investments	26.6	41.0	–	–	–	–
Trade accounts receivables	366.7	322.3	278.0	149.2	139.2	119.0
Inventories	175.0	137.7	106.3	94.5	86.5	79.1
Recoverable taxes	85.7	115.5	115.1	121.2	82.2	42.8
Other	30.3	35.1	49.6	24.3	20.7	1

Total current assets	1,253.9	1,220.4	1,186.9	1,045.2	1,190.8	1,112.9
Long-term assets
Long-term investment	34.3	–	–	–	-	-
Related companies	2.2	2.8	2.6	1.7	1.5	1.5
Deferred income and social contribution taxes	68.3	61.4	33.3	27.3	23.0	18.5
Recoverable taxes	8.5	–	–	–	-	-
Other	29.4	19.0	11.5	13.0	11.3	14.0

Total long-term assets	142.7	83.2	47.4	42.0	35.8	34.0
Permanent assets
Investments	33.5	33.1	33.0	88.8	87.8	78.2
Property, plant and equipment, net	1,024.5	968.6	779.5	707.9	655.9	665.7
Deferred charges, net	94.6	102.7	81.1	68.1	44.2	31.8

Total permanent assets	1,152.6	1,104.4	893.6	864.8	787.9	775.7

TOTAL ASSETS	2,549.2	2,408.0	2,127.9	1,952.0	2,014.5	1,922.6
Current liabilities
Financing	372.4	381.6	219.8	124.5	134.1	190.1
Suppliers	82.2	90.3	104.4	88.4	86.8	73.0
Payroll and related charges	86.2	74.7	64.4	50.2	44.7	38.2
Dividends payable	2.1	41.7	49.0	33.6	27.1	25.5
Other	32.2	44.5	30.6	27.2	28.9	29.5

Total current liabilities	575.1	632.8	468.2	323.9	321.6	356.3
Long-term liabilities
Financing	283.1	306.3	363.6	290.2	291.8	279.1
Related companies	8.9	9.0	10.2	11.0	11.6	12.8
Other taxes and contributions - contingent liability	49.9	40.9	28.5	62.4	53.4	21.5
Other	33.6	30.1	35.3	24.8	27.2	38.9

Total long-term liabilities	375.5	386.3	437.6	388.4	384.0	352.3

TOTAL LIABILITIES	950.6	1,019.1	905.8	712.3	705.6	708.6
Minority interest	36.1	32.2	31.0	439.8	411.2	394.4
Shareholders’ equity
Capital	664.0	664.0	664.0	433.9	433.9	433.9
Revaluation reserve	16.7	17.8	26.0	25.9	29.1	53.5
Profit reserves	881.8	674.9	501.1	340.1	434.7	332.2

TOTAL SHAREHOLDERS’ EQUITY	1,562.5	1,356.7	1,191.1	799.9	897.7	819.6
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	2,549.2	2,408.0	2,127.9	1,952.0	2,014.5	1,922.6
U.S. GAAP:
Total assets	2,493.1	2,343.6	2,004.2	1,892.0	1,967.6	1,838.0
Total shareholders’ equity	1,506.4	1,294.8	1,076.5	748.5	854.6	760.1

Management’s discussion and analysis of
financial condition and results of operations

OPERATING RESULTS

     You should read this discussion together with our consolidated financial statements, including the notes thereto, and our unaudited interim consolidated financial statements and accompanying notes, and other financial information included elsewhere in this prospectus and in conjunction with the financial information included under “Selected consolidated financial information.” Our consolidated financial statements and our unaudited interim consolidated financial statements have been prepared in accordance with Brazilian GAAP and the accompanying notes contain a description of the principal differences between such practices and U.S. GAAP, and a reconciliation to U.S. GAAP of net income for the nine months ended September 30, 2004 and 2003 and shareholders’ equity at September 30, 2004 and net income and shareholders’ equity for each of the three years in the period ended December 31, 2003. Our unaudited interim consolidated financial statements for the nine months ended September 30, 2004 and 2003 respectively, were reviewed by the independent registered public accounting firm, Deloitte Touche Tohmatsu Auditores Independentes. Our consolidated financial statements for the years ended December 31, 2003 and 2002 were audited by the independent registered public accounting firm, Deloitte Touche Tohmatsu Auditores Independentes. Our consolidated financial statements for the fiscal year ended December 31, 2001 were audited by the independent registered public accounting firm, PricewaterhouseCoopers Auditores Independentes.

Overview

Our three principal businesses are:

  the LPG distribution business, conducted by our wholly-owned subsidiary Ultragaz;

  the chemical and petrochemical business, conducted by our wholly-owned subsidiary Oxiteno; and

  logistical services for oil and chemical products, conducted by our wholly-owned subsidiary Ultracargo.

     Ultragaz sells LPG to the residential, commercial and industrial market segments. Oxiteno produces ethylene oxide and its principal derivatives, and is also a significant producer of specialty chemicals. It manufactures approximately 700 products used in various industrial sectors such as polyethylene terephthalate, or PET, packaging, polyester, textiles, paints, cosmetics and detergents. Ultracargo operates a fleet of trucks specializing in the transport of chemical products and fuels and maintains storage facilities at railroad junctions and port terminals.

   Brazilian economic background

     Since most of our operating businesses are located in Brazil, we are significantly affected by Brazil’s economic and social conditions, including, but not limited to, gross domestic product, or GDP, growth rates, the domestic rate of inflation and exchange rate fluctuations.

     Gross domestic product. After the introduction of the real Plan in 1994, the Brazilian economy experienced some years of strong economic growth. However, in 1998, economic growth slowed down, followed by a sharp devaluation of the real and GDP increased by 0.8% in 1999. On the other hand, in 2000, Brazil’s GDP grew by 4.4% . In 2001, Brazil’s GDP grew by only 1.5%, largely due to the lack of energy supply, the terrorist attacks of September 11, and the Argentine crisis. In 2002, Brazil’s GDP grew by 1.5%, as a result of the political instability surrounding the presidential elections of October 2002, which caused foreign exchange rate devaluation, and an increase in interest rates, and undermined consumer confidence. In 2003, the GDP grew 0.5%, largely a reflection of the economic policy of holding the basic interest rate at high levels throughout the year as a means of controlling inflation. As government became more confident regarding inflation trends, interest rates were lowered, and estimates are that during 2004 Brazilian GDP grew by 5%. From January to September 2004, GDP grew by 5.3% .

     Our operations are significantly impacted by Brazilian GDP growth, specifically, sales of LPG to the commercial and industrial customers, Oxiteno’s sales to the domestic market and Ultracargo’s logistics operations. In addition, sales of LPG to residential customers are affected by the level of household income.

     Inflation and currency fluctuations. Our cash operating expenses are substantially in reais and tend to increase with Brazilian inflation. The inflation rate, as measured by the ¥ndice Geral de Preços - Mercado, or IGP-M, was 1.8% in 1998. The inflation rate increased to 20.1% in 1999 as a result of the devaluation of the real beginning in January 1999, and decreased to 10.0% in 2000 and 10.4% in 2001. In 2002, the inflation rate as measured by the IGP-M increased to 25.3%, reflecting the foreign exchange rate devaluation of 52.3%, largely due to uncertainties and risks inherent in the Brazilian presidential succession campaign. In 2003, the real appreciated 18% against the U.S. dollar, consequently diminishing inflationary pressures and resulting in an IGP-M of 8.7% . In 2004, the real appreciated further against the U.S. dollar and IGP-M for the year was 12.4% . Future governmental actions, including actions to adjust the value of the real in relation to the dollar, may increase inflation.

     The principal foreign exchange risk we face arises from certain U.S. dollar denominated costs and expenses. Although a substantial part of our debt is dollar-denominated, it is currently hedged against currency devaluation through the use of various derivative instruments. Additionally, a significant part of our raw materials is also denominated or indexed to the U.S. dollar. A large part of our sales is denominated in reais, although prices in the chemical business are benchmarked to prices prevailing in the international markets and denominated in U.S. dollars. Hence, we are exposed to foreign exchange rate risks which could negatively impact our businesses, financial situation and operating results as well as our capacity to service our debt.

     The table below shows the inflation rate for the periods indicated, as measured by the IGP-M as well as the devaluation of the real against the U.S. dollar.

	Nine months ended September 30,		Year ended December 31,

Index	2004	2003	2003	2002	2001

General Price Index-IGP-M	10.3%	7.1%	8.7%	25.3%	10.4%
Devaluation (appreciation) of the real against the U.S.
dollar	(1.1)%	17.3%	(18.2)%	52.3%	18.7%

     We manage the foreign exchange risk associated with the scheduled payments under the terms of our U.S. dollar indebtedness by investing in U.S. dollar-denominated securities and foreign currency/interest swap contracts, under which we pay variable interest in reais based on the interbank certificate of deposit rate, or CDI, and receive fixed interest in U.S. currency. As of September 30, 2004 our total debt denominated in foreign currency was R$ 403.8 million, including pre-export finance contracts and import payables. At the same date our total asset position in foreign currency was R$ 459.3 million, composed of investments indexed to U.S. dollars and swap instruments used to manage fluctuations of exchange rates and foreign currency receivables exposures. See “Business - Quantitative and qualitative disclosures about market risk - Foreign exchange risk” for information about our foreign exchange risk hedging policy, Note 12 and 17 to our consolidated financial statements and Notes 12 and 18 to our unaudited interim consolidated financial statements.

   Discussion of critical accounting policies and estimates

     The presentation of our financial condition and results of operations requires our management to make judgments regarding the effects of matters that are inherently uncertain on the carrying value of our assets and liabilities and may affect the reported amount of them as well as our revenues and expenses. Actual results may differ from those estimated under different variables, assumptions or conditions, even though our management believes that its accounting estimates are reasonable. The following paragraphs review the critical accounting estimates that management considers most important for understanding our financial condition, results of operations and cash flows. An accounting estimate is considered a critical accounting estimate if it meets the following criteria:

  The accounting estimate requires management to make assumptions about matters that were highly uncertain at the time the accounting estimate was made; and

  Different estimates that management reasonably could have used for the accounting estimate in the current period, or changes in the accounting estimate that are reasonably likely to occur from period to period, would have a material impact on our financial condition, results of operations or cash flows.

      We have identified the following four of our accounting policies that can be considered critical.

     Allowance for doubtful accounts. We maintain allowances for doubtful accounts for estimated losses resulting from the subsequent inability of our customers to make required payments. The allowance for doubtful accounts is recorded in an amount we consider sufficient to cover any probable losses on realization of our accounts receivable from our customers, as well as other receivables, and is included as selling expenses; no adjustment is made to net sales and services revenue. In order to establish the allowance for doubtful accounts, our management constantly evaluates the amount and characteristics of our accounts receivable. When significant delays occur and the likelihood of receiving these payments decreases, a provision is made. In case receivables in arrears are guaranteed or there are reasonable grounds to believe they will be paid, no provision is made. If the financial conditions of our customers were to deteriorate, resulting in an impairment of their ability to make payments, additional allowances would be required in future periods. However, because we can not predict with certainty the future financial stability of our customers, we can not guarantee that our reserves will continue to be adequate. Actual credit losses may be greater than the allowance we have established, which could have a significant impact on our selling expenses. See Note 24v(i) to our consolidated financial statements and Note 18 to our unaudited interim consolidated financial statements for additional information about our allowance for doubtful accounts.

     Deferred Taxes. We recognize deferred tax assets and liabilities which do not expire, arising from tax loss carry forwards, temporary add-backs, revaluation of property, plant and equipment and other procedures. We periodically review the deferred tax assets for recoverability and establish a valuation allowance, as required, based on historical taxable income, projected future taxable income, and the expected timing of the reversals of existing temporary differences. In the event we or one of our subsidiaries operate at a loss or are unable to generate sufficient future taxable income, or if there is a material change in the actual effective tax rates or time period within which the underlying temporary differences become taxable or deductible, we evaluate the need to establish a valuation allowance against all or a significant portion of our deferred tax assets, resulting in an increase in our effective tax rate, thereby decreasing net income. If we determine that we can realize a deferred tax in excess of our net recorded amount, we decrease the valuation allowance, thereby increasing net income. Significant management judgment is required in determining any valuation allowance. The principal uncertainty relates to the likelihood of future taxable income from the subsidiary that generated the deferred tax asset. A change in our projections of profitability could result in the need to record a valuation allowance against deferred tax assets, resulting in a negative impact of future results. See Note 21 to our consolidated financial statements for additional information on taxes.

     Contingent liabilities. We are currently involved in certain legal and administrative proceedings that arise from our normal course of business as described in Note 18 to our consolidated financial statements, Note 19 to our unaudited interim consolidated financial statements and in “Business – Legal proceedings.” We believe that the extent to which these contingencies are recognized in our consolidated financial statements and unaudited interim consolidated financial statements is adequate. It is our policy to record accrued liabilities in regard to contingencies that can be reasonably estimated and could have a material adverse impact on the result of our operations or our financial condition, to the extent not covered by insurance, and that are likely to occur in the opinion of our management, based on information available to us including information obtained from our legal advisors. Future results of operations for any particular quarterly or annual period could be materially affected by changes in our assumptions, by the effectiveness of our strategies relating to these proceedings, by future developments in each matter being discussed or by changes in approach, such as a change in settlement strategy in dealing with these matters.

     Fair value of financial instruments. We enter into foreign currency swap agreements in order to hedge our foreign exchange exposure. Under Brazilian GAAP, these swap agreements are recorded at their net settlement prices as determined on each balance sheet date in accordance with their contractual terms. In applying U.S. GAAP to our swap agreements we adopted SFAS 133, “Accounting for Derivative Instruments and Hedging Activities.” The accounting required under SFAS 133 is broader than under Brazilian GAAP, especially with respect to the overall treatment and definition of a derivative, when to record a derivative, the classification of derivatives, and when to designate a derivative as a hedge. Under this method of accounting we adjusted our foreign currency swaps to their fair values, with changes in fair values being recognized in earnings. Note 24 to our consolidated financial statements and to our unaudited interim consolidated financial statements provide additional information regarding the accounting of our swap agreements.

     In order to estimate fair values, we consider several variables, such as interest rates, discount rates, foreign exchange rates and future cash flows. Our most important source of information concerning these variables is the market projections of future exchange and interest rates provided by the Brazilian Mercantile & Future Exchange (BMF). We believe BMF to be the most adequate and reliable source of information available for our calculations. However, given the volatility inherent in financial markets, estimates concerning the variables used to calculate fair values are subject to constant change. As a consequence, our judgment related to, among other issues, the behavior of these variables, the selection of sources of information and the timing of calculation, directly affects the fair values of our swaps and the amount of gains or losses recorded in the income statement under U.S. GAAP.

   Results of operations

     The following discussion of our results of operations is based on the financial information derived from our consolidated financial statements and our unaudited interim consolidated financials statements, prepared in accordance with Brazilian GAAP.

   Nine months ended September 30, 2004 compared to the nine months ended September 30, 2003.

     The following table shows a summary of our results of operations for the nine months ended September 30, 2004 and 2003:

	Nine months ended September 30, 2004	Percentage of net sales and services	Nine months ended September 30, 2003	Percentage of net sales and services	Percent change

	(in millions of reais, except percentages)

Net sales and services	3,564.1	100%	2,930.3	100%	22%
Cost of sales and services	(2,738.2)	77%	(2,329.8)	80%	18%
Gross profit	825.9	23%	600.5	20%	38%
Selling, general and administrative expenses	(408.2)	11%	(323.8)	11%	26%
Other operating income, net	4.5	0%	3.1	0%	45%
Operating income before financial items	422.2	12%	279.8	9%	51%
Financial income (expense), net	(35.5)	1%	(43.6)	1%	(19%)
Non-operating income (expense), net	(12.1)	0%	0.4	0%	–
Income and social contribution taxes	(65.7)	2%	(45.0)	2%	46%
Minority interest/equity in earnings of affiliates	(4.2)	0%	(4.2)	0%	0%

Net income	304.7	9%	187.4	6%	63%
EBITDA[1]	550.8		384.6		43%

(1)	See footnote 2 under “Summary financial information” for a more complete discussion of EBITDA and its reconciliation to information in our financial statements.

     Net sales and services. Net sales and services increased by 22%, to R$ 3,564.1 million for the nine months ended September 30, 2004 from R$ 2,930.3 million for the nine months ended September 30, 2003.

     The following table illustrates the change in sales in each of our segments:

	Nine months ended September 30,

	2004	2003	Percent change

	(in millions of reais, except percentages)
Ultragaz	2,241.9	1,903.5	18%
Oxiteno	1,210.0	923.9	31%
Ultracargo	144.7	131.5	10%

     Ultragaz’s net sales and services were R$ 2,241.9 million for the nine months ended September 30, 2004, a growth of 18% in relation to the R$ 1,903.5 million in the same period in 2003. The increase in net sales was largely due to an increase in sales volume. Ultragaz’s sales volume grew 19% compared to the same period in 2003, primarily due to the acquisition of Shell Gás in August 2003, which at that time accounted for 4.5% of the Brazilian market, and also due to the growth in the LPG market as a whole. Brazil’s LPG market grew by 3% compared to the same period in 2003. We believe that this increase is largely a reflection of growth in the Brazilian economy and the increase in personal income among the population and a leveling-off of the price of LPG charged by Petrobras.

     Oxiteno’s net sales and services increased to R$ 1,210.0 million in the nine months ended September 30, 2004, a 31% growth compared to R$ 923.9 million for the same period in 2003. This increase resulted primarily from (i) an increase in volume sold, (ii) the recovery of petrochemical commodities prices in the international market, and (iii) the acquisition of Canamex in December 2003, which contributed R$ 46.7 million to net revenue for the nine months ended September 30, 2004. Oxiteno’s sales volume was 391,000 tons in this period, a growth of 11% compared with 352,000 tons for the same period in 2003, mainly a result of (i) expansion of its customer base, partly through import substitution; (ii) a greater volume of sales of specialty chemicals; (iii) stronger demand as a result of the growth in the Brazilian economy, and (iv) the acquisition of Canamex.

     Ultracargo’s net sales and services increased to R$ 144.7 million for the nine months ended September 30, 2004, a growth of 10% compared to the same period in 2003, with net sales of R$ 131.5 million. The improvement in net sales and services reflects the increased volume of operations and contractual tariff increases. Ultracargo’s average stored volumes of liquids and gases increased by 3% for the nine months ended September 30, 2004 compared to the same period in 2003, as a result of a growth in its number of customers and increased economic activity. Stored volumes of solid chemicals saw an increase of 48% for the nine months ended September 30, 2004 compared to the nine months ended September 30, 2003, mainly due to the startup of the Tatuí Terminal.

     Cost of sales and services. Cost of sales and services increased by 18% to R$ 2,738.2 million in the nine months ended September 30, 2004, from R$ 2,329.8 million for the nine months ended September 30, 2003.

     Ultragaz’s cost of sales and services increased 17% to R$ 1,904.6 million for the nine months ended September 30, 2004 from R$ 1,626.7 million for the same period in 2003, largely the result of an increase of 19% in sales volume, collective wage agreements and higher freight costs.

     Oxiteno’s cost of sales and services rose by 20% to R$ 775.9 million for the nine months ended September 30, 2004 from R$ 647.1 million for the same period in 2003. This increase was mainly due to (i) an 11% growth in sales volumes and an increase in some raw material prices, the latter directly impacted by stronger naphtha prices on the international market, and (ii) the consolidation of Canamex, which contributed to a increase of R$ 35.0 million in the cost of sales and services. In addition, Oxiteno increased its sales volume of specialty chemicals which have a higher unit cost, and higher margins, by 27% compared to the same period in 2003.

     Ultracargo’s cost of sales and services increased 7% to R$ 90.1 million in the nine months ended September 30, 2004 from R$ 84.2 million for the same period in 2003. This increase is a reflection of (i) increases in personnel costs due to annual collective wage agreements and expansion in the size of the workforce to meet the demands of new clients and new operations, (ii) higher fuel prices, and (iii) increased nitrogen costs, used for cleaning storage tanks.

     Gross profit. Our gross profit increased by 38% to R$ 825.9 million for the nine months ended September 30, 2004 from R$ 600.5 million for the same period in 2003. Ultragaz’s gross profit was R$ 337.2 million, 22% higher than the gross profit of R$ 276.8 million reported for the nine months ended September 30, 2003. Oxiteno’s gross profit was R$ 434.1 million, a 57% increase compared with R$ 276.8 million reported for the same period in 2003. Ultracargo’s gross profit was R$ 54.5 million for the nine months ended September 30, 2004, corresponding to an increase of 16% compared with R$ 46.9 million for the nine months ended September 30, 2003.

     Selling, general and administrative expenses. Our selling, general and administrative expenses grew 26% to R$ 408.2 million for the nine months ended September 30, 2004 from R$ 323.8 million for the nine months ended September 30, 2003.

     Ultragaz’s selling general and administrative expenses increased by 25% to R$ 221.0 million for the nine months ended September 30, 2004 from R$ 177.2 million for the same period in 2003. This increase was the result of (i) a 32% increase in depreciation and amortization to R$ 87.6 million for the nine months ended September 30, 2004 from R$ 66.3 million for the same period in 2003, due to the acquisition of Shell Gás in August 2003 and investments in fixed and deferred assets, (ii) the incorporation of the Shell Gás sales structure, (iii) an increase of 19% in sales volume, and (iv) an increase in payroll expenses due to collective labor agreements renegotiated during the year.

     Oxiteno’s selling, general and administrative expenses increased by 26% to R$ 155.0 million for the nine months ended September 30, 2004 from R$ 123.0 million for the same period in 2003, principally the result of (i) higher personnel expenses, due to annual collective wage agreements renegotiated for the period and an increase in the provision for employee profit sharing, in line with the company’s improved performance; (ii) the consolidation of Canamex expenses; and (iii) increased freight expenses, accompanying the higher sales volume.

     Ultracargo’s selling, general and administrative expenses rose 31% to R$ 36.6 million for the nine months ended September 30, 2004 from R$ 27.9 million in the same period in 2003. The increase was a function of higher general and administrative expenses, principally as a result of wage increases for 2004 per the terms of collective labor agreements, a larger number of employees, needed to service our increased customer base, notably in the transportation sector, and higher IT expenses.

     Operating income before financial items. Our operating income before financial items increased 51% to R$ 422.2 million for the nine months ended September 30, 2004 from R$ 279.8 million for the same period in 2003. This was mainly due to the increase in Oxiteno’s and Ultragaz’s operating results. Ultragaz’s operating income before financial items for the nine months ended September 30, 2004 was R$ 117.9 million, a R$ 17.7 million increase compared to the same period in 2003. At Oxiteno, operating income before financial items was R$ 281.4 million for the nine months ended September 30, 2004, an 81% increase compared to R$ 155.8 million for the same period in 2003. Ultracargo’s operating income before financial items was R$ 19.0 million for the nine months ended September 30, 2004, a 3% decrease compared to the R$ 19.6 million for the same period in 2003.

     Financial income (expense), net. We reported net financial expenses of R$ 35.5 million for the nine months ended September 30, 2004, a decrease of 19% compared to a net financial expense of R$ 43.6 million for the same period in 2003 primarily related to the decrease of our net debt position.

     As of September 30, 2004, we had net debt of R$ 25.0 million and a net foreign exchange rate exposure of R$ 55.4 million, mainly comprised of foreign currency trade accounts receivable (net) of R$ 19.3 million and R$ 30.7 million currency exposure related to our investment in Canamex. See footnote 3 under “Summary financial information” for a more complete discussion of net cash (debt) and its reconciliation to information in our financial statements.

     Non-operating income (expense), net. We posted a net non-operating expense of R$ 12.1 million for the nine months ended September 30, 2004 compared to a net non-operating income of R$ 0.4 million for the same period in 2003. This net expense is primarily attributable to the scrapping of storage cylinders by Ultragaz in 2004.

     Income and social contribution taxes. Income and social contribution tax expenses amounted to R$65.7 million for the nine months ended September 30, 2004 an increase of 46% from R$ 45.0 million for the same period in 2003. This increase is in line with the growth in our operating results.

     Minority interest/equity in earnings of affiliates. Minority interest was R$ 4.2 million for the nine months ended September 30, 2004, compared to R$ 4.2 million for the same period in 2003. Minority interest reflects our remaining minority stakes in certain subsidiaries, such as Cia. Ultragaz S.A. and Tequimar, not wholly-owned by us.

     Net income. As a result of the foregoing, net income for the nine months ended September 30, 2004 was R$ 304.7 million, an increase of 63% compared to the same period in 2003.

     EBITDA. EBITDA increased by 43% to R$ 550.8 million for the nine months ended September 30, 2004, from R$ 384.6 million for the same period in 2003. Ultragaz posted EBITDA of R$ 205.5 million for the nine months ended September 30, 2004, 23% higher than the figure for the same period in 2003. Factors behind this growth included: (i) our acquisition of Shell Gás and our ensuing gains in scale, and (ii) the growth seen in Brazil's LPG market. Oxiteno’s EBITDA amounted to R$ 309.3 million for the nine months ending September 30, 2004, representing an increase of 70% compared to the same period in 2003. This performance reflected an increase in sales volume due to new contracts closed, growth of the Brazilian economy, an increased sales focus on specialty chemicals and improved prices for petrochemical commodities. Ultracargo reported EBITDA of R$ 31.4 million for the nine months ended September 30, 2004, a 2% increase compared to R$30.9 million the figure for the same period in 2003. See footnote 3 under “Summary financial and other information” for a more complete discussion of EBITDA and its reconciliation to information in our financial statements.

      Year ended December 31, 2003 compared to the year ended December 31, 2002.

     The following table shows a summary of our results of operations for the years ended December 31, 2003 and 2002:

	Year ended December 31, 2003	Percentage of net sales and services	Year ended December 31, 2002	Percentage of net sales and services	Percent change

	(in millions of reais, except percentages)
Net sales and services	4,000.3	100%	2,994.5	100%	34%
Cost of sales and services	(3,196.4)	80%	(2,247.1)	75%	42%
Gross profit	803.9	20%	747.4	25%	8%
Selling, general and administrative expenses	(458.9)	11%	(382.3)	13%	20%
Other operating income, net	6.6	0%	0.4	0%	–
Operating income before financial items	351.6	9%	365.5	12%	(4%)
Financial expense, net	(57.2)	1%	28.5	1%	–
Non-operating income (expense), net	1.0	0%	(44.1)	1%	–
Income and social contribution taxes	(44.9)	1%	(71.4)	2%	(37%)
Minority Interest/equity in earnings of affiliates	(4.1)	0%	(56.2)	2%	(93%)
Net income	246.4	6%	222.3	7%	11%

EBITDA(1)	498.5		487.3		2%

(1)	See footnote 2 under “Summary financial information” for a more complete discussion of EBITDA and its reconciliation to information in our financial statements.

     Net sales and services. Net sales and services increased by 34%, to R$ 4,000.3 million in 2003 from R$ 2,994.5 million in 2002.

      The following table illustrates the change in net sales and services in each of our segments:

	Year ended December 31,

	2003	2002	Percent change

	(in millions of reais, except percentages)
Ultragaz	2,622.7	1,942.7	35%
Oxiteno	1,237.8	956.1	29%
Ultracargo	177.1	131.5	35%

     Ultragaz’s net sales and services were R$ 2,622.7 million in 2003, an increase of 35% compared to R$ 1,942.7 million in 2002. The falling disposable incomes in Brazil, mainly a consequence of the weak economic activity which characterized the first semester of 2003, together with the increase of 42% in Petrobras’ refinery LPG prices to distributors, which contributed to the retail prices increase during 2003, contributed to an overall 5.7% volume decline in the LPG distribution market. Ultragaz reported a year over year increase of 5% in sales volume to 1,362.1 thousand tons from 1,302.7 thousand tons, principally due to the acquisition of Shell Gás in August 2003. Excluding the sales volume from Shell Gás, Ultragaz’s 2003 sales volume decreased 4.3% compared to 2002.

     Oxiteno’s net sales and services were R$ 1,237.8 million in 2003, an increase of 29% compared to R$ 956.1 million in 2002. Oxiteno’s sales volume in 2003 was 474,200 tons, a growth of 9% compared with 433,500 tons in 2002, mainly a result of (i) its greater penetration in the agrochemical sector, (ii) the acquisition of new clients, including through import substitution, in several of Oxiteno’s sectors, and (iii) the increase of exports. The growth in sales volume was accompanied by (i) a price improvement, in U.S. dollars, in Oxiteno’s principal products on the international market, and (ii) a better sales mix, due to an improvement in the domestic market demand in the second half of 2003.

     Ultracargo’s net sales and services increased to R$ 177.1 million in 2003, a growth of 35% over 2002, when net sales and services were R$ 131.5 million. This increase in net sales and services reflected investments in expanding services, mainly related to new clients in the transportation sector and to the 20,000 cubic meters of additional capacity at the Aratu terminal in the storage sector. These resulted in a 26% increase in total kilometers covered by the truck fleet and an 8% increase in product volumes held in storage.

     Cost of sales and services. Cost of sales and services increased by 42% to R$ 3,196.4 million in 2003 from R$ 2,247.1 million in 2002.

     Ultragaz’s cost of sales and services increased 42% to R$ 2,256.3 million in 2003 from R$ 1,585.1 million in 2002, largely the result of increased sales volume and increased LPG refinery prices charged by Petrobras to distributors.

     Oxiteno’s cost of sales and services rose by 40% to R$ 863.6 million in 2003 from R$ 614.8 million in 2002. This increase was due to higher sales volumes as well as an increase in ethylene prices, the latter directly impacted by stronger naphtha prices on the international market. In 2003, the increase in the cost of ethylene accounted for 49% of Oxiteno’s increase in the cost of sales and services. In addition, Oxiteno increased its sales volume of specialty chemicals, which have a higher unit cost, and higher margins, by 11% from 2002 to 2003.

     Ultracargo’s cost of sales and services increased 38% to R$ 113.9 million in 2003 from R$ 82.8 million in 2002. This increase reflected the increased cost of nitrogen, used for cleaning storage tanks, and increased product transportation costs, in turn due to higher third-party freights, in addition to the increased costs of fuel, tires and spare parts for maintenance.

     Gross profit. Our gross profit increased by 8% to R$ 803.9 million in 2003 from R$ 747.4 million in 2002. Ultragaz’s gross profit in 2003 was R$ 366.3 million, 2% higher than the gross profit of R$ 357.6 million reported in 2002. Oxiteno’s gross profit was R$ 374.2 million in 2003, a 10% growth compared with R$ 341.3 million reported in 2002. Ultracargo’s gross profit was R$ 63.2 million in 2003, corresponding to an increase of 30% compared with R$ 48.6 million in 2002.

     Selling, general and administrative expenses. Selling, general and administrative expenses grew 20% to R$458.9 million in 2003 from R$382.3 million in 2002.

     Ultragaz’s selling general and administrative expenses increased by 17% to R$ 254.1 million in 2003 from R$ 217.1 million in 2002. This increase was the result of (i) a 24% increase in depreciation and amortization to R$ 95.0 million in 2003 from R$ 76.6 million in 2002, mainly due to the investment of R$ 114.4 million in fixed and deferred assets in 2003; (ii) the acquisition of Shell Gás and; (iii) an increase in payroll expenses due to collective labor agreements during the year.

     Oxiteno’s selling, general and administrative expenses increased by 20% to R$ 171.2 million in 2003 from R$ 142.4 million in 2002, principally the result of an increase in selling and commercial expenses to R$ 76.9 million in 2003 from R$ 53.6 million in 2002, due to increases in sales volume and cost of freight.

     Ultracargo’s selling, general and administrative expenses rose 25% to R$ 39.4 million in 2003 from R$ 31.5 million in 2002. The increase was a function of higher general and administrative expenses, principally as a result of wage increases for 2003 per the terms of collective labor agreements and higher headcount, related to increased client base, notably in the transportation sector.

     Operating income before financial items. Operating income before financial items decreased by 4% to R$ 351.6 million in 2003 from R$ 365.5 million in 2002. This was mainly a consequence of the increase of depreciation and amortization expenses at Ultragaz. Ultragaz’s operating income before financial items in 2003 was R$ 113.2 million, a decrease of 21% compared to R$ 143.2 million in 2002. Oxiteno’s operating income before financial items was R$ 207.0 million in 2003, an increase of 4% compared to R$ 199.9 million in 2002. Ultracargo’s operating income before financial items was R$ 24.7 million in 2003, an increase of 40% compared with R$ 17.6 million in 2002.

     Financial income (expense), net. We recorded a net financial expense of R$ 57.2 million in 2003, compared with a net financial income of R$ 28.5 million in 2002. This change was caused principally by (i) a reduction in financial investments, principally due to the lower levels of cash available for investment following the payment of R$ 170.6 million for the acquisition of Shell Gás in August 2003 and the acquisition of minority shareholdings of Oxiteno in December 2002, (ii) a reduction in the prevailing interest rates on financial investments (benchmarked to the CDI – Interbank Deposit Rate) and (iii) the effect of the appreciation of the real on our net foreign exchange exposure.

     As of December 31, 2003, we had net debt of R$ 78.1 million. We had a net foreign exchange rate exposure of R$ 52.2 million, comprised of U.S. dollar financial investments of R$ 21.1 million and R$ 31.1 million currency exposure related to our investment in Canamex. See footnote 3 under “Summary financial information” for a more complete discussion of net cash (debt) and its reconciliation to information in our financial statements.

     Non-operating income (expense). We posted a net non-operating income of R$ 1.0 million in 2003 versus a net non-operating expense of R$ 44.1 million in 2002, the latter due to the provision of R$ 40.5 million for our investment in Nordeste Química S.A., a holding company with stakes in the chemical and petrochemical industry in Brazil.

     Equity in earnings of affiliates. Our affiliates generated a loss of R$ 0.5 million in 2003 compared to a loss of R$ 1.7 million in 2002. The result of 2002 is mainly a consequence of a loss of R$ 1.0 million in our affiliate Fábrica Carioca de Catalisadores S.A. – FCC, in which we held a 20% ownership interest. This interest was sold in November 2002.

     Minority interest. Minority interest fell 93% to R$ 3.6 million in 2003 from R$ 54.5 million in 2002, largely as a result of the corporate restructuring in 2002, pursuant to which Ultragaz and Oxiteno became wholly owned subsidiaries. In accordance with Brazilian GAAP, we included 100% of Ultragaz’s and Oxiteno’s results in our operating results as from July 1, 2002, practically eliminating the impact of minority interest item in our results in 2003.

     Net income. As a result of the foregoing, net income grew 11% to R$ 246.4 million in 2003 from R$ 222.3 million in 2002.

     EBITDA. Our EBITDA increased by 2% to R$ 498.5 million in 2003 from R$ 487.3 million in 2002. Ultragaz’s EBITDA fell 5% to R$ 208.2 million in 2003 from R$ 219.8 million in 2002. Oxiteno’s EBITDA increased by 5% to R$ 243.2 million in 2003 from R$ 232.7 million in 2002. Ultracargo’s EBITDA rose 37% to R$ 40.0 million in 2003 from R$ 29.2 million in 2002. See footnote 3 under “Summary financial and other information” for a more complete discussion of EBITDA and its reconciliation to information in our financial statements.

      Year ended December 31, 2002 compared to the year ended December 31, 2001.

     The following table shows a summary of our results of operations for the years ended December 31, 2002 and 2001:

	Year ended December 31, 2002	Percentage of net sales and services	Year ended December 31, 2001	Percentage of net sales and services	Percent change

	(in millions of reais, except percentages)
Net sales and services	2,994.5	100%	2,284.7	100%	31%
Cost of sales and services	(2,247.1)	75%	(1,698.3)	74%	32%
Gross profit	747.4	25%	586.4	26%	27%
Selling, general and administrative expenses	(382.3)	13%	(317.7)	14%	20%
Other operating income, net	0.4	0%	10.2	0%	(96%)
Operating income before financial items	365.5	12%	278.9	12%	31%
Financial income (expense), net	28.5	1%	(31.1)	1%	–
Non-operating income (expense), net	(44.1)	1%	(17.0)	1%	159%
Income and social contribution taxes	(71.4)	2%	(27.5)	1%	160%
Minority interest/Equity in earnings of affiliates	(56.2)	2%	(71.1)	3%	(21%)
Net income	222.3	7%	132.2	6%	68%

EBITDA(1)	487.3		372.5		31%

(1)	See footnote 2 under “Summary financial and other information” for a more complete discussion of EBITDA and its reconciliation to information in our financial statements.

     Net sales and services. Our net sales increased by 31%, to R$ 2,994.5 million in 2002 from R$ 2,284.7 million in 2001.

      The following table illustrates the change in net sales and services in each of our segments:

	Year ended December 31,

	2002	2001	Percent change

	(in millions of reais, except percentages)
Ultragaz	1,942.7	1,381.1	41%
Oxiteno	956.1	832.1	15%
Ultracargo	131.5	105.4	25%

     Ultragaz’s net sales and services increased by 41%, to R$ 1,942.7 million in 2002 from R$ 1,381.1 million in 2001, reflecting an increase in LPG sales prices during the year. In January 2002, LPG refinery prices charged by Petrobras to distributors began to be set by reference to international LPG prices, which resulted in domestic prices becoming sensitive to the effects of the real depreciation against foreign currencies. The depreciation of the real and the increases in LPG prices worldwide resulting from the war with Iraq led to an increase of approximately 123% in LPG refinery prices charged by Petrobras to distributors and resulted in a 5% decrease in domestic consumption. At Ultragaz, the resulting increase in sales prices was partially offset by a reduction in volume sales by 3% to 1.30 million tons in 2002 from 1.34 million tons in 2001.

     Oxiteno’s net sales and services increased by 15%, to R$ 956.1 million in 2002 from R$ 832.1 million in 2001. The depreciation of the real made Oxiteno’s products more competitive in the international and the domestic markets, which contributed to this increase. During 2002, Oxiteno’s sales volume decreased by 3%, largely due to ethylene supply restrictions from Braskem, following a long maintenance stoppage during the first half of 2002. In this scenario, Oxiteno sold a higher margin product mix, increasing its sales in Brazil.

     Ultracargo’s net sales and services increased by 25%, to R$ 131.5 million in 2002 from R$ 105.4 million in 2001, mainly reflecting greater sales volumes in the transportation segment due to expansion of its customer base.

     Cost of sales and services. Our cost of sales and services increased by 32%, to R$ 2,247.1 million in 2002 from R$ 1,698.3 million in 2001.

     Ultragaz’s cost of sales and services increased by 43%, to R$1,585.1 million in 2002 from R$1,105.2 million in 2001, principally due to increases on the refinery prices charged by Petrobras to distributors following the deregulation of domestic LPG prices in January 2002. Since then, Petrobras has adopted the international price plus the cost of importing the product as a benchmark.

     Oxiteno’s cost of sales and services increased by 9%, to R$ 614.8 million in 2002 from R$ 563.8 million in 2001. This increase was largely due to increased ethylene prices, which are very sensitive to foreign exchange rate devaluation as well as higher international naphtha prices.

     Ultracargo’s cost of sales and services increased by 31%, to R$ 82.8 million in 2002 from R$ 63.0 million in 2001. This increase reflected the higher prices of nitrogen, the main raw material in the storage segment, and the increase in diesel fuel.

     Gross profit. Our gross profit increased by 27%, to R$ 747.4 million in 2002 from R$ 586.4 million in 2001. Both Ultragaz and Oxiteno contributed to this increase. At Ultragaz, gross profit increased by 30%, to R$ 357.6 million in 2002 from R$ 275.9 million in 2001. At Oxiteno, gross profit increased by 27%, to R$ 341.3 million in 2002 from R$ 268.4 million in 2001.

     Selling, general and administrative expenses. Our selling, general and administrative expenses increased by 20% to R$ 382.3 million in 2002 from R$ 317.7 million in 2001.

     At Ultragaz, depreciation and amortization expenses increased by 24%, to R$ 76.6 million in 2002 from R$ 61.9 million in 2001, due to an increase in fixed and deferred assets in line with the investments amounting to R$ 130.6 million in 2002. Selling expenses increased by 16% to R$ 76.6 million in 2002 from R$ 66.1 million in 2001, due to sales promotions and marketing campaigns and the creation of provisions for doubtful accounts in the amount of R$ 8.3 million in December 2002. General and administrative expenses increased by 31%, to R$ 64.5 million in 2002 from R$ 49.4 million in 2001, due to wage increases in 2002 per the terms of collective labor agreements and consultancy fees arising from the implementation of integrated systems.

     At Oxiteno, selling, general and administrative expenses increased by 15%, to R$ 142.4 million in 2002 from R$ 123.7 million in 2001, due to increased general and administrative due to primarily of higher expenses associated with our profit sharing program, collective wage agreements and expenses related to consultancy and legal services provided in connection with the corporate restructuring which took place in 2002.

     Operating income before financial items. Our operating income before financial items increased by 31% to R$ 365.5 million in 2002 from R$ 278.9 million in 2001. This was mainly a consequence of (i) the improvement in Oxiteno’s competitiveness in the domestic market due to the depreciation of the real; and (ii) the increase in LPG prices, as a result of the 123% increase in LPG refinery prices charged by Petrobras to distributors during 2002. Ultragaz’s operating income before financial items in 2002 was R$ 143.2 million, R$ 42.1 million higher compared to 2001. At Oxiteno, operating income before financial items was R$ 199.9 million in 2002, R$ 53.3 million higher than in 2001. At Ultracargo, operating income before financial items was R$ 17.6 million in 2002, R$ 9.8 million lower compared to 2001.

     Financial income (expense), net. We recorded net financial income of R$ 28.5 million in 2002 compared with a net financial expense of R$ 31.1 million in 2001, principally due to our policy of hedging foreign exchange liabilities. Our consolidated cash position at December 31, 2002 was R$ 637.9 million, of which R$ 546.3 million was in U.S. dollar-indexed financial investments. Our total debt at December 31, 2002 was R$ 583.4 million, of which R$ 377.8 million was denominated in foreign currency. Notwithstanding the disbursement of R$ 208.0 million to Oxiteno’s dissenting shareholders who decided to sell their shares during the corporate restructuring, our net cash position at December 31, 2002 was R$ 54.5 million. See footnote 3 under “Summary financial information” for a more complete discussion of net cash (debt) and its reconciliation to information in our financial statements.

     Non-operating income (expense). Our net non-operating expenses increased by 159% to R$ 44.1 million in 2002 from R$ 17.0 million in 2001 due to the provisioning of R$ 40.5 million for our investment in Nordeste

Química S.A. – Norquisa, a company engaged in the chemical and petrochemical businesses. We held a 8.7% ownership interest in Norquisa, and following the creation of Braskem, we adjusted the value of this investment to reflect our estimate of its market value. The R$ 17.0 million of non-operating expense in 2001 referred mainly to net expense on disposal of investments, property, plant and equipment.

     Equity in earnings of affiliates. This account registered a loss of R$ 1.7 million in 2002 compared to a gain of R$ 1.9 million in 2001 as a result of a loss of R$ 1.0 million in the 2002 results of operations of our affiliate Fábrica Carioca de Catalisadores S.A. – FCC, in which we held a 20% ownership interest, which we sold in November 2002.

     Minority interest. Minority interest decreased by 25%, to R$ 54.5 million in 2002 from R$ 73.0 million in 2001. With the conclusion of the corporate restructuring in 2002, Oxiteno and Ultragaz become our wholly-owned subsidiaries. In accordance with the merger terms and conditions, we included 100% of Ultragaz’s and Oxiteno’s results in our results of operations beginning July 1, 2002, practically eliminating our minority interest.

      Net income. Our net income increased by 68%, to R$222.3 million in 2002 from R$132.2 million in 2001.

     EBITDA. Our EBITDA increased by 31%, to R$ 487.3 million in 2002 from R$ 372.5 million in 2001. Ultragaz’s EBITDA increased by 35%, to R$219.8 million in 2002 from R$ 163.0 million in 2001. Oxiteno’s EBITDA increased by 32%, to R$ 232.7 million in 2002 from R$ 176.8 million in 2001. See footnote 3 under “Summary financial and other information” for a more complete discussion of EBITDA and its reconciliation to information in our financial statements.

LIQUIDITY AND CAPITAL RESOURCES

     Our principal sources of liquidity are cash generated from operations and financing. We believe that these sources will continue to be sufficient to satisfy our current funding requirements, which include, but are not limited to, working capital, capital expenditures, amortization of debt and payment of dividends.

     From time to time, we examine the opportunities for acquisitions and investments. We consider different types of investments, either direct or through subsidiaries, joint ventures, or affiliated companies. We finance such investments using cash generated from our operations, through funding raised in the capital markets, through capital increases or through a combination of these methods.

   Sources and uses of funds

     Net cash flow from operations was R$ 396.4 million and R$ 171.2 million for the nine-month period ended September 30, 2004 and 2003, respectively, and R$ 311.4 million and R$ 468.8 million for 2003 and 2002, respectively. Compared to the same period in 2003, our cash flow from operations increased R$ 225.2 million for the nine months ended September 30, 2004, mainly reflecting increases in our operating income. Our cash flow from operations decreased R$ 157.4 million in 2003 compared to 2002, mainly reflecting the decrease in our financial results due to the increase in net debt and the effect of the appreciation of the real in our U.S. dollar denominated investments.

     Net cash flow from financing amounted to R$ (181.2) million and R$ 46.7 million in the nine months ended September 30, 2004 and 2003, respectively, and R$ 10.8 million and R$ (59.7) million in the years ended December 31, 2003 and 2002, respectively. The negative cash flow from financing for the nine months ended September 30, 2004 is largely due to (i) a R$ 51.8 million increase in dividends paid, and (ii) the partial repayment of export prepayments financing used to finance acquisitions in 2003. The increase in cash flow from financing in 2003, compared to 2002 was mainly due to the increase in export prepayments financing used to finance acquisitions.

     Investing activities consumed net cash of R$ 214.4 million and R$ 290.9 million in the nine-month period ended September 30, 2004 and 2003, respectively. Acquisitions of property, plant and equipment consumed R$ 166.2 million and R$ 110.2 million in the nine-month period ended September 30, 2004 and 2003 respectively, and R$ 171.2 million and R$ 168.8 million in 2003 and 2002, respectively. For the nine months ended September 30, 2004, investing activities were mainly composed of fixed asset modernization, expansion of production capacity for specialty chemicals, construction of the Santos Intermodal Terminal and expansion of our transport fleet. Investing activities consumed net cash of R$ 391.3 million and R$ 427.2 million in 2003 and 2002, respectively.

     We made several acquisitions during the period presented in this prospectus which are reflected in our results from operations and financial condition. The acquisition of ownership interests, including the acquisitions of Nacional Investimentos S.A.’s interest in Ultragaz and the operating assets of Rhodia Especialidades Mexico in 2004 used cash of R$ 18.4 million. The acquisition of Shell Gás and Canamex in 2003 consumed cash of R$ 203.6 million. The acquisition of Oxiteno’s minority interests in 2002 consumed cash of R$ 212.6 million. None of these acquisitions is “significant” as defined in Rule 11-01(b) of Regulation S-X of the Securities Act of 1933, as amended. For more information on our investments and capital expenditures, see “—Investments.”

      We believe we have sufficient working capital for our present requirements.

   Debt

      As of September 30, 2004, our consolidated short and long-term debt was as follows:

Debt	Currency	Interest Rate	Principal amount of outstanding and accrued interest through September 30, 2004

			(in millions of reais)

Foreign currency-denominated loans:
Eurobonds	U.S.$	3.5%	164.5
Export prepayment[1]	U.S.$	4.2% to 6.8%	162.9
Advances on Foreign Exchange Contracts	U.S.$	1.7% to 2.3%	0.1
BNDES—National Bank for Economic and Social	UMBNDES[2]	8.8% to 10.7%
Development			23.8
FINEP–Financing of Inventories and Property Plant &	MX$	TIIE[3] + 2%
Equipment			9.3
Foreign Financing	U.S.$	LIBOR + 2.0%	34.3

Real-denominated loans:
BNDES-National Bank for Economic and Social
Development	R$	TJLP[4] + 3.0%
		to 3.8%	135.6
BNDES-National Bank for Economic and Social		IGPM[5] + 6.5%
Development	R$		15.0
FINEP—Research and Projects Financing		TJLP[4] - 2.0%
	R$		19.6
FINAME—Financing for Machines and Equipment	R$	TJLP[4] + 1.8% to
		4.8%	26.0
Total loans:			591.1

Unrealized losses on swaps transactions			64.4

Total			655.5

(1)	Net of linked operations.
(2)	UMBNDES is based on the average currency basket of the BNDES. The currency basket is a composition of all BNDES foreign currency debts.
(3)	MX$ is the Mexican currency and TIIE is the Mexican interbank interest rate.
(4)	TJLP (Long Term Interest Rate) is a nominal rate of interest established quarterly. In 2004, TJLP was fixed at 9.81% p.a. for the nine months ended September 30, 2004.
(5)	IGPM is the General Market Price Index in Brazil.

      Our consolidated debt as of September 30, 2004 had the following maturity schedule:

Maturity	Amount

(in millions of reais)
October 1, 2004 to September 30, 2005	372.4
October 1, 2005 to September 30, 2006	135.3
October 1, 2006 to September 30, 2007	59.0
October 1, 2007 to September 30, 2008	32.3
October 1, 2008 to September 30, 2009	56.5

Total	655.5

     As of September 30, 2004, R$ 30.0 million of our consolidated debt was secured by property, plant and equipment, R$ 15.0 million was secured by shares of affiliated companies and R$ 15.0 million was secured by guarantees provided by minority shareholders. As of September 30, 2004, we guaranteed a portion of our subsidiaries’ indebtedness in the amount of R$ 686.8 million.

     In 1997, our indirect subsidiary Companhia Ultragaz issued U.S.$ 60 million in a 9% U.S. dollar-denominated Eurobond due in 2005 with a put/call option exercisable in 2002. We and our subsidiary Ultragaz jointly, severally and unconditionally guaranteed this Eurobond and are thus subject to covenants which restrict, among other things, our ability to incur indebtedness, grant liens, make dividend payments and other distributions and conduct sale-leaseback transactions, mergers and asset sales. None of these covenants has restricted our ability to conduct our ordinary course of business as of the date of this prospectus. This Eurobond was purchased in June 2002 by our indirect subsidiary, LPG International Inc., with funds obtained from a syndicated loan with maturity in August 2004. In January 2004, taking advantage of surplus international liquidity, this syndicated loan was refinanced through a new Eurobond issued by LPG International Inc. with an annual interest rate of 3.5% and maturity in June 2005. The new Eurobond benefits from a first priority pledge over the original Eurobond granted by LPG International Inc.

   Investments

     The table below shows our investments in shareholding stakes for the nine-month periods ended September 30, 2004 and 2003 and the years ended December 31, 2003, 2002 and 2001. For more details on these acquisitions see “Business — Investments.”

	Nine months ended September 30,		Year ended December 31,

Company	2004	2003[1]	2003[2]	2002

	(in millions of reais)
Ultragaz	0.3	171.1	171.1	—
Oxiteno	—	1.5	32.5	212.6
Ultracargo	—	—	—	—
Others[3]	6.8	1.8	2.1	0.4

Total	7.1	174.4	205.7	213.0

(1)	The difference between principal equity investments (excluding the share repurchase program) of R$ 172.6 million above and “Business combinations, net of cash acquired,” of R$ 105.2 million, shown in the consolidated statement of cash flow in our unaudited interim consolidated financial statements, is substantially comprised of cash acquired and settlement of debt of Shell Gás (included in “Cash flows from financing activities – Loans from affiliated companies”).

(2)	The difference between principal equity investments (excluding share repurchase program) of R$ 203.6 million above and “Business combinations, net of cash acquired,” of R$ 134.6 million, shown in the consolidated statement of cash flow in our consolidated financial statements, is substantially comprised of cash acquired and settlement of debt of Shell Gás (included in “Cash flow from financing activities – Loans from affiliated companies”)

(3)	Share repurchase program included in our consolidated statement of cash flows under “Cash flows from financing activities – Other.”

    Investments in permanent assets and deferred charges

     The following table sets forth our investments in permanent assets and deferred charges for the nine-month periods ended September 30, 2004 and 2003 and the years ended December 31, 2003 and 2002.

	Nine months ended September 30,		Year ended December 31,

	2004	2003	2003(1)	2002

	(in millions of reais)
Ultragaz	67.0	73.7	114.4	130.6
Oxiteno	64.2	42.6	58.1	55.8
Ultracargo	65.7	22.0	41.5	36.2
Others(2)	0.5	0.2	0.3	0.2

Total capital expenditures	197.4	138.5	214.3	222.8
Disposals	(4.2)	(3.9)	(7.4)	(4.5)

Total capital expenditures, net of disposals	193.2	134.6	206.9	218.3

(1)	Net of R$ 7.9 million of exchanged assets.

(2)	Includes expenditures related to maintenance of our headquarters which is performed by our wholly-owned subsidiary Imaven Imóveis e Agropecuária Ltda.

     At Ultragaz, our investment strategy has been to expand the small bulk delivery distribution and to expand our geographic coverage. During the nine months ended September 30, 2004, investments focused on expanding the small bulk market segment (UltraSystem), on fleet renewal and on the replacement of cylinders. In 2003 and 2002, in addition to the items previously listed, Ultragaz also invested in the installation of the integrated ERP system and in the building of new filling plants.

     At Oxiteno, during the nine months ended September 30, 2004, capital expenditures were largely focused on the modernization of industrial plants, the development of new products and increasing installed production capacity of specialty chemicals. In addition, in 2003 and 2002 we made significant investments in the installation of the ERP system and on quality and environmental control systems.

     At Ultracargo, during previous years we have invested in expanding our storage facilities and truck fleet. For the nine months ended September 30, 2004 and the year ended December 31, 2003, Ultracargo’s capital expenditures focused on the construction of the Santos and Tatuí Intermodal Terminals, the Liquid Fuels Terminal in Montes Claros, and fleet expansion. In 2002, Ultracargo upgraded and expanded its operating capacity and renewed its lease of the Aratu site with Docas do Estado da Bahia – CODEBA for 20 years.

     Ultrapar’s capital expenditures in 2005 are expected to be R$ 222 million. Of this amount, investments in Ultragaz will amount to approximately R$ 83 million, a 7% reduction as compared to 2004, as part of its strategy of focusing on productivity and efficiency. At Oxiteno, investments are expected to amount to approximately R$ 104 million in 2005, higher than in recent years mainly due to investments in expanding our production capacity of specialty chemicals. In 2005, Ultracargo will maintain its strategy of investing in storage facilities and truck fleet. Ultracargo expects to invest approximately R$ 35 million in 2005.

   Tabular disclosure of contractual obligations

      The following table summarizes our contractual obligations, as of September 30, 2004:

	Payment due by period

Contractual Obligations	Total	Up to 1 year	Between 1 and 3 years	Between 3 and 5 years	More than 5 years

	(in millions of reais)
Long term debt	283.1	–	194.3	88.8	–
Purchase obligations(1)	1,362.1	165.1	330.2	330.2	536.6
Operating leases(2)	90.4	4.5	9.1	9.1	67.7
Total contractual obligations	1,735.6	169.6	533.6	428.1	604.3

(1)	The purchase obligation relates to a long-term contract, with Braskem under which we are committed to purchase at least 138,000 tons of ethylene annually through 2012. In the event that this commitment is not met, we are obliged to pay a fine of a maximum of 40% of the annual ethylene volume, multiplied by the price of the ethylene. This contract does not establish the price of ethylene and for this reason the amount in reais is based on the purchase price as at September 30, 2004.

(2)	Our subsidiary company Terminal Químico de Aratu S.A. - Indústria e Comércio has contracts with CODEBA - Companhia Docas do Estado da Bahia, and Complexo Industrial Portuário Governador Eraldo Gueiros, related to the latter’s harbor facilities in Aratu and Suape, respectively. These contracts establish a minimum movement of products of 1,000,000 tons per year in Aratu effective through 2022 and 250,000 tons per year in Suape effective through 2027. If the annual movement is less than the minimum contractual movement, the subsidiary is liable to pay the difference between the effective movement and the minimum contractual movement based on the port tariff rates on the date established for payment. As of September 30, 2004, these rates were R$ 3.67 for Aratu and R$ 3.44 for Suape. The Company has been in compliance with the minimum movement of products since the inception of the contracts.

    U.S. GAAP reconciliation

     Our net income under Brazilian GAAP for the nine-month periods ended September 30, 2004 and 2003 was R$ 304.7 million and R$ 187.4 million, respectively, and R$ 246.4 million and R$ 222.3 million for the years ended December 31, 2003 and 2002, respectively. Under U.S. GAAP, we had net income of R$ 305.2 million and R$ 222.5 million for the nine-month periods ended September 30, 2004 and 2003, respectively, and R$ 288.3 million and R$ 143.9 million, respectively, for the years ended December 31, 2003 and 2002.

     Our shareholders’ equity under Brazilian GAAP as of September 30, 2004 was R$ 1,562.5 million and as of December 31, 2003 and 2002 was R$ 1,356.7 million and R$ 1,191.1 million, respectively. Under U.S. GAAP, we had shareholders’ equity of R$ 1,506.4 million as of September 30, 2004 and R$ 1,294.8 million and R$ 1,076.5 million, respectively, as of December 31, 2003 and 2002.

     The principal differences between Brazilian GAAP and U.S. GAAP that affect our net income and shareholders’ equity relate to the treatment of the following items:

  capitalized interest;

  fixed assets revaluation reversal;

  reversal of deferred charges;

  restatement of property, plant and equipment to adjust for the effects of inflation between January 1, 1996 and December 31, 1997, and its respective depreciation, not required by Brazilian GAAP;

  differences in equity accounting;

  differences in goodwill accounting;

  securities available for sale;

  purchase value adjustments relating to business combinations (including the 2002 corporate restructuring);

  marking-to-market of financial instruments; and

  deferred tax effects on the foregoing adjustments.

     The main difference of Brazilian GAAP that impacted net income under U.S. GAAP, negatively in 2002 and positively in 2003, refers to the marking-to-market of financial instruments. See Note 24 to our consolidated financial statements for a description of the differences above as they relate to us and a reconciliation to U.S. GAAP of net income and total shareholders’ equity.

OFF BALANCE SHEET ARRANGEMENTS

     Our subsidiaries have provided guarantees to financial institutions related to amounts owed to those institutions by certain of their customers (vendor financing). The guarantees have a term of up to 210 days and are equal to the terms of the related financing arrangements. There exists no recourse provision that would enable us or our subsidiaries to recover any amount paid to the financial institutions under these guarantees. In the event that the financial institutions exercise these guarantees, we are entitled to recover the amount paid directly from our customers under the vendor contracts. At September 30, 2004, the maximum potential payment under these guarantees totaled R$ 38.1 million, which represented a R$ 20.9 million increase over September 30, 2003. This increase was mainly due to increased sales to clients that operate with financing arrangements of 210 days. The use of vendor financing was the best alternative to make financing available to these clients. If we stop using this financing instrument, our competitiveness with these clients may be affected. At September 30, 2004, we had not recorded any liability related to these guarantees under Brazilian GAAP.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

     We are exposed to various market risks, primarily related to variable interest rates and foreign exchange rates. Market risk is the potential loss arising from adverse changes in market rates and prices, such as foreign currency exchange rates and interest rates. We do not enter into derivative financial instruments for speculative purposes. Our market risks are mitigated by our high level of financial investments.

     See Notes 4, 18 and 24(j) to our consolidated financial statements for a discussion of the accounting policies for derivative instruments and information with respect to those financial instruments.

   Interest rate risk

     Substantially all of our debt obligations in reais are subject to variable rates of interest based on either the TJLP or the IGP-M inflation index. Our foreign currency borrowings, however, are substantially subject to fixed rates of interest. As of September 30, 2004, we did not have any derivative contracts outstanding which could limit exposure to variations in the TJLP or the IGP-M, primarily because such instruments are not available in the Brazilian market at reasonable prices. Nevertheless, our exposure to interest rate risk is partially limited by our Brazilian currency variable interest investments, which generally earn the overnight interest rates paid on interbank certificates of deposit. In addition to the exposure with respect to existing borrowings, we would be exposed to interest rate volatility with respect to any future debt issuance.

     The table below provides information as of September 30, 2004 about our debt obligations in foreign currency and in reais that are subject to variable rates of interest. The table summarizes information on instruments and transactions that are sensitive to foreign currency exchange rates and interest rates:

				Principal by year of maturity

Debt	Average interest rate	Fair value	Outstanding debt R$	2004	2005	2006	2007	2008	2009

				(in millions of reais)
U.S. dollar borrowings	5.2%	376.2	361.8	0.8	262.8	44.8	9.6	9.5	34.3
Borrowings indexed to the
UMBNDES	8.1%	23.5	23.8	2.1	6.3	7.4	5.0	2.0	1.0
Borrowings indexed to the
TIIE + MX$	2.0%	9.3	9.3	0.1	-	-	-		9.2

				Principal by year of maturity

Debt	Average interest rate	Fair value	Outstanding debt R$	2004	2005	2006	2007	2008	2009

				(in millions of reais)
Borrowings indexed to the
TJLP	2.5%	178.7	181.2	16.5	54.1	54.0	32.1	16.8	7.7
Borrowings indexed to the
IGP-M	6.5%	15.0	15.0	0.2	4.2	4.2	4.2	2.2	-

Subtotal		602.7	591.1	19.7	327.4	110.4	50.9	30.5	52.2

Unrealized losses on swaps
transactions		53.7	64.4	(0.7)	55.2	8.0	1.2	0.7	-
Total		647.6	655.5	19.0	382.6	118.4	52.1	31.2	52.2

   Foreign exchange risk

     A substantial portion of our debt obligations is denominated in U.S. dollars. In addition, a significant portion of our raw materials, are denominated in, or indexed to U.S. dollar. Most of our revenues are denominated in reais, although sales prices of products of the chemicals segment are linked to international market prices established in U.S. dollars. As a result, we are exposed to currency exchange risks that may adversely affect our business, financial condition and results of operations, as well as our ability to meet our debt service obligations.

     We manage the foreign exchange risks associated with the scheduled payments related to our debt obligations by investing in U.S. dollar-denominated assets and in foreign currency/interest swap contracts, under which we pay variable interest in reais based on the interbank certificate of deposit rate, or CDI, and receive fixed interest in U.S. currency.

      The table below summarizes our U.S. dollar net swap position at September 30, 2004:

	Maturity

Swap	2004	2005	2006	2007 and thereafter

Notional amount of swaps (in millions of reais)[1]	15.8	236.4	35.4	12.4
Average receiving rate	U.S.$ + 3.0%	U.S.$ + 7.1%	U.S.$ + 6.3%	U.S.$ + 6.2%
Average payment rate [2]	100% CDI – 1.7%	100% CDI – 0.8%	100% CDI – 1.9%	100% CDI – 1%

(1)	Notional amount converted according to the commercial selling rate reported by Banco Central do Brasil (Ptax) at September 30, 2004

(2)	CDI – Interbank Certificate of Deposit Rate

     We also manage the foreign exchange risks related to our U.S. dollar denominated and Mexican currency denominated assets through foreign currency hedge contracts, as follows:

	Maturity

Swap	2005	2006	2007 thereafter

Notional amount of swaps (in millions of reais) [1]	—	30.7	—
Average receiving rate	—	U.S.$	—
Average payment rate [2]	—	MX$ + 5.8%	—

(1)	Notional amount converted according to the commercial selling rate reported by Banco Central do Brasil (Ptax) at September 30, 2004.

(2)	MX$ is the Mexican currency.

Non-deliverable forward (NDF)	Maturity 2004

Notional amount of NDF (in millions of reais) [1]	51.5

Non-deliverable forward (NDF)	Maturity 2004

Average receiving rate	R$
Average payment rate	U.S.$

(1)	Notional amount converted according to the commercial selling rate reported by Banco Central do Brasil (Ptax) at September 30, 2004.

Business

OUR BUSINESS

     We are one of Brazil’s leading corporate groups. We are engaged in the distribution of LPG, the production of chemicals, and the provision of integrated logistics services. Our wholly-owned subsidiary, Ultragaz, is the largest LPG distributor in Brazil with a national market share of 24%. In the chemicals business, our wholly-owned subsidiary, Oxiteno, is the sole producer of ethylene oxide and its principal derivatives in the Mercosur area (comprising Brazil, Argentina, Paraguay and Uruguay) and a major producer of specialty chemicals. Through our wholly-owned subsidiary, Ultracargo, we are a leading provider of integrated road transport, storage and handling services for chemicals and fuels.

The table below sets forth certain financial information for us and our principal businesses1:

	Nine months ended September 30,		Year ended December 31,

	2004	2003	2003	2002	2001

	(in millions of reais)
Net sales and services
Ultrapar	3,564.1	2,930.3	4,000.3	2,994.5	2,284.7
Ultragaz	2,241.9	1,903.5	2,622.7	1,942.7	1,381.1
Oxiteno	1,210.0	923.9	1,237.8	956.1	832.1
Ultracargo	144.7	131.5	177.1	131.5	105.4
EBITDA(2)
Ultrapar	550.8	384.6	498.5	487.3	372.5
Ultragaz	205.5	166.5	208.2	219.8	163.0
Oxiteno	309.3	182.3	243.2	232.7	176.8
Ultracargo	31.4	30.9	40.0	29.2	28.1
Net Income
Ultrapar	304.7	187.4	246.4	222.3	132.2
Net cash (debt)(3)
Ultrapar	(25.0)		(78.1)	54.5	241.3

(1)	Segment information for our businesses are presented on an unconsolidated basis. See “Presentation of information” for more information.

(2)	See footnote 2 under “Summary financial information” for a more complete discussion of EBITDA and its reconciliation to information in our financial statements.

(3)	See footnote 3 under “Summary financial information” for a more complete discussion of net cash (debt) and its reconciliation to information in our financial statements.

HISTORY AND DEVELOPMENT OF THE COMPANY

     Ultrapar Participações S.A., or Ultrapar, is a sociedade anônima incorporated under the laws of the Federative Republic of Brazil. We were incorporated on December 20, 1953, with our origins going back to 1937, when Ernesto Igel founded Companhia Ultragaz S.A and brought LPG to be used as cooking gas in Brazil using cylinders acquired from Companhia Zeppelin. The gas stove began to replace the traditional wood stove and, to a lesser degree, kerosene and coal gas, which dominated the Brazilian kitchens at the time.

     In 1966, Transultra Armazenamento e Transporte Especializado Ltda, or Transultra was formed to satisfy the demand for high quality transportation services and focused in both the transportation and storage of chemicals, petrochemicals and LPG. In 1978, Terminal Químico de Aratu – Tequimar, or Tequimar was founded for the specific purpose of operating the storage business. Transultra and Tequimar are operating subsidiaries of Ultracargo.

     We were also one of the pioneers in developing the Brazilian petrochemicals industry with the creation of Oxiteno in 1970, located in the Mauá petrochemical complex in São Paulo. In 1986, Oxiteno established its own research and development center in order to respond to specific customer needs.

     Today, we have a significant market presence in the business areas in which we operate. We are the leader in LPG distribution in Brazil through Ultragaz with a 24% market share, according to data prepared by Sindigás, the Brazilian Association of LPG distributors. We deliver LPG to an estimated 7.5 million households using our own vehicle fleet and also approximately 4,400 independent retailers. We are the only producer of ethylene oxide and its principal derivatives in the Mercosur region, with an extensive business in the domestic and international markets. Our petrochemical operations supply more than 30 market segments, particularly agricultural chemicals, food, cosmetics, leather, detergents, packaging for beverages, thread and polyester filaments, brake fluids, petroleum, paints and varnishes. Through Ultracargo, we are a leading provider of integrated logistics of chemical products and fuels in Brazil. We offer integrated multimodal transportation, loading and unloading services and the management of third party fleets. Our high storage capacity together with the strategic location of our assets, facilitates product movement along an integrated multimodal logistics system.

   Corporate Restructuring

     On December 20, 2002, we completed a corporate restructuring process which we began on October 15, 2002. The effects of the corporate restructuring were:

  merger of Gipóia Ltda, a company which held a 23% direct stake in Ultragaz and was owned by Ultra S.A., into Ultrapar, increasing Ultrapar’s ownership in Ultragaz to 100% from 77% of total share capital. Ultrapar issued approximately 7.8 billion common shares in connection with this merger.

  Ultrapar’s “incorporation” of shares issued by Oxiteno, increasing Ultrapar’s ownership in Oxiteno to 100% from 48% of total share capital. The holders of approximately 12 million of Oxiteno’s shares elected to exchange their shares for shares in Ultrapar, triggering the issue of approximately 5.4 billion common shares and 3.4 billion preferred shares by Ultrapar. We paid R$ 208.1 million representing approximately 13 million shares to Oxiteno’s minority shareholders who exercised their statutory withdrawal rights.

      The table below shows the effects of the corporate restructuring in our share capital:

	Total capital (in millions of reais)	Common shares	Preferred shares	Total shares

As of December 31, 2001	433.9	37,984,012,500	15,015,987,500	53,000,000,000

Shares issued for:
Merger of Gipóia	38.5	7,850,603,880	-	7,850,603,880

Incorporation of Oxiteno’s shares	191.6	5,430,005,398	3,410,659,550	8,840,664,948

	Total capital (in millions of reais)	Common shares	Preferred shares	Total shares

As of December 31, 2002	664.0	51,264,621,778	18,426,647,050	69,691,268,828

ORGANIZATIONAL STRUCTURE

      The following chart shows our current organizational structure1 for our principal subsidiaries:

ULTRAPAR PARTICIPAÇÕES
100% / 100%
Oxiteno
100% / 100%
Ultragaz
100% / 100%
Ultracargo
100% / 100%
LPG International
100% /94%
Cia Ultragaz
100% / 100%
Bahiana
56% / 56%
Utingás ²
100% / 100%
Transultra
100% / 100%
SP Gás
100% / 99%
Oxiteno Nordeste
100% / 100%
Barrington
20% / 19%
40% / 38%
40% / 42%
Tequimar
100% /100%
Canamex
100% /100%
Oxiteno International
100% /100%
Oxiteno Overseas

(1)	Percentages represent approximate ownership of voting share capital and total capital (voting capital/total capital)

(2)	Minority participations in Utingás are mainly held by Liquigás Distribuidora S.A. and SHV Gas (31% and 7% of voting capital, respectively).

     We conduct LPG distribution through our wholly-owned subsidiary, Ultragaz. Ultragaz operates through its four primary subsidiaries, Companhia Ultragaz S.A., Bahiana, SP Gás and Utingás. The first three companies operate in the filling and distribution of LPG cylinders. Bahiana operates primarily in the northeast region of Brazil, and Companhia Ultragaz and SP Gas serve the rest of Brazil. Utingás is an LPG storage company, with facilities in the states of São Paulo and Paraná.

     We conduct petrochemical and chemical activities through our wholly-owned subsidiary, Oxiteno. Oxiteno operates in the petrochemical and chemical sector directly and through its subsidiaries, Oxiteno Nordeste S.A. and Canamex. Oxiteno operates two plants located in the state of São Paulo, and Oxiteno Nordeste operates one plant in Camaçari, in the state of Bahia, and a second plant in Triunfo, in the state of Rio Grande do Sul. We acquired Canamex, which has two plants in Mexico, in December 2003.

     We conduct chemical products and fuel logistics through our wholly-owned subsidiary, Ultracargo, which operates through its subsidiaries Transultra and Tequimar. Transultra provides transportation services throughout Brazil, as well as in Argentina and Chile. Tequimar maintains storage facilities at four port terminals located near two of the main petrochemical complexes in Brazil: Camaçari and São Paulo.

INVESTMENTS

     We have made substantial investments in our operations in the last five years. At Ultragaz, we have invested heavily in LPG small bulk delivery distribution (UltraSystem), restructuring our distribution logistics. We have also invested in the construction of filling plants over the past five years, expanding our operations geographically to achieve an almost nationwide coverage. Oxiteno has invested in increasing installed production capacity, in the modernization of its industrial plants and in the development of new products. Ultracargo has invested in storage facilities and in the truck fleet in response to strong demand for a better logistics infrastructure in Brazil, deregulation of the oil and oil products industry and the strong growth in the international trade of vegetable oils and alcohol. We have invested in information technology at all our businesses for integrating processes, improving the quality of information, increasing the response time in decision making and improving our services.

     We have also made several acquisitions to maintain our growth and to consolidate our position in the markets where we operate. In 2002, we acquired minority shareholders’ interests in Oxiteno for R$ 212.6 million. In 2003, we acquired the Brazilian LPG distribution operations of Royal Dutch/Shell N.V. The operations of Shell Gás have been fully integrated in our LPG distribution business. In addition, we entered the petrochemical production market in Mexico through the acquisition of Canamex, a specialty chemicals company, in December 2003, and the acquisition of the operating assets of Rhodia Especialidades Mexico for U.S.$2.7 million in June 2004. This acquisition was motivated by our desire to establish a presence in the Mexican petrochemical market as a platform for production and distribution to supply the United States market, and to diversify geographically Oxiteno’s production facilities.

DISTRIBUTION OF LIQUEFIED PETROLEUM GAS

   Industry and regulatory overview

     LPG is a fuel derived from the oil and natural gas refining process. In Brazil, approximately 85% of local demand in 2004 was produced in local refineries and the remaining 15% was imported. LPG has the following primary uses in Brazil:

  Bottled LPG is used primarily by residential consumers for cooking; and

  Bulk LPG is used primarily for cooking and water heating in shopping malls, hotels, residential buildings, restaurants, laundries and hospitals.

      The following chart shows the process of LPG distribution:

     Historically, bottled LPG has represented more than 70% of the LPG distributed in Brazil, and is primarily used for cooking. The use of LPG for domestic heating in Brazil is immaterial compared with its use in other developed and emerging countries, primarily because of Brazil’s generally warm climate. Consequently, consumer seasonality throughout the year is significantly smaller. In addition, because LPG is not used to a significant extent for domestic heating in Brazil, overall consumption of LPG per capita is lower in Brazil compared to countries where domestic heating is a major element of LPG demand, making low distribution cost a major competitive differential in the market for Brazilian LPG.

     Prior to 1990, extensive governmental regulation of the LPG industry essentially limited the use of LPG to domestic cooking. Since 1990, regulations have permitted the use of LPG for certain commercial and industrial uses, and the use of LPG has increased accordingly.

     The primary international suppliers of LPG are major oil companies and independent producers of both natural gas liquids and oil. However, due to Petrobras’s monopoly over the production and importation of petroleum and petroleum products until the end of 2001, Petrobras is currently the sole de facto supplier of LPG in Brazil.

     Currently, the LPG distribution industry in Brazil consists of 14 LPG distribution companies or groups of companies, and is regulated by the National Oil Agency, or ANP, which reports to the Ministry of Mines and Energy. The LPG distribution industry includes purchasing LPG from Petrobras, filling LPG cylinders and bulk delivery trucks at filling stations, selling LPG to end users, controlling product quality and providing technical assistance to LPG consumers. See “—The role of the ANP.”

     LPG produced by Petrobras, which represented approximately 85% of total LPG sold in Brazil in 2004, is transported in pipelines and by trucks from Petrobras’s production and storage facilities to filling stations maintained by LPG distributors. The balance is imported by Petrobras into Brazil and stored in large storage facilities maintained by Petrobras. The imported LPG is then transported from the storage facilities by pipeline and truck to the LPG distributors’ filling stations.

     LPG can be delivered to end users either in cylinders or in bulk. The cylinders are filled in the LPG distributors’ filling stations. Distribution of bottled LPG is conducted through the use of cylinders via two principal channels:

  home delivery of LPG cylinders; and

  the sale of LPG cylinders in retail stores and at filling stations.

      In both cases, the cylinders are either delivered by the LPG distributors themselves or by independent dealers.

     Bulk delivery is the principal delivery method to large volume consumers, such as residential buildings, hospitals, small and medium-sized businesses and industries. In the case of bulk delivery, LPG is pumped directly into tanker trucks at filling stations, transported to customers and pumped into a bulk storage tank located at the customer’s premises.

     The role of the Brazilian government. The Brazilian government historically regulated the sale and distribution of LPG in Brazil. The period from 1960 to 1990 was characterized by heavy governmental regulation, including price controls, regulation of the areas in which each LPG distributor could operate, regulation of the services offered by distributors and governmental quotas for the LPG sold by distributors, thus restricting the growth of larger LPG distributors. In 1990, the government started a deregulation process with the purpose of establishing a largely unregulated LPG market. This process included easing the requirements for the entry into the market of new distribution companies, reducing certain administrative burdens and removing restrictions on the areas in which distributors could conduct their business and on sales quotas. There are currently no restrictions on foreign ownership of LPG companies.

     Since May 2001, distributors have been allowed to freely establish retail prices, which were previously set by the government. Until the end of 2001, the LPG refinery price, which is charged by Petrobras to all LPG distributors, was determined by the government and was the same for all LPG distributors in all regions of Brazil. Historically, refinery prices have been subsidized by the government. In January 2002, the government abolished subsidies to refinery prices and created a new tax system, the CIDE, which equalized the tax charges on the local market with the imported product in order to open up the market for LPG. Consequently, from January 2002, Petrobras started to freely price LPG in the domestic market, adopting the international price plus surcharges as its benchmark. However, the Petrobras price of LPG is still subject to government intervention when the government deems appropriate, such as occurred between August and October of 2002. Prices of LPG in reais have been unchanged since May 2003. In 2004, Petrobras’s average refinery price was approximately U.S.$ 319.36 per ton compared with the average international price of U.S.$ 389.97 per ton.

     The role of Petrobras. Petrobras, Brazil’s national oil and oil products company, has had a legal monopoly in the exploration, production, refining, importing and transporting of crude oil and oil products in Brazil and Brazil’s continental waters since its establishment in 1953. This monopoly was confirmed in Brazil’s federal constitution enacted in 1988. As a result, Petrobras was historically the sole supplier in Brazil of oil and oil-related products, including naphtha and LPG.

     In November 1995, Petrobras’s monopoly was removed from the federal constitution by a constitutional amendment approved by the Brazilian Congress. According to this amendment, other state and private companies would be able to compete with Petrobras in virtually all fields in which Petrobras operated. This amendment was implemented through Law No. 9,478, dated August 6, 1997, which effectively allowed Petrobras’s monopoly to continue for a maximum period of three years. Law No. 9,478 prescribed that the termination of Petrobras’s monopoly would be accompanied by the deregulation of prices for oil, gas and oil products, and created a new regulatory agency, the ANP, to oversee oil-related activities. However, in practice, Petrobras still remains the sole LPG supplier in Brazil, even though there are no legal restrictions to the operation of other suppliers.

     On June 25, 2004, Petrobras entered the LPG distribution market in Brazil through the acquisition of Agip do Brasil S.A. which had a market share of 21.8% for the year 2004.

     The role of the ANP. The ANP is responsible for the control, supervision and implementation of the government’s oil and gas policies. The ANP regulates all aspects of the production, distribution and sale of oil and oil products in Brazil, product quality standards, and minimum storage capacities required to be maintained by distributors.

     In order to operate in Brazil, an LPG distributor must be licensed with the ANP and must comply with certain minimum operating requirements, including:

  maintenance of sufficient LPG storage capacity;

  maintenance of an adequate quantity of LPG cylinders;

  use of cylinders stamped with the distributor’s own brand name;

  possession of its own filling plant;

  appropriate maintenance of LPG filling units;

  distribution of LPG exclusively in areas where it can provide technical assistance to the consumer either directly or indirectly through an authorized dealer; and

  full compliance with the Unified Suppliers Registration System – Sistema Único de Cadastramento Unificado de Fornecedores – SICAF.

     LPG distributors are required to provide the ANP with monthly reports showing their previous month’s sales and the volume of LPG ordered from Petrobras for the next four months. The ANP limits the volume of LPG that may be ordered by each distributor based on the number of cylinders and infra-structure owned by the distributor. Based on the information provided by the distributors, Petrobras supplies the volume of LPG ordered, provided its production and imports of LPG are sufficient to meet the demand.

     LPG distribution to the end consumer may be carried out directly by the LPG distribution companies or by independent dealers. Each LPG distributor must provide the ANP with information regarding its contracted independent dealers on a monthly basis. The construction of LPG filling plants and storage facilities is subject to the prior approval of the ANP, and filling plants and storage facilities may only begin operations after ANP inspection.

     The self-regulatory code. In August 1996, most of the Brazilian LPG distributors, representing more than 90% of the market, cylinder manufacturers, LPG transportation companies and certain LPG retail stores, under the supervision of the Brazilian government, entered into a statement of intent regarding the establishment of a program for “requalifying” LPG cylinders (a process under which they undergo safety and quality checks) and other safety procedures, known as the “Self-Regulatory Code” or Código de Auto-Regulamentação. See “— Cylinder swapping centers and requalification of cylinders.” Before the Self-Regulatory Code came into effect, certain LPG distributors, not including Ultragaz, would fill cylinders stamped with another distributor’s brand. This practice resulted in a low level of investment in new cylinders, giving rise to concerns regarding the safety of older cylinders. The Self-Regulatory Code provides, among other things, that:

  each LPG distributor may only fill and sell cylinders that are stamped with its own trademark;

  each LPG distributor is responsible for the quality and safety control of its cylinders; and

  each LPG distributor must maintain a sufficient number of cylinders to service its sales volume.

     Under the Ministry of Mines and Energy Normative Ruling No. 334 of November 1, 1996, or Ruling 334, any party that defaults on its obligations under the Self-Regulatory Code will be subject to the legal penalties, ranging from payment of a fine and suspension of supply of LPG to such party to suspension of such party’s LPG distribution operations.

     Ruling 334 sets forth the following timetable for the implementation of the measures adopted under the Self-Regulatory Code:

  the construction of at least 15 cylinder swapping centers, starting in November 1996 (See “— Cylinder swapping centers and requalification of cylinders”);

  the filling of third party cylinders to have ceased by October 1997;

  by November 1, 2006, the requalification of 68.8 million cylinders manufactured up to 1991; and

  by November 1, 2011, the requalification of 12.8 million cylinders manufactured between 1992 and 1996.

     Ultragaz itself is required to requalify 13.8 million cylinders by November 2006 and an additional 1.3 million cylinders by November 2011. Ultragaz has already requalified more than two-thirds of its cylinders.

     Environmental, health and safety standards. LPG distributors are subject to Brazilian federal, state and local laws and regulations relating to the protection of the environment, public health and safety. The National Council of the Environment, or Conselho Nacional do Meio Ambiente - CONAMA, and the Ministry of Labor, or Ministério do Trabalho, are the primary environmental regulators of Ultragaz at the federal level.

     Brazilian federal and state environmental laws and regulations require LPG distributors to obtain operating permits from the state environmental agencies and from the fire department. In order to obtain such permits, distributors must satisfy regulatory authorities that the operation, maintenance and reclaiming of facilities are in compliance with regulations and are not prejudicial to the environment. In addition, regulations establish standard procedures for transporting, delivering and storing LPG and for testing and requalification of LPG cylinders. Civil, administrative and criminal sanctions, including fines and the revocation of licenses, may apply to violations of environmental regulations. Under applicable law, distributors are strictly liable for environmental damages.

     Distributors are also subject to federal, state and local laws and regulations that prescribe occupational health and safety standards. In accordance with such laws and regulations, it is mandatory for distributors to prepare reports on their occupational health and safety records on an annual basis to the local office of the Ministry of Labor in each of the states in which they operate. In addition, they are also subject to all federal, state and local governmental regulation and supervision generally applicable to companies doing business in Brazil, including labor laws, social security laws, and public health and consumer protection laws.

   Ultragaz

     We distribute LPG through Ultragaz. Founded in 1937, we were the first LPG distributor in Brazil. At that time, Brazilians used wood stoves and, to a lesser extent, alcohol, kerosene and coal stoves. At present Ultragaz is the leading company by sales volume in the Brazilian LPG market.

     Ultragaz operates in the distribution of both bottled and bulk LPG, nation-wide, including the most highly populated states in Brazil, such as São Paulo, Rio de Janeiro and Bahia and sells bottled LPG through its own retail stores and through independent dealers as well as its own truck fleet, which operates on a door-to-door basis. Bulk LPG is serviced through its own truck fleet.

     In August 2003, Ultragaz acquired Shell Gás, Royal Dutch/Shell N.V.’s LPG operations in Brazil for a total price of R$ 170.6 million. Shell Gás had about 4.5% market share in Brazilian LPG distribution, selling approximately 287,400 tons of LPG in 2002. With this acquisition, Ultragaz has become the Brazilian market leader in LPG with a 24% share of the Brazilian market at the date of the acquisition and has also improved its economies of scale for distribution and reduced its logistics cost.

      Ultragaz has four operating subsidiaries:

  Companhia Ultragaz S.A., or Cia. Ultragaz, the company that pioneered our LPG operations;

  Bahiana Distribuidora de Gas Ltda., or Bahiana, which is a wholly owned subsidiary of Ultragaz.

  Shell Gás, acquired in August 2003 and subsequently renamed SP Gás Distribuidora de Gás Ltda.; and

  Utingás Armazenadora S.A., or Utingás, which was incorporated in 1967 when Ultragaz and other LPG distributors joined to construct LPG storage facilities based in the states of São Paulo and Paraná. Ultragaz currently controls 56% of the storage operations. See “— Storage of LPG.”

     Markets and marketing. When Ultragaz began its operations, it served only the southeast region of Brazil. Currently, Ultragaz is present in all of Brazil’s significant population centers, with the exception of the Amazon region. Ultragaz provides this service through 16 filling plants in its principal operating areas.

     Distribution of bottled LPG includes direct home delivery and retail stores, both carried out by Ultragaz or its dealership network using 13 kg ANP (National Oil Agency) approved cylinders. In the case of Ultragaz, the cylinders are painted blue, which we believe is an important element in recognizing the “Ultragaz” brand. Ultragaz’s operating margins for bottled LPG vary from region to region and reflect market share and distribution channel in the region.

     Until recently, Ultragaz’s sales strategy for bottled LPG delivery was to increase market share through geographical expansion as well as protecting and incrementing market participation in regions where it already operated. With the acquisition of Shell Gás, Ultragaz became the Brazilian market leader in LPG, intensifying its strategy of investing in the brand and protecting market share. The LPG bottled market in Brazil is a mature one and Ultragaz believes that growth in demand will be a function of increasing number of households consuming the product and the level of household income.

     Distribution of bulk LPG is largely carried out through 190 kg storage tanks installed on its clients’ premises. Since 1994, Ultragaz has been investing in small/medium size bulk delivery facilities and in bob-tail trucks, known as UltraSystem, which deliver LPG in bulk to commercial clients. Ultragaz’s clients in the commercial sector include shopping centers, hotels, residential buildings, restaurants, laundries and hospitals. Ultragaz’s trucks supply client’s stationary tanks using a system that is quick, safe and cost effective.

     Ultragaz’s industrial clients are made up mostly of companies in the food, metallurgical, steel and ceramics industries that have large fixed tanks at their plants and consume monthly volumes in excess of 5 tons of LPG. These clients represent a very small portion of Ultragaz’s sales volume since, in the case of large volume consumers, Ultragaz is competing with other highly competitive energy sources such as natural gas.

     Ultragaz supplies its bulk delivery clients on the basis of supply contracts with terms ranging from two to five years. This type of contract limits fluctuations in sales given that the installation of the tanks is carried out by Ultragaz, and any change in supplier would imply the client reimbursing Ultragaz’s investments. The contract also requires that any tank supplied by Ultragaz may only be filled with LPG delivered by the company. When the bulk delivery contract expires, it can be renegotiated or the tank removed. Since the installation of the tank represents a significant investment for Ultragaz, it seeks to achieve a return on its investment within the term of the contract.

     Ultragaz’s strategy for bulk LPG distribution is to continue its process of product and service innovation and in increasing the profile of its trade-mark. Ultragaz also has a team to identify needs of each bulk LPG client and develop practical solutions for using LPG as an energy source.

The table below shows Ultragaz’s sales of LPG to clients of bottled and bulk LPG:

	Nine months ended September 30,	Year ended December 31,

Client category	2004	2003	2002	2001

	(in thousands of tons)
Bottled LPG cylinder
Residential delivery by Ultragaz	128.7	114.4	78.4	86.5
Ultragaz retail stores	4.6	5.0	4.7	5.6
Independent dealers(1)	660.7	770.6	715.2	733.7

Total bottled LPG	794.0	890.0	798.3	825.8
Total bulk LPG	374.8	472.0	504.3	519.1

Total tons delivered	1,168.9	1,362.1	1,302.6	1,344.9

(1)	Includes residential deliveries and distribution through retailers’ stores.

     Distribution infrastructure. Ultragaz’s distribution strategy includes having its own distribution infrastructure, since it believes proximity to customers is a significant factor in successful distribution and sales strategies. The services associated with Ultragaz’s home deliveries strongly influence the ranking of the “Ultragaz” brand name in the bottled market. Ultragaz seeks to expand its home delivery services by having its delivery personnel provide safety recommendations to household customers and by scheduling deliveries on the same week-day in each covered area. For both bottled and bulk LPG, deliveries are made by employees wearing Ultragaz uniforms and driving vehicles with Ultragaz’s logo. Ultragaz, in partnership with consumer goods companies, distributes samples of soap and shampoo, among other things, to encourage customer loyalty and add value to its services.

     Ultragaz delivers bottled LPG using a distribution network, which includes 90 company-owned retail stores, and approximately 4,400 independent dealers. Ultragaz has a fleet of 762 vehicles for delivering gas cylinders to homes and commercial establishments.

     Bottled sales capacity derives from the number of cylinders owned by Ultragaz and the number of cylinders owned by its independent dealers. Ultragaz estimates that as of December 31, 2004, there were 20 million 13 kg Ultragaz cylinders in the market.

     Independent dealers. Ultragaz’s independent distribution network ranges from large dealers, which carry out extensive home delivery, to single retail stores, which sell small quantities of LPG cylinders. Until the enactment of ANP Rule 297 on November 18, 2003, independent dealers needed only to be registered with ANP for the sale of LPG cylinders. No licenses were required except for those required by the fire department and the municipal authorities. Rule 297 established that the independent dealers must be registered with ANP and comply with a list of pre-requisites contained in such rule, as well as those required by law for the storage of cylinders up to 90 kg. Also, each municipality sets forth its own safety regulations applicable to stores that sell LPG, including a minimum distance from certain locations, such as schools. For the nine months ended September 30, 2004, approximately 83% of Ultragaz’s bottled LPG sales were made through independent dealers.

     The agreements entered into between Ultragaz and independent dealers require the use of the Ultragaz brand and the display of the Ultragaz logo in the delivery vehicles and in the uniforms worn by delivery personnel. Proprietary rights in the trademark and logo are retained by Ultragaz, duly registered with the National Institute of Industrial Property (INPI – Instituto Nacional de Propriedade Industrial). All contracted dealers are Ultragaz’s exclusive representatives. Under the terms of the respective contracts, each dealer agrees not to deliver non-Ultragaz LPG cylinders.

     In order to strengthen the relationship with its network of independent dealers, Ultragaz has created project SOMAR (Marketing Solutions Applied to Independent Dealers), as part of which it recommends changes to dealers’ operating procedures, helps to improve the efficiency of their operations and encourages their adoption of best practices. Ultragaz believes that improving the efficiency of independent dealers is a key factor to improve the profitability of the distribution chain of LPG.

     Distribution channels to bulk consumers. Large bulk distribution, classified by Ultragaz as consumption of more than five tons per month and comprised almost exclusively of industrial users, is made by tanker trucks that deliver the LPG directly to the storage tanks located at the customers’ premises. Small bulk distribution, classified by Ultragaz as consumption of between 0.5 and five tons per month and comprised of commercial users and smaller industrial users, is made primarily by bob-tail trucks, to enable delivery to be made to commercial users whose tanks are not readily accessible by traditional bulk delivery equipment. Ultragaz uses the UltraSystem trade name in connection with its small bulk distribution through bob-tail trucks. Ultragaz makes bulk sales directly to customers using its own fleet and transportation provided by Ultracargo and by third parties.

     Payment terms. Ultragaz’s sales through its retail stores and through home delivery are made on a cash basis. Ultragaz’s sales to independent dealers and to industrial and commercial users have payment terms of 10 to 30 days.

   Cylinder swapping centers and requalification of cylinders

     Cylinder swapping centers. Pursuant to the Self-Regulatory Code, the LPG distributors have established sixteen operating swapping centers to facilitate the return of third-party cylinders to the appropriate distributor. Under the Self-Regulatory Code, while LPG distributors may pick up any empty LPG cylinders tendered by customers in exchange for full LPG cylinders, whether or not such empty cylinders were put in circulation by that distributor, after October 1997, LPG distributors were not permitted to refill third-party cylinders. Accordingly, LPG distributors may deliver third-party cylinders to a swapping center where such cylinders may be exchanged for cylinders placed in circulation by such LPG distributor. The swapping centers currently charge a fee of R$ 0.16 per exchanged LPG cylinder. In areas where only one LPG distributor has a sizable market share, it is customary to use the facilities of that distributor as an unofficial swapping center for which that distributor may charge an additional fee.

     Prior to the establishment of the swapping centers, Ultragaz incurred significant costs associated with the return of its cylinders, as it did not follow the widespread industry practice of filling third-party cylinders. As the swapping centers costs are shared amongst LPG distributors, Ultragaz’s costs from the return of cylinders were significantly reduced when the swapping centers were created, but have since then increased due to Ultragaz’s geographic expansion.

     Requalification of cylinders. The useful life of a cylinder varies depending on a number of factors, the most important of which are the extent to which the cylinder has been exposed to corrosion from the atmosphere and whether the cylinder has been damaged. The Self-Regulatory Code provides that all cylinders must be requalified after their first 15 years’ use, and every 10 years thereafter. Each cylinder is visually inspected for damage and corrosion to determine if it can be requalified or if it should be discarded as scrap metal. In the case of cylinders which pass the quality and safety checks, several procedures are followed before the cylinders are stamped with the year of requalification and the next year in which they are due for requalification.

   Supply of LPG

     Currently, Ultragaz and all other LPG distributors in Brazil purchase LPG exclusively from Petrobras without a formal LPG supply contract. The procedures for ordering and purchasing LPG from Petrobras are generally common to all LPG distributors, including Ultragaz. There have been no significant interruptions in the supply of LPG by Petrobras to the distributors with the exception of an interruption in 1995 due to a 15-day strike by Petrobras employees.

     It is possible that LPG distributors, including Ultragaz, could diversify their supply sources as a result of the end of Petrobras’s constitutional monopoly, the equalization of the tax on domestic and imported LPG and the matching of Petrobras’s prices with prevailing prices in the international market.

   Storage of LPG

     Ultragaz’s storage capacity is approximately 18,300 tons. Based on its 2004 average LPG sales, Ultragaz can store approximately three and a half days’ supply of LPG. Petrobras maintains approximately three and a half days’ supply of LPG at its refineries and other facilities. Accordingly, any interruption in the production of LPG can result in shortages, such as the one that occurred during the Petrobras strike in 1995.

     Ultragaz stores its LPG in large tanks at each of its filling plants located throughout the regions in which it operates. Primary filling plants receive LPG directly from Petrobras by pipeline; secondary filling plants are supplied by truck; and satellite plants primarily hold LPG which is used to fill bob-tail trucks for small bulk distribution to customers that are not located near a primary or secondary filling plant in order to optimize the LPG distribution process. See “Business — Property, plants and equipment — Ultragaz.”

     Future storage requirements. Due to the historical Petrobras monopoly in the production and importation of LPG, LPG distributors have historically not made substantial investment in storage capacity. Nevertheless, Ultragaz believes that an LPG distributor that decides to diversify its supply of LPG through importation will have to increase its storage capacity because the importation of LPG would only be economically viable if carried out on a large scale. Ultragaz’s management believes that Ultragaz has several alternatives to address storage capacity including joint ventures, joint investments with other LPG distributors and possible contracts with Petrobras for using existing storage facilities.

   Competition

      Ultragaz’s main competitors are:

  SHV Gas, formed by the merger of Minasgás S.A. and Supergasbrás S.A. and controlled by SHV Energy, a major multinational LPG distributor, which operates through its two separate brands, “Minasgás” and “Supergasbrás”;

  Liquigás, formerly controlled by ENI Group and acquired by Petrobras in June 2004, which has been operating in the Brazilian LPG distribution sector for more than 40 years; and

  Butano, a domestic Brazilian LPG distributor which has been present in the market for more than 45 years.

      The following table sets forth the market share of Ultragaz and its competitors:

	Market share for the year

LPG Distributor	2004	2003	2002

Ultragaz(1)	24.1%	21.8%	19.6%
SHV Gas(2)	20.5%	17.1%	16.8%
Liquigás	21.8%	21.7%	21.2%
Butano	18.7%	19.0%	19.4%
Others	14.9%	20.5%	23.0%
Total	100.0%	100.0%	100.0%

(1)	Includes sales volume of Shell Gás since its acquisition in August 2003.

(2)	Proportional to SHV equity stakes in the operating companies. As of July 2004, SHV Gas owned 100% of its operating subsidiaries in Brazil.

     Prior to 1990, the government specified the areas in which LPG distributors were permitted to operate and each LPG distributor was allocated a limit in its LPG sales for each Brazilian geographic region in which it operated. These limits impacted the growth of larger LPG distributors and limited competition among LPG distributors. These restrictions were removed as part of the deregulation process, resulting in a substantial increase in competition among domestic LPG distributors.

     The bottled market for LPG is a mature market with relatively low consumption growth and thus competition is largely based upon attempts by LPG distributors to increase market share at the expense of their competitors. LPG distributors in the bottled market compete primarily on brand awareness and reliability of delivery and the service provided to customers. Ultragaz believes that it is competitive in these aspects. Since per capita consumption is small, low distribution costs is the critical factor in dictating profitability. Therefore, LPG distributors largely compete on the basis of efficiencies in distribution and delivery as all LPG distributors currently purchase all of their LPG requirements from Petrobras, and as Petrobras’s refinery price charged to the distributors is the same to all LPG distributors. Ultragaz’s principal markets, including the cities of São Paulo, Salvador and Curitiba, contain heavy concentrations of residential consumers and therefore distribution to this market can be carried out with great economies of scale resulting in lower distribution costs to Ultragaz. Additionally, Ultragaz enjoys low bulk LPG distribution costs through UltraSystem.

     In addition to competing with other LPG distributors, Ultragaz competes with companies that offer alternative energy sources to LPG, mainly natural gas, and other sources such as wood, diesel, fuel oil and electricity.

     Natural gas is currently the principal source of energy against which we compete. Natural gas is currently less expensive than LPG for industrial consumers who purchase large volumes, but more expensive for residential consumers. In addition, supply of natural gas requires significant investments in pipelines. While fuel oil is less expensive than LPG, LPG has performance and environmental advantages over fuel oil in industrial use.

     From January 2002, the LPG refinery price charged by Petrobras to its distributors was set at international market levels. This change has meant that domestic prices are now affected by the fluctuations in prices on the overseas market as well as foreign exchange rate variation. The real’s depreciation against the U.S. dollar increased the ex-refinery price of LPG by approximately 123% in 2002, resulting in a 5% decline in consumption in the Brazilian market in the same year. This increase in LPG prices during 2002 continued to impact sales volume in 2003, which together with the average loss in disposable incomes in Brazil, translated into a 6% decline. Ultragaz posted a 5% growth in sales volumes during 2003, principally due to the acquisition of the LPG distribution business of Shell in Brazil in August 2003. Ignoring the additional volume from the acquisition of Shell Gás, Ultragaz posted an approximately 4% decline in sales volume. For the nine months ended September 30, 2004, growth in the Brazilian economy, improvement in personal incomes among the population and the enhanced stability of the LPG price charged by Petrobras contributed to the increase of the LPG sales in the Brazilian market, which reported a 3% increase in relation to the same period in 2003. For this period, Ultragaz’s sales volume increased 19% compared to the same period in 2003, due to the acquisition of Shell Gás in August 2003 and growth in the LPG market.

The following graph shows LPG sales volume for the Brazilian market and Ultragaz for the periods indicated:

Sales Volume - LPG Market (in thousands of tons)	Sales Volume - Ultragaz (in thousands of tons)

   Tax exemption status

     Pursuant to legislation which provides tax relief for industries located in the northeast region of Brazil, Ultragaz benefits from an income tax exemption on operating income with respect to the filling plant at Suape, expiring in 2007, a 75% tax reduction at the Mataripe and Caucáia filling plants, expiring in 2013 and 2012, respectively, and a 25% reduction at the filling plants in Ilhéus and Aracaju, valid through 2008. Tax exemptions amounted to R$ 4.4 million, R$ 3.7 million and R$ 5.4 million for the nine months ended September 30, 2004 and for the years ended December 31, 2003 and 2002 respectively. We cannot guarantee that there will be no amendments to the current tax legislation. For further information see Note 21 to our consolidated financial statements and our unaudited consolidated financial statements.

   Quality

     Ultragaz was the first Brazilian company to accept responsibility for the safety of its cylinders and campaign for the self-regulation of the gas distribution sector. We are still the only Brazilian LPG distributor with ISO (International Standards Organization) certification for excellence in quality management. All our filling plants are ISO 9001 certified.

PETROCHEMICALS AND CHEMICALS

   Overview of the sector and applicable regulations

     The petrochemical industry transforms crude oil or natural gas into widely used consumer and industrial goods. The Brazilian petrochemical industry is generally divided in three sectors, depending on the stage of transformation of the petrochemical raw material. The companies that operate in these different stages are known as first, second and third generation companies.

     First generation companies. Brazil’s first generation companies, which are referred to as “crackers,” break down or “crack” naphtha (a by-product of the oil refining process), their principal feedstock, into basic petrochemicals. In Brazil, the crackers supply their naphtha requirements from Petrobras and through imports. Currently, Petrobras is the only Brazilian producer of naphtha. The basic petrochemicals produced by the crackers include olefins, primarily ethylene, propylene and butadiene and aromatics, such as benzene, toluene and xylenes. Braskem S.A, Companhia Petroquímica do Sul, known as Copesul, and Petroquímica União, known as PQU — Brazil’s three crackers — sell these basic petrochemicals to second generation companies. The basic petrochemicals, which are in the form of either gases or liquids, are transported to the second generation companies through pipelines for further processing.

     Second generation companies. Second generation companies process the basic petrochemicals produced by the crackers to obtain intermediate petrochemicals, such as:

  polyethylene, ethylene oxide, polystyrene and polyvinyl chloride, or PVC, each produced from ethylene;

  polypropylene, oxo-alcohols and acrylonitrile, each produced from propylene;

  caprolactam, produced from benzene;

  purified terephtalic acid, or PTA, produced from p-xylene; and

  styrene butadiene rubber, or SBR, and polybutadiene, each produced from butadiene.

     There are approximately 50 second generation companies operating in Brazil, including Oxiteno. The intermediate petrochemicals are produced in solid form (as plastic pellets or powders) and in liquid form and are transported through roads, railroads or by ship to third generation companies.

     Third generation companies. Third generation companies, known as transformers, purchase the intermediate petrochemicals from the second generation companies and transform them into final products, including:

  polyester - a byproduct of PTA and ethylene glycol (ethylene glycols are byproducts of ethylene oxide);

  plastics produced from polyethylene, polypropylene and PVC;

  acrylic fibers produced from acrylonitrile;

  nylon produced from caprolactam; and

  elastomers produced from butadiene.

     Third generation companies produce a variety of consumer and industrial goods, including containers and packaging materials, such as bags, film and bottles, textiles, detergents and paints as well as automobile parts, toys and consumer electronic goods. There are over 6,000 third generation companies operating in Brazil.

     Petrochemical complexes. The production of first and second generation petrochemicals in Brazil centers around three complexes: the northeast complex, the São Paulo petrochemical complex, and the southern petrochemical complex. Each complex has a single first generation producer or cracker, and several second generation companies.

     The northeast complex, located in the municipality of Camaçari in the state of Bahia, began operations in 1978. It consists of approximately 19 second generation companies, including Oxiteno, situated around Braskem. Braskem currently has an ethylene production capacity of 1.3 million tons per annum.

     The São Paulo complex, at Capuava in the state of São Paulo, was created in 1972 and is the oldest petrochemical complex in Brazil. Its cracker, PQU, supplies first generation petrochemicals to 25 second generation companies including Oxiteno. PQU has an ethylene production capacity of 500,000 tons per annum.

     The southern complex, located in the municipality of Triunfo in the state of Rio Grande do Sul, is based around the raw materials cracker, Copesul, and includes seven second generation companies. Copesul has an ethylene production capacity of 1.1 million tons per annum. Oxiteno does not purchase ethylene from Copesul.

     Role of Petrobras. Naphtha is the raw material used in Brazil for the production of basic petrochemicals such as ethylene and propylene. Petrobras is still the only producer and the most important naphtha supplier in Brazil, even though its legal monopoly ended in August 2000. See “— Distribution of liquefied petroleum gas — Industry and regulatory overview” for a discussion of the termination of the Petrobras monopoly.

     Naphtha prices have been freely negotiated since August 9, 2000. In July 2000, the naphtha price was 9% above the Amsterdam, Rotterdam and Antwerp Region price, known as the ARA price, which is the international reference price. In 2004, the domestic naphtha price was approximately U.S.$ 8.5/ton lower or 2% lower than the international reference price.

     Environmental, health and safety standards. Petrochemical companies are subject to Brazilian federal, state and local laws and regulations governing the protection of the environment. At the federal level the main regulators are CONAMA and the Ministry of Labor.

     In accordance with environmental laws and regulations, petrochemical companies are required to obtain licenses for their manufacturing facilities from competent environmental authorities, which may also regulate its operations by prescribing specific environmental standards in its operating licenses. Petrochemical companies must satisfy regulatory authorities that the operation, maintenance, and reclaiming of facilities comply with regulations and do not cause damage to the environment.

     Environmental regulations apply particularly to the discharge, handling and disposal of gaseous, liquid and solid products and by-products from manufacturing activities. Rules issued by CONAMA and by state authorities also prescribe preventive measures relating to environmental pollution and waste treatment requirements. In addition, the transportation, storage and supply of products are subject to specific standards designed to prevent spills, leakages and other accidents.

     Historically, environmental regulations have imposed increasingly strict standards, higher fines, and greater exposure to liability and increased operating costs and capital expenditures. In addition, civil, administrative and criminal sanctions, including fines and the revocation of licenses may apply to violations of environmental regulations. Under applicable law, Oxiteno is strictly liable for environmental damages.

     Petrochemical companies are also subject to federal, state and local laws and regulations that establish occupational health and safety standards. In accordance with such laws and regulations, these companies are also required to report on their occupational, health and safety records on a yearly basis to the local office of the Ministry of Labor in each of the states in which they operate. They are also subject to all federal, state and local government regulation and supervision generally applicable to companies doing business in Brazil, including labor laws, social security laws, public health, consumer protection, securities laws and antitrust laws.

   Oxiteno

     We operate in the chemical sector through the second generation company, Oxiteno, a wholly owned subsidiary of Ultrapar. Oxiteno is the only Brazilian producer of ethylene oxide, ethylene glycols, ethanolamines, glycol ethers and methyl-ether-acetates, and also a major producer of specialty chemicals. With the exception of a small factory in Venezuela, Oxiteno is the only ethylene oxide producer in South America. Its products are used in a broad range of industrial sectors, such as polyester, packaging, paints, varnishes and cosmetics. During the nine months ended September 30, 2004, Oxiteno sold approximately 391,000 tons of chemical and petrochemical products.

     Oxiteno’s strategic focus is to provide a broad coverage of the ethylene oxide and derivates market, maintaining a leading position in these markets that strengthens barriers to entry. Oxiteno’s strategy is to increase its specialty chemical production capacity and its geographic reach.

     Products and markets. Oxiteno’s products can be divided into two principal groups: (i) commodity chemicals, which are generally higher-volume products, with standard features, and (ii) specialty chemicals, which tend to be lower-volume products sold on the basis of chemical composition and suitability to meet a particular end-use requirement. Oxiteno’s principal commodity chemicals are ethylene oxide, ethylene glycol and methyl-ethyl-ketone, or MEK. Oxiteno’s principal specialty chemicals include a wide variety of products that are used as surfactants, softeners, dispersants, emulsifiers and hydraulic fluids.

     The following chart outlines the principal raw materials used by Oxiteno and their intermediate and final products.

   Commodity products

     The following are Oxiteno’s principal commodity products and their principal uses and markets.

     Ethylene oxide. Ethylene oxide is a colorless and highly flammable gas at room temperature and atmospheric pressure. Ethylene oxide is produced in a continuous production process by gaseous phase catalytic partial oxidation of ethylene by oxygen at high temperature and pressure. In 2004, Oxiteno used approximately 96% of its ethylene oxide production in the production of derivatives and sold the remaining 4% to other petrochemical companies.

     Ethylene glycols. The principal ethylene glycol produced by Oxiteno is mono-ethylene glycol, known as MEG. Oxiteno also produces di- and tri-ethylene glycol. Mono-ethylene glycol is a clear, non flammable, non volatile liquid at room temperature and atmospheric pressure. Ethylene glycols are produced in a continuous process from an ethylene oxide solution and principally sold to chemical companies for the manufacture of polyester fibers and polyethylene terephthalate, known as PET, with the remainder sold for use in the production of antifreeze, brake fluids, solvent and other chemicals.

     Methyl-ethyl-ketone. Methyl-ethyl-ketone, or MEK, a clear, volatile, flammable liquid at room temperature and atmospheric pressure, is Oxiteno’s principal commodity chemical not produced from ethylene oxide. MEK is used as a fast evaporation solvent for thinners, paints, lacquers and adhesives and also as an active solvent for several resins such as cellulosics, acrylics, polyesters, polyuretanics, PVC, neoprene and maleic.

Specialty chemicals

     The following table sets forth Oxiteno’s principal specialty chemical products and their principal uses and markets.

Major markets	Specialty chemicals	Uses

Detergents	Alkylbenzene sulfonic acids, alkylsulfates, alkyl ether sulfates, ethoxylated alkylphenols, ethoxylated fatty alcohols, polyethyleneglycols, alkanolamides, betaines, sulphosuccinates, block copolymers EO/PO	Dispersants, solubilizing agents, emulsifiers, foam stabilizers, adjuvants, moisteners, detergent bases

Agricultural chemicals	Ethoxylated fatty amines, ethoxylated alkylphenols, alkyl ether sulfates, blends, naphthalene sulfonate, ethoxylated vegetable oil, copolymers EO/PO	Emulsifiers, moisteners, dispersants, humectants

Cosmetics	Alkyl sulfates, alkyl ether sulfates, betaines, ethoxylated fatty alcohols, polyethyleneglycols, alkanolamides, ethoxylated sorbitan esters, sorbitan fatty esters	Emollients, densifiers, emulsifiers, foam stabilizers, adjuvants, moisteners, detergent

Foods	Sorbitan fatty esters, ethoxylated sorbitan esters	Emulsifiers, stabilizers, dispersants

Textiles	Ethoxylated alkylphenols, ethoxylated fatty alcohols, ethoxylated vegetable oils, ethoxylated fatty amines	Antistatic agents, lubricants, softeners, emulsifiers, antifoamers, mercerizing additives, humectants, low foam detergents

Leather	Ethoxylated alkylphenols, polyethyleneglycols, naphthalenes, sulfonates	Depilatory agents, degreasers, dispersants, softeners, synthetic tannins

Major markets	Specialty chemicals	Uses

Oil field chemicals	Block copolymers EO/PO, condensed naphthalenes, sulphonates, sorbitan fatty esters	Dispersants, surfactants, emulsion preventers

Domestic sales

     The Brazilian petrochemicals industry seeks to prioritize demand from the domestic market, where there is greater value added, although sales are also made to the overseas market. While Oxiteno sells the larger part of its commodities and specialty chemicals in Brazil, production capacity exceeds domestic market demand, with Oxiteno exporting surplus production to more than 48 countries in Asia, Latin America, Europe and North America. Oxiteno maintains production capacity above local demand for strategic reasons. For the nine months ended September 30, 2004 and for the years ended December 31, 2003 and 2002, 34%, 34% and 30% of Oxiteno’s net sales and services, respectively, were from exports.

     In the Brazilian market, the polyester market constitutes the single most important market for Oxiteno’s products representing approximately 24% of its sales in 2004. Mono-ethylene glycol, or MEG, produced by Oxiteno is sold to chemical companies that manufacture polyester fiber, which is used to make a variety of fabrics, and is also sold to producers of polyethylene terephthalate, or PET, which is a polymer used to make packaging, such as soft drink bottles. The remainder of Oxiteno’s domestic sales are made to roughly ten different industry segments, from chemical industries to cosmetics and leather/paper.

     Many of Oxiteno’s product prices in the Brazilian market are set by reference to international contract prices in U.S. dollars, as they are commodity chemicals, although the prices are denominated in reais. Sales are made on a negotiated basis rather than pursuant to long-term written contracts. In the case of specialty chemicals which meet the requirements of particular customer needs and which are not subject to ready substitution by imports, Oxiteno’s pricing is more flexible and takes into account the value added to its customers by the particular specialty chemical.

Export sales

     Oxiteno’s export sales are made principally to customers in the Far East and in the Mercosur region.

     Oxiteno exports a wide variety of chemical products including glycols, MEK, ethoxylated alkylphenols, glycol ether acetates, glycol ethers, ethanolamines, ethoxylated fatty amines and other ethoxylated products.

     With the acquisition in December 2003 of Canamex, a Mexican specialty chemicals company, Oxiteno expects to establish a growing presence in the Mexican market for specialty chemicals and create a distribution platform for its product sales to the United States. Canamex has two production units, manufacturing principally ethoxylates, which were operating at 25% production capacity on the acquisition date due to serious financial difficulties being faced by Canamex. Currently, most of Canamex’s sales are destined to the domestic Mexican market, largely for the food and textile segments. The remaining sales volume is exported, mainly to the United States.

     For the nine months ended September 30, 2004, Canamex’s sales volume of 10,503 tons was incorporated in Oxiteno’s results.

     In most cases, Oxiteno’s sales prices for its commodity chemicals in the domestic and export markets are based on international contract prices rather than international spot prices. International contract prices are fixed by reference to published data regarding the price at which industry participants have sold the relevant product.

     In general, Oxiteno’s operating margins on products sold in the international market are lower than operating margins for similar products sold in the domestic market. Nevertheless, Oxiteno deems it important to maintain a presence in international markets. Oxiteno intends to shift sales to the domestic market as local demand for its products increases, but will continue to export and will maintain its presence in the international market.

Customers

     Oxiteno’s most important customers for its commodity chemicals are chemical companies, surface coating producers and polyester producers. In turn, the customers for specialty chemicals comprise a variety of industrial and commercial enterprises including brake fluid distributors, agrochemical producers, manufacturers of food additives and manufacturers of detergents and cosmetics. Oxiteno believes that by distributing its products to a variety of markets it is able to protect itself, to a certain extent, from the effects of a decrease in economic activity in any particular market.

     Oxiteno’s principal customers in the domestic market include Mossi-Ghisolfi (formerly Rhodia Ster), which principally purchases ethylene glycols, Clariant S.A., which principally purchases ethylene oxide and ethoxylated products, and Indústrias Gessy Lever Ltda (Unilever), which principally purchases surfactants. In 2004, Oxiteno’s ten largest customers in the domestic market accounted for 42% of domestic market revenues. No single customer accounted for more than 10% of Oxiteno’s domestic market revenues.

     In the international market, Oxiteno sells both to industrial customers, including Voridian Argentina S.R.L., Unilever de Argentina S.A. and Cognis S.A., as well as trading companies and other third-party distributors. Oxiteno’s largest customer in the international market is a major European trading company for glycol, which accounted for approximately 23% of international revenues in 2004. In the same period, only three other customers individually accounted for more than 10% of Oxiteno’s sales in the international market.

Competition

     Oxiteno competes largely with imported products. Since 1990, it has had to operate in an increasingly competitive environment due to imports from international and transnational petrochemical industries. As imported products are mostly commodity chemicals, competition is based principally on price. Importers incur additional costs when selling their products in the Brazilian market, due to import tariffs and additional freight charges. However, factors such as product quality, timely delivery, reliability of supply and technical service and support are also important competitive factors. As a local producer, Oxiteno believes it has a competitive advantage over imports with regard to some of these factors.

     In the case of specialty chemicals, Oxiteno competes primarily with other Brazilian producers (which buy ethylene oxide from Oxiteno) and pricing is a less decisive competitive factor than with true commodity chemicals, while conformity with specifications, product performance and reliability of service are comparatively more important. Access to technology and research and development are important factors with regard to conformity to specifications and product performance, especially in the development of new products to meet customers’ needs. As Oxiteno’s competitors have research and development resources, Oxiteno’s strategy involves ensuring access to technology through its own research and development activity, licensing and joint ventures, if appropriate opportunities become available.

     Oxiteno’s principal competitors are Shell Brasil Ltda., Exxon Mobil Química Ltda., Dow Brasil S.A., Lyondell Química do Brasil Ltda., Cognis Brasil Ltda., Clariant S.A. and BASF S.A.

   Research and development

     Oxiteno carries on a wide range of research and development activities, principally related to the application of specialty chemicals and improvements in production processes. As of December 31, 2004, 105 employees of Oxiteno were engaged in research and development and engineering activities. Oxiteno’s research and development expenditures in 2004, 2003 and 2002 were R$ 15.3 million, R$ 13.4 million and R$ 10.9 million, respectively.

   Raw materials

     Oxiteno’s principal raw material is ethylene. For the nine months ended September 30, 2004, ethylene was responsible for 51% of Oxiteno’s variable costs of production and approximately 45% of its total cost of sales and services. Among Oxiteno’s other raw materials, the principal include ethyl, butyl and lauryl alcohols, oxygen, acetic acid and rafinate II.

     Supply of ethylene constitutes an obstacle to entry for new ethylene oxide producers in the country since the current production capacity of ethylene by Brazilian crackers is committed to existing second generation companies, including Oxiteno, and significant investments are needed for the construction of a new cracker. Ethylene is difficult and expensive to transport and store because it must be kept at a temperature below -200 degrees Fahrenheit (-100 degrees Celsius) during transportation and storage, therefore importing and exporting of ethylene is generally uneconomical. Accordingly, the naphtha crackers, including Braskem and PQU, are largely dependent for their sales upon the second generation petrochemical companies, such as Oxiteno, located in the respective petrochemical complexes. However, ethylene oxide derivatives are regularly imported by the major international petrochemical companies and by international and domestic trading companies.

     Ethylene supply. Ethylene is used for the production of ethylene oxide at the Camaçari plant and the Mauá plant. Braskem and PQU supply all of Oxiteno’s ethylene requirements for the Camaçari plant and Mauá plant, respectively, through pipelines, thus minimizing the costs of delivery of ethylene and helping to ensure the reliability of supply. See “Business – Petrochemicals and chemicals – Overview of the sector and applicable regulations.”

     Oxiteno has a long-term contract with Braskem relating to the volume of ethylene to be supplied to, and purchased by Oxiteno. This contract will expire in 2012. Pursuant to its terms, Braskem is required to supply Oxiteno with up to 197,000 tons of ethylene per year, and Oxiteno is required to purchase at least 138,000 tons per year. The contract does not provide a price for the ethylene, but provides that the price will be negotiated between the parties from time to time and will be the same for all buyers of ethylene. The price is currently established pursuant to a margin sharing mechanism between Braskem and its customers, including Oxiteno. In the case of PQU, Oxiteno, like other purchasers from PQU, does not have a long-term contract relating to the volume or price of ethylene supplied.

     Oxiteno does not maintain any significant storage of ethylene and any unexpected interruptions in supply from the crackers would have an immediate impact on Oxiteno’s production. The last unexpected interruption in the ethylene supply was in 1993, due to a pipeline fire that affected the naphtha delivery from Petrobras to Braskem, which caused a shutdown in the naphtha cracking operations, resulting in a 14-day shutdown in the Camaçari plant’s operations.

     First generation petrochemical companies undergo scheduled maintenance stoppages. Oxiteno anticipates these stoppages by building up inventory and provisioning costs. Oxiteno also uses these planned stoppages for regular maintenance work on its own plants and eventual substitution of catalyzers or for expansion in installed capacity. During the first half of 2002, there was a planned stoppage at Braskem’s pyrolysis I unit for expanding installed ethylene capacity. Consequently, in the first quarter 2002, Oxiteno’s ethylene quota was reduced by 32% as compared to the first quarter of 2001. In addition, problems involving the start-up extended the plant stoppage beyond schedule, restricting the volume of ethylene supplied in the second quarter of 2002 to 22% of the second quarter of 2001 volumes. In the second half of 2002 supplies were normalized. In July 2002, PQU shut down its plant for a scheduled stoppage, the first time in six years. Braskem’s last scheduled downtime was in January 2004 and there were no problems in the re-start.

     Price of ethylene. The price of ethylene supplied by Braskem to Oxiteno for the production of goods to be sold in Brazil is determined by a margin sharing mechanism established in March 1997, and is the same for all of Braskem’s ethylene customers. Prior to March 1997, the price of ethylene was negotiated between Braskem and its ethylene customers on a monthly basis.

     Under the margin sharing mechanism, the price paid for ethylene depends upon the weighted average market price charged by the ethylene customers in the Brazilian market during the previous month for a basket of goods derived from ethylene. The weight of each product in the basket depends upon the relative proportion of the total supply of ethylene used in the production of such product as compared with the other products in the basket. Certain cost elements are then deducted from the weighted average price. The remaining “margin” after the deduction of such cost elements from the average weighted price is shared between Braskem and the ethylene customers based on the respective investment of Braskem and such customers. The respective investments are calculated based on U.S. benchmarks rather than the actual investments of the parties.

     A different margin sharing mechanism is currently in place with respect to products produced from ethylene for the export market. Under this arrangement, the price paid for ethylene depends upon the gross margin of each export transaction of Braskem’s customers. Subject to certain limits, the resulting margin is divided by 45% for Braskem and by 55% to the exporters.

     As naphtha accounts for approximately 68% of total costs of ethylene production, fluctuations in the price of naphtha strongly influence fluctuations in the price of ethylene. Because the main determinant of the price of naphtha is the price of crude oil, the price of naphtha, and thus ethylene, is subject to fluctuations based on changes in the international oil price. The increases in the price of ethylene could affect Oxiteno’s competitiveness in the petrochemical market. See “Risk factors - Risks relating to Ultrapar.”

     The current price for naphtha paid by Brazil’s naphtha crackers is negotiated between those crackers and Petrobras and is currently determined using a formula that leads to a domestic naphtha price that is approximately U.S.$ 8.5/ton lower or 2% lower than the international reference price. See “-Industry and regulatory overview.”

     Other raw materials. For the nine months ended September 30, 2004, other raw materials, principally oxygen, lauryl alcohol, ethanol, C4, butyl alcohol, acetic acid, alcohol, nonene, phenol, primary fatty amine, fuel oil and LAB accounted for approximately 32% of Oxiteno’s variable costs and 29% of its total costs of sales and services.

     Oxiteno generally obtains these other raw materials from a variety of sources, except for phenol, which Oxiteno purchases principally from a single supplier, Rhodia Poliamida Especialidades Ltda.

     Utilities. Steam, electric power and natural gas are the main utilities required for Oxiteno’s production. Part of the electricity and steam used by Oxiteno is generated internally and part is purchased from electricity companies and third-party suppliers of steam in the regions where Oxiteno’s plants are located. Natural gas is purchased from local companies.

   Tax exemption status

     Pursuant to legislation which provides tax relief for industries located in the northeast region of Brazil, Oxiteno benefits from an income tax exemption on operating profits from sales of its products at the Camaçari plant through 2006. Tax exemptions amounted to R$ 58.4 million, R$ 44.0 million and R$ 36.1 million for the nine months ended September 30, 2004 and the years ended December 31, 2003 and 2002, respectively. Given the modernization and expansion of our plant, we intend to renew with the tax authorities a reduction of 75% income tax from 2007 to 2013. If this benefit is not obtained, after 2006 the income resulting from the Camaçari plant operation will continue to benefit from a partial income tax exemption, resulting in an income tax rate of 19% until 2008 and 22% until 2013. After 2013, Oxiteno will be liable for the full tax rate, currently 25%. We cannot guarantee that there will be no amendments to the current tax legislation. For further information see Note 21 to our consolidated financial statements and to our unaudited interim consolidated financial statements.

   Maintenance and quality control

     Oxiteno carries out a program of preventive maintenance at each of its plants and uses statistical analysis to help predict production problems. The stoppages due to the maintenance program take place at the same time as the stoppages for the change of the ethylene oxide catalyst. In the case of the ethylene oxide and ethylene glycol units at the Mauá and Camaçari plants, which have continuous production processes, maintenance is preferably scheduled for periods when the relevant cracker, which supplies ethylene to the plant, is scheduled to be shut down for maintenance. Each cracker is typically shut down for maintenance for a period of approximately 20 days every 36 to 48 months. The same happens to the Triunfo plant, which receives butane from Copesul. In the case of the other production units at such plants and the Tremembé plants, maintenance is performed during scheduled breaks in production. Oxiteno uses its own employees for specialized maintenance and uses third-party contractors for routine maintenance. In addition, Oxiteno has a team of employees responsible for quality control that operates continuously.

   Health, safety and environmental matters

     Oxiteno continuously monitors its compliance with federal, state and municipal legislation applicable to its various places of operation. In accordance with applicable law, Oxiteno is strictly liable for losses and damages of an environmental nature. See “-Industry and regulatory overview.”

     Each of Oxiteno’s plants is licensed by the competent environmental authorities. Licenses granted are valid for a fixed period of time and then must be renewed. The other terms of the licenses vary according to the applicable legislation and to the periodic inspections performed by environmental authorities.

     Waste products from Oxiteno’s industrial plants are discharged in accordance with legal requirements. Effluents are discharged and treated in Oxiteno’s own treatment centers or by petrochemical complexes where it has activities. Oxiteno seeks to reprocess solid waste products in cement furnaces. Where reprocessing is not possible, these products are incinerated or deposited in landfills owned by Oxiteno. Oxiteno periodically monitors these discharge areas and to date there are no significant liabilities.

     Oxiteno’s health and safety indicators are comparable to relevant international standards and are a priority in Oxiteno’s activities and in the action plans for the upcoming years.

     In March 2002, Oxiteno obtained an SA 8000 certification, which establishes the parameters for a Quality Management System Focused on Social Responsibility. This certification covers various matters, including health, safety, labor relations and compliance with the current legislation.

     In addition to the legal requirements, Oxiteno intends to voluntarily comply with other requirements, such as those related to the Responsible Care Program, issued by ABIQUIM, the Brazilian Chemical Industries Association, which sets forth international standards for environmental protection and occupational health as well as safety measures to be followed by chemical product producers.

LOGISTICS OF CHEMICAL PRODUCTS AND FUELS

   Ultracargo

     Ultracargo is a leading provider of integrated logistics - road transportation and storage services - for chemical products and fuels in Brazil. Among the solutions Ultracargo offers are road transportation facilities using its own and third party fleets and storage services through warehousing facilities at port terminals and rail junctions for the handling of chemical products and fuels. Transportation services include integrated multimodal transportation as well as the receiving and dispatching of customer’s goods. Ultracargo also offers ship loading and unloading services, the operation of pipelines, logistics programming and installation engineering. Ultracargo is the only company in the Brazilian market to offer integrated transport and bulk liquid and liquefied storage services to the petrochemical industry. Ultracargo’s ten largest clients account for 77% of its revenues, with its three largest clients, Braskem, Ultragaz and Air Liquide accounting for 21%, 12% and 10%, respectively, of Ultracargo’s revenues.

     Ultracargo operates a fleet of approximately 652 tanker trucks and provides transportation services to the chemical and fuel industries. Ultracargo had a storage capacity of 207,001 cubic meters in the nine months ended September 30, 2004. Ultracargo accounts for approximately 71% of all tank capacity for liquids at the Aratu Terminal in the State of Bahia, which serves South America’s largest petrochemicals complex and it is also present at the ports of Suape and Santos.

     Ultracargo’s history is one of pioneering logistics solutions in the Brazilian market. It was the first company to install autotrack in trucks in 1994, enabling vehicles to be monitored in real time at any point of Mercosur. It also implemented a radar operated tank measurement system in 1996, increasing the safety of product loading and unloading.

     In addition, Ultracargo has introduced web-based systems allowing customers to monitor transportation and storage. This includes services such as e-cargo for producing customized reports and monitoring operations in real time and estoque.net, for consulting inventory positions – accessed through any Internet-enabled computer, which permits clients to effectively participate at all stages of transportation and storage.

   Transportation

     Ultracargo’s principal market for transportation is the chemical industry, for which transportation is provided by truck between and among port terminals and first, second and third generation petrochemical companies operating at the various petrochemical complexes. Ultracargo has been establishing long-term relationships with key companies in the chemical industry, and provides its services on a negotiated basis with each individual customer.

     Ultracargo, through a fleet of tanker trucks, offers transportation services for LPG and chemical products in several major industrial regions in Brazil, as well as transportation services to Chile and Argentina. In 2004, Ultracargo operated a fleet of approximately 652 trucks and, in the nine months ended September 30, 2004 and in 2003 and 2002, transported approximately 1.9 million, 2.4 million and 2.5 million tons, respectively.

     In the LPG distribution industry, Ultracargo provides transportation from Petrobras’s facilities to filling stations of the distributors and between the distributors and their final industrial clients, although in this case, on a reduced scale.

     In 1997, Ultracargo began operating in the market for bulk transportation of solid chemical products, an important sector of the transport business in the domestic market in which products are transported utilizing special silos and semi-trailers. Ultracargo believes that there are good opportunities for growth in this market. For the nine months ended September 30, 2004, Ultracargo transported approximately 261,000 tons of solid chemical products which accounted for approximately 15% of Ultracargo’s revenues in this period.

   Transportation regulation

     Ultracargo’s principal market for transportation is the chemical industry. Therefore, besides the general Brazilian transports regulation (National Code of Traffic – Law 9,503/1997), Ultracargo is subject to specific legislation that rules the transportation of hazardous products, mainly Decree 96,044/88 and Portaria 204 of the Ministry of Transportation. According to these regulations vehicles that transport hazardous materials must have clear indication of what kind of products they are transporting as well as carry symbols identifying that the material is inflammable. The vehicle is also subject to INMETRO – Instituto Nacional de Metrologia, Normalização e Qualidade Industrial – inspection every three years in order to attest that it complies with the current legislation. The regulation also provides specific rules regarding parking, travel itinerary, documentation and emergency procedures. Violations to the legislation are subject to monetary fines and cancellation of the registry for products transportation.

   Storage

     Ultracargo provides storage facilities to Braskem and most of the second-generation petrochemical companies in the Northeastern Petrochemical Complex, including Oxiteno. Transactions between Ultracargo and Oxiteno are carried out strictly on an arm’s-length basis. At the end of 2003, Ultracargo maintained five storage terminals – in Aratu and Camaçari in the state of Bahia, in Paulínia and Santos in the state of São Paulo, and in Suape in the state of Pernambuco. Ultracargo has been investing in the expansion of storage capacity to meet demand for logistics infrastructure in Brazil. Currently, Ultracargo is investing in a new intermodal terminal in Santos, and in early 2004 completed construction of an inter-modal terminal in Tatuí in the state of São Paulo and later in the year inaugurated another in Montes Claros, in the state of Minas Gerais.

     The new Montes Claros terminal serves fuel distribution companies with a secondary distribution point. It integrates road and rail systems and has a storage capacity of 4,400 square meters. The new Tatuí terminal has a 2,250 square meter solid storage capacity and includes a branch rail link for the simultaneous unloading of four rail cars at a time.

     The completion of the Santos Intermodal Terminal, constructed in partnership with Crystalsev and Cargill/ Coinbra, is scheduled for the first half of 2005. Ultracargo’s investment in this terminal is budgeted at approximately R$ 60 million and has an occupied area of approximately 64,000 square meters and a total of 33,500 cubic meters of tankage space for chemical products. Crystalsev and Cargill/Coinbra are to invest in tankage space for 40,000 cubic meters of alcohol and 38,000 cubic meters of vegetable oils, respectively. This project will be Ultracargo’s second port installation to integrate road, rail and maritime transportation systems, the first being Aratu.

     We believe that Ultracargo is the second largest company in Brazil providing chemical product and fuel storage, having approximately 21% of the total domestic tankage capacity for chemical products.

   Tax exemption status

     Pursuant to legislation which offers tax relief to industries located in the northeast region of Brazil, Ultracargo enjoys a 75% reduction in income tax on the total operating profits from its Aratu terminal as well as an exemption on operating profits from acetic acids and butadiene product storage activities at the Suape Terminal, valid through 2012 and 2005, respectively. For the nine months ended September 30, 2004 and years ended December 31, 2003 and 2002, tax breaks totaled R$ 1.4 million, R$ 4.7 million and R$ 2.0 million, respectively. We cannot assure you that there will be no amendments to the current legislation. For further information see Note 21 to our consolidated financial statements and to our unaudited interim consolidated financial statements.

   Quality

     In 2003, Ultracargo was reevaluated by SASSMAQ (Safety, Health, Environment and Quality Evaluation System), a program from ABIQUIM, the Brazilian Chemical Industries Association, as part of the Responsible Care Program. We were the first Brazilian company in the sector to go through this evaluation process. The purpose of the system is to ensure that service providers in this industry comply with the technical standards required by the chemical industry, thus reducing the risks in transportation and distribution. In addition, all the units have adapted their Quality Management System to ISO 9001:2000, in a process based on the continual upgrading and the servicing of specific customer needs.

PROPERTY, PLANTS AND EQUIPMENT

   Ultragaz

     Plants. Ultragaz’s LPG distribution network includes 16 filling plants. Ultragaz also operates LPG storage bases, known as satellite bases for supplying our trucks. LPG is carried to the filling plants either via gas pipelines from Petrobras’ installations, or by tanker truck. When LPG transportation is via gas pipeline the bases are known as primary and when transportation is via tanker truck, the bases are known as secondary. Ultragaz maintains storage facilities for LPG cylinders and satellite bulk distribution plants at strategic locations in order to maintain supplies closer to its customer bases and thus to reduce transportation costs. Substantially all of the LPG transported by truck from Petrobras to Ultragaz’s secondary plants is transported by Ultracargo’s fleet of tanker trucks on an arm’s length basis. LPG is stored in the filling plants in large LPG storage tanks with a capacity of 60 tons per tank. In the case of LPG to be delivered in bulk, the LPG is pumped directly from the storage tanks into the bulk tankers. In the case of LPG to be delivered in cylinders, the LPG is pumped from the storage tanks into a number of filling heads, which deliver the LPG cylinders.

     The following table sets forth the total current storage and total filling capacity and monthly actual filling volumes during 2004 for each of Ultragaz’s primary and secondary filling stations and satellite stations.

Location	Base	Type	Total storage capacity	Filling capacity

			(tons)	(tons/month)

Southeast	Capuava	Primary	720	13,136
	Santos	Primary	960	3,727
	São José dos Campos	Primary	960	5,164
	Rio de Janeiro	Primary	480	7,355
	Barueri	Secondary	1,500	4,200

Location	Base	Type	Total storage capacity	Filling capacity

			(tons)	(tons/month)

	Araraquara	Satellite	60
	Mauá	Satellite	720
	Pouso Alegre	Satellite	60

Southern-Central Area	Paulínia	Primary	1,488	11,786
	Araucária	Primary	240	9,677
	Canoas	Secondary	720	4,650
	Betim	Secondary	1,080	4,600
	Ribeirão Preto	Secondary	180	3,950
	Goiânia	Secondary	360	3,620
	São José do Rio Preto	Satellite	60
	Araçatuba	Satellite	180
	Bauru	Satellite	60
	Cascavel	Satellite	120
	Londrina	Satellite	60
	Blumenau	Satellite	60
	Chapecó	Satellite	60
	Florianópolis	Satellite	60
	Joinville	Satellite	60
	Caxias do Sul	Satellite	60
	Joaçaba	Satellite	60
	Dois Vizinhos	Satellite	60
	Ponta Grossa	Satellite	60
	Sorocaba	Satellite	120

Northeast	Mataripe	Primary	1,270	10,550
	Suape	Primary	480	3,844
	Caucáia	Secondary	300	4,288
	Aracajú	Secondary	240	4,259
	Ilhéus	Secondary	360	3,000
	Maceió	Satellite	692
	Juazeiro	Satellite	60
	João Pessoa	Satellite	60
	Pirajá	Satellite	60

TOTAL			14,130	97,806

     In addition, Ultragaz maintains headquarters in the city of São Paulo and regional offices in the areas in which it operates. Ultragaz also maintains 90 retail stores.

OXITENO

     Oxiteno has four plants in Brazil: Camaçari, in the northeast complex, the Mauá plant in the São Paulo complex, the Triunfo plant in the southern complex and the Tremembé plant in the state of São Paulo.

     The following table sets forth the current ethylene oxide production capacity of Oxiteno’s plants in Brazil:

Units	Capacity

(in tons per year)
Camaçari	260,000
Mauá	52,000
Tremembé	—
Triunfo	—

Total	312,000

     Ethylene oxide is primarily an intermediate material used in the production of ethylene oxide derivatives – only approximately 4% of Oxiteno’s sales volume in the nine months ended September 30, 2004 were ethylene oxide. Therefore, the total production capacities of a plant may not be determined by adding the capacities of ethylene oxide and its derivatives.

     Camaçari plant. The Camaçari plant, located in the Northeast Complex, was built by Oxiteno and commenced production in 1978. The Camaçari plant produces ethylene oxide and ethylene oxide derivatives, such as ethylene glycols, ethanolamines, glycol ethers and ethoxylated derivatives. In July 1997, a major modernization of this plant was completed adding 105 thousand tons of ethylene oxide capacity.

     The following table sets forth the production capacity of the Camaçari plant for each of its principal products.

Units	Capacity

(in metric tons per year)
Ethylene oxide	260,000
Ethylene glycols	285,000
Ethanolamines	45,000
Glycol ethers	25,000
Ethoxylated derivatives	130,000

     Mauá plant. The Mauá plant, located in the São Paulo Complex, was the first plant built by Oxiteno and commenced production in 1974. The Mauá plant has process units for ethylene oxide, ethylene glycols, glycol ethers, glycol ether acetates, natural alcohols and ethoxylated derivatives. In addition to the production units, the plant has drumming, storage, warehouse and maintenance facilities and also houses Oxiteno’s principal research and development laboratory.

     The following table sets forth the current production capacity of the Mauá plant for each of its principal products.

Units	Capacity

(in metric tons per year)
Ethylene Oxide	52,000
Ethylene Glycols	25,000
Glycol Ethers	40,000
Acetates	32,000
C4+C5 Alcohols	10,000
Ethoxylated Derivatives	25,000
Alkylation	17,000
Esterification	4,000
Emulsification	3,000
Hydraulic fluids	30,000

     Tremembé plant. The Tremembé plant, located at Bairro dos Guedes, Tremembé, in the state of São Paulo, has three principal production units, a sulfonation/sulfation unit and two multipurpose units. The Tremembé plant commenced production in 1970 and was subsequently acquired by us in 1985.

Units	Capacity

(in metric tons per year)
Esterification	10,000
Specialties	12,000
Sulfonation/Sulfation	30,000
Betaines	10,000
Hydraulic fluids	3,000

Units	Capacity

(in metric tons per year)
Naphthalenes Sulfonates	5,000

     Triunfo plant. The Triunfo plant is located in the Southern Complex. The Triunfo plant was built by Oxiteno and started production in October 1989. The Triunfo plant has two process units, one for the production of secondary butyl alcohol, which is used in the production of MEK, and one for the production of MEK.

     The following table shows the current capacity of the principal units at the Triunfo plant.

Units	Capacity

(in metric tons per year)
Methyl-ethyl-ketone (MEK)	35,000
Sec butyl alcohol	40,000

     With the acquisition of Canamex in December 2003, Oxiteno acquired two specialty chemical plants in Mexico. As of December 31, 2004, the Coatzacolacos plant has a production capacity of 28,800 tons per year of ethoxylates and the Guadalajara plant has a production capacity of 24,000 tons per year of specialty chemicals.

     The following table sets forth Oxiteno’s overseas production plants:

Units	Capacity

(in metric tons per year)
Ethoxylated derivatives – Coatzacoalcos plant	30,000
Ethoxylated derivatives – Guadalajara plant	12,000
Esterification – Guadalajara plant	12,000

   Ultracargo

     The following table sets forth the principal products stored at, and the storage capacity of, Ultracargo’s plants at December 31, 2004.

Plant	Capacity (in cubic meters)	Product Lines

Aratu (Bahia)	151,450	Glycols, aromatics, acrylates, acrylonitrile, EDC, TDI, normal paraffins, linear alkyl benzene (LAB), linear alkyl sulphonate-LAS, methanol, ethers, alcohols, caustic soda, vegetal oil, fuels
Suape (Pernambuco)	34,850	Fuels, VAM, acetic acid, styrene, butadiene
Santos (São Paulo)	10,220	Vinyl Chloride Monomer
Paulínia Granel (São Paulo)	1,881	PET
Paulínia Químico (São Paulo)	8,600	Phenol, LAB, LAS

Total	207,001

INTELLECTUAL PROPERTY

     Our trademarks, especially “Ultragaz,” and our patents, are our main intellectual property. We carefully manage our trademarks in order to preserve consumer confidence in our products. We have registered our main trademarks in Brazil and in the other Mercosur countries. We currently have the definitive registry of 97 nominative trademarks, besides “marcas figurativas” and mixed trademarks. Additionally, we have registered with the Instituto Nacional de Propriedade Intelectual, or INPI, 17 patents, the majority of which relate to Oxiteno. We have 5 patent requests filed with the INPI which are currently under analysis. We also have registry requests for trademarks and patents that are not yet published in the INPI magazine of intellectual property nor filed with them. Furthermore, we have some registry requests for trademarks and patents that are being disputed at the INPI level with other interested parties.

INSURANCE

     We maintain insurance policies covering a number of risks to which we believe we are exposed.

     Our third party insurance covers each of our companies and comprises two policies: one policy covers minor events and has a limit of R$ 1.0 million and the other covers possible events of a more serious nature and has a limit of U.S.$ 150.0 million.

     We believe that this insurance covers, in all material respects, the risks to which we are exposed and is in line with industry standards in Brazil.

LEGAL PROCEEDINGS

     We are party to administrative proceedings and lawsuits that are incidental to the normal course of our business. We believe that our provisions for legal proceedings are sufficient to meet probable and reasonably estimable losses in the event of unfavorable court decisions and that the ultimate outcome of these matters will not have a material effect on our financial condition or results of operations.

   Labor matters

     We are involved in legal proceedings with former and current employees mainly relating to overtime, health and safety premiums and job reintegration. Although we can not estimate the exact amount involved in these labor claims, we believe in the event they are decided against us they would not, collective or individually, have a material adverse effect on our financial condition or results of operation.

     The Petrochemical Industry Labor Union, which represents the employees of our indirect subsidiary Oxiteno Nordeste S.A., filed class action suits against Oxiteno Nordeste in 1990 demanding compliance with the adjustments established in collective labor agreements or other specific indexes, in lieu of the salary policies effectively practiced. Based on information from our legal advisors that our views will prevail in this matter, our management does not believe that it is necessary to record a provision with respect to this matter.

   Civil claims

     The civil claims against us relate mainly to accidents originated form fires or explosions of LPG cylinders and traffic accidents with Ultragaz and Ultracargo trucks.

     There are also approximately 100 claims filed by former employees of Ultragaz, regarding bodily harm suits in which the plaintiffs are claiming damages for the loss of economic benefit and for pain and suffering arising from labor accidents. According to Ultragaz’s estimate, our exposure in any individual suit ranges from R$ 30,000 to R$ 250,000. Such amounts are generally covered by Ultragaz’s third-party insurance policies, subject to the terms of such policies. For those suits involving death or permanent disabilities, the value of the claim is established by the courts and is based on the average salary and age of the victim.

     Ultragaz is a defendant in legal suits relating to damages caused by an explosion in 1996 in a shopping mall in the city of Osasco. The largest single claim involving Ultragaz is an insurance subrogation claim for approximately R$ 9 million brought against Ultragaz, the builder of the shopping mall, the management of the shopping mall and the engineer responsible for the building’s project. Between 1996 and 2002, individual suits were filed by victims of the explosion claiming damages from Ultragaz for the loss of economic benefit and for pain and suffering. Of the 49 individual suits files, 46 have already been decided in our favor. The plaintiffs have appealed to the courts of the State of São Paulo and are currently awaiting the results. In June 2002, the management of the shopping mall filed a suit against Ultragaz for the reimbursement of medical and legal fees as well as expenses relating to the reconstruction of the mall. No ruling has yet been given on this suit. Ultragaz believes that it has produced evidence that defective gas pipes in the shopping mall caused the accident and that Ultragaz’s on-site LPG storage facilities did not contribute to the explosion.

   Tax matters

     We filed suits challenging the constitutionality of several taxes that affect us. Among the main tax matters are individual lawsuits filed by Ultragaz, Oxiteno and some of our subsidiaries against the Brazilian tax authorities contesting the increase in certain taxes introduced by Law 9,718 of November 28, 1998. Among other things, Law 9,718 introduced a mechanism under which Ultragaz’s contributions of PIS and COFINS on sales would be withheld by Petrobras, thereby effectively increasing overall taxation for Ultragaz. Our subsidiaries were granted preliminary injunctions which allowed them to continue to pay these contributions according to regulations applicable prior to Law 9,718. At the same time, we had made provisions to contemplate these tax increases. In November 2002, based on our legal advisors’ opinion, we opted to pay these provisioned amounts, except for the provision of the taxaxtion of gross financial and other income. Amounts which were not paid to tax authorities remain provisioned in the financial statements, and totaled R$ 33.7 million at December 31, 2004. In the event we lose these lawsuits, we would have to pay these provisioned amounts to the tax authorities, but this would not affect our statement of operations.

The table below summarizes our provisions related to legal proceedings as of December 31, 2004:

2004

(in millions of reais)
Social contribution taxes on net income	2.9
Labor claims	2.0
PIS and COFINS on other gains	33.7
ICMS	9.4
Other	4.0

Total	52.0

   Antitrust matters

     CADE, the Brazilian antitrust authority, is currently reviewing our acquisition of the LPG distribution operations of Royal Dutch/Shell N.V. – Shell Gás in Brazil. In November 2003, an association of LPG resellers, ANERGÁS, incorporated after the acquisition of Shell Gás, filed a petition with the Economic Policy Bureau, a division of the Ministry of Justice or SDE, requesting the SDE to order Ultragaz and Shell Gás to refrain from going forward with the transaction alleging protection of market conditions for the Shell Gás franchisees. The SDE denied ANERGÁS request and sent its opinion to CADE in January 2004. In March 2004, Brazilian oil and gas regulatory body, “Agência Nacional do Petróleo” (ANP), issued a recommendation to SDE approving the transaction without restrictions. CADE has not yet issued its final approval.

     There are two proceedings at the SDE against all Brazilian LPG distributors, including Ultragaz and SPGás. These proceedings aim to verify anti-competitive market practices in certain regions. According to our legal advisors the possibility of loss in these proceedings is remote.

RELATED PARTY TRANSACTIONS

     None of the members of our board of directors or executives or their family members have any direct participation in any material transaction involving the Company or that is relevant to our businesses.

     We and our subsidiaries and affiliated companies enter into intercompany loans on a regular basis. In certain cases, group companies maintain offsetting credits and debits on matching terms. In the case of intercompany loans among Ultrapar and some of its subsidiaries and affiliates, loans may be extended on financial terms so as to maximize consolidated profits at the Ultrapar level. See Note 20 to our unaudited interim consolidated financial statements for a detailed breakdown of intercompany loans as of September 30, 2004.

     Transultra provides transportation services to Ultragaz and Oxiteno on arm’s length terms. Similarly, Tequimar leases storage capacity for chemicals to Oxiteno on arm’s length terms. In 2004, payments from Ultragaz and Oxiteno to Transultra in connection with these services totaled R$ 20.3 million and R$ 9.9 million, respectively. For this same period, payments from Oxiteno to Tequimar in connection with the leased storage capacity totaled R$ 7.5 million.

     Utingás’s by-laws provide for each of its shareholders to use a proportion of Utingás’s total storage capacity equal to such shareholder’s proportionate ownership of Utingás. Accordingly, Ultragaz is entitled to use 4.2 thousand tons of LPG storage capacity at Utingás’ facilities, reflecting Ultragaz’s 56% ownership in Utingás. The amount of payments made by Ultragaz to Utingás in 2004 with respect to the use of storage capacity at Utingás’ facilities totaled R$ 2.9 million.

     Our subsidiaries lease office space from Imaven Imóveis e Agropecuária Ltda, or Imaven, our wholly-owned subsidiary, on an arm’s length basis in the building in São Paulo in which our head offices are located. The sole activity of Imaven is the ownership of the mentioned building. The total amount of rent payments under these leases is R$ 6.7 million in 2004.

     We are guarantors of a portion of our subsidiaries’ indebtedness in the amount of R$ 533.1 million as of December 31, 2004.

Management

BOARD OF DIRECTORS AND SENIOR MANAGEMENT

The following table lists the current members of our Board of Directors and senior management.

Name	Position	Years with the Company	Age

Board of Directors
Paulo Guilherme Aguiar Cunha	Chairman	37	64
Lucio de Castro Andrade Filho	Vice Chairman	27	59
Ana Maria Levy Villela Igel	Director	7	62
Renato Ochman	Director	4	44
Nildemar Secches	Director	2	55
Paulo Vieira Belotti	Director	7	72
Olavo Egydio Monteiro de Carvalho	Director	2	62

Executive Officers
Paulo Guilherme Aguiar Cunha	Chief Executive Officer	37	64
Lucio de Castro Andrade Filho	Vice-President	27	59
Fabio Schvartsman	Chief Financial and Investor Relations Officer, Ultrapar	20	50
José Carlos Guimarães de Almeida	Chief Operating Officer, Ultragaz	44	69
Pedro Wongtschowski	Chief Operating Officer, Oxiteno	27	58

     Summarized below is information regarding the business experience, areas of experience and principal outside business interest of the current members of our Board of Directors and our senior management.

     Paulo Guilherme Aguiar Cunha. Mr. Cunha is our chief executive officer and chairman of our board of directors. Mr. Cunha joined Ultrapar in 1967 and was appointed vice president in 1973 and chief executive officer in 1981. Mr. Cunha has also been a member of the National Monetary Council, BNDESPAR, a subsidiary of BNDES, president of the Brazilian Association of Technical Standards - ABNT, and President of IBP, the Brazilian Petroleum Institute. Mr. Cunha is the vice-president of ABIQUIM, the Brazilian Chemical Industry Association, a board member of the Superior Council of Economy and of the Consultative Council for Industry of FIESP, the state of São Paulo Industry Association and ex-President of IEDI – Research Institution for the Industrial Development. He is also a member of the board of directors of Monteiro Aranha. Mr. Cunha is also a member of the board of IBMEC Business School and of the board of IPT – Technological Research Institution. Mr. Cunha received a degree in industrial mechanical engineering from Catholic University in Rio de Janeiro in 1962. Mr. Cunha also was a Professor of Engineering at the Catholic University and at the Federal University of Rio de Janeiro from 1963 to 1966.

     Ana Maria Levy Villela Igel. Ms. Villela Igel joined us as a member of the board of directors in October 1998. She is also a member of the board of directors of Ultra S.A. She has served as a secretary in the finance department at the United Nations and as a counselor for CIEE–Centro de Integração Empresa Escola, an organization which assists students in transitioning to the professional environment, and as a counselor and member of the executive committee of Alumni Association – Bi-National Cultural Center. She is also involved in several organizations that promote social welfare activities for children and the elderly throughout Brazil.

     Renato Ochman. Mr. Ochman joined us in April 2001 as a member of the board of directors. Mr. Ochman is a partner in the law firm Ochman Advogados Associados S/C and General Secretary of the Chamber of Commerce and Industry of Brazil-Israel. Mr. Ochman is a member of the Youth’s Committee of the United Nations – Brazil and is also a member of the audit committee of the Association for Assistance to Handicapped Infants. Previously, Mr. Ochman taught commercial law at the Fundação Getúlio Vargas and acted as legal counsel for the Brazilian

Association of Supermarkets. Mr. Ochman has obtained a law degree from the Catholic University of Rio Grande do Sul and a commercial law masters degree and post-graduate degree from the Catholic University of São Paulo.

     Nildemar Secches. Mr. Secches joined us in April 2002 as a member of the board of directors. Mr. Secches is the chief executive officer of Empresas Perdigão since 1995, chief executive officer of ABEF - Brazilian Association of Chicken Producers and Exporters and vice-president of ABIPECS - Brazilian Association of Pork Producers and Exporters Industries. Mr. Secches is also a member of the board of WEG S.A. From 1972 to 1990, Mr. Secches worked for Banco Nacional de Desenvolvimento Econômico e Social - BNDES, serving as an executive officer from 1987 to 1990. From 1990 to 1994, Mr. Secches served as chief executive officer of Grupo Iochpe-Maxion. Mr. Secches received a degree in mechanical engineering from the University of São Paulo, a master’s degree in finance from Pontifícia Universidade Católica of Rio de Janeiro and a doctoral degree in economics from the University of Campinas (state of São Paulo).

     Paulo Vieira Belotti. Mr. Belotti joined us in October 1998 as a member of our board of directors. Mr. Belotti has also served as chief executive officer of several companies including Petrobras Distribuidora S.A., Petrobras Mineração S.A., Petrobras Química S.A., Petrobras Comércio Internacional S.A., Petrobras Fertilizantes S.A. and Norcell S.A. He has also served as a member of the board of directors of Nordon Indústria Metalúrgica S.A. Mr. Belotti received a degree in civil engineering from the National School of Engineering at the University of Brazil, a bachelor’s degree in mathematics from the University of Guanabara and a degree in nuclear engineering from Oak Ridge School of Technology in Tennessee.

     Olavo Egydio Monteiro de Carvalho. Mr. Monteiro de Carvalho joined our company in December 2002 as a member of the board of directors. He is chairman of the board of directors of Monteiro Aranha S.A. and a member on the board of Klabin S.A.. He is also a member of the Brazil-United States Business Council, member of the Brazil-Japan Conceptual Group and member of the board of Ad-Rio - Agência de Desenvolvimento Econômico do Estado do Rio de Janeiro (the Rio de Janeiro State Development Agency). He holds a mechanical engineering degree from Technische Hochschule in Munich.

     Lucio de Castro Andrade Filho. Mr. Andrade Filho is the vice chairman of our board of directors and vice president executive officer. He joined Ultrapar in 1977. Mr. Andrade Filho has held a number of positions with Ultrapar’s subsidiaries in both the LPG as well as logistics, engineering and chemicals segments. Mr. Andrade Filho is also the chief executive officer of GLP - Qualidade Compartilhada, an LPG industry association and a member of the board of directors of the Brazilian Petroleum Institute (Instituto Brasileiro de Petroleo – IBP). Mr. Andrade Filho received degrees in civil engineering and in administration from Mackenzie University in São Paulo in 1968 and 1972, respectively.

     José Carlos Guimarães de Almeida. Mr. Almeida joined Ultrapar in 1960 and has served as an executive officer since 1985 and as a member of the board of directors of Ultragaz since 1982. Mr. Almeida is the chief operating officer of Ultrapar’s LPG distribution business. Mr. Almeida was the Chief Executive Officer of Ultralar Aparelhos e Serviços S.A., general superintendent and member of the consultative council of Ultracred Crédito, Financiamento e Investimentos S.A., treasury officer of Unidade Interamericana de Publicidade, and director general of Vedebrasil II Participações S.A., the holding company in Brazil of Vendex International. Since 2003, Mr. Almeida has been a member of the Board of Sindigás – the National Union of Liquefied Petroleum Gas Distribution Companies. Mr. Almeida received a degree in civil engineering in 1962 from Pontifícia Universidade Católica of Rio de Janeiro and a master’s degree in economic engineering.

     Fabio Schvartsman. Mr. Schvartsman joined Ultrapar in 1985 and has held a number of positions, including planning officer, planning and control officer and financial superintendent officer. Mr. Schvartsman has served as our executive officer since 1990. Prior to joining us, Mr. Schvartsman worked in the finance area at Duratex S.A. Mr. Schvartsman is our chief financial officer and our investor relations officer. Mr. Schvartsman received a degree in production engineering from Escola Politécnica da Universidade de São Paulo and a master’s degree in business administration from the Business School of São Paulo/Getúlio Vargas Foundation in 1979.

     Pedro Wongtschowski. Mr. Wongtschowski has served as executive officer since 1985. Mr. Wongtschowski was employed at our chemical fertilizer company from 1970 until 1972 and rejoined Ultrapar in 1977. Mr.

Wongtschowski is also the Chairman of the Board of the Brazilian Association for Chemical Engineering, Vice-President of the board of directors of ABIQUIM, Brazilian Chemical Industries Association, and Vice-President of Latin American Petrochemical and Chemical Associations – APLA. Mr. Wongtschowski is the chief operating officer of our chemical and petrochemical businesses. Mr. Wongtschowski received a degree in chemical engineering, master’s degree in chemical engineering and a doctoral degree in chemical engineering from the Escola Politécnica da Universidade de São Paulo. Mr. Wongtschowski is the author of the book “Indústria Química – Riscos e Oportunidades” (Chemical Industry – Risks and Opportunities), published in 2002 (2nd edition).

COMPENSATION

     For the year ended December 31, 2004, the aggregate compensation of our directors and executive officers was approximately R$ 11.6 million. A portion of such amount is represented by variable compensation, dependent on business performance as measured by metrics such as Economic Value Added – EVA and EBITDA. Except for the expenses related to Ultraprev - Associação de Previdência Complementar, known as Ultraprev, which manages our pension plan, we have not set aside or accrued any additional amounts for pension, retirement or similar benefits for our directors and executive officers. See “– Employees.”

     On April 27, 2001, the General Shareholders’ Meeting approved a plan for granting stock options (“The Stock Option Plan”) to members of management and employees in executive positions in the Company and its subsidiaries. On November 26, 2003, the Extraordinary General Shareholders’ Meeting approved certain amendments to the original plan of 2001 (the “Deferred Stock Plan”). In the Deferred Stock Plan, certain members of management have the voting and economic rights of preferred shares held as treasury stock and the ownership of these shares is retained by Ultrapar. The Deferred Stock Plan provides for the transfer of the ownership of the shares to those eligible members of management after ten years from the initial concession of the rights subject to uninterrupted employments of the Deferred Stock Plan participant by the Company during the period. The Board of Directors determines the number of shares to which each eligible participant shall have rights. The total number of shares to be used for the Deferred Stock Plan is subject to the availability in treasury of such shares. It is incumbent on Ultrapar’s executive officers to select the members of management eligible for the plan and propose the number of shares in each case for approval by the Board of Directors. As of December 31, 2004, the amount granted to the Company’s executives, including tax charges, totaled R$ 7.6 million. This amount is amortized over a ten year period, the amortization for 2004 amounts to R$ 567 thousand and is recorded as an operational expense for 2004.

BOARD PRACTICES

   Board of Directors

     Prior to December 20, 2002, our Board of Directors was limited to six members. Pursuant to our amended bylaws, our Board of Directors must consist of a minimum of four and a maximum of seven members. Our Board of Directors generally meets quarterly or whenever called by its chairman or by any two directors. During 2004, eight board meetings were held. Each meeting of the Board of Directors requires a quorum of a minimum of three members, including the chairman or the vice-chairman. The Board of Directors is responsible for our general policies, for electing our executive officers and supervising their management, and for deliberating on capital increases up to the authorized capital, distributions of dividends and interest on shareholders’ equity, investments in other companies, our dissolution or incorporation and the appointment of independent auditors. Pursuant to Brazilian law, each member of the Board of Directors must hold at least one of our common or preferred shares and be elected by the holders of our common shares at the General Shareholders’ Meeting.

     Members of the Board of Directors are elected by the common shareholders for a period of one year and may be reelected. According to Law 10,303/2001, minority shareholders that together hold common shares representing at least 15% of the voting capital, are entitled to appoint one Board member. Minority holders of our voting shares and preferred shareholders that do not represent the minimum percentage required for the right to elect a member of the Board of Directors in the manner described above may jointly elect a single member to the Board. Holders of preferred shares representing 10% or more of our capital stocks have the right to elect one member of our Board of Directors. In this case such shareholders should jointly represent a minimum of 10% of the corporate capital. Until the general shareholders’ meeting of 2005, preferred shareholders have the right to elect a Board member from a short list of three names drawn up by the controlling shareholder. As from the general shareholders’ meeting of 2006, the election of this member will be unrestricted. In 2002, we granted our minority shareholders the right to elect a member of our Board of Directors, a corporate governance change that Brazilian companies are not required to make until 2006. Mr. Nildemar Secches was elected to the Board in April 2002, as the representative of the minority shareholders. Mr. Secches was reelected in 2003 and in the General Shareholders’ Meeting held on April 26, 2004.

     Minority holders of voting shares and preferred shareholders must prove uninterrupted title to a shareholding interest in our shares for a period of at least three months immediately prior to the holding of the general shareholders’ meeting in order to exercise their rights related to election of directors.

     Law 10,303/2001 granted members of the Board of Directors elected by minority holders of voting shares and/or preferred shareholder, veto powers over the appointment and dismissal of our independent auditors, provided such veto is reasonably justified.

   Executive Officers

     Our executive officers include our chief executive officer and a minimum of three and a maximum of five other members. Each of our current executive officers has been appointed by the Board of Directors for a one-year term, which began on April 26, 2004 and may remain in office until the appointment of his substitute. Sitting members can be reelected for additional one-year terms.

   Fiscal Council

     Under Brazilian corporate law and our by-laws, we are not required to, and currently do not, maintain a permanent fiscal council. We would, however, be required to establish a fiscal council upon the request of shareholders who hold 2% of the common shares or 1% of the preferred shares, pursuant CVM Instruction 324 of January 19, 2000. The primary responsibility of the fiscal council, which, if established, would act independently from our management and external auditors, would be to review our consolidated financial statements and report on them to our shareholders.

   Corporate Governance

     We are incorporated under the laws of Brazil and we are subject to Brazilian laws related to corporate governance. Under Brazilian law, there are no regulatory requirements with respect to corporate governance such as (i) the independence of our Board of Directors, (ii) meetings of non-management directors, (iii) the establishment and composition of certain board committees or (iv) the adoption and disclosure of corporate governance guidelines or codes of business conduct and ethics. As a non-U.S. issuer we are exempt from adopting certain New York Stock Exchange corporate governance requirements and other requirements will only apply to us in the future. However, we aim to ensure that best practices, recommendations and standards of corporate governance are employed in our functioning and operations. We have adopted corporate governance guidelines, such as the requirement that a majority of the members of the Board of Directors be independent, and the implementation of a code of ethics for senior officers that we believe is in compliance with applicable U.S. corporate governance requirements.

     We are currently working to comply with all Sarbanes-Oxley and New York Stock Exchange requirements within the required time frame.

EMPLOYEES

     As of December 31, 2004, we had 6,724 employees.

     The following table sets forth our number of employees per line of business at the dates indicated.

	Number of Employees

	2004	2003	2002

Ultragaz	4,630	4,560	4,156
Oxiteno	1,121	1,078	912

	Number of Employees

	2004	2003	2002

Ultracargo	966	815	743
Others(1)	7	12	11
Ultrapar	6,724	6,465	5,822
__________________
(1)	Includes headquarters maintenance personnel hired by our wholly-owned subsidiary, Imaven Imóveis e Agropecuária Ltda.

     Ultragaz’s employees are covered by collective agreements with the labor unions representing the employees in the LPG industry. According to Brazilian legislation, Oxiteno’s employees are represented by labor unions, and are currently covered by collective agreements, which are renewed annually.

     All Ultracargo’s employees are covered by a collective agreement, which incorporates clauses of a social, financial, labor union and labor relations nature signed by the companies, labor unions and employees.

     In February 2001, our Board of Directors approved the adoption of a defined contribution pension plan to be sponsored by Ultrapar and each of its subsidiaries. Participating employees have been contributing to this plan, managed by Ultraprev - Associação de Previdência Complementar, known as Ultraprev, since August 2001. Under the terms of the plan, every year each participating employee chooses his or her basic contribution to the plan. Each sponsoring company provides a matching contribution in an amount equivalent to each basic contribution, up to a limit of 11% of the employee’s reference salary, according to the rules of the plan. As participating employees retire, they may choose to receive either (i) a monthly sum ranging between 0.5% and 1.0% of their respective contribution in Ultraprev or (ii) a fixed monthly amount which will exhaust their respective contribution over a period of 5 to 25 years. The sponsoring company does not guarantee the amounts or the duration of the benefits received by each employee that retires. The total number of participating employees as of December 31, 2004 was 5,560.

Principal and selling shareholders

PRINCIPAL SHAREHOLDERS

     In accordance with our by-laws, there are two classes of capital stock authorized and outstanding, the common shares and the preferred shares, of which only the common shares have voting rights.

     The following table sets forth the principal holders of our common and preferred shares as of February 2, 2005:

	Common		Preferred

	Shares	%	Shares	%

	(in thousands, except percentages)
Shareholders
Ultra S.A. Participações	34,193,119	67%	5,128,968	18%
Parth Investments Company [1]	9,311,730	18%	1,396,760	5%
Monteiro Aranha S.A	5,212,637	10%	2,526,887	9%
Ultra-DI Participações S.A. [1]	490,095	1%	73,514	0%
Others [2]	2,057,042	4%	419,754,208	68%
Total	51,264,622	100%	28,880,337	100%

Board of Directors [3]
Paulo Guilherme Aguiar Cunha [4]	15	0%	4,447	0%
Lucio de Castro Andrade Filho [4]	15	0%	2	0%
Ana Maria Levy Villela Igel	869,285	2%	259,177	1%
Olavo Egydio Monteiro de Carvalho	0	0%	0	0%
Renato Ochman	15	0%	2	0%
Nildemar Secches	15	0%	2	0%
Paulo Vieira Belotti	15	0%	2	0%

Executive officers [3]
Fabio Schvartsman	0	0%	0	0%
José Carlos Guimarães de Almeida	0	0%	0	0%
Pedro Wongtschowski	0	0%	0	0%
____________________
(1)	Parth Investments Company and Ultra-DI Participações S.A., which together hold 19.1% of our common shares, are controlled by Daisy Igel.

(2)	This item includes those shares held by members of our Board of Directors and our executive officers.

(3)	Our Board members and executive officers beneficially own additional shares primarily through their participation in the holding company Ultra S.A. Participações as discussed below.

(4)	These individuals are also executive officers.

     All common shares have the same voting rights.

     On March 22, 2000, our controlling shareholders entered into a shareholders’ agreement designed to ensure the equal treatment of all non-controlling shareholders in the event of any change in control. Pursuant to the agreement, the provisions of which have been incorporated in our by-laws, any transfer of our control, either directly or indirectly, may only be executed in conjunction with a public tender offer by the acquiring entity to purchase the shares of all minority shareholders in the same proportion and under the same price and payment terms as those offered to the controlling shareholders. The agreement provides that there will be no discount or price differentiation between the shares in the public tender offer and those being sold by the controlling shareholders. The offer must be made on both the São Paulo Stock Exchange and the New York Stock Exchange.

     On December 31, 2004, approximately 4.98 billion preferred shares were held in the form of ADSs.

OWNERSHIP AND CAPITAL STRUCTURE OF ULTRA S.A. PARTICIPAÇÕES

     Ultra S.A. Participações, or Ultra S.A., owns approximately 67% of Ultrapar’s voting shares. Historically, the voting stock of Ultra S.A. was owned primarily by two holding companies, Igel Participações S.A. and Avaré Participações S.A., owned primarily by members of the Igel family and certain members of our senior management, respectively. Igel Participações S.A. and Avaré Participações S.A. were dissolved on December 16, 2004, and the shares of Ultra owned by these companies were distributed to their respective shareholders.

     The capital stock of Ultra S.A. as of December 31, 2004 was owned as follows:

	Common		Preferred

	Shares	%	Shares	%

	(in thousands, except percentages)
Shareholders
Fabio Igel	5,912,469	9%	1,768,275	6%
Rogério Igel	6,876,245	11%	2,062,989	7%
Joyce Igel de Castro Andrade[1]	6,876,246	11%	2,062,989	7%
Marcia Igel Joppert	6,876,246	11%	2,062,988	7%
Christy Participações Ltda	6,425,199	10%	7,485,666	27%

Directors and officers
Paulo Guilherme Aguiar de Cunha	13,294,109	20%	—	—
Ana Maria Levy Villela Igel	9,764,689	15%	12,395,100	45
Lucio de Castro Andrade Filho[1]	3,775,470	6%	—	—
Fabio Schvartsman	1,606,301	2%	—	—
Pedro Wongtschowski	1,606,301	2%	—	—
José Carlos Guimarães de Almeida	1,887,735	3%	—	—

Directors and Officers	31,934,605	49%	12,395,100	45%

____________
(1)	Lucio de Castro Andrade Filho and Joyce Igel de Castro Andrade are husband and wife.

SHAREHOLDERS’ AGREEMENT OF ULTRA S.A. PARTICIPAÇÕES

     On September 22, 2004, the shareholders of Ultra S.A. entered into a new Shareholders’ Agreement (the “New Shareholders’ Agreement”) replacing a prior Shareholders’ Agreement entered into on May 22, 1997, to ensure the continuation of the controlling shareholder block upon the contemplated dissolution and distribution of Ultra S.A. shares held by its shareholders, Igel Participações S.A. and Avaré Participações S.A.

The New Shareholders’ Agreement has a term of five years from December 16, 2004 and provides principally that:

  all shares of Ultrapar that are held by Ultra will be voted as a block;

  the Ultra S.A. shares will be voted in accordance with the instructions of the absolute majority of its common shares except for certain significant matters (including changes to the by-laws of either company changes to our capital structure, mergers, material acquisitions or sales of assets, and election of Board members) which require the vote of 66% of the common shares.

  the Chairman of our Board of Directors must convene a meeting of, and provide all requested information and available documents to, all parties to the New Shareholders’ Agreement before or after any meeting of our Board of Directors considering key issues such as our strategic plan and general policies, our organizational structure, the election of executive officers, our dividend policy, and any other material decisions as determined by the Board of Directors.

  any party purchasing shares of Ultra S.A. must agree to be bound by the terms of the New Shareholders’ Agreement; and

  any party to the New Shareholders’ Agreement may exchange his or her shares in Ultra S.A. into our preferred shares at an exchange ratio necessary to obtain the same percentage of our capital stock as was held in Ultra S.A., unless the exchange would result in (i) Ultra S.A. no longer having more than the majority of our voting shares or (ii) a violation of the number of preferred shares as a percentage of total capital stock legally permitted to be issued by us or by Ultra S.A..
SELLING SHAREHOLDERS

     The selling shareholders identified below received or will receive certain of the preferred shares being offered hereby (i) by converting part of their holding in Ultra S.A. into preferred shares and (ii) from the stock dividend approved by us. The following table sets forth shareholders who are selling preferred shares in this offering, the number of preferred shares being sold by them and the number of shares to be beneficially held by them following this offering:

	Shares offered	Shares after offering

	Preferred	Common	%	Preferred

Selling Shareholders
Fabio Igel	424,786,106	2,831,907,351	5.7%	22
Marcia Igel Joppert	494,387,315	3,527,946,655	7.1%	34,804,713
Rogerio Igel	494,387,315	3,295,915,405	6.7%	25
Joyce Igel de Castro Andrade	761,223,307	3,295,915,774	6.7%	25
Lucio de Castro Andrade Filho	208,803,626	1,392,039,154	2.8%	2,259
Paulo Guilherme Aguiar Cunha	735,235,127	4,901,582,478	9.9%	4,446,680
Fabio Schvartsman	88,837,012	592,246,742	1.2%	5
José Carlos Guimarães de Almeida	730,812,692	69,601,208	0.1%	1
Pedro Wongtschowski	88,837,012	592,246,742	1.2%	5
Maria da Conceição de Moraes Coutinho
Beltrão	589,579,281	1,468,931,541	3.0%	11
Helio Marcos Coutinho Beltrao	366,586,545	913,347,487	1.8%	7
Cristiana Coutinho Beltrão	366,586,545	913,347,119	1.8%	7
Maria Coutinho Beltrão	366,586,545	913,347,119	1.8%	7
Monteiro Aranha S.A	1,515,000,000	5,212,636,685	10.5%	1,011,887,115

Total	7,231,648,428	29,921,011,458	60.5%	1,051,140,881

     The business address of each of the Selling Shareholders is Avenida Brigadeiro Luis Antônio, 1343, 9° andar, São Paulo, SP, Brazil 01317-910.

Distribution policy and dividends

     The by-laws of any given company may establish the dividend as a percentage of the income or the capital stock, or fixed, or based on any other criteria, since they are properly detailed and are not subject to the liberality of the managing bodies or the controlling shareholder. The amounts due as dividends may be paid as interest on net equity. If a company’s by-laws are silent, the percentage is deemed to be 50% of the Distributable Amount (as defined below). In this case, if the relevant shareholders decide to include a provision in this regard in the company’s by-laws, the mandatory dividend may not be lower than 25% of the Distributable Amount. Our by-laws provide for a mandatory distribution equal to 50% of the Distributable Amount. In addition, until May 18, 2004, under our by-laws, the amount we distributed in respect of each preferred share was equal to 110% of the amount we distributed in respect of each of our common shares. On May 18, 2004, we held an Extraordinary General Meeting which approved amendments of our by-laws. The amendments were (i) the registration in our by-laws of tag along rights for all Company shareholders, at 100% of the offer price which provisions were previously provided for in our 2000 shareholders’ agreement; and (ii) to make the dividend right of preferred shareholders equal to those of common shareholders by abolishing the right of preferred shareholders to receive dividends at least 10% (ten per cent) higher than those received by common shareholders.

     Brazilian corporate law defines the “net income” as the results of the relevant fiscal year, reduced by accumulated losses of prior fiscal years, provisions for income tax and social contribution on the net income for such fiscal year, and amounts allocated to employees’ and management’s participation on the net income in such fiscal year. The amount available for distribution of dividends, referred to as the “Distributable Amount,” is the net income, as reduced or increased by the following:

  amounts allocated to the legal reserve;

  amounts allocated to the statutory reserve, if any;

  amounts allocated to the contingency reserve, if required;

  amounts allocated to the unrealized profit reserve;

  amounts allocated to the retained profit reserve;

  reversions of reserves registered in prior years, in accordance with Brazilian GAAP; and

  reversions of the amounts allocated to the unrealized profit reserve, when realized and not absorbed by losses.

     A company is permitted to allocate to reserves all income from equity gains in subsidiaries that are not distributed to the company in the form of cash dividends. When such gains are distributed to the company in the form of cash dividends, the company is required to reverse the reserve. See “Risk factors-Risks relating to the preferred shares and ADSs.” In addition to the mandatory distribution, the Board of Directors may recommend to the shareholders the payment of interim distributions from other funds that are legally available for such purposes. Any payment of an interim dividend may be set off against the amount of the mandatory dividend distribution for that fiscal year.

     In addition to dividends, Brazilian companies may distribute interest attributed to shareholders’ equity, which payments may be treated by a company as a deductible expense for income tax and social contribution purposes. Payments of interest attributed to shareholders’ equity may be made at the discretion of our Board of Directors, subject to the approval of the holders of our common shares. Payments of interest attributed to shareholders’ equity, net of withholding tax, may be used to satisfy a company’s mandatory distribution obligation. This interest is calculated in accordance with the daily pro rata variation of the Brazilian government’s long-term interest rate, (TJLP), as determined by the Brazilian Central Bank from time to time, and cannot exceed the greater of:

  50% of net income (after the deduction of the social contribution on profits and before the provision for corporate income tax and the amounts attributable to shareholders as net interest on equity) related to the period in respect of which the payment is made; or

  50% of the sum of retained profits and profit reserves in the beginning of the period with respect to which the payment is made.

     Under Brazilian corporate law, a company may suspend the mandatory distribution either in the form of dividends or payments of interest on shareholders’ equity if the general shareholders’ meeting determines based on Board of Directors’ proposal that payment of the mandatory distribution for the preceding fiscal year would be inadvisable in light of the company’s financial condition. Our managers must report to the CVM such suspension within five days of the relevant general shareholders’ meeting. Under Brazilian law, mandatory distributions that are suspended and not offset against losses in future years must be paid as soon as the financial condition of the company permits.

DIVIDEND POLICY

     We declare and pay dividends and/or interest attributed to shareholders’ equity, pursuant to Brazilian corporate law and our by-laws. Our Board of Directors may approve the distribution of dividends and/or interest attributed to shareholders’ equity, calculated based on our annual or semi-annual financial statements or on financial statements relating to shorter periods. The amount of any distributions will depend on a series of factors, such as our financial condition, prospects, macroeconomic conditions, tariff adjustments, regulatory changes, growth strategies and other issues our Board of Directors and our shareholders may consider relevant.

     For the first half of 2004 and for 2003, we declared dividends to our shareholders in the amounts of R$ 92 million and R$ 72 million, corresponding to 53% and 29% of our net income for each period, respectively.

     The following table sets forth the dividends per 1,000 shares paid by us with respect to our capital stock in the past five years.

Dividend Payment History
Year Declared	Common Shares	Preferred Shares

	(in reais, per thousand shares)
2000	0.894	0.983
2001	3.486	3.835
2002	1.400	1.540
2003	1.007	1.108
2004	1.330	1.330

     Holders of our preferred shares are entitled to receive dividends declared by us solely from the date of the subscription and/or acquisition of such shares.

   Payment of dividends

     Within the four months following the end of each fiscal year, our shareholders are required to hold an annual shareholders’ meeting to decide, among other things, on the allocation of our net profits with respect to the fiscal year ended immediately prior to the shareholders’ meeting and the payment of an annual dividend. Additionally, interim dividends may be declared by our Board of Directors. Under Brazilian corporate law, dividends are generally required to be paid within 60 days following the date the dividend was declared, unless a shareholders’ resolution sets forth another date of payment, which, in either case, must occur prior to the end of the fiscal year in which such dividend was declared. Unclaimed dividends revert to us three years after the date when we begin to pay such declared dividends.

     Shareholders who are not residents of Brazil must register with the Central Bank to have dividends, sales proceeds or other amounts with respect to their shares eligible to be remitted in foreign currency outside of Brazil.

The preferred shares underlying the ADSs will be held in Brazil by the Custodian, Banco Itaú S.A., as agent for the Depositary. For purposes of the registration requirement, the Depositary is deemed to be the stockholder of the preferred shares underlying the ADSs. The Depositary will register such preferred shares with the Central Bank.

     Payments of cash dividends and distributions, if any, will be made in Brazilian currency to the Custodian on behalf of the Depositary. The Custodian will then convert such proceeds into U.S. dollars and will cause such U.S. dollars to be delivered to the Depositary for distribution to holders of ADSs. See “Description of American depositary receipts.” In the event that the Custodian is unable to convert immediately the Brazilian currency received as dividends into U.S. dollars, the amount of U.S. dollars payable to holders of ADSs may be adversely affected by devaluations of the Brazilian currency that may occur before such dividends are converted and remitted. See “Exchange rates” and “Risk factors-Risks relating to Brazil.” Dividends in respect of the preferred shares paid to shareholders who are not Brazilian residents, including holders of ADSs, are exempt from Brazilian withholding tax except for dividends declared based on profits generated prior to December 31, 1995. Distributions of interest on net worth are currently subject to withholding tax at a rate of 15%, or 25% in the case of a shareholder domiciled in a tax haven. See “Taxation-Brazilian tax consequences.”

Description of capital stock

Set forth below is certain information concerning our preferred shares and common shares, with a brief summary of significant provisions of our by-laws and Brazilian corporate law. This description is qualified by reference to our by-laws and to Brazilian law. Information on the trading market for the preferred shares is set forth under “Market information,” and information on ownership of our shares is set forth under “Principal and selling shareholders.”

GENERAL

     We are a publicly held corporation (sociedade por ações de capital aberto) incorporated under the laws of Brazil and registered with the CVM under No. 01846-5.

REGULATION OF FOREIGN INVESTMENT AND EXCHANGE CONTROLS

     There are no restrictions on ownership of our preferred shares by individual or legal entities domiciled outside Brazil. However, the right to convert dividend payments and proceeds from the sale of our shares into foreign currency and to remit such amounts abroad is subject to restrictions under foreign investment legislation which generally require, among other things, that the relevant investment be registered with the Central Bank and the CVM.

     Foreign investors may register their investment in our shares under Law 4,131 of September 3, 1962 or Resolution 2,689 of January 26, 2000. Registration under Resolution 2,689 affords favorable tax treatment to non-Brazilian investors who are not residents in a tax haven jurisdiction (i.e. countries that do not impose income tax or where the maximum income tax rate is lower than 20%), as defined by Brazilian tax laws.

     Under Resolution 2,689, non-Brazilian investors may invest in almost all financial assets and engage in almost all transactions available in the Brazilian financial and capital markets, provided that certain requirements are fulfilled. In accordance with Resolution 2,689, the definition of non-Brazilian investor includes individuals, legal entities, mutual funds and other collective investment entities, domiciled or headquartered abroad.

     Under Resolution 2,689, a non-Brazilian investor must:

  appoint at least one representative in Brazil, with powers to perform actions relating to its investment;

  appoint an authorized custodian in Brazil for its investment;

  register as a non-Brazilian investor with the CVM; and

  register its foreign investment with the Central Bank.

     Additionally, the investor operating under the provisions of Resolution 2,689 must be registered with the Brazilian internal revenue service (“Receita Federal”) pursuant to the latter’s Regulatory Instruction 200. This registration process is undertaken by the investor’s legal representative in Brazil.

     Securities and other financial assets held by non-Brazilian investors pursuant to Resolution 2,689 must be registered or maintained in deposit accounts or under the custody of an entity duly licensed by the Central Bank or the CVM. In addition, securities trading is restricted to transactions carried out in the stock exchanges or through organized over-the-counter markets licensed by the CVM, except for transfers resulting from a corporate reorganization, or occurring upon the death of an investor by operation of law or will. See “Taxation-Brazilian tax consequences” for more information.

     Resolution 1,927 of the National Monetary Council provides for the issuance of depositary receipts in foreign markets in respect of shares of Brazilian issuers. Accordingly, the proceeds from the sale of ADSs by holders of American depositary receipts outside Brazil are free of Brazilian foreign investment controls and holders of ADSs who are not resident in a tax haven jurisdiction will be entitled to favorable tax treatment.

     The right to convert dividend payments and proceeds from the sale of our shares into foreign currency and to remit such amounts outside Brazil is subject to restrictions under foreign investment legislation which generally requires, among other things, that the relevant investment be registered with the Central Bank. Restrictions on the remittance of foreign capital abroad could hinder or prevent the custodian for the preferred shares represented by ADSs, or holders who have exchanged ADSs for preferred shares, from converting dividends, distributions or the proceeds from any sale of preferred shares, as the case may be, into U.S. dollars and remitting such U.S. dollars abroad. Delays in, or refusal to, granting the required government approval for conversions of Brazilian currency payments and remittances abroad could adversely affect holders of ADSs.

     We have obtained a certificate of registration in the name of The Bank of New York, the depositary. Pursuant to this certificate, the custodian and the depositary are able to convert dividends and other distributions with respect to the preferred shares represented by ADSs into foreign currency and to remit the proceeds outside Brazil. If a holder exchanges ADSs for preferred shares, such holder may continue to rely on the depositary’s certificate of capital registration for only five business days after such exchange. After that, such holder must seek to register its investment directly with the Central Bank. Thereafter, unless the holder has registered its investment with the Central Bank, such holder may not convert into foreign currency and remit outside Brazil the proceeds from the disposition of, or distributions with respect to, such preferred shares. Such holder generally will be subject to less favorable Brazilian tax treatment than a holder of ADSs.

   There are two principal foreign exchange markets in Brazil:

  the commercial rate exchange market; and

  the floating rate exchange market.

     Most trade and financial foreign-exchange transactions, including transactions relating to the purchase or sale of shares or the payment of dividends or interest with respect to shares, are carried out on the commercial market. Only financial institutions authorized to buy and sell currency in the commercial market may effect purchases of foreign currencies in that market. In both markets, rates are freely negotiated, but may be strongly influenced by Central Bank intervention. See “Exchange rates.”

     Under Brazilian law, whenever there is a serious imbalance in Brazil’s balance of payments or reasons to foresee a serious imbalance, the Brazilian government may impose temporary restriction on the remittance of foreign currency abroad and on the conversion of Brazilian currency into foreign currencies. Such restrictions may hinder or prevent the custodian or holders who have exchanged ADSs for underlying preferred shares from converting distributions or the proceeds from any sale of such shares, as the case may be, into U.S. dollars and remitting such U.S. dollars abroad.

 CAPITAL STOCK

 Our issued capital stock

     As of February 2, 2005, our capital stock was R$ 898,816,635.09, fully subscribed and paid in, comprised of 80,144,959,152 shares, without par value, of which 51,264,621,778 were common shares and 28,880,337,374 were preferred shares. As of December 31, 2004, we held 6,616,359 common shares and 327,699,760 preferred shares in treasury, which were acquired at the average price of R$ 28.02 per thousand shares. We hold a portion of these shares in treasury to service our Deferred Stock Plan.

     Our by-laws authorize our Board of Directors to increase our share capital up to the limit of R$ 1.0 billion by issuing either common or preferred shares. Any capital increase that exceeds such amount requires an amendment to our by-laws, which must be approved by shareholders at a shareholders’ meeting. Pursuant to Brazilian corporate law and our by-laws, the number of preferred shares may not exceed two thirds of our issued capital stock.

   History of capital stock

     On February 2, 2005, our Board of Directors approved the increase of our capital stock, pursuant to a partial capitalization of reserves, and the issuance of 10,453,690,324 new preferred shares distributed to our shareholders as a result of a stock dividend.

     In addition, at an extraordinary shareholders’ meeting our shareholders will consider ratification of foregoing resolutions of our Board of Directors to permit shareholders of Ultra S.A., our principal and controlling shareholder, to exchange common shares held by them into preferred shares and approved the issuance of additional preferred shares and cancellation of such common shares at a ratio of one common share for one preferred share.

   Preferred shares rights

     In accordance with our by-laws, our preferred shares do not entitle their holders to voting rights in the shareholders’ meetings, except for specific events determined by Brazilian corporate law.

     Brazilian corporate law provides that non-voting shares, such as preferred shares, may acquire voting rights if the company fails to distribute fixed or minimum dividends in connection with such shares for three consecutive fiscal years and will retain such voting rights until the distribution of such fixed or minimum dividends.

     Because our preferred shares are not entitled to the payment of any fixed or minimum dividend, holders of our preferred shares cannot acquire voting rights as a result of our failure to distribute dividends.

     Brazilian corporate law also provides that holders of our preferred shares are entitled to vote as a special class in shareholders’ meetings called to decide upon changes to the preferences or rights attributed to our preferred shares and upon the creation of a new class of preferred shares that has either priority or preference over our existing preferred shares or the increase of an existing class of preferred shares disproportionately relative to the other classes. The approval of such proposals depends not only on the affirmative vote of shareholders holding the majority of our common shares, but also a prior approval or ratification by shareholders holding the majority of our preferred shares.

     According to Brazilian corporate law, (i) our shareholders that jointly hold non-voting preferred shares, or shares with restricted voting rights, that represent, at least, 10% of our total capital stock, and (ii) holders of common shares, that are not controlling shareholders, and who represent, at least, 15% of our total voting stock, will have the right to elect one member of our Board of Directors and its alternate. In case our non-controlling shareholders do not achieve the aforementioned percentage, they may combine their participation and, if they hold jointly, at least, 10% of our total capital, they may elect a member of our Board of Directors and its alternate. Only shareholders that prove holding the shares for at least 3 continuous months may exercise such rights.

     Upon our liquidation, holders of preferred shares shall have the priority in relation to holders of common shares to their return on capital, without any premium. The holders of our preferred shares have the right to receive the same amount of dividends per share to which the holders of our common shares are entitled. See “Distribution policy and dividends.” Our preferred shares have tag along rights, which enable their holders to, upon the sale of a controlling interest in us, receive 100% of the price paid per preferred share of the controlling block.

   Preemptive rights

     Our shareholders have the preemptive right to subscribe for new shares issued by us in case of any capital increase, in the proportion to their shareholdings. Our shareholders also have the preemptive right to subscribe for any convertible debentures, rights to acquire our shares and subscription warrants that we may issue. According to Brazilian corporate law, a period of at least 30 days following the publication of notice of the capital increase is allowed for the exercise of the preemptive right, except if otherwise determined by the by-laws or the shareholders meeting.

     According to Brazilian corporate law, for capital increases that do not change the proportion between the existing classes and types of shares entitle the shareholders to exercise their preemptive rights solely with respect to shares of equal class and type as the shares each of them already holds. Notwithstanding that, if the company issues shares that cause changes to the existing proportion of classes and types of shares, then the shareholders may exercise their preemptive rights with respect to shares of equal class and type as the shares they already hold and, only if necessary to maintain its participation on the total capital stock, may subscribe for other classes or types of shares.

     According to Brazilian corporate law and our by-laws, our Board of Directors is authorized to exclude preemptive rights for the issuance of new shares, convertible debentures and subscription warrants if the distribution of those shares is effected through stock exchanges or public subscription. In addition, Brazilian corporate law establishes that the grant and exercise of stock options under stock option plans are not subject to preemptive rights.

   Conversion rights

     In accordance with our by-laws, our common shares may be converted into our preferred shares, upon the request of the a, shareholder that requested such conversions, and subsequent to approval by a general’s shareholders’ meeting, and also subject to the limitations established Brazilian corporate law.

     In addition, the New Shareholders Agreement of Ultra S.A. provides that the shareholders of Ultra S.A. may request the exchange of their common or preferred shares into our preferred shares, provided that Ultra S.A. continues as the holder of 51% of our common shares and that the existing limit for the proportion of our capital stock, corresponding to a ratio of 1/3 of common shares to 2/3 of preferred shares is not exceeded. See “Principal and selling shareholders – Shareholders agreement of Ultra S.A. Participações.”

   Corporate purpose

     As per our by-laws, our corporate purpose is to use own capital in commerce, industry, agriculture and service providers, upon the subscription or acquisition of shares or quotas issued by companies.

   Shareholders' meetings

     At our shareholder meetings, shareholders are generally empowered to take any action relating to our corporate purpose and to pass such resolutions, as they deem necessary. Shareholders at the annual shareholders’ meeting have the exclusive power to approve our financial statements and to determine the allocation of our net income and the distribution of dividends with respect to the fiscal year ended immediately prior to the shareholders’ meeting. The election of our directors typically takes place at the annual shareholders’ meeting, although under Brazilian corporate law it may also occur at a extraordinary shareholders’ meeting. Members of our fiscal council may be elected at any shareholders’ meeting.

     A special shareholders’ meeting may be held at any time or concurrently with the annual shareholders’ meeting. The following actions, among others, may be taken only at a extraordinary shareholders’ meeting:

  amendment of our by-laws;

  delisting of the company as a publicly held company with the CVM;

  authorization to issue debentures;

  suspension of the rights of a shareholder who has violated Brazilian corporate law or our by-laws;

  acceptance or rejection of the valuation of in-kind contributions offered by a shareholder in consideration for issuance of shares of our capital stock;

  approval of our transformation into a sociedade limitada or any other corporate form;

  approval of our merger with another company (incorporação or fusão) or a spin-off (cisão);

  approval of our dissolution or liquidation, and the appointment and dismissal of the respective liquidator and review of the reports prepared by him or her and by the fiscal council acting during liquidation; and

  authorization to petition for our bankruptcy or request the compulsory rescheduling of our debts.

     According to Brazilian corporate law, neither a company's bylaws nor actions taken at a shareholders' meeting may deprive a shareholder of some specific rights, such as:

  the right to participate in the distribution of profits;

  the right to participate equally and ratably in any remaining residual assets in the event of liquidation of the company;

  the right to preemptive rights in the event of subscription of shares, convertible debentures or subscription warrants, except in some specific circumstances under the Brazilian law described in “Preemptive rights”;

  the right to withdraw from the company in the cases specified in Brazilian corporate law, described in “Withdrawal rights and redemption”; and

  the right to supervise, pursuant to Brazilian corporate law, the management of the Company.

     Quorum. Generally, Brazilian corporate law provides that a quorum at a shareholders’ meeting consists of shareholders representing at least 25% of a company’s issued and outstanding voting capital on the first call and, if that quorum is not reached, any percentage on the second call. If the shareholders are called to amend our by-laws, a quorum at a shareholders’ meeting consists of shareholders representing at least two-thirds of our issued and outstanding voting capital on the first call and any percentage on the second call.

     As a general rule, the affirmative vote of shareholders representing at least the majority of our issued and outstanding common shares present in person or represented by proxy at a shareholders’ meeting is required to ratify any proposed action, and abstentions are not taken into account. However, the affirmative vote of shareholders representing one-half of our issued and outstanding voting capital is required to:

  modify a preference, privilege or condition of redemption or amortization conferred on one or more classes of preferred shares, or create a new class with grater privileges than the existing classes of preferred shares;

  reduce the percentage of mandatory dividends;

  change our corporate purpose;

  merge us into or with another company;

  spin off a portion of our assets or liabilities;

  approve our participation in a group of companies;

  apply for cancellation of any voluntary liquidation; and

  approve our dissolution.

     Notice of our shareholders’ meetings. Notice of our shareholders’ meetings must be published at least three times in the Diário Oficial da União or the Diário Oficial do Estado, the official newspaper of the state where our headquarters are located and another newspaper widely published, currently Valor Econômico. The first notice must be published no later than 15 days before the date of the meeting on the first call, and no later than eight days before the date of the meeting on the second call. However, in certain circumstances, the CVM may require that the first notice be published 30 days in advance of the meeting.

     Conditions of admission. Shareholders attending a shareholders’ meeting must produce proof of their status as shareholders and proof that they hold the shares they intend to vote.

     A shareholder may be represented at a shareholders’ meeting by a proxy appointed less than a year before, which must be a shareholder, a corporation officer, a lawyer or a financial institution. Investment funds must be represented by their administrator.

Withdrawal rights and redemption

     Withdrawal rights. Any of our shareholders who dissent from certain actions taken by our shareholders in a shareholders’ meeting have the right to withdraw from our company and to receive the value of their shares.

     According to Brazilian corporate law and our by-laws, the withdrawal rights of our shareholders may be exercised in the following circumstances:

  modification of a preference, privilege or condition of redemption or amortization conferred on one or more classes of preferred shares, or create a new class with greater privileges than the existing classes of preferred shares;

  reduction in the percentage of mandatory dividends;

  change in our corporate purpose;

  merger (fusão or incorporação) with another company if we are not the surviving entity;

  our participation in a group of companies;

  change in our corporate form;

  merger of all our shares into another Brazilian company, so that we become a wholly-owned subsidiary of such company; and

  acquisition of the shareholding control of another company for a price that exceeds certain limits provided by law.

     Brazilian corporate law further provides that any resolution regarding our spin-off would only entitle shareholders to withdraw from our company if the spin-off:

  causes a change in the purpose of the company, except if the equity is spun off to a company whose primary activities are consistent with our corporate purpose;

  reduces our mandatory dividends; or

  causes us to join a group of companies.

     In cases where we modify a preference, privilege or condition of redemption or amortization conferred on one or more classes of preferred shares, or create a new class with greater privileges than the existing classes of preferred shares, the decision will be effective only upon the prior approval or ratification by holders of preferred shares negatively affected by this action at a special meeting of the holders of preferred shares. In these cases, only such holders of the shares negatively affected by this action are entitled to withdraw.

In cases where we:
  merge with another company in circumstances in which we are not the surviving company; or

  participate in a group of companies,

our shareholders will not be entitled to withdraw if their respective shares (i) are liquid, defined as being part of traded stock exchange index, and (ii) are widely held, such that the controlling shareholder or companies it controls hold less than 50% of such class or type of shares relating to the withdrawal right.

     Our shareholders shall have withdrawal rights in case we implement a merger or spin-off and the resulting company does not obtain its register as a publicly held company or does not cause its shares to be permitted to trade in the secondary market within 120 days from the shareholders’ meeting that approves such transaction.

     The right to withdraw expires 30 days after publication of the minutes of the relevant shareholders’ meeting. We are entitled to reconsider any action giving rise to withdrawal rights for 10 days after the expiration of those rights if the redemption of shares of dissenting shareholders would jeopardize our financial stability.

     In case of exercise of withdrawal rights, our shareholders are entitled to receive book value for the shares, based on the last balance sheet approved by the shareholders. If the resolution giving rise to the rights is made later than 60 days after the date of the last approved balance sheet, the shareholder may demand that his or her shares be valued according to a new balance sheet dated less than 60 days before the resolution date. In this case, we must immediately pay 80% of the book value of the shares according to the most recent balance sheet approved by our shareholders, and the balance must be paid within 120 days after the date of the resolution of the relevant shareholders’ meeting.

     Redemption. In accordance with Brazilian corporate law, our shares may be redeemed upon the decision of our shareholders’ meeting. If the shares to be redeemed do not involve the totality of a certain class or type of shares, they must be chose by lottery.

Board of Directors

     According to our by-laws, our Board of Directors consists of a minimum of four and a maximum of seven members. The exact number of directors is defined in a shareholders’ meeting by the majority vote of the holders of our common shares. Brazilian corporate law allows the adoption of a multiple vote process, by request of shareholders representing at least 10% of our voting share capital. Our directors are elected by our shareholders in our annual shareholders’ meeting for a one-year term.

     Brazilian corporate law requires that each director own at least one share of our company. There is no mandatory retirement age for directors.

Transactions in which directors have an interest
Brazilian corporate law prohibits a director from:
  performing any act of generosity using corporate assets to the detriment of the corporation;

  by virtue of his or her position, receiving any type of direct or indirect personal advantage from third parties without authorization in the by-laws or from a shareholders’ meeting;

  taking part in any corporate transaction in which he or she has an interest that conflicts with an interest of the corporation, or in the decisions made by other directors on the matter; and

  without prior authorization from General Shareholders’ Meeting or Board of Directors, lending funds or assets of the corporation, or using the corporation’s assets, services or credits, at his or her or third parties own benefit, or at a company’s benefit in which he or she has interest.

The compensation of directors is determined on the annual shareholders’ meetings.

Anti-takeover effects of certain provisions of our by-laws

     Some provisions of our by-laws may have the effect of discouraging, delaying or preventing hostile takeovers of our company. Our by-laws provide that any person who purchases control of our company must carry out a tender offer for the remaining shares, at the same price and payment conditions adjusted between such person and our controlling shareholders. This requirement is intended to protect minority shareholder. See “Principal shareholders and related party transactions” for more information.

Restrictions on certain transactions by controlling shareholders, directors, officers and members of the fiscal council

     Our direct or indirect controlling shareholders, directors, executive officers and members of our fiscal council, who are considered insiders under Brazilian securities regulation, must abstain from trading in our securities, including derivatives based on our securities, as follows, among others:

  before the public disclosure of any material act or fact with respect to our business;

  if we intend to merge with another company, consolidate, spin off part or all of our assets or reorganize;

  during the 15-day period before the disclosure of our quarterly and annual financial statements; or

  with respect only to our controlling shareholders, directors and executive directors, in the event of acquisition or sale of our shares by us or the acquisition or sale of our shares by any of our controlled or affiliated companies or any other company under our common control.

Purchases by us of shares of our own capital stock

     Our by-laws entitle our Board of Directors to approve the acquisition of our own shares. The decision to acquire our shares, or maintain the acquired shares in treasury or cancel them may not, among other things:

  result in the reduction of our share capital;

  require the use of resources greater than our accumulated profits and the available reserves;

  create, directly or indirectly, any artificial demand, supply or share price condition or use any unfair practice as a result of any action or omission;

  involve non-equitable practices; or

  be used for the acquisition of shares held by our controlling shareholders.

     We may not keep in treasury more than 10% of the float of each class of our shares, including the shares held by subsidiaries and affiliates.

     Any acquisition by us of our shares must be made on a stock exchange, except where the shares are registered for negotiation only in the over-the-counter market and cannot be made in a private transaction.

Disclosure requirements

     As a publicly held corporation, we are subject to the reporting requirements established by Brazilian corporate law and the CVM.

     As a result of the issuance of our ADSs, we are required to furnish to the SEC certain information, which we file with the CVM, translated into English.

     In addition to the provisions of CVM and SEC, the company has also implemented a disclosure and trading policy regarding the procedures to be followed (i) for announcing material information or facts relating to Ultrapar and (ii) with respect to the trading of securities issued by the Company while material information is pending disclosure.

     Disclosure of information. Brazilian securities regulations require that a publicly held corporation provide the CVM and the relevant stock exchanges where its shares are traded with periodic information that includes annual information statements, quarterly financial statements, quarterly management reports and reports of the independent auditors. Brazilian securities regulations also require public companies to file with the CVM shareholders’ agreements and notices and minutes of shareholders’ meetings.

     Disclosure of trading by insiders. Brazilian securities regulation requires our controlling shareholders, management, members of our fiscal council and any other technical or consultant body to disclose to the CVM and BOVESPA the number and type of securities issued by us, our subsidiaries and our controlling companies that are held by them or by persons closely related to them. The information regarding the acquisition of such securities (amount, price and date of acquisition) must be provided to us within 10 days of the end of the month in which they were traded.

     Disclosure of material developments. Under Brazilian securities regulations, we must disclose any material development related to our business to the CVM and BOVESPA. We are also required to publish a notice of that material development. A development is deemed material if it has an impact on the price of our securities, the decision of investors to hold, purchase or sell our securities or the decision of investors to exercise any rights as holders of any of our securities.

Registry of our preferred shares

     Our preferred shares are held in book-entry form with Banco Itaú S.A. The transfer of our preferred shares is carried out by means of an entry by Banco Itaú S.A. in its registries for the debit in the account of the seller and the credit in the account of the buyer, with the presentation of a written order of the transferor or a judicial authorization or order to effect such transfers.

Delisting as a public company

     Our delisting as a public company must be preceded by a tender offer by our controlling shareholders or ourselves for the acquisition of all our then outstanding shares, subject to the conditions below:

  the price offered for the shares in the public offering must be the fair value of those shares, as established in Brazilian corporate law;

  shareholders holding more than two thirds of our free float shares shall have expressly agreed to our decision to become a private company or accepted the offer.

     According to Brazilian corporate law, a fair price shall be at least be equal to our valuation, as determined by one or more of the following valuation methods: book value, net book value assessed by market price, discounted cash flow, multiples, price of our shares in the market or any other valuation method accepted by the CVM. The price under such tender offer may be revised if challenged within 15 days of its publication by holders of at least

10% of our outstanding shares, by means of a request sent to our management that a extraordinary shareholders’ meeting be called to decide on whether to request a new valuation under the same or a different valuation method. Our shareholders that request a new valuation and those who approve such request shall reimburse us for incurred costs if the new valuation is lower than the challenged valuation. However, if the second valuation is higher, the offeror will have the option to continue the offer with the new price or quit the offer.

Description of American depositary receipts

     The following is a summary of the material provisions of the Deposit Agreement, dated September 16, 1999 among Ultrapar, The Bank of New York, as Depositary, and the owners and holders from time to time of American Depositary Receipts (“ADRs”) issued thereunder.

     This summary does not purport to be complete and is subject to and qualified in its entirety by reference to the Deposit Agreement, including the form of ADRs. Capitalized terms used in this section herein and not otherwise defined in this prospectus will have the meanings set forth in the Deposit Agreement. Copies of the Deposit Agreement and our by-laws will be available for inspection at the Depositary's Principal Office, currently located at 101 Barclay St., New York, NY 10286 and at the principal office of Banco Itaú S.A., the Custodian, which is presently located at Rua Boa Vista, 185, São Paulo, 01014-001, SP.

AMERICAN DEPOSITARY RECEIPTS

     ADRs evidencing American Depositary Shares (“ADSs”) are issuable by the Depositary pursuant to the Deposit Agreement. Each ADS will represent 1,000 preferred shares or evidence the right to receive 1,000 preferred shares, together with any additional preferred shares at any time deposited or deemed deposited under the Deposit Agreement and any and all other securities, cash and property received by the Depositary or the Custodian in respect thereof and at such time held under the Deposit Agreement. Only persons in whose names ADRs are registered on the books of the Depositary will be treated by the Depositary and Ultrapar as Owners.

DEPOSIT, TRANSFER AND WITHDRAWAL

     The Depositary has agreed, subject to the terms and conditions of the Deposit Agreement, that upon delivery to the Custodian of Shares, or evidence or rights to receive Shares, and pursuant to appropriate instruments of transfer in a form satisfactory to the Custodian, the Depositary will, upon payment of the fees, charges and taxes provided in the Deposit Agreement, execute and deliver at its Corporate Trust Office to, or upon the written order of the person or persons named in the notice of the Custodian delivered to the Depositary or requested by the person depositing such Shares with the Depositary, an ADR or ADRs, registered in the name or names of such persons or persons, and evidencing any authorized number of ADSs requested by such person or persons.

     Upon surrender at the Corporate Trust Office of the Depositary of an ADR for the purpose of withdrawal of the Deposited Securities represented by the ADSs evidenced by such ADR and upon payment of the fees of the Depositary for the surrender of ADRs, governmental charges and taxes provided in the Deposit Agreement, and subject to the terms and conditions of the Deposit Agreement and any provisions of the Deposited Securities and other applicable laws, the Owner of such ADR will be entitled to delivery, to him or upon his order, of the amount or Deposited Securities or evidence of ownership of and title to such Deposited Securities at the time represented by the ADS or ADSs evidenced by such ADR. The forwarding of share certificates, other securities, property, cash and other documents of title for such delivery will be at the risk and expense of the Owner.

     Unless requested in writing by Ultrapar to cease doing so, and subject to any limitations established by the Depositary, the Depositary may execute and deliver ADRs prior to the receipt of Shares (a “Pre-Release”) and deliver Shares upon the receipt and cancellation of ADRs which have been Pre-Released, whether or not such cancellation is prior to the termination of such Pre-Release, or the Depositary knows that such ADR has been Pre-Released. The Depositary may receive ADRs in lieu of Shares in satisfaction of a Pre-Release. Each Pre-Release must be (a) preceded or accompanied by a written representation and agreement from the person to whom the ADRs or Shares are to be delivered that such person, or its customers, among other things (i) owns the Shares or ADRs to be remitted, as the case may be, (ii) assigns all beneficial rights, title and interest in such Shares or Receipts, as the case may be, to the Depositary in its capacity as such and for the benefit of the Owners, and (iii) will not take any action with respect to such Shares or Receipts, as the case may be, that is inconsistent with the transfer of beneficial ownership, other than in satisfaction of such Pre-Release, (b) at all times fully collateralized with cash, U.S. government securities or such other collateral as the Depositary determines, in good faith, will provide substantially similar liquidity and security, (c) terminable by the Depositary on not more than five business days’ notice and (d) subject to such further indemnities and credit regulations as the Depositary deems appropriate. The number of

Shares not deposited but represented by ADSs outstanding at any time as a result of Pre-Release will not normally exceed thirty percent (30%) of the Shares deposited pursuant to the Deposit Agreement; provided, however, that the Depositary reserves the right to disregard such limit from time to time as it deems reasonably appropriate, and may, with the prior written consent of Ultrapar, change such limit for purposes of general application.

     The Depositary may retain for its own account any compensation received by it in connection with the foregoing.

DIVIDENDS, OTHER DISTRIBUTIONS AND RIGHTS

     The Depositary will convert or cause to be converted into U.S. dollars, to the extent that in its judgment it can do so on a reasonable basis and can transfer the resulting dollars to the United States, all cash dividends and other cash distributions denominated in a currency other than dollars, including reais (“Foreign Currency”), that it receives in respect of the Deposited Securities, and to distribute the resulting U.S. dollar amount net of the expenses incurred by the Depositary in converting such Foreign Currency to the Owners entitled thereto, in proportion to the numbers of ADSs representing such Deposited Securities evidenced by ADRs held by them, respectively. Such distribution may be made upon an averaged or other practicable basis without regard to any distinctions among Owners on account of exchange restrictions, the date of delivery of any ADR or ADRs or otherwise. The amount distributed to the Owners of ADRs will be reduced by any amount on account of taxes to be withheld by Ultrapar or the Depositary.

     If the Depositary determines that in its judgment any Foreign Currency received by the Depositary cannot be converted on a reasonable basis into U.S. dollars transferable to the United States, or if any approval or license of any government or agency thereof which is required for such conversion is denied or in the opinion of the Depositary is not obtainable, or if any such approval or license is not obtained within a reasonable period as determined by the Depositary, the Depositary will (a) as to that portion of the Foreign Currency that is convertible into U.S. dollars, make such conversion and (i) if permitted pursuant to applicable law, transfer such U.S. dollars to the United States and distribute to Owners in accordance with the Deposit Agreement or (ii) to the extent transfer of such U.S. dollars to the United States is not permitted pursuant to applicable law, hold such U.S. dollars as may not be transferred for the benefit of the Owners entitled thereto, and (b) as to the non-convertible balance, if any, (i) if requested in writing by an Owner, distribute or cause the Custodian to distribute the Foreign Currency (or an appropriate document evidencing the right to receive such Foreign Currency) received by the Depositary or Custodian to such Owner and, (ii) the Depositary will hold or will cause the Custodian to hold any amounts of nonconvertible Foreign Currency not distributed pursuant to the immediately preceding subclause (b)(i) uninvested and without liability for interest thereon for the respective accounts of the Owners entitled to receive the same.

     If any distribution upon any Deposited Securities consists of a dividend in, or free distribution of Shares, the Depositary may, after consultation with us, and will if we so request, distribute to the Owners of outstanding ADRs entitled thereto, in proportion to the number of ADSs evidenced by the ADRs held by them, respectively, additional ADRs evidencing an aggregate number of ADSs representing the amount of Shares received as such dividend or free distribution, subject to the terms and conditions of the Deposit Agreement with respect to the deposit of Shares and the issuance of ADSs evidenced by ADRs, including the withholding of any tax or other governmental charge and the payment of fees of the Depositary as provided in the Deposit Agreement. In lieu of delivering ADRs for fractional ADSs in the event of any such dividend or fee distribution, the Depositary will sell the amount of Shares represented by the aggregate of such fractions and distribute the net proceeds in accordance with the Deposit Agreement. If additional ADRs are not so distributed, each ADS will thenceforth also represent the additional Shares distributed upon the Deposited Securities represented thereby.

     If we offer or cause to be offered to the holders of any Deposited Securities any rights to subscribe for additional Shares or any rights of any other nature, the Depositary after consulting with us as to the procedure to be followed, will have discretion as to the procedure to be followed in making such rights available to any Owners of ADRs or in disposing of such rights on behalf of any Owners and making the net proceeds available to such Owners or, if by the terms of such rights offering or for any other reason, the Depositary may not either make such rights available to any Owners or dispose of such rights and make the net proceeds available to such Owners, then the Depositary shall allow the rights to lapse. If at the time of the offering of any rights the Depositary determines in its discretion that it is lawful and feasible to make such rights available to all Owners or to all or certain Owners but not to other Owners, the Depositary may, and at our request, will distribute to any Owner to whom it determines the distribution to be lawful and feasible, in proportion to the number of ADSs held by such Owner, warrants or other instruments therefor in such form as it deems appropriate. If the Depositary determines in its discretion, after consultation with us, that it is not lawful and feasible to make such rights available to all or certain Owners, it may, and, at our request, will use reasonable best efforts to sell the rights, warrants, or other instruments in proportion to the number of ADSs held by the Owners to whom it has determined it may not lawfully or feasibly make such rights available, and allocate the net proceeds of such sales for the account of such Owners otherwise entitled to such rights, warrants or other instruments, upon an averaged or other practical basis without regard to any distinctions among such Owners because of exchange restrictions or the date of delivery of any ADR or ADRs, or otherwise.

     In circumstances in which rights would not otherwise be distributed, if an Owner of ADRs requests the distribution of warrants or other instruments in order to exercise the right allocable to the ADSs of such Owner, the Depositary will make such rights available to such Owner upon written notice from us to the Depositary that (a) we have elected in our sole discretion to permit such rights to be exercised and (b) such Owner has executed such documents as we have determined in our sole discretion are reasonably required under applicable law. Upon instruction pursuant to such warrants or other instruments to the Depositary from such Owner to exercise such rights, upon payment by such Owner to the Depositary for the account of such Owner of an amount equal to the purchase price of the Shares to be received upon the exercise of the rights, and upon payment of the fees of the Depositary as set forth in such warrants or other instruments, the Depositary will, on behalf of such Owner, exercise the rights and purchase the Shares, and we shall cause the Shares so purchased to be delivered to the Depositary on behalf of such Owner. As agent for such Owner, the Depositary will cause the Shares so purchased to be deposited, and will execute and deliver restricted ADRs to such Owner, pursuant to the Deposit Agreement. All such restricted ADRs will be assigned a separate CUSIP number and all Shares represented by such restricted ADRs will be held in a segregated account and will not be commingled with other Deposited Securities, whether restricted or unrestricted.

     The Depositary will not offer rights to Owners unless both the rights and the securities to which such rights relate are either exempt from registration under the Securities Act of 1933 with respect to a distribution to all Owners or are registered under the provisions or such Act; provided that nothing in the Deposit Agreement will create, or be construed to create, any obligation on our part to file a registration statement with respect to such rights or underlying securities or to endeavor to have such a registration statement declared effective. If an Owner of ADRs requests the distribution of warrants or other instruments, notwithstanding that there has been no such registration under such Act, the Depositary will not effect such distribution unless it has received an opinion from recognized counsel in the United States for us upon which the Depositary may rely that such distribution, to such Owner is exempt from such registration. The Depositary will not be responsible for any failure to determine that it may be lawful or feasible to make such rights available to Owners in general or any Owner in particular.

     Whenever the Depositary receives any distribution other than cash, Shares or rights in respect of the Deposited Securities, the Depositary, upon consultation with us, will cause the securities or property received by it or the Custodian to be distributed to the Owners entitled thereto, after deduction or upon payment of any fees and expenses of the Depositary or any taxes or other governmental charges, in proportion to their holdings, respectively, in any manner that the Depositary may deem equitable and practicable for accomplishing such distribution; provided, however, that if in the opinion of the Depositary such distribution cannot be made proportionately among the Owners entitled thereto, or if for any other reason, including, but not limited to, any requirement that we or the Depositary withhold an amount on account of taxes or other governmental charges or that such securities must be registered under the Securities Act of 1933 in order to be distributed to Owners or holders, the Depositary deems such distribution not to be feasible, the Depositary may adopt such method as it may deem equitable and practicable for the purpose or effecting such distribution, including, but not limited to, the public or private sale of the securities or property thus received, or any part thereof, and the net proceeds of any such sale net of the fees of the Depositary will be distributed by the Depositary to the Owners entitled thereto as in the case of a distribution received in cash.

     If the Depositary determines that any distribution of property, including Shares and rights to subscribe therefor, is subject to any taxes or other governmental charges which the Depositary is obligated to withhold, the Depositary may, by public or private sale, dispose of all or a portion of such property in such amount and in such manner as the Depositary deems necessary and practicable to pay such taxes or charges and the Depositary will distribute the net proceeds of any such sale after deduction of such taxes or charges to the Owners entitled thereto in proportion to the number of ADSs held by them, respectively.

     Upon any change in nominal or par value of the Shares or split-up, consolidation or any other reclassification of Deposited Securities, or upon any recapitalization, reorganization, merger or consolidation or sale of assets affecting us or to which we are a party, any securities which shall be received by the Depositary or Custodian in exchange for, in conversion of, or in respect of Deposited Securities will be treated as new Deposited Securities under the Deposit Agreement, and the ADSs will thenceforth represent, in addition to the existing Deposited Securities, the new Deposited Securities so received in exchange or conversion, unless additional ADRs are delivered pursuant to the following sentence. In any such case the Depositary may, and will, if Ultrapar so requests, execute and deliver additional ADRs as in the case of a dividend in Shares, or call for the surrender of outstanding ADRs to be exchanged for new ADRs specifically describing such new Deposited Securities. Upon the occurrence of any such change, conversion or exchange, the Depositary will give written notice thereof to all Owners.

RECORD DATES

     Whenever any cash dividend or other cash distribution shall become payable or any distribution other than cash shall be made, or whenever rights shall be issued with respect to the Deposited Securities, or whenever for any reason the Depositary causes a change in the number of Shares that are represented by each ADS, or whenever the Depositary shall receive notice of any meeting of holders of Shares or other Deposited Securities, the Depositary will fix a record date, after consultation with Ultrapar if such record date is different from the record date applicable to the Deposited Securities, (a) for the determination of the Owners who will be (i) entitled to receive such dividend, distribution or rights, or the net proceeds of the sale thereof, or (ii) entitled to give instructions for the exercise of voting rights at any such meeting or (b) on or after which each ADS will represent the changed number of Shares, all subject to the provisions of the Deposit Agreement.

VOTING OF DEPOSITED SECURITIES

     The Shares do not entitle holders thereof to vote on matters presented to a vote of Ultrapar shareholders except in very limited circumstances as provided in our by-laws and under Brazilian corporate law. With respect to matters as to which holders of Shares are entitled to vote at any time, the following voting provisions will apply. Upon receipt of notice of any meeting of holders of Shares or other Deposited Securities, if requested in writing by Ultrapar, the Depositary will as soon as practicable thereafter, mail to the Owners a notice, the form of which notice will be subject to the reasonable discretion of the Depositary, containing (a) such information included in such notice of meeting received by the Depositary from Ultrapar, (b) a statement that the Owners as of the close of business on a specified record date will be entitled, subject to any applicable provision of Brazilian law and of our bylaws and the provisions of the Deposited Securities, to instruct the Depositary as to the exercise of the voting rights, if any, pertaining to the amount of Shares or other Deposited Securities represented by their respective ADS and (c) a statement as to the manner in which such instructions may be given, including, when applicable, an express indication that instructions may be given or, if applicable, deemed given in accordance with the Deposit Agreement if no instruction is received, to the Depositary to give a discretionary proxy to a person designated by Ultrapar. See “Description of capital stock—Voting rights of preferred shares.” Upon the written request of an Owner on such record date received on or before the date established by the Depositary for such purpose, the Depositary will endeavor, insofar as practicable and permitted under applicable laws and the provisions of our by-laws and the provisions of the Deposited Securities, to vote or cause to be voted the amount of Shares or other Deposited Securities represented by the ADSs evidenced by such ADRs in accordance with any non-discretionary instructions set forth in such request, including such Owner's instruction to give a discretionary proxy to a person designated by us. The Depositary will not, and the Depositary will ensure that each Custodian or any of its nominees will not, exercise any voting discretion over any Deposited Securities. If no instructions are received by the Depositary from any Owner with respect to any of the Deposited Securities represented by the American Depositary Shares evidenced by such Owner's Receipts on or before the date established by the Depositary for such purpose, the Depositary shall deem such Owner to have instructed the Depositary to give a discretionary proxy to a person designated by Ultrapar with respect to such Deposited Securities and the Depositary shall give a discretionary proxy to a person designated by Ultrapar to vote such Deposited Securities.

     There can be no assurance that the Owners generally or any Owner in particular will receive the notice described in the preceding paragraph sufficiently prior to the date established by the Depositary for the receipt or instructions to ensure that the Depositary will vote the Shares or Deposited Securities in accordance with the provisions set forth is the preceding paragraph.

REPORTS AND OTHER COMMUNICATIONS

     The Depositary will make available for inspection by Owners at its Corporate Trust Office any notices, reports and communications, including any proxy soliciting material, received from us which are both (a) received by the Depositary or the Custodian or the nominee of either as the holder of the Deposited Securities and (b) made generally available to the holders of such Deposited Securities by us. The Depositary will also send to the Owners copies or summaries of any such reports or communications when furnished by us pursuant to the Deposit Agreement.

AMENDMENT AND TERMINATION OF THE DEPOSIT AGREEMENT

     The form of ADRs and any provisions of the Deposit Agreement may at any time and from time to time be amended by agreement between us and the Depositary in any respect deemed necessary or desirable; provided, however, that any amendment that imposes or increases any fees or charges, other than taxes and other governmental charges, registration fees, cable, telex or facsimile transmission costs, delivery costs or other such expenses, or which otherwise prejudices any substantial existing right of Owners, will not take effect as to outstanding ADRs until the expiration of thirty (30) days after notice of any amendment has been given to the Owners of outstanding ADRs. Every Owner at the time any amendment so becomes effective will be deemed, by continuing to hold such ADRs, to consent and agree to such amendment and to be bound by the Deposit Agreement as amended thereby. In no event will any amendment impair the right of the Owner of any ADR to surrender such ADR and receive therefor the Deposited Securities represented thereby, except to comply with mandatory provisions of applicable law.

     Notwithstanding the foregoing, if any governmental body should adopt new laws, rules or regulations which would require amendment or supplement of the Deposit Agreement to ensure compliance therewith, we and the Depositary may amend or supplement the Deposit Agreement and the ADR at any time in accordance with such changed laws, rules or regulations. Such amendment or supplement to the Deposit Agreement in such circumstances may become effective before a notice of such amendment or supplement is given to Owners or within any other period of time as required for compliance with such laws, rules or regulations.

     The Depositary will at any time at our direction terminate the Deposit Agreement by mailing notice of such termination to the Owners of all ADRs then outstanding at least thirty (30) days prior to the date fixed in such notice for such termination. The Depositary may likewise terminate the Deposit Agreement by mailing notice of such termination to us and the Owners of all ADRs then outstanding at any time after sixty (60) days have expired after the Depositary will have delivered to us a written notice of its election to resign and a successor depositary will not have been appointed and accepted its appointment in accordance with the terms of the Deposit Agreement. If any ADRs remain outstanding after the date of termination of the Deposit Agreement, the Depositary thereafter will discontinue the registration of transfers of ADRs, will suspend the distribution of dividends to the Owners thereof and will not give any further notices or perform any further acts under the Deposit Agreement, except the collection of dividends and other distributions pertaining to the Deposited Securities, the sale of property and rights and the delivery of underlying Deposited Securities, together with any dividends or other distributions received with respect thereto and the net proceeds of the sale of any rights or other property, in exchange for surrendered ADRs, after deducting in each case, the fees of the Depositary for the surrender of an ADR and other expenses set forth in the Deposit Agreement and any applicable taxes or governmental charges. At any time after the expiration of one (1) year from the date of termination, the Depositary may sell the Deposited Securities then held thereunder and hold uninvested the net proceeds of such sale, together with any other cash in an unsegregated escrow account and without liability for interest, for the pro rata benefit of the Owners that have not theretofore surrendered their Receipts, such Owners thereupon becoming general creditors of the Depositary with respect to such net proceeds. After making such sale, the Depositary will be discharged from all obligations under the Deposit Agreement, except to account for such net proceeds and other cash, after deducting, in each case, the fee of the Depositary and other expenses set forth in the Deposit Agreement for the surrender of an ADR and any applicable taxes or other governmental charges.

CHARGES OF DEPOSITARY

     The Depositary, to the extent permitted by applicable law or the rules of any securities exchange on which the ADSs are admitted for trading, will charge any party depositing or withdrawing Shares or any party surrendering ADRs or to whom ADRs are issued, including, without limitation, issuance pursuant to a stock dividend or stock split we declare or an exchange of stock regarding the ADRs or Deposited Securities or a distribution of ADRs pursuant to the Deposit Agreement, whichever applicable (1) a fee of $5.00 or less per 100 ADSs, or portion thereof, for the execution, delivery and surrender of ADRs pursuant to the Deposit Agreement; (2) taxes and other governmental charges; (3) such registration fees as may from time to time be in effect for the registration of transfers of Shares generally on our share register or the share register of the Share Registrar and applicable to transfers of Shares to the name of the Depositary or its nominee or the Custodian or its nominee on the making or deposits or withdrawals; (4) such cable, telex and facsimile transmission expenses as are expressly provided in the Deposit Agreement; (5) such expenses as are incurred by the Depositary in the conversion of Foreign Currency pursuant to the Deposit Agreement; (6) a fee not in excess of $.02 per ADS, or portion thereof, for any cash distribution made pursuant to the Deposit Agreement except for distributions of cash dividends; and (7) a fee for the distribution of securities pursuant to the Deposit Agreement, such fee being in an amount equal to the fee for the execution and delivery of ADSs which would have been charged as a result of the deposit of such securities (for purposes of such clause treating all such securities as if they were shares), but which securities are instead distributed by the Depositary to Owners.

     The Depositary pursuant to the Deposit Agreement, may own and deal in any class of our securities and our affiliates and in ADRs.

LIABILITY OF OWNER FOR TAXES

     If any tax or other governmental charge or expense shall become payable with respect to any ADR or any Deposited Securities represented by the ADRs, such tax or other governmental charge will be payable by the Owner of such ADR to the Depositary. The Depositary may refuse to effect any transfer of such ADR or any withdrawal of Deposited Securities represented by ADSs evidenced by such ADR until such payment is made, and may withhold any dividends or other distributions, or may sell for the account of the Owner thereof any part or all of the Deposited Securities represented by ADSs evidenced by such ADR and may apply such dividends, distributions or the proceeds of any such sale to pay any such tax or other governmental charge and the Owner of such ADR will remain liable for any deficiency.

GENERAL

     Neither the Depositary nor its directors, employees, agents or affiliates nor we or our directors, employees, agents or affiliates will be liable to any Owner or holder of any ADR, if by reason of any provision of any present or future law, regulation, order, decree, moratorium or fiat of the United States, Brazil or any other country, or of any governmental or regulatory authority or stock exchange, or by reason of any provision, present or future of our bylaws, or by reason of any provision of any securities issued or distributed by Ultrapar, or any offering or distribution thereof or by reason of any act of God or war or other circumstances beyond its control, such parties shall be prevented, delayed or forbidden from, or be subject to any civil or criminal penalty on account of, doing or performing any act or thing which by the terms of the Deposit Agreement it is provided will be done or performed; nor will such parties incur any liability to any Owner or holder of any ADR by reason of any nonperformance or delay, caused as aforesaid, in the performance of any act or thing which by the terms of the Deposit Agreement it is provided will or may be done or performed, or by reason of any exercise of, or failure to exercise, any discretion provided for under the Deposit Agreement. Where, by the terms of a distribution pursuant to the Deposit Agreement or an offering or distribution pursuant to the Deposit Agreement, or for any other reason such distribution or offering may not be made available to Owners, and the Depositary may not dispose of such distribution or offering on behalf of such Owners and make the net proceeds available to such Owners, then the Depositary, after consultation with us, will not make such distribution or offering, and will allow the rights, if applicable, to lapse.

     We and the Depositary and our respective directors, employees, agents and affiliates assume no obligation nor will we or they be subject to any liability under the Deposit Agreement or the ADRs to Owners or holders of ADRs except that we and they agree to perform our respective obligations specifically set forth under the Deposit Agreement without negligence and to act in good faith in the performance of such duties.

     The ADRs are transferable on the books of the Depositary, provided that the Depositary may, after consultation with us, to the extent practicable, close the transfer books at any time or from time to time when deemed expedient by it in connection with the performance of its duties or at our written request. As a condition precedent to the execution and delivery, registration of transfer, split-up, combination or surrender of any Deposited Securities, the Depositary, the Custodian or the Registrar may require (a) payment from the person presenting the ADR or the depositor of the Shares of a sum sufficient to reimburse it for any tax or other governmental charge and any stock transfer or registration fee with respect thereto, including any such tax or charge and fee with respect to Shares being deposited or withdrawn, and payment of any applicable fees payable by the Owners and holders of ADRs, (b) the production of proof satisfactory to it as to the identity and genuineness of any signature and (c) compliance with such reasonable regulations as the Depositary may establish consistent with any laws or regulations applicable to the ADRs and Deposited Securities and with the provisions of the Deposit Agreement. The Depositary may refuse to deliver ADRs, to register the transfer of any ADR or to make any distribution on or related to Shares until it has received such proof of citizenship or residence, exchange control approval or other information as it may deem necessary or proper. The delivery, transfer, registration of transfer of outstanding ADRs and surrender of ADRs generally may be suspended or refused during any period when our transfer books or the transfer books of the Depositary or the Foreign Registrar are closed or if any such action is deemed necessary or advisable by the Depositary or by us, at any time or from time to time.

     The Depositary will keep books for the registration and transfer of ADRs, which at all reasonable times will be open for inspection by the Owners, provided that such inspection will not be for the purpose of communicating with Owners in the interest of a business or object other than the business of Ultrapar or a matter related to the Deposit Agreement or the ADRs.

     The Depositary may, with our consent, such consent not to be unreasonably withheld, appoint one or more co-transfer agents for the purpose of effecting transfers, combination and split-ups of ADRs at designated transfer offices on behalf of the Depositary. In carrying out its functions, a co-transfer agent may require evidence of authority and compliance with applicable laws and other requirements by Owners or persons entitled to ADRs and will be entitled to protection and indemnity to the same extent as the Depositary.

GOVERNING LAW

     The Deposit Agreement and the ADRs are governed by and construed in accordance with the laws of the State of New York.

Taxation

The following discussion contains a description of the material Brazilian and United States federal income tax consequences of the purchase, ownership and disposition of preferred shares or ADSs by a holder, also called a U.S. holder, that is for U.S. federal income tax purposes a citizen or resident of the United States of America, a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States of America or any state thereof, or an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

     This description does not purport to be a comprehensive description of all of the tax considerations that may be relevant to any particular investor, including tax considerations that arise from rules of general application to all taxpayers or to certain classes of investors or that are generally assumed to be known by investors. In particular, this summary deals only with U.S. holders that will hold preferred shares or ADSs as capital assets and does not apply to certain classes of U.S. holders, such as holders of 10% or more of our voting shares, financial institutions, tax exempt organizations, insurance companies, dealers in securities or currencies, securities traders who elect to account for their investment in preferred shares or ADSs on a mark-to-market basis, persons holding preferred shares or ADSs as part of a “straddle,” “hedging transaction” or “conversion transaction,” persons liable for the alternative minimum tax, and persons that have a “functional currency” other than the U.S. dollar.

     This summary is based upon tax laws of Brazil and the United States as in effect on the date of this prospectus, which are subject to change, possibly with retroactive effect, and to differing interpretations. You should consult your own tax advisors as to the Brazilian, United States or other tax consequences of the purchase, ownership and disposition of preferred shares or ADSs, including, in particular, the effect of any non U.S., state or local tax laws.

     Although there is presently no income tax treaty between Brazil and the United States, the tax authorities of the two countries have had discussions that may culminate in such a treaty. No assurance can be given, however, as to whether or when a treaty will enter into force or how it will affect the U.S. holders of preferred shares or ADSs.

BRAZILIAN TAX CONSEQUENCES

     The following discussion summarizes the principal Brazilian tax consequences of the acquisition, ownership and disposition of our preferred shares or ADSs by a holder that is not domiciled in Brazil for purposes of Brazilian taxation and, in the case of preferred shares, has registered its investment in such securities with the Central Bank as a U.S. dollar investment (in each case, a Non-Brazilian Holder). Pursuant to Brazilian law, investors may invest in the preferred shares under Resolution No. 2,689.

     Resolution No. 2,689 allows non-Brazilian investors to invest in almost all financial assets and to engage in almost all transactions available in the Brazilian financial and capital markets, provided that some requirements are fulfilled. In accordance with Resolution No. 2,689, the definition of non-Brazilian investor includes individuals, legal entities, mutual funds and other collective investment entities, domiciled or headquartered outside of Brazil.

     Pursuant to Resolution No. 2,689, non-Brazilian investors must: (a) appoint at least one representative in Brazil with powers to perform actions relating to the foreign investment; (b) complete the appropriate non-Brazilian investor registration form; (c) register as a non-Brazilian investor with the Brazilian securities commission; and (d) register the foreign investment with the Central Bank.

     Securities and other financial assets held by non-Brazilian investors pursuant to Resolution No. 2,689 must be registered or maintained in deposit accounts or under the custody of an entity duly licensed by the Central Bank or the CVM. In addition, securities trading is restricted to transactions carried out in the stock exchanges or organized over-the-counter markets licensed by the CVM, except for transfers resulting from a corporate reorganization, occurring upon the death of an investor by operation of law or will or as a consequence of the delisting of the relevant shares from a stock exchange and the cancellation of the registration with the CVM.

Taxation of dividends

     Dividends, including dividends in kind, paid by us to the depositary in respect of the preferred shares underlying the ADSs or to a Non-Brazilian Holder in respect of preferred shares generally will not be subject to Brazilian income withholding tax provided that they are paid out of profits generated as of or after January 1, 1996. Dividends relating to profits generated prior to December 31, 1995 are subject to a Brazilian withholding tax of 15% to 25% according to the tax legislation applicable to each corresponding year.

Taxation of gains

     Gains realized outside Brazil by a Non-Brazilian Holder on the disposition of ADSs to another Non-Brazilian Holder are not currently subject to Brazilian tax. However, according to Law No. 10,833, enacted on December 29, 2003, or Law No. 10,833, the disposition of assets located in Brazil by a Non-Brazilian Holder, whether to other Non-Brazilian Holders or Brazilian holders, may become subject to taxation in Brazil. Although we believe that the ADSs do not fall within the definition of assets located in Brazil for purposes of Law No. 10,833, considering the general and unclear scope of such provisions and the lack of a judicial court ruling in respect thereto, we are unable to predict whether such understanding will ultimately prevail in the courts of Brazil.

     For purposes of Brazilian taxation, there are two types of Non-Brazilian Holders of preferred shares or ADSs: (a) Non-Brazilian Holders that are not resident or domiciled in a tax haven jurisdiction (i.e., a country or location that does not impose income tax or where the maximum income tax rate is lower than 20% or where the internal legislation imposes restrictions to disclosure of shareholding composition or the ownership of the investment), and that, in the case of holders of preferred shares, are registered before the Central Bank and the CVM to invest in Brazil in accordance with Resolution No. 2,689; and (b) other Non-Brazilian Holders, which include any and all non-residents of Brazil who invest in equity securities of Brazilian companies through any other means and all types of investors that are located in a tax haven jurisdiction. The investors mentioned in item (a) above are subject to a favorable tax regime in Brazil, as described below.

     The deposit of preferred shares in exchange for ADSs may be subject to Brazilian tax on capital gains at the rate of 15%, or 25% in the case of investors domiciled in a tax haven jurisdiction, if the amount previously registered with the Central Bank as a foreign investment in the preferred shares is lower than (a) the average price per preferred share on a Brazilian stock exchange on which the greatest number of such shares were sold on the day of deposit; or (b) if no preferred shares were sold on that day, the average price on the Brazilian stock exchange on which the greatest number of preferred shares were sold in the 15 trading sessions immediately preceding such deposit. In such case, the difference between the amount previously registered and the average price of the preferred shares calculated as above will be considered to be a capital gain. Such taxation is not applicable in case of investors registered under Resolution No. 2,689 which are not located in a tax haven jurisdiction, which are currently tax exempt from income tax in such transaction.

     The withdrawal of ADSs in exchange for preferred shares is not subject to Brazilian tax. Upon receipt of the underlying preferred shares, a Non-Brazilian Holder registered under Resolution No. 2,689 will be entitled to register the U.S. dollar value of such shares with the Central Bank as described below.

     As a general rule, Non-Brazilian Holders registered under Resolution No. 2,689 that are not located in a tax haven jurisdiction are subject to income tax at a rate of 15% on gains realized on sales or exchanges of preferred shares outside a Brazilian stock exchange. With reference to proceeds of a redemption or of a liquidating distribution with respect to the preferred shares, the difference between the amount effectively received by the shareholder and the amount of foreign currency registered with the Central Bank, translated into reais at the commercial market rate on the date of the redemption or liquidating distribution, will be also subject to income tax at a rate of 15% provided that such transactions are treated as a sale or exchange not carried out on a Brazilian stock exchange. In both cases, if the Non-Brazilian Holders are located in tax haven jurisdictions, the applicable rate is 25%. Gains realized arising from transactions on a Brazilian stock exchange by an investor registered under Resolution No. 2,689 that is not located in a tax haven jurisdiction are exempt from Brazilian income tax. This preferential treatment under Resolution No. 2,689 does not apply to Non-Brazilian Holders of the preferred shares or ADSs that are resident in a tax haven jurisdiction, in which case, gains realized on transactions performed by such holder on the Brazilian stock exchange are subject to the same tax rate that is applicable to a Brazilian resident. Pursuant to Law No. 11,033 of December 21, 2004, the rate applicable to Brazilian residents in transactions entered in to as of January 1, 2005 was established at 15%, being also subject to a withholding tax of 0.005% (to be offset against tax due on eventual capital gains).

     Therefore, Non-Brazilian Holders are subject to income tax at a rate of 15% on gains realized on sales or exchanges in Brazil of preferred shares that occur on a Brazilian stock exchange, unless such sale is made by a Non-Brazilian Holder that is not resident in a tax haven jurisdiction, and (a) such a sale is made within five business days of the withdrawal of such preferred shares in exchange for ADSs and the proceeds of such sale are remitted abroad within such five-day period, or (b) such a sale is made under Resolution No. 2,689 by Non-Brazilian Holders that register with the CVM. In these two cases the transaction will be tax exempt.

     The “gain realized'” as a result of a transaction on a Brazilian stock exchange is the difference between the amount in Brazilian currency realized on the sale or exchange of the shares and their acquisition cost, without any correction for [innovation]. The "gain realized'' as a result of a transaction that occurs other than on a Brazilian stock exchange, with shares that are registered under a certificate of registration of investment (other than under Resolution No. 2,689), will be calculated based on the foreign currency amount registered with the Central Bank which will be translated into reais at the commercial market rate of the date of such sale or exchange. There can be no assurance that the current preferential treatment for holders of ADSs and Non-Brazilian Holders of preferred shares under Resolution No. 2,689 will continue or will not be changed in the future. Reductions in the tax rate provided for by Brazil's tax treaties do not apply to tax on gains realized on sales or exchanges of preferred shares.

     Any exercise of preemptive rights relating to the preferred shares or ADSs will not be subject to Brazilian taxation. Any gain on the sale or assignment of preemptive rights relating to preferred shares by the depositary on behalf of holders of ADSs will be subject to Brazilian income taxation according to the same rules applicable to the sale or disposition of preferred shares.

Distributions of interest attributable to shareholders' equity

     In accordance with Law No. 9,249, dated December 26, 1995, as amended, Brazilian corporations may make payments to shareholders characterized as distributions of interest on the company's shareholders' equity. Such interest is calculated by reference to the Taxa de Juros de Longo Prazo (Long-Term Interest Rate), or TJLP, as determined by the Central Bank from time to time and cannot exceed the greater of:

  50% of net income (after social contribution on profits and before taking such distribution and any deductions for corporate income tax into account) for the period in respect of which the payment is made; or

  50% of the sum of retained profits and profits reserves.

     Distributions of interest on shareholders' equity in respect of the preferred shares paid to shareholders who are either Brazilian residents or non-Brazilian residents, including holders of ADSs, are subject to Brazilian income withholding tax at the rate of 15%, or 25% in case of shareholders domiciled in a tax haven jurisdiction. The distribution of interest on shareholders' equity may be determined by our Board of Directors. We cannot assure you that our Board of Directors will not determine that future distributions of profits may be made by means of interest on shareholders' equity instead of by means of dividends.

     The amounts paid as distribution of interest on shareholders' equity are deductible for corporate income tax and social contribution on profit, both of which are taxes levied on our profits, as far as the limits and rules described above are observed by us.

Other relevant Brazilian taxes

     There are no Brazilian inheritance, gift or succession taxes applicable to the ownership, transfer or disposition of preferred shares or ADSs by a Non-Brazilian Holder except for gift and inheritance taxes which are levied by some states of Brazil on gifts made or inheritances bestowed by individuals or entities not resident or domiciled in

Brazil or domiciled within the state to individuals or entities resident or domiciled within such state in Brazil. There are no Brazilian stamp, issue, registration or similar taxes or duties payable by holders of preferred shares or ADSs. Pursuant to Decree 4,494 of December 3, 2002, the conversion into foreign currency or the conversion into Brazilian currency of the proceeds received by a Brazilian entity from a foreign investment in the Brazilian securities market, including those in connection with the investment in the preferred shares and ADSs and those made under Resolution No. 2,689, is potentially subject to an exchange transactions tax (Imposto Sobre Operações Financeiras - IOF/Câmbio), although at present the rate of such tax is generally zero percent. Under Law No. 8,894 of June 21, 1994, or Law No. 8,894, such IOF tax rate may be increased at any time to a maximum of 25%, but any such increase will only be applicable to transactions occurring after such increase becomes effective.

     Law No. 8,894 creates the Tax on Bonds and Securities Transactions (IOF/Títulos), which may be imposed on any transactions involving bonds and securities effected in Brazil, even if there transactions are performed on a Brazilian stock exchange. As a general rule, the rate of this tax is currently zero but the executive branch may increase such rate up to 1.5% per day, but only with respect to future transactions. Financial transfers are taxed by the Contribuição Provisória sobre Movimentação Financeira, or CPMF, at a rate of 0.38% . The CPMF is levied upon the remittance of proceeds on the amount converted in reais of the transaction and is required to be withheld by the financial institution that carries out the transaction. Currently, the funds transferred from a bank account to acquire shares on the Brazilian stock exchange are exempt from CPMF. The funds transferred abroad resulting from the disposal of these shares on the Brazilian Stock Exchange are also exempt from CPMF.

U.S. FEDERAL INCOME TAX CONSEQUENCES

     The following is a discussion of the material U.S. federal income tax consequences of the acquisition, ownership and disposition of preferred shares or ADSs, but it does not purport to be a comprehensive description of all of the tax considerations that may be relevant to preferred shares or ADSs, and does not address state, local or other tax laws. The discussion applies only to holders that hold preferred shares or ADSs as capital assets for tax purposes, and does not address special classes of holders, such as dealers and traders in securities or foreign currencies, financial institutions, insurance companies, tax exempt entities, persons owning, directly, indirectly or constructively, 10% or more of our voting shares, persons holding preferred shares or ADSs as part of a hedging or conversion transaction or straddle, persons entering into a “constructive sale” with respect to preferred shares or ADSs, persons whose functional currency for U.S. federal income tax purposes is not the U.S. dollar, persons liable for alternative minimum tax, partnerships or other entities classified as partnerships for U.S. federal income tax purposes, or persons who have ceased to be United States citizens or to be taxed as resident aliens.

     You are advised to consult your own tax advisors concerning the overall tax consequences to you, including the consequences under foreign, state and local laws, of the acquisition, ownership and disposition of preferred shares or ADSs.

     This discussion is based on the tax laws of the United States, including the Internal Revenue Code of 1986, as amended, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury Regulations, all as currently in effect and changes to any of which may affect the tax consequences described herein, possibly with retroactive effect. In addition, this discussion is based in part on representations of the depositary and assumes that each obligation provided for in or otherwise contemplated by the Deposit Agreement and any other related document will be performed in accordance with their terms.

     This discussion applies to you only if you are a “U.S. Holder.” For purposes of this discussion, a “U.S. Holder” is a beneficial owner of preferred shares or ADSs that is for U.S. federal income tax purposes (i) a citizen or resident of the United States of America, (ii) a corporation, or other entity taxable as a corporation, organized under the laws of the United States of America or any political subdivision thereof, or (iii) an estate or trust the income of which is subject to United States federal income taxation regardless of its source. We believe, and this discussion assumes, that we are not, and will not become, a passive foreign investment company (as discussed below).

     In general, U.S. Holders of ADSs will be treated for U.S. federal income tax purposes as owners of the preferred shares underlying the ADSs. Accordingly, except as noted, the U.S. federal income tax consequences discussed below apply equally to U.S. Holders of ADSs and preferred shares, and references to preferred shares should also be treated as references to ADSs. Exchanges of preferred shares for ADSs and ADSs for preferred shares will not be subject to U.S. federal income tax.

     The U.S. Treasury has expressed concerns that parties to whom ADSs are pre-released may be taking actions that are inconsistent with the claiming of foreign tax credits for U.S. Holders of ADSs. Such actions would also be inconsistent with claiming the 15% rate applicable to non-corporate holders. Accordingly, the analysis of the creditability of Brazilian taxes and the availability of the 15% rate received by certain non-corporate holders described below could be affected by actions that may be taken by the parties to whom ADSs are pre-released.

Taxation of dividends

     Distributions paid with respect to preferred shares will be includable in the income of a U.S. Holder as ordinary dividend income to the extent paid out of current or accumulated earnings and profits of Ultrapar, as determined for U.S. federal income tax purposes. Subject to applicable limitations and the discussion above regarding concerns expressed by the U.S. Treasury, dividends received by non-corporate U.S. Holders on preferred shares or ADSs may be subject to U.S. federal income tax at lower rates (generally 15%) than other types of ordinary income. U.S. Holders should consult their own tax advisors regarding the implications of this new legislation in their particular circumstances. For purposes of these rules, the amount of any distribution of property other than cash will be the fair market value of such property on the date of distribution. In addition, the taxable amount of any distribution will include the amount of Brazilian tax withheld on the amount distributed, if any, and the amount of a distribution paid in reais will be measured by reference to the exchange rate for converting reais into U.S. dollars in effect on the date the distribution is received by the depositary, in the case of ADSs, or the U.S. Holder, in the case of preferred shares directly held by a U.S. Holder. The U.S. Holder may have foreign currency gain or loss if the amount of such dividend is not converted into U.S. dollars on the date of its receipt. Dividends paid by us generally will be treated as foreign source dividend income to U.S. Holders and will not be eligible for the dividends received deduction. Subject to certain limitations, and the discussion above regarding concerns expressed by the U.S. Treasury, Brazilian withholding tax, if any, paid in connection with any distribution with respect to preferred shares may be claimed as a credit against the U.S. federal income tax liability of a U.S. Holder if such U.S. Holder elects for that year to credit all foreign income taxes; otherwise, such Brazilian withholding tax may be taken as a deduction. The limitation on foreign taxes eligible for credit is calculated separately with respect to specific classes of income. U.S. Holders should consult their own tax advisors concerning the availability and utilization of the foreign tax credit.

Taxation of capital gains

     Gain or loss realized by a U.S. Holder upon the sale, exchange or other disposition of a preferred share will be subject to United States federal income tax as U.S. source capital gain or loss in an amount equal to the difference between the amount realized on the disposition of the preferred share and the U.S. Holder’s tax basis in the preferred share. The gain or loss will be long term capital gain or loss if the U.S. Holder’s holding period in the preferred share exceeds one year. If a Brazilian tax is imposed on the sale or disposition of preferred shares, and the U.S. Holder does not receive significant foreign source income from other sources, the U.S. Holder may not be able to derive effective U.S. foreign tax credit benefits in respect of such Brazilian tax. U.S. Holders should consult their tax advisors regarding the United States federal tax treatment of capital gains, which may be taxed at lower rates than ordinary income for individuals, and losses, the deductibility of which is subject to limitations.

Passive foreign investment companies

     Special U.S. tax rules apply to U.S. Holders that own shares in a passive foreign investment company, known as a PFIC. In general, we will be classified as a PFIC in a particular taxable year if either:

  75% or more of our gross income consists of passive income, such as dividends, interest, rents and royalties; or

  50% or more of our assets, by value, determined on the basis of a quarterly average, consists of assets that produce, or are held for the production of, passive income.

     Based on a review of our income and assets, we believe that we are not a PFIC for U.S. federal income tax purposes and we do not expect to be a PFIC in the foreseeable future. However, since PFIC status depends upon the composition of a company’s income and assets and the market value of its assets (including, among others, less than 25 percent equity investments) from time to time, there can be no assurance that we will not be considered a PFIC for any taxable year.

     If we are treated as a PFIC in any taxable year during which a U.S. Holder owns preferred shares, gain recognized by such U.S. Holder on the sale or other disposition of the preferred shares will be allocated ratably over the U.S. Holder’s holding period for the preferred shares. The amounts allocated to the taxable year of the sale or other exchange and to any year before we become a PFIC will be taxable as ordinary income. The amount allocated to each other taxable year will be subject to tax at the highest rate in effect for that year for individuals or corporations, as appropriate, and an interest charge will be imposed on the amount allocated to such taxable year. Further, any distribution in respect of the preferred shares in excess of 125 percent of the average of the annual distributions on preferred shares received by the U.S. Holder during the preceding three years or the U.S. Holder’s holding period, whichever is shorter, will be subject to taxation as described above. Certain elections may be available (including a mark-to-market election) to U.S. persons that may mitigate the adverse consequences resulting from PFIC status.

United States backup withholding and information reporting

     Payment of dividends and other proceeds in connection with the preferred shares made within the United States or through certain U.S.-related financial intermediaries generally are subject to information reporting and to backup withholding, unless the U.S. Holder (i) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, or (ii) in the case of backup withholding, provides a taxpayer identification number on a properly completed Form W-9 or a substitute form and certifies that no loss of exemption from back-up withholding has occurred. The amount of any backup withholding will be creditable against the U.S. Holder’s federal income tax liability and may entitle the U.S. Holder to a refund, provided that the required information is furnished to the Internal Revenue Service.

Underwriting

     We and the selling shareholders are offering the preferred shares and the ADSs described in this prospectus through the underwriters named below in the United States and other jurisdictions outside Brazil. Preferred shares purchased by U.S. investors will be placed outside the United States by the Brazilian underwriters, settled in Brazil and paid for in reais and their offer is being underwritten by the Brazilian underwriters pursuant to the Brazilian underwriting agreement. U.S. investors purchasing preferred shares must be authorized to invest in Brazilian Securities under the requirements established by the CMN and the CVM. UBS Securities LLC and Pactual Capital Corporation are the representatives of the underwriters. We and the selling shareholders have entered into an underwriting agreement with the underwriters. Subject to the terms and conditions of the underwriting agreement, each of the underwriters has severally agreed to purchase from the selling shareholders the number of ADSs listed next to its name in the following table:

Number of
Underwriters	ADSs

UBS Securities LLC
Pactual Capital Corporation

Total

     In addition, pursuant to the terms of the underwriting agreement and the inter-syndicate agreement, the underwriters will act as agents on behalf of the Brazilian underwriters identified below with respect to the offering of preferred shares sold to investors located outside Brazil.

     Pursuant to the Contrato de Coordenação e Garantia Firme de Subscrição, Aquisição e Colocação de Ações Preferenciais de Emissão da Ultrapar Participações S.A., which we refer to as the Brazilian underwriting agreement, Banco UBS S.A. and Banco Pactual S.A., or the Brazilian underwriters, have agreed to offer preferred shares to investors located inside Brazil and other non-U.S. international investors that are authorized to invest in Brazilian securities under the requirements established by the CMN and the CVM. The Brazilian underwriting agreement provides that, if any of the firm shares are not placed, the Brazilian underwriters are obligated to purchase them on a firm commitment basis on the settlement date, subject to certain conditions and exceptions. Subject to the terms and conditions of the Brazilian underwriting agreement, each of the Brazilian underwriters has severally agreed to place the number of preferred shares listed next to its name in the following table:

Brazilian Underwriters	Number of preferred shares

Banco UBS S.A
Banco Pactual S.A

Total

THE AMERICAN DEPOSITARY SHARES

     Subject to the terms and conditions contained in the underwriting agreement, certain of the selling shareholders severally have agreed to sell to the underwriters and the underwriters have agreed to purchase from such selling shareholders        ADSs, each ADS representing 1,000 preferred shares.

THE PREFERRED SHARES

     Subject to the terms and conditions contained in the underwriting agreement, certain of the selling shareholders severally have agreed to sell through the Brazilian underwriters, on a firm underwriting commitment,       preferred shares.

     The preferred shares are being offered in Brazil to Brazilian investors and those U.S. and other international investors who are registered with the CVM and acting through custody accounts managed by local agents pursuant to CMN Resolution No. 2,689.

     Investors residing outside Brazil are authorized to purchase equity instruments, including our preferred shares, on the Brazilian stock exchange provided that they comply with the registration requirements set forth in Resolution No. 2,689 of the CMN, which we refer to as Resolution 2,689, and CVM Instruction No. 325.

     With certain limited exceptions, Resolution 2,689 investors are permitted to carry out any type of transaction in the Brazilian financial capital market involving a security traded on a stock, future or organized over-the-counter market. Investments and remittances outside Brazil of gains, dividends, profits or other payments under our preferred shares are made through the commercial rate exchange market.

In order to become a Resolution 2,689 investor, an investor residing outside Brazil must:

  appoint a representative in Brazil with powers to take actions relating to the investment;

  appoint an authorized custodian in Brazil for the investments, which must be a financial institution duly authorized by the Central Bank and CVM; and

  through its representative, register itself as a non-Brazilian investor with the CVM and the investment with the Central Bank.

     Securities and other financial assets held by non-Brazilian investors pursuant to Resolution 2,689 must be registered or maintained in deposit accounts or under the custody of an entity duly licensed by the Central Bank or the CVM. In addition, securities trading by non-Brazilian investors is generally restricted to transactions involving securities listed on the Brazilian stock exchanges or traded in organized over-the-counter markets licensed by the CVM.

CONDITIONS TO THE OFFERING

     The underwriting agreement provides that the underwriters must buy all of the ADSs if they buy any of them. However, the underwriters are not required to take or pay for the ADSs covered by the underwriters’ over-allotment option described below. In addition, pursuant to the terms of the underwriting agreement, the underwriters will act as agents on behalf of the Brazilian underwriters with respect to the offer of preferred shares sold to investors located outside Brazil.

Our ADSs are offered subject to a number of conditions, including:

  receipt and acceptance of our ADSs by the underwriters, and the underwriters’ right to reject orders in whole or in part.

     Our preferred shares are offered subject to a number of conditions, including the Brazilian underwriters’ right to reject orders from institutional investors in whole or in part.

     In connection with this offering, certain of the underwriters or securities dealers may distribute prospectuses electronically.

OVER-ALLOTMENT OPTION

     We have granted the underwriters and the Brazilian underwriters an option to buy up to an aggregate of 1,084,747,264 additional preferred shares, which may include preferred shares in the form of ADSs. The underwriters and the Brazilian underwriters may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with this offering. The underwriters and the Brazilian underwriters have 30 days from the date of this prospectus to exercise this option. If the underwriters exercise and the Brazilian underwriters this option, they will each purchase additional preferred shares or ADSs representing preferred shares approximately in proportion to the amounts specified in the table above.

COMMISSION AND DISCOUNTS

     Preferred shares and ADSs purchased in this global offering will be initially offered at the offering prices for preferred shares and ADSs set forth on the cover of this prospectus.

     Any ADSs sold by the underwriters to securities dealers may be sold at a discount of up to U.S.$      per ADS from the public offering price. Any of these securities dealers may resell any ADSs purchased from the underwriters to other brokers or dealers at a discount of up to U.S.$      per ADS from the public offering price. If all the ADSs are not sold at the public offering price, the representatives may change the offering price and the other selling terms.

     The following tables shows the per share and total underwriting discounts and commissions we and the selling shareholders will pay to the underwriters assuming both no exercise and full exercise of the underwriters’ option to purchase up to an additional • ADSs.

Paid by us	No exercise	Full exercise

Per ADSs	U.S.$	U.S.$
Total	U.S.$	U.S.$

Paid by the selling shareholders	No exercise	Full exercise

Per ADSs	U.S.$	U.S.$
Total	U.S.$	U.S.$

     Preferred shares will initially be offered at the respective offering prices set forth on the cover of this prospectus of R$      (approximately U.S.$      ).

     The following tables shows the per share and total underwriting discounts and commissions we and the selling shareholders will pay to the Brazilian underwriters assuming both no exercise and full exercise of the Brazilian underwriters’ option to purchase up to an additional      preferred shares.

Paid by us	No exercise	Full exercise

Per share	R$	R$
Total	R$	R$

Paid by the selling shareholders	No exercise	Full exercise

Per share	R$	R$
Total	R$	R$

     We estimate that the total expenses of this offering payable by the Selling Shareholders, not including the underwriting discounts and commissions, will be approximately U.S.$      .

NO SALES OF SIMILAR SECURITIES

     We, our executive officers and directors and the selling shareholders have entered into lock-up agreements with the underwriters. Under these agreements, we and each of these persons may not, without the prior written approval of UBS Securities LLC, subject to limited exceptions, offer, sell, contract to sell or otherwise dispose of or hedge our preferred shares or securities convertible into or exercisable or exchangeable for our preferred shares. These restrictions will be in effect for a period of 180 days after the date of this prospectus. At any time and without public notice, UBS Securities LLC may in its sole discretion release all or some of the securities from these lock-up arrangements.

INDEMNIFICATION AND CONTRIBUTION

     We and the selling shareholders have agreed to indemnify the underwriters and their controlling persons against certain liabilities, including liabilities under the Securities Act. If we are unable to provide this indemnification, we will contribute to payments the underwriters and their controlling persons may be required to make in respect of those liabilities.

LISTING

     Our preferred shares are listed on the São Paulo stock exchange under the symbol “UGPA4” and our ADSs are traded on the New York Stock Exchange under the symbol “UGP.”

PRICE STABILIZATION AND SHORT POSITIONS

     In connection with this offering, the underwriters may engage in activities that stabilize, maintain or otherwise affect the price of our ADSs, including:

  stabilizing transactions;

  short sales;

  purchases to cover positions created by short sales;

  imposition of penalty bids; and

  syndicate covering transactions.

     Stabilizing transactions consist of bids or purchases made for the purpose of preventing or retarding a decline in the market price of our ADSs while this offering is in progress. These transaction may also include making short sales of our ADSs, which involve the sale by the underwriters of a greater number of ADSs than they are required to purchase in this offering. Short sales may be “covered short sales,” which are short positions in an amount not greater than the underwriters’ over-allotment option referred to above, or may be “naked short sales,” which are short positions in excess of that amount.

     The underwriters may close out any covered short position either by exercising their over-allotment option, in whole or in part, or by purchasing ADSs in the open market. In making this determination, the underwriters will consider, among other things, the price of ADSs available for purchase in the open market compared to the price at which they may purchase ADSs through the over-allotment option. The underwriters must close out any naked short position by purchasing ADSs in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the ADSs in the open market that could adversely affect investors who purchased in this offering.

     The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased ADSs sold by or for the account of that underwriter in stabilizing or short covering transactions.

     As a result of these activities, the price of our ADSs may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. The underwriters may carry out these transactions on the New York Stock Exchange, in the over-the-counter market or otherwise.

     The Brazilian lead manager, through its brokerage house, may carry out stabilization activities in BOVESPA. Stabilization activities may be carried out for 30 (thirty) days from the date of this Prospectus. A stabilization activities agreement, in a form approved by the CVM, has been executed simultaneously with the execution of the Brazilian underwriting agreement.

     Stabilization activities in the BOVESPA will be carried out at the sole discretion of the Brazilian Lead manager. In addition we cannot forecast the effect of stabilization activities in relation to the price of our preferred shares.

AFFILIATIONS

     The underwriters and their affiliates have provided and may in the future provide certain commercial banking, financial advisory and investment banking services for us, for which they receive fees.

     The underwriters and their affiliates may from time to time in the future engage in transactions with us and perform services for us in the ordinary course of their business.

ADDRESSES

     The address of the sole global coordinator for the international offering is UBS Securities LLC, 299 Park Avenue, New York, New York 10171. The addresses of the joint bookrunners are: UBS Securities LLC, 299 Park Avenue, New York, New York 10171; and Pactual Capital Corporation, 527 Madison Avenue, 11th Floor, New York, NY 10022.

Expenses of issuance and distribution

     We estimate that the expenses payable by the Selling Shareholders in connection with the global offering, other than underwriting discounts and commissions, are as set forth in the following table. The total underwriting discounts and commissions that the Selling Shareholders are required to pay will be US$       million, or approximately       % of the gross proceeds of the global offering.

Expense	Amount	Percentage of net proceeds of this offering

	(in U.S. dollars)

SEC registration fee	13,841%
NASD filing fees
New York Stock Exchange supplemental listing fee
Brazilian fees, including Brazilian Securities Commission and the
Brazilian National Association of Investment Banks
Printing and engraving expenses
Legal fees and expenses
Audit fees and expenses
“Road show” expenses and miscellaneous costs		%
Total

     All amounts in the above table are estimated, except for the SEC registration fee, the NASD filing fee, The New York Stock Exchange supplemental listing fee and the Brazilian fees.

Validity of securities

     The validity of the ADSs will be passed upon for us by Davis Polk & Wardwell, New York, New York. The validity of the preferred shares will be passed upon for us by Machado, Meyer, Sendacz e Opice Advogados, São Paulo, Brazil. Certain matters of U.S. and New York law will be passed upon for the underwriters by Clifford Chance US LLP. Certain matters of Brazilian law will be passed upon for the underwriters by Mattos Filho, Veiga Filho, Marrey Jr. e Quiroga Advogados. The address of the law firms listed above are: Davis Polk & Wardwell, 450 Lexington Avenue, New York, NY 10017, USA; Machado, Meyer, Sendacz e Opice Advogados, Rua da Consolação, 247, 4° andar, São Paulo, SP, Brazil 01301-903; Clifford Chance US LLP, 31 West 52nd Street, New York, NY 10019; Mattos Filho, Veiga Filho, Marrey Jr. e Quiroga Advogados, Alameda Joaquim Eugenio de Lima, 447, São Paulo, SP, Brazil 01403-001.

Experts

     The consolidated financial statements of Ultrapar Participações S.A. as of and for the years ended December 31, 2003 and 2002, prepared in accordance with Brazilian GAAP, included in this prospectus have been so included in reliance on the report of Deloitte Touche Tohmatsu Auditores Independentes, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting. The business address of Deloitte Touche Tohamatsu Auditores Independentes is Rua Alexandre Dumas, 1981, 1° andar, São Paulo, SP, Brazil 0417-908.

     With respect to the unaudited interim financial information for the nine month periods ended September 30, 2004 and 2003 which is included in this registration statement, Deloitte Touche Tohmatsu Auditores Independentes, an independent registered public accounting firm, have applied limited procedures in accordance with the standards of the Public Company Accounting Oversight Board (United States) for a review of such information. However, as stated in their report included in this registration statement, they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. Deloitte Touche Tohmatsu Auditores Independentes is not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their reports on the unaudited interim financial information because those reports are not “reports” or a “part” of the registration statement prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Act.

     The consolidated financial statements of Ultrapar Participações S.A. for the year ended December 31, 2001, prepared in accordance with Brazilian GAAP, included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers Auditores Independentes, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting. The business address of PricewaterhouseCoopers Auditores Independentes is Avenida Francisco Matazarro, 1400, São Paulo, SP, Brazil 05001-903.

Where you can find more information about us

     We have filed with the Securities and Exchange Commission, or the Commission, a registration statement (including amendments and exhibits to the registration statement) on Form F-1 under the U.S. Securities Act. This prospectus, which is part of the registration statement, does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. For further information, we refer you to the registration statement and the exhibits and schedules filed as part of the registration statement. If a document has been filed as an exhibit to the registration statement, we refer you to the copy of the document that has been filed. Each statement in this prospectus relating to a document filed as an exhibit is qualified in all respects by the filed exhibit.

     We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, pursuant to which we file reports and other information with the Commission. These materials, including this prospectus and the accompanying exhibits, may be inspected and copied at the Commission’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission’s regional offices at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and 233 Broadway, New York, New York 10279. Copies of the materials may be obtained from the Public Reference Room of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The public may obtain information on the operation of the Commission’s Public Reference Room by calling the Commission in the United States at 1-800-SEC-0330. In addition, the Commission maintains an Internet website at http://www.sec.gov, from which you can electronically access the registration statement and its materials. Copies of material we filed can be inspected at the offices of the New York Stock Exchange at 20 Broad Street, New York, New York 10005, on which our ADSs are listed.

     We also file financial statements and other periodic reports with the CVM located as Rua Sete de Setembro, 111, Rio de Janeiro, Brazil 20159-900.

Enforcement of judgments against foreign persons

     We and the selling shareholders are residents of or are incorporated under the laws of Brazil. Substantially all of our assets and those of the selling shareholders are located in Brazil. All of our directors and officers and certain advisors named herein reside in Brazil, and all of the officers and directors of the selling shareholders’, which are not individuals, reside in Brazil. As a result, it may not be possible for investors to effect service of process within the United States upon such persons or to enforce against them or us in U.S. courts judgments predicated upon the civil liability provisions of the federal securities laws of the United States.

     We have been advised by Brazilian counsel, Machado, Meyer, Sendacz e Opice Advogados, that judgments of U.S. courts for civil liabilities based upon the federal securities laws of the United States may be, subject to the requirements described below, enforced in Brazil. A judgment against us, or the persons described above obtained outside Brazil would be enforceable in Brazil without reconsideration of the merits, upon confirmation of that judgment by the Brazilian Higher Court of Justice. That confirmation will occur if the foreign judgment:

  fulfills all formalities required for its enforceability under the laws of the country where the foreign judgment is granted;

  is issued by a competent court after proper service of process is made in accordance with Brazilian law;

  is not subject to appeal;

  is for the payment of a sum certain;

  is authenticated by a Brazilian consular office in the country where the foreign judgment is issued and is accompanied by a sworn translation into Portuguese; and

  is not contrary to Brazilian national sovereignty, public policy or public morality.

     We and the selling shareholders cannot assure you that the confirmation process described above will be conducted in a timely manner or that Brazilian courts would enforce a monetary judgment for violation of the United States securities laws with respect to the ADSs and the preferred shares represented by the ADSs.

We and the selling shareholders have been further advised by respective Brazilian counsel that:

  original actions based on the federal securities laws of the United States may be brought in Brazilian courts and that, subject to Brazilian public policy and national sovereignty, Brazilian courts will enforce liabilities in such actions against us, our directors, our executive officers, the selling shareholders and the advisors named in this prospectus; and

  the ability of a judgment creditor or the other persons named above to satisfy a judgment by attaching our assets or those of the selling shareholders is limited by provisions of Brazilian law.

     A plaintiff (whether Brazilian or non-Brazilian) residing outside Brazil during the course of litigation in Brazil must provide a bond to guarantee court costs and legal fees if the plaintiff owns no real property in Brazil that could secure such payment. The bond must have a value sufficient to satisfy the payment of court fees and defendant’s attorney fees, as determined by a Brazilian judge. This requirement does not apply to a proceeding to enforce a foreign judgment which has been confirmed by the Brazilian Higher Court of Justice.

Index to consolidated financial statements

Consolidated financial statements:
Report of Deloitte Touche Tohmatsu Auditores Independentes	F-3
Report of PricewaterhouseCoopers Auditores Independentes	F-4
Consolidated balance sheet at December 31, 2003 and 2002	F-5
Consolidated statements of income for the years ended December 31, 2003, 2002 and 2001	F-6
Consolidated statements of changes in stockholders’ equity for the years ended December 31, 2003,
2002 and 2001	F-7
Consolidated statements of changes in financial position for the years ended December 31, 2003,
2002 and 2001	F-8
Notes to the consolidated financial statements for the years ended December 31, 2003, 2002 and 2001	F-9

Unaudited interim consolidated financial statements:
Report of Deloitte Touche Tohmatsu Auditores Independentes	F-56
Consolidated balance sheet at September 30, 2004	F-57
Consolidated statements of income for the nine months ended September 30, 2004 and 2003	F-58
Consolidated statements of changes in stockholders’ equity for the nine months ended September 30,
2004 and 2003	F-59
Consolidated statements of changes in financial position for the nine months ended September 30,
2004 and 2003	F-60
Notes to the consolidated financial statements for the nine months ended September 30, 2004 and
2003	F-61

Ultrapar Participações
S.A. and Subsidiaries

Financial Statements for the Years Ended
December 31, 2003, 2002 and 2001 and
Report of Independent Registered Public
Accounting Firm

Deloitte Touche Tohmatsu Auditores Independentes

P align="center"> F-2

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
Ultrapar Participações S.A.
Sao Paulo - SP - Brazil

1.	We have audited the accompanying consolidated balance sheets of Ultrapar Participações S.A. and subsidiaries (Ultrapar) as of December 31, 2003 and 2002, and the related consolidated statements of income, changes in stockholders’ equity, and changes in financial position for each of the two years in the period ended December 31, 2003, all expressed in Brazilian reais. These financial statements are the responsibility of Ultrapar’s management. Our responsibility is to express an opinion on these financial statements based on our audit. The consolidated statements of income, changes in stockholders’ equity, and changes in financial position of Ultrapar for the year ended December 31, 2001 were audited by other auditors whose report, dated January 31, 2002, expressed an unqualified opinion on those statements.

2.	We conducted our audits in accordance with auditing standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinions.

3.	In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Ultrapar as of December 31, 2003 and 2002, and the results of its operations, changes in its stockholders’ equity and its financial position for each of the two years in the period ended December 31, 2003 in conformity with accounting practices adopted in Brazil.

4.	Accounting practices adopted in Brazil vary in certain significant respects from accounting principles generally accepted in the United States of America (U.S. GAAP). The application of the latter would have affected the determination of net income for each of the two years in the period ended December 31, 2003 and the determination of stockholders’ equity at December 31, 2003 and 2002 to the extent summarized in Note 24.

January 30, 2004, except for Note 24 as to which the date is March 19, 2004, for Note 23.b) as to which the dates are April 16, 2004 and April 30, 2004 and for Note 23.c) as to which the date is May 18, 2004.

/s/ Deloitte Touche Tohmatsu

Deloitte Touche Tohmatsu
Auditores Independentes

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders
Ultrapar Participações S.A.

     1.    We have audited the accompanying consolidated statements of income, of changes in stockholders' equity and of changes in financial position of Ultrapar Participações S.A. (a Brazilian corporation) and subsidiaries for the year ended December 31, 2001, expressed in Brazilian reais, in conformity with accounting practices adopted in Brazil. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     2.    We conducted our audit in accordance with auditing standards generally accepted in Brazil and standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management; as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     3.    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the results of operations, the changes in stockholders' equity and the changes in financial position of Ultrapar Participações S.A. and subsidiaries for the year ended December 31, 2001 in conformity with accounting practices adopted in Brazil

     4.    Accounting practices adopted in Brazil vary in certain significant respects from accounting principles generally accepted in the United States of America (US GAAP). Information relating to the nature and effect of such differences is presented in Note 24 of the notes to the consolidated financial statements.

Sao Paulo, Brazil
January 3 1,2002

/s/ Pricewaterhouse Coopers

PricewaterhouseCoopers
Auditores Independentes

ULTRAPAR PARTICIPAÇÕES S.A. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS AS OF DECEMBER 31, 2003 AND 2002
(In millions of Brazilian reais - R$)

ASSETS	2003	2002

CURRENT ASSETS
Cash and cash equivalents	568,8	637,9
Short-term investments	41,0	--
Trade accounts receivable	322,3	278,0
Inventories	137,7	106,3
Recoverable taxes	115,5	115,1
Other	32,3	46,4
Prepaid expenses	2,8	3,2

	1.220,4	1.186,9

NONCURRENT ASSETS
Related companies	2,8	2,6
Deferred income and social contribution taxes	61,4	33,3
Escrow deposits	9,9	7,0
Other	9,1	4,5

	83,2	47,4

PERMANENT ASSETS
Investments:
Affiliated companies	5,7	7,1
Other	27,4	25,9
Property, plant and equipment, net	968,6	779,5
Deferred charges, net	102,7	81,1

	1.104,4	893,6

TOTAL	2.408,0	2.127,9

LIABILITIES

CURRENT LIABILITIES
Financing	381,6	219,8
Suppliers	90,3	104,4
Payroll and related charges	74,7	64,4
Taxes	12,7	9,9
Dividends payable	41,7	49,0
Income and social contribution taxes	6,6	1,9
Other	25,2	18,8

	632,8	468,2

LONG-TERM LIABILITIES
Financing	306,3	363,6
Related companies	9,0	10,2
Deferred income and social contribution taxes	28,7	34,8
Other taxes and contributions - contingent
liability	40,9	28,5
Other	1,4	0,5

	386,3	437,6

MINORITY INTEREST	32,2	31,0

STOCKHOLDERS’ EQUITY
Capital	664,0	664,0
Revaluation reserve	17,8	26,0
Profit reserves	677,4	501,5
Treasury shares	(2,5)	(0,4)

	1.356,7	1.191,1

TOTAL	2.408,0	2.127,9

The accompanying notes are an integral part of these financial statements.

ULTRAPAR PARTICIPACOES S.A. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME
FOR THE YEARS ENDED DECEMBER 31, 2003, 2002 AND 2001
(In millions of Brazilian reais - R$, except for per share data)

	2003	2002	2001

GROSS SALES AND SERVICES	4.603,8	3.795,3	2.862,5
Taxes on sales and services, rebates, discounts and returns	(603,5)	(800,8)	(577,8)

NET SALES AND SERVICES	4.000,3	2.994,5	2.284,7
Cost of sales and services	(3.196,4)	(2.247,1)	(1.698,3)

GROSS PROFIT	803,9	747,4	586,4

OPERATING (EXPENSES) INCOME
Selling	(163,7)	(130,2)	(120,0)
General and administrative	(188,6)	(165,6)	(127,8)
Management compensation	(5,2)	(4,7)	(3,7)
Depreciation and amortization	(101,4)	(81,8)	(66,2)
Other operating income, net	6,6	0,4	10,2

	(452,3)	(381,9)	(307,5)

OPERATING INCOME BEFORE FINANCIAL ITEMS (381,9)	351,6	365,5	278,9
Financial income (expenses), net	(57,2)	28,5	(31,1)
Nonoperating income (expenses), net	1,0	(44,1)	(17,0)

	(56,2)	(15,6)	(48,1)

INCOME BEFORE INCOME AND SOCIAL
CONTRIBUTION TAXES, EQUITY IN EARNINGS
(LOSSES) OF AFFILIATED COMPANIES AND MINORITY INTEREST	295,4	349,9	230,8

INCOME AND SOCIAL CONTRIBUTION TAXES
Current	(113,0)	(110,1)	(58,4)
Deferred	15,7	(4,8)	3,9
Benefit of tax holidays	52,4	43,5	27,0

	(44,9)	(71,4)	(27,5)

INCOME BEFORE EQUITY IN EARNINGS (LOSSES) OF
AFFILIATED COMPANIES AND MINORITY INTEREST	250,5	278,5	203,3
Equity in earnings (losses) of associated companies	(0,5)	(1,7)	1,9
Minority interest	(3,6)	(54,5)	(73,0)

NET INCOME	246,4	222,3	132,2

NET EARNINGS PER THOUSAND SHARES
(BASED ON ANNUAL WEIGHTED AVERAGE OF SHARES OUTSTANDING) - R$	3,54	3,62	2,49

The accompanying notes are an integral part of these financial statements.

ULTRAPAR PARTICIPACOES S.A. AND SUBSIDIARIES

STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY
FOR THE YEARS ENDED DECEMBER 31, 2003, 2002 AND 2001
(In millions of Brazilian reais - R$)

			Revaluation reserve of subsidiary and affiliated companies	Profit reserves

	Capital	Capital reserve		Legal	Retention of profits	Unrealized profits	Retained earnings	Treasury shares	Total

BALANCES AT DECEMBER 31, 2000	433,9	--	29,1	10,8	--	304,0	119,9	--	897,7

Realization of
revaluation reserve	--	--	(3,4)	--	--	--	3,3	--	(0,1)
Income and social contribution
taxes on realization of
revaluation reserve of
subsidiaries	--	--	0,2	--	--	--	(0,5)	--	(0,3)
Realization
of profit reserves	--	--	--	--	--	(304,0)	304,0	--	--
Supplementary dividends
(R$ 0.32 and R$ 0.65
per thousand common and
preferred shares,
respectively)	--	--	--	--	--	--	(17,6)	--	(17,6)
Net income	--	--	--	--	--	--	132,2	--	132,2
Appropriation
of net income:
Legal reserve	--	--	--	6,6	--	--	(6,6)	--	--
Dividends for the year
(R$ 3.32 and R$ 3.65
per thousand common
and perferred shares,
respectively)	--	--	--	--	--	--	(181,0)	--	(181,0)
Interest on capital
(R$0.57 and R$0.63
per thousand common
and preferred shares,
respectively)	--	--	--	--	--	--	(31,0)	--	(31,0)
Retention of profit
reserves	--	--	--	--	322,7	--	(322,7)	--	--

BALANCES AT DECEMBER 31, 2001	433,9	--	25,9	17,4	322,7	--	--	--	799,9

Capital increase due
to merger	230,1	--	--	--	--	--	--	--	230,1
Acquisition of treasury
shares	--	--	--	--	--	--	--	(0,3)	(0,3)
Revaluation due to
merger	--	--	5,1	--	--	--	--	--	5,1
Realization of revaluation
reserve	--	--	(5,1)	--	--	--	4,4	--	(0,7)
Income and social contribution
taxes on realization of
revaluation reserve of
subsidiaries	--	--	0,1	--	--	--	(0,4)	--	(0,3)
Net income	--	--	--	--	--	--	222,3	--	222,3
Appropriation of net income:
Legal reserve	--	--	--	11,1	--	--	(11,1)	--	--
Interim dividends (R$0.37 and
R$0.40 per thousand common
and preferred shares,
respectively)	--	--	--	--	--	--	(20,0)	--	(20,0)
Proposed dividends payable (R$ 0.63
and R$ 0.69 per thousand
common and preferred
shares, respectively)	--	--	--	--	--	--	(45,0)	--	(45,0)
Reserve for unrealized profits	--	--	--	--	--	40,6	(40,6)	--	--
Retention of profit reserves	--	--	--	--	109,6	--	(109,6)	--	--

BALANCES AT DECEMBER 31, 2002	664,0	--	26,0	28,5	432,3	40,6	--	(0,3)	1.191.1
Acquisition of treasury shares	--	--	--	--	--	--	--	(2,2)	(2,2)
Sale of treasury shares	--	1,1	--	--	--	--	--	2,5	3,6
Realization of revaluation reserve	--	--	(8,2)	--	--	--	1,7	--	(6,5)
Income and social contribution
taxes on realization of
revaluation reserve of subsidiaries	--	--	--	--	--	--	(0,1)	--	(0,1)
Realization of profit reserves	--	--	--	--	--	(40,6)	40,6	--	--
Net income	--	--	--	--	--	--	246,4	--	246,4
Appropriation of net income:
Legal reserve	--	--	--	12,3	--	--	(12,3)	--	--
Interim dividends (R$ 0.46
and R$ 0.51 per thousand
common and preferred
shares, respectively)	--	--	--	--	--	--	(33,0)	--	(33,0)
Proposed dividends payable
(R$ 0.55 and R$ 0.60 per
thousand common and
preferred shares, respectively)	--	--	--	--	--	--	(39,0)	--	(39,0)
Reserve for unrealized profits	--	--	--	--	--	85,6	(85,6)	--	--
Retention of profit reserves	--	--	--	--	118,7	--	(118,7)	--	--

BALANCES AT DECEMBER 31, 2003
(PARENT COMPANY)	664,0	1,1	17,8	40,8	551,0	85,6	--	--	1.360,3
Sale of treasury shares (see
Note 13.g))	--	(1,1)	--	--	--	--	--	(2,5)	(3,6)

BALANCES AT DECEMBER 31, 2003
(CONSOLIDATED)	664,0	--	17,8	40,8	551,0	85,6	--	(2,5)	1.356,7

ULTRAPAR PARTICIPACOES S.A. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN FINANCIAL POSITION
FOR THE YEARS ENDED DECEMBER 31, 2003, 2002 AND 2001
(In millions of Brazilian reais - R$)

	2003	2002	2001

SOURCES OF FUNDS
Operations:
Net income	246,4	222,3	132,2
Items not affecting working capital:
Equity in earnings (losses) of affiliated companies	0,5	1,7	(1,9)
Depreciation and amortization	145,4	121,8	102,4
Long-term interest and monetary variations	(30,3)	98,3	34,4
Deferred income and social contribution taxes	(15,7)	4,8	(3,9)
Minority interest	3,6	54,5	73,0
Net book value of permanent assets written off	22,2	29,9	31,2
Other long-term taxes	3,9	8,6	10,6
Gain on change in ownership percentage	--	(3,6)	--
Amortization of negative goodwill on investments	2,8	(0,4)	(8,7)
Allowance (realization of provision) for losses on permanent assets	(0,4)	40,6	(5,3)

	378,4	578,5	364,0

Third parties:
Increase in long-term liabilities	2,8	--	--
Decrease in noncurrent assets	--	0,6	0,5
Dividends and interest on capital (gross)	--	0,4	1,3
Working capital from merger	--	0,1	--
Long-term financing	258,6	68,7	52,9

	261,4	69,8	54,7

Total sources	639,8	648,3	418,7

USES OF FUNDS
Permanent assets:
Investments	1,7	--	--
Property, plant and equipment	299,5	171,5	145,7
Deferred charges	87,2	51,3	57,4

	388,4	222,8	203,1

Dividends and interest on capital	72,9	76,3	250,8

Transfer from long-term to current liabilities	280,4	86,0	86,7
Decrease in long-term liabilities	--	51,2	11,5
Increase in noncurrent assets	26,0	--	--
Acquisition of treasury shares	2,2	0,3	--
Acquisition of shares from minority stockholders	--	212,5	--
Taxes on realization of revaluation reserve	0,2	0,8	0,7
Decrease in minority interest	0,8	1,0	13,8

	309,6	351,8	112,7

Total uses	770,9	650,9	566,6

DECREASE IN WORKING CAPITAL	(131,1)	(2,6)	(147,9)

REPRESENTED BY
Current assets:
At end of year	1.220,4	1.186,9	1.045,2
At beginning of year	1.186,9	1.045,2	1.190,8

	33,5	141,7	(145,6)

Current liabilities:
At end of year	632,8	468,2	323,9
At beginning of year	468,2	323,9	321,6

	164,6	144,3	2,3

DECREASE IN WORKING CAPITAL	(131,1)	(2,6)	(147,9)

The accompanying notes are an integral part of these financial statements.

Ultrapar Participações S.A. and Subsidiaries

ULTRAPAR PARTICIPAÇÕES S.A. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2003, 2002 AND 2001
(Amounts in millions of Brazilian reais - R$, unless otherwise stated)

1.	OPERATIONS

Ultrapar Participações S.A. (the “Company”or “Ultrapar”) is a holding company organized under the laws of the Federative Republic of Brazil which, through its ownership of various operating subsidiaries, is engaged in the distribution of Liquefied Petroleum Gás (LPG) in Brazil (Ultragaz), the production and sales of chemicals (Oxiteno), and logistic services of chemical products and fuel (Ultracargo).

2.	PRESENTATION OF THE FINANCIAL STATEMENTS AND SIGNIFICANT ACCOUNTING POLICIES

These financial statements were prepared in accordance with accounting practices adopted in Brazil, which include the indexation of permanent assets and stockholders’ equity through December 31, 1995.

These financial statements have been translated into English from the original financial statements issued in Portuguese. In addition, certain terminology changes have been made and the notes to the financial statements have been expanded to conform them more closely to reporting practices prevailing in the United States of America.

3.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The accounting practices adopted in Brazil to record transactions and prepare the financial statements comply with those prescribed by Brazilian corporate law and specific standards established by the Brazilian Securities Commission (CVM), which differ in certain respects from accounting principles generally accepted in the United States of America (U.S. GAAP). See Note 24 for further discussions of the differences and the reconciliations of stockholders’ equity and net income under both sets of principles.

The following is a summary of significant accounting policies followed in the preparation of the financial statements:

Ultrapar Participações S.A. and Subsidiarie

a)	Consolidation principles

The consolidated financial statements include the accounts of the Company and all of the subsidiaries in which the Company directly or indirectly controls more than 50% of the voting share capital, as listed below. Intercompany investments, asset and liability balances, income and expenses, as well as the effects arising from significant intercompany transactions, have been eliminated. Minority interest in subsidiary companies is presented separately in the financial statements.

	Ownership - %

	2003		2002

	Direct	Indirect	Direct	Indirect

Ultragaz Participações Ltda.	100	-	100	-
Companhia Ultragaz S.A.	-	86	-	86
SPGás Distribuidora de Gás S.A.	-	86	-	-
Bahiana Distribuidora de Gás Ltda.	-	100	-	100
Utingás Armazenadora S.A.	-	56	-	56
LPG International Inc.	-	100	-	100
Ultracargo - Operaçõs Logísticas e Participações Ltda.	100	-	100	-
Melamina Ultra S.A. Indústria Química	-	93	-	93
Transultra - Armazenamento e Transporte
Especializado Ltda.	-	100	-	100
Terminal Químico de Aratú S.A. - Tequimar	-	99	-	99
Oxiteno S.A. - Indústria e Comércio	100	-	100	-
Oxiteno Nordeste S.A. - Indústria e Comércio	-	99	-	99
Barrington S.L.	-	100	-	-
Canamex Químicos S.A. de C.V.	-	100	-	-
Oxiteno International Co.	-	100	-	100
Oxiteno Overseas Co.	-	100	-	100
Imaven Imóveis e Agropecuária Ltda.	100	-	100	-

In 2002, the Company undertook a corporate reorganization, disclosed in a relevant fact published on October 15, 2002 and approved at the Extraordinary Stockholders’ Meeting of October 30, 2002. This reorganization was primarily aimed at: (i) streamlining the corporate structure of subsidiaries and affiliated companies, (ii) cost rationalization, and (iii) concentration of capital market liquidity in one company.

The corporate reorganization was based on the balance sheets as of June 30, 2002. As a consequence, the Company has full participation in the results of Ultragaz Participações Ltda. and Oxiteno S.A. - Indústria e Comércio as from July 1, 2002.

On August 8, 2003, the Company acquired, through its subsidiary Companhia Ultragaz S.A., the LPG distribution operation of Shell Petroleum N.V. in Brazil (SPGás Distribuidora de Gás S.A.). The disbursement for this acquisition was R$ 170.6, for the purchase of 100% of this company’s shares and the extinguishment of its debts. The 2003 financial statements include the account balances and transactions of the company since its acquisition in August 2003. This acquisition generated goodwill of R$ 24.4, which was based on the expected future profitability of the company, and is being amortized over a period of five years, starting August 2003.

Ultrapar Participações S.A. and Subsidiaries

On December 4, 2003, the Company acquired, through its subsidiary Barrington S.L, the chemical business of the Berci Group in Mexico (CANAMEX - Canamex Químicos S.A. de C.V.). The cost of this acquisition was US$ 10.3 million, free of debt. The 2003 financial statements include the account balances and transactions of the company since its acquisition in December 2003.

On December 31, 2003, the Company merged the subsidiaries Ultratecno Participações Ltda. into Ultragaz Participações Ltda., Ultracargo Participações Ltda. into Oleoquímica do Nordeste Ltda., and the latter into Ultracargo - Operaçõs Logísticas e Participações Ltda. (new name of Ultraquimica Participações Ltda.), in order to reduce costs.

b)	Cash and cash equivalents

Cash and cash equivalents comprise liquid temporary cash investments (with original maturity dates of three months or less and readily convertible to cash).

c)	Short-term investments

Short-term investments are stated at the lower of cost, plus accrued income earned, or market value.

d)	Trade accounts receivable

Trade accounts receivable are stated at estimated net realizable values. The allowance for doubtful accounts is based on estimated losses and is considered by management to be sufficient to cover probable losses on the realization of accounts receivable.

e)	Inventories

Inventories are stated at the average cost of acquisition or production, or net realizable value, whichever is lower.

f)	Investments in affiliated companies

Investments in businesses not controlled by the Company, but over which it has significant influence, are accounted for using the equity method (see Note 9).

g)	Other investments

Other investments are recorded at cost less provision for losses, if expected to be other than temporary.

h)	Property, plant and equipment

Property, plant and equipment are stated at historical cost, monetarily restated through December 31, 1995, and revaluation adjustments based on appraisal reports issued by independent appraisers, less accumulated depreciation. Revaluation increments are credited to the revaluation reserve component of stockholders’ equity and subsequently transferred to retained earnings as the related assets are depreciated or disposed of.

Ultrapar Participações S.A. and Subsidiaries

Depreciation is calculated on the straight-line basis at the annual rates described in Note 10, based on the estimated useful lives of the assets.

i)	Deferred charges

Deferred charges consist mainly of costs incurred in the implementation of projects to install equipment at customers’ facilities, projects to modernize systems, and goodwill arising from acquisition of subsidiaries, as mentioned in Note 11.

j)	Income taxes

Income and social contribution taxes (a federally mandated tax based on income) are accrued on taxable results at the applicable tax rates.

The accrual for income tax includes the effects of tax holidays, where applicable. Deferred income and social contribution taxes on temporary differences are recognized in accordance with CVM Resolution No. 273/98.

k)	Compensated absences

The liability for future compensation for employee vacations is fully accrued as earned.

l)	Assets and liabilities denominated in foreign currency or subject to indexation

Assets and liabilities denominated in foreign currencies are translated into reais at the exchange rate reported by the Brazilian Central Bank (BACEN) at each balance sheet date. Exchange gains and losses are recognized in income.

Assets and liabilities denominated in reais and contractually or legally subject to indexation are restated to the balance sheet date by applying the corresponding index, with related gains and losses recognized in income.

m)	Revenues and expenses

Revenues from sales are recognized when products are delivered to the customer or services performed, and the transfer of risks, rights and obligations associated with the ownership of products takes place. Expenses are recognized on the accrual basis. Advertising expenses, which are expensed as incurred, amounted to R$ 6.7, R$ 8.8 and R$ 6.6 for the years ended December 31, 2003, 2002 and 2001, respectively. Shipping and handling costs, classified as selling expenses and expensed as incurred, amounted to R$ 66.5, R$ 45.0 and R$ 37.4 for the years ended December 31, 2003, 2002 and 2001, respectively.

n)	Cost of sales and services

Costs of sales and services rendered include the cost of LPG, chemical products, distribution, transportation and filling costs.

Ultrapar Participações S.A. and Subsidiaries

o)	Earnings per share

Earnings per share are calculated based on the annual weighted average shares outstanding during each of the years where such earnings are reported.

p)	Use of estimates

The preparation of financial statements in accordance with accounting practices adopted in Brazil requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses for the years presented. Although these estimates are based on management’s best available knowledge of current and expected future events, actual results could be different from those estimates.

q)	Reclassifications

Certain balances have been reclassified for better comparison of the financial statements.

4.	CASH AND CASH EQUIVALENTS

Cash equivalents consist of investments, contracted with banks of good standing, and include fixed income securities, funds linked to interbank deposit (CDI) rates and currency hedge, which are stated at cost plus accrued income (on a "pro rata temporis" basis).

	2003	2002

Fixed income securities and funds	489.5	417.9
Foreign investments (a)	32.6	127.0
Net income from swaps operations (b)	-	39.5
Cash	46.7	53.5

	568.8	637.9

	(a)	Investments made by the indirect subsidiary Oxiteno Overseas Co. in money market funds and debt securities.

	(b)	Accumulated gain on swaps positions (see Note 17).

5.	SHORT-TERM INVESTMENTS

Our short-term investments relate to the amount invested by the indirect subsidiary Oxiteno Overseas Co. in debt securities of U.S. and Brazilian corporations.

Ultrapar Participações S.A. and Subsidiaries

6.	ACCOUNTS RECEIVABLE

		2003	2002

	Local customers	299.8	251.2
	Foreign customers	71.3	81.4
	(-) Advances on foreign exchange contracts	(31.5)	(43.4)
	(-) Allowance for doubtful accounts	(17.3)	(11.2)

		322.3	278.0

7	INVENTORIES
		2003	2002

	Finished products	78.4	67.6
	Liquefied Petroleum Gas (LPG)	22.7	7.9
	Raw materials	25.4	20,1
	Supplies and cylinders for resale	11.2	10.7

		137.7	106.3

8	RECOVERABLE TAXES

	Represented, substantially, by credit balances of State Value-Added Tax (State VAT - ICMS), Federal Excise Tax (IPI), and prepaid income and social contribution taxes, which can be offset against future taxes payable.

		2003	2002

	Income and social contribution taxes	64.2	68.3
	State Value-Added Tax (State VAT - ICMS)	40.7	42.6
	Federal Excise Tax (IPI)	2.8	1.9
	Other	7.8	2.3

		115.5	115.1

9.	INVESTMENTS IN AFFILIATED COMPANIES

	A summary of financial information for the Company’s equity investments is as follows:

	2003

	Oxicap Indústria de Gases Ltda.	Química da Bahia Indústria e Comércio S.A.

Number of shares or quotas held	125	3,174,501
Adjusted net equity - R$	3.8	10.1
Net income for the year - R$	1.4	-
Ownership - %	25.00	45.56

Ultrapar Participações S.A. and Subsidiaries

	2003

	Oxicap Indústria de Gases Ltda.	Química da Bahia Indústria e Comércio S.A.	Other	Total

Changes in investments:
Balance at the beginning of the year	0.6	4.6	1.9	7.1
Equity pick-up	0.3	-	-	0.3
Write-off	-	-	(1.7)	(1.7)

Balance at the end of the year	0.9	4.6	0.2	5.7

	2002

	Oxicap Indústria de Gases Ltda.	Nordeste Química S.A. - Norquisa	Química da Bahia Indústria e Comércio S.A.

Number of shares or quotas held	125	60,426,077	3,174,500
Adjusted net equity - R$	2.5	-	10.1
Loss for the year - R$	(0.3)	-	-
Ownership - %	25.00	8.73	45.56

	2002

	Oxicap Indústria de Gases Ltda.	Fábrica Carioca de Catalizadores S.A. - FCC	Nordeste Química S.A. - Norquisa	Química da Bahia Indústria e Comércio S.A.	Imaven II Agropecuária S.A.	Total

Changes in investments:
Balance at the beginning
of the year	0.7	15.4	42.3	4.6	-	63.0
Write-off of revaluation
reserve	-	(2.7)	-	-	-	(2.7)
Dividends received	-	(0.4)	-	-	-	(0.4)
Equity pick-up	(0.1)	(1.0)	-	-	-	(1.1)
Cost of investments sold	-	(11.3)	-	-	-	(11.3)
Business combination	-	-	-	-	0.2	0.2
Allowance for loss	-	-	(40.6)	-	-	(40.6)

Balance at the end of the year	0.6	-	1.7	4.6	0.2	7.1

	2001

	Oxicap Indústria de Gases Ltda.	Fábrica Carioca de Catalisadores S.A. - FCC	Nordeste Química S.A. - Norquisa	Química da Bahia Indústria e Comércio S.A.

Number of shares or quotas held	125	125,536,199	60,426,077	3,174,500
Adjusted net equity - R$	2.8	77.0	486.8	10.1
Net income (loss) for the year - R$	(0.3)	10.9	(4.6)	-
Ownership - %	25.00	20.00	8.73	45.56

Ultrapar Participações S.A. and Subsidiaries

	2001

	Oxicap Indústria de Gases Ltda.	Fábrica Carioca de Catalizadores S.A. - FCC	Nordeste Química S.A. - Norquisa	Química da Bahia Indústria e Comércio S.A.	Total

Changes in investments:
Balance at the beginning of the year	0.7	12.1	43.7	4.6	61.1
Write-off of revaluation reserve	-	-	(0.3)	-	(0.3)
Dividends received	-	(0.9)	(0.4)	-	(1.3)
Equity pick-up	-	4.2	(0.7)	-	3.5

Balance at the end of the year	0.7	15.4	42.3	4.6	63.0

In the financial statements, the investments of the subsidiary Oxiteno S.A. - Indústria e Comércio in the affiliated companies Oxicap Indústria de Gases Ltda. and Química da Bahia Indústria e Comércio S.A. are carried under the equity method based on their financial statements as of November 30, 2003.

10.	PROPERTY, PLANT AND EQUIPMENT, NET

			2003			2002

		Annual depreciation rates - %	Cost, including revaluation	Accumulated depreciation	Net	Cost, including revaluation	Accumulated depreciation	Net

	Land	-	46.9	-	46.9	47.2	-	47.2
	Buildings	4 to 5	356.8	(123.1)	233.7	321.1	(109.9)	211.2
	Machinery and equipment	5 to 10	610.0	(286.2)	323.8	571.8	(287.0)	284.8
	Gas tanks and cylinders	10	380.3	(192.3)	188.0	197.7	(91.0)	106.7
	Vehicles	20 to 30	127.4	(86.1)	41.3	107.5	(72.4)	35.1
	Furniture and fixtures	10	15.5	(5.4)	10.1	11.9	(4.2)	7.7
	Construction in progress	-	46.3	-	46.3	39.9	-	39.9
	Other	10 to 30	117.6	(39.1)	78.5	72.7	(25.8)	46.9
			1,700.8	(732.2)	968.6	1,369.8	(590.3)	779.5

Property, plant and equipment include net capitalized interest cost of R$ 6.0 and R$ 6.6 as of December 31, 2003 and 2002, respectively.

Construction in progress refers mainly to construction of TLS - Terminal Líquido de Santos and Terminal Intermodal de Montes Claros, both investments of the subsidiary Terminal Químico de Aratú S.A. - Tequimar, and renovations of the industrial complexes of other subsidiaries.

Other is comprised of computer equipment in the amount of R$ 19.6 (2002 - R$ 13.2), software in the amount of R$ 29.9 (2002 - R$ 5.2) and commercial property rights, mainly those described below.

•	On July 11, 2002, the indirect subsidiary Terminal Químico de Aratú S.A. - Tequimar won the auction and signed a contract for use of the site on which it operates the Aratú Terminal for another 20 years, renewable for the same period. The amount paid by Tequimar was R$ 12.0 and is being amortized over 40 years, equivalent to annual amortization of R$ 0.3.

Ultrapar Participações S.A. and Subsidiaries

• Further, the subsidiary Terminal Químico de Aratú S.A. - Tequimar has a lease contract of the area adjacent to the Santos harbor for a period of 20 years, which allows it to build, operate and exploit the terminal, intended for the reception, storage, movement and distribution of liquid bulk. The price paid by Tequimar was R$ 3.8 and will be amortized over a period of 40 years, as from the beginning of its operations, expected to be in November 2004.

11.	DEFERRED CHARGES, NET

Represented substantially by costs incurred in the implementation of systems modernization projects - R$ 3.2 (2002 - R$ 19.9), amortizable over five to ten years, and for the installation of Ultrasystem equipment at customers’ locations - R$ 56.8 (2002 - R$ 58.0), to be amortized over the periods of the LPG supply contracts with these customers. Deferred charges also includes the goodwill from the acquisition of SPGás Distribuidora de Gás S.A., as described in Note 3.

Ultrapar Participações S.A. and Subsidiaries

12.	FINANCING

	a)	Composition

Description	2003	2002	Index/ Currency	Annual interest rate - %	Maturity and amortization

Foreign currency:

International Finance
Corporation - IFC	-	17.7	US$	9.38
Working capital loan	0.5	-	Mex$	1.4	28 days
Syndicated loan (*)	173.6	212.5	US$	4.25	Semiannually to 2004
Financing for inventories
and property additions	11.4	3.8	US$	From 7.3 to 8.0	Semiannually and annually to 2004
Advances on foreign exchange
contracts	24.9	73.9	US$	From 1.3 to 5.31	Maximum of 58 days
National Bank for Economic
and Social Development
(BNDES)	23.2	28.9	UMBNDES	From 9.01 to	Monthly to 2008
			(**)	10.91
National Bank for Economic
and Social Development
(BNDES) - Exim	-	17.8	US$	5.25
Export prepayments	205.1	23.2	US$	From 4.1 to 6.85	Monthly, semiannually and annually to 2008

Subtotal	438.7	377.8

Unrealized losses on swaps
transactions	55.7	-

Subtotal	494.4	377.8

Local currency:
National Bank for Economic
and Social Development
(BNDES)	159.3	182.0	TJLP or IGP-M	From 1.5 to 6.5	Monthly and semiannually to 2008
FINAME	28.9	23.6	TJLP	From 1.8 to 4.0	Monthly to 2008
Onlending operations	5.3	-	TJLP	(2.0)	Monthly to 2009

Subtotal
	193.5	205.6

Total financing	687.9	583.4

Current liabilities	(381.6)	(219.8)

Long-term liabilities	306.3	363.6

(*)	On December 11, 2003, the subsidiary LPG International Inc. renegotiated the interest of 7.15% per year to 4.25% per year.

(**)	UMBNDES = BNDES monetary unit. This is a “basket” of currencies representing the composition of BNDES’ foreign currency debt.

Approximately 76% of this “basket” is linked to the U.S. dollar. TJLP - long-term interest rate. IGP-M - general market price index. FINAME - government agency for machinery and equipment financing.

b)	Annual maturities of long-term financing
2003

2005	160.8
2006	94.7
2007	34.6
2008	15.2
2009	1.0

306.3

Ultrapar Participações S.A. and Subsidiaries
c)	Eurobonds

In June 1997, the subsidiary Companhia Ultragaz S.A. issued eurobonds in the total amount of US$ 60 million, maturing in 2005, with put/call options in 2002, and guaranteed by Ultrapar Participações S.A. and Ultragaz Participações Ltda. In June 2002, the subsidiary LPG International Inc. exercised the call option for these securities using funds from a syndicated loan in the same amount, maturing in August 2004 and prepaid in January 2004 as stated in Note 23.

d)	Collateral

Certain financing is collateralized by liens on property, plant and equipment, stockholdings, and promissory notes and guarantees provided by the Company and its subsidiaries, as shown below:

	2003	2002

Amount of borrowings secured by:
Property, plant and equipment	34.3	26.8
Shares of affiliated companies	17.1	18.2
Minority stockholders’ guarantees	17.6	42.2

	69.0	87.2

Other loans are guaranteed either by the Company, or by the future flow of export.

The Company is responsible for sureties and guarantees offered on behalf of its subsidiaries, amounting to R$ 571.4.

The Company’s subsidiaries have issued guarantees to financial institutions related to amounts owed to those institutions by certain of their customers (vendor financing). There are no recourse provisions or collateral that would enable the Company or its subsidiaries to recover any amounts paid to the financial institutions under these agreements. In the event of payment of such guarantees to those financial institutions, the subsidiaries may recover the amount of such payment directly from their customers through trade collection. Maximum future payments related to these guarantees amount to R$ 19.8 (2002 - R$ 7.1), with terms ranging from 30 to 210 days. As of December 31, 2003, the Company has not recorded any liability related to these guarantees.

13.	STOCKHOLDERS’ EQUITY

	a)	Capital

The Company is a public corporation with shares traded on the Sao Paulo and New York Stock Exchanges - NYSE. Subscribed and paid-up capital is represented by 69,691,268,828 shares without par value, consisting of 51,264,621,778 common and 18,426,647,050 preferred shares.

On December 31, 2003, 4,823,058,000 preferred shares were outstanding in the U.S. market, in the form of American Depositary Receipts - ADRs.

Ultrapar Participações S.A. and Subsidiaries

Preferred shares are nonconvertible into common shares and nonvoting, entitle their holders to dividends at least 10% higher than those attributable to common shares, and have priority in capital redemption, without premium, in the event of liquidation of the Company. See Note 23.c).

b)	Treasury shares

The Company was authorized to acquire its own shares at market price, without capital reduction, to be held in treasury and subsequent disposal, in accordance with the provisions set forth by the Brazilian Securities Commission (CVM) Instructions No. 10 of February 14, 1980 and No. 268 of November 13, 1997.

In 2003, 87,900 thousand preferred shares were acquired at the average cost of R$ 24.73 (whole Brazilian reais), with a minimum cost of R$ 22.50 (whole Brazilian reais) and a maximum cost of R$ 31.30 (whole Brazilian reais) per thousand shares.

As of December 31, 2003, the consolidated financial statements recorded 108,100 thousand preferred shares in treasury, which were acquired at the average cost of R$ 23.79 (whole Brazilian reais) per thousand shares.

The market price of these shares in treasury on December 31, 2003 on the Sao Paulo Stock Exchange (BOVESPA) totaled R$ 37.29 (whole Brazilian reais) per thousand shares.

c)	Capital reserve

The capital reserve in the amount of R$ 1.1 reflects the gain on disposal of shares issued by the Company and held in treasury by some of the Company’s subsidiaries, at the price of R$ 34.87 (whole Brazilian reais) per thousand shares. Executives of these subsidiaries have been given the usufruct of such shares, as described in Note 21.

d)	Revaluation reserve

This reserve reflects the revaluation write-up of assets of subsidiaries and affiliated companies and is realized based on depreciation, write-off or sale of these revalued assets, including the related tax effects.

In some cases, taxes on the revaluation reserve of certain subsidiaries and affiliated companies are recognized only on realization of this reserve since the revaluation occurred prior to the publication of CVM Resolution No. 183/95. Deferred tax charges on these reserves total R$ 7.6 (2002 - R$ 8.5) .

e)	Profit reserves

Legal reserve

Under Brazilian corporate law, the Company is required to appropriate 5% of annual earnings to a legal reserve, until the balance reaches 20% of capital stock. This reserve may be used to increase capital or absorb losses, but may not be distributed as dividends.

Ultrapar Participações S.A. and Subsidiaries

Reserve for retention of profits

This reserve is supported by the investment program, in conformity with article 196 of Brazilian corporate law, and includes both a portion of net income and realization of revaluation reserve.

Reserve for unrealized profits

This reserve is established in conformity with article 197 of Brazilian corporate law, based on the equity in subsidiaries and affiliated companies. The realization of reserve normally occurs on receipt of dividends, sale and write-off of investments.

f)	Dividends and appropriation of net income

According to the Company’s bylaws, the stockholders are entitled to a minimum annual dividend of 50% of adjusted net income, calculated under the terms of accounting practices adopted in Brazil.

Proposed dividends as stated in the Company’s financial statements, subject to approval at the Stockholders’ Annual Meeting, are as follows:

2003

Net income	246.4
Legal reserve	(12.3)
Retention of profits - article 196	(117.1)
Realization of unrealized profit reserve	40.6

Compulsory dividends	157.6

Reserve for unrealized profits	(85.6)
Interim dividends (R$ 0.46 and R$ 0.51 per thousand common and
preferred shares, respectively)	(33.0)
Proposed dividends (R$ 0.55 and R$ 0.60 per thousand common and
preferred shares, respectively)	(39.0)

-

Management proposes to retain the balance of net income in the “Reserve for retention of profits" account, in order to support the business expansion project established in its investment plan.

g)	Reconciliation of stockholders’ equity - parent company and consolidated

Stockholders’ equity - parent company	1,360.3
Treasury shares held by subsidiaries - net of realization	(2.5)
Capital reserve arising from sale of treasury shares to subsidiaries - net of realization	(1.1)

Stockholders’ equity - consolidated	1,356.7

Ultrapar Participações S.A. and Subsidiaries

14.	NONOPERATING INCOME (EXPENSES), NET

Refers principally to the result on sales of permanent assets, especially cylinders for the year ended December 31, 2003. For the year ended December 31, 2002, refers principally to the recognition of provision for loss, in the amount R$ 40.6, of the investment of Oxiteno Nordeste S.A. - Indústria e Comércia in Nordeste Quimica S.A. - Norquisa. For the year ended December 31, 2001, refers to loss on disposal of investments and property, plant and equipment in the amount of R$ 12.4, write-off of deferred charges related to unsuccessful bid for Copene Petroquimica do Nordeste S.A. in the amount of R$ 8.0 and reversal for losses on investments, projects and fixed assets in the amount of R$ 3.4.

15.	RECONCILIATION OF EBITDA

As recommended by the CVM in its annual orientation document for the preparation of financial statements, the Company is presenting its method for calculating EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization), as shown in the table below:

	2003					2002	2001

	Ultragaz	Oxiteno	Ultracargo	Other	Consolidated	Consolidated	Consolidated

Operating income	113.2	207.0	24.7	6.7	351.6	365.5	278.9
(+) Depreciation and
amortization	95.0	36.2	15.3	0.4	146.9	121.8	102.4
Other	-	-	-	-	-	-	(8.8)

EBITDA	208.2	243.2	40.0	7.1	498.5	487.3	372.5

16.	SEGMENT INFORMATION

The Company has three reportable segments: gas, chemical and logistics. The gas segment distributes LPG to retail, commercial and industrial consumers mainly in the South, Southeast and Northeast areas of Brazil. The chemical segment produces primarily ethylene oxide, ethylene glycols, ethanolamines and glycol ethers. The logistics segment operates storage and transportation, mainly in the Southeast and Northeast areas of the country. Reportable segments are strategic business units that offer different products and services. Each of the reportable segments has a senior officer responsible for managing the segment. Intersegment sales are transacted at prices that approximate those that the selling entity is able to obtain on external sales. The principal financial information about each of the Company’s reportable segments is as follows:

	2003					2002	2001

	Ultragaz	Oxiteno	Ultracargo	Other	Consolidated	Consolidated	Consolidated

Net sales	2,622.3	1,237.8	140.2	-	4,000.3	2,994.5	2,284.7
Operating income before
financial items	113.2	207.0	24.7	6.7	351.6	365.5	278.9
EBITDA	208.2	243.2	40.0	7.1	498.5	487.3	372.5
Total assets	1,010.9	1,075.2	269.4	52.5	2,408.0	2,127.9	1,952.0

Disclosures of segments in accordance with U.S. GAAP are made in Note 24.V.k.).

Ultrapar Participações S.A. and Subsidiaries

17.	RISKS AND FINANCIAL INSTRUMENTS

The main risk factors that the Company and its subsidiaries are exposed to reflect strategic- -operating and economic-financial aspects. Strategic-operating risks (such as demand behavior, competition, technological innovation and significant structural changes in industry, among others) are addressed by the Company’s management model. Economic- -financial risks mainly reflect customer default and macroeconomic variables such as exchange and interest rates, as well as the characteristics of the financial instruments used by the Company. These risks are managed through control policies, specific strategies and the determination of limits, as follows:

	•	Customer default - These risks are managed by specific policies for accepting customers and credit analysis and are mitigated by diversification of sales. Oxiteno S.A. - Indústria e Comércia and Oxiteno Nordeste S.A. - Indústria e Comércia held R$ 3.5 (2002 - R$ 6.8) and Ultragaz Participações Ltda. held R$ 17.4 (2002 - R$ 8.2) of allowances for potential losses on receivables as of December 31, 2003. The increase in the accrual of Ultragaz Participações Ltda. is substantially composed of accruals already existing in Shell’s LPG business, acquired on August 8, 2003

	•	Interest rates - The Company and its subsidiaries adopt conservative policies to obtain and invest funds and to minimize the cost of capital. The temporary cash investments of the Company and its subsidiaries are substantially comprised of transactions linked to the interbank deposit (CDI) rates, as described in Note 4. A portion of the financial assets is destined for foreign currency hedges, as mentioned below. Funds obtained originate from BNDES financing and from abroad, as mentioned in Note 12.

	•	Exchange rate - The Company’s subsidiaries use foreign currency swap (mainly U.S. dollar to CDI) instruments available in the financial market to cover assets and liabilities in foreign currency, with the objective of reducing the effects of exchange rate variation in their results. Such swaps have amounts, periods and indexes equivalent to the assets and liabilities in foreign currency, to which they are linked. The following summary shows the assets and liabilities in foreign currency, translated into Brazilian reais at December 31, 2003:

	Book value	Book value

	2003	2002

Assets:
Investment in foreign currency and swaps	395.3	381.0
Foreign cash and cash equivalents	77.6	127.3
Receivables from foreign customers, net of advances
on export contracts	28.0	38.0

Total	500.9	546.3

Liabilities:
Foreign currency financing	438.7	377.8
Import transactions payable	10.0	12.5

Total	448.7	390.3

Net asset position	52.2	156.0

Ultrapar Participações S.A. and Subsidiaries

Given the characteristics of the financial instruments described above, management believes that the net market values approximate the net book values of these financial instruments. The exchange rate variation related to cash and banks, temporary cash investments and investments of foreign subsidiaries was recorded as financial expenses in the statement of income for the year ended December 31, 2003, in the amount of R$ 24.3 (2002 - financial income of R$ 44.1 and 2001 - financial income of R$ 12.8) . Other financial instruments recorded in the financial statements as of December 31, 2003 and 2002 were determined in conformity with the accounting criteria and practices described in the respective notes.

18.	CONTINGENCIES AND COMMITMENTS

	a)	Civil, tax and labor lawsuits

The Petrochemical Industry Labor Union, of which the employees of Oxiteno Nordeste S.A. - Indústria e Comércio are members, filed a class action suit against the subsidiary in 1991, demanding compliance with the adjustments established in collective labor agreements, in lieu of the salary policies effectively followed. At the same time, the employers’ association proposed a collective labor dispute for the interpretation and clarification of the fourth clause of the agreement. Based on the opinion of its legal counsel, who analyzed the decision of the Federal Supreme Court (STF) in the collective dispute as well as the status of the individual lawsuit of the subsidiary, management believes that a reserve for a potential loss is not necessary as of December 31, 2003.

The subsidiary Companhia Ultragaz S.A. is a defendant in lawsuits relating to damages caused by an explosion in 1996 in a shopping mall in the city of Osasco, State of Sao Paulo. Such lawsuits involve: (i) individual suits filed by victims of the explosion claiming damages from Ultragaz for the loss of economic benefit and for pain and suffering, (ii) reimbursement of expenses of management of the shopping mall and its insurance company, and (iii) class action suit seeking indemnification for material damages and pain and suffering for all the victims injured and deceased. The subsidiary believes that it has presented evidence that defective gas pipes in the shopping mall caused the accident and that Ultragaz’s on-site LPG storage facilities did not contribute to the explosion. It has obtained a favorable judgment in all lawsuits which have been judged to date. Further, Ultragaz also believes that its insurance coverage is sufficient to cover the aggregate amount of all claims filed.

The Company and its subsidiaries obtained injunctions to pay PIS and COFINS (taxes on revenues) without changes introduced by Law No. 9,718/98 in its original version. The questioning refers to the levy of these taxes on gains other than revenues. The unpaid amounts were recorded in the financial statements of the Company and its subsidiaries, totaling R$ 30.5 (2002 - R$ 24.1) .

The main fiscal discussions of the Company and subsidiaries refer to the taxation of PIS and COFINS (as detailed in the preceding paragraph) and the taxation of income earned abroad (as stated in Note 20.a)). The potential losses on these discussions are accrued in long-term liabilities as other taxes and deferred income and social contribution taxes, respectively.

Ultrapar Participações S.A. and Subsidiaries

The Company and its subsidiaries have other ongoing administrative and judicial proceedings; the Company’s legal counsel considers the risks of these proceedings to be low or remote and, therefore, no accrual for potential losses has been recorded.

Although there is no assurance that the Company will prevail in all cases, management does not believe that the ultimate resolution of tax, civil and labor contingencies not provided for will have a material effect on the Company’s financial position or results of operations.

Escrow deposits and provisions are summarized below:

	2003		2002
	Escrow deposits	Provision made	Escrow deposits	Provision made

Social contribution taxes on net income	-	2.9	-	2.9
Labor claims	7.5	0.9	4.5	1.5
PIS and COFINS on other gains	-	30.5	0.1	24.1
Other	2.4	6.6	2.4	-

	9.9	40.9	7.0	28.5

b)

Take or pay commitments

The subsidiary Terminal Quimico de Aratú S.A. - Tequimar has contracts with CODEBA - Companhia Docas do Estado da Bahia and Complexo Indústrial Portuario Governador Eraldo Gueiros, in connection with its harbor facilities in Aratu and Suape, respectively. Such contracts establish minimum cargo movement of 1,000,000 tons per year for Aratu, effective through 2022, and 250,000 tons per year for Suape, effective through 2027. If annual movement is less than the minimum required, the subsidiary is required to pay the difference between the actual movement and the minimum contractual movement using the harbor rates in effect at the date established for payment. As of December 31, 2003, such rates were R$ 3.67 and R$ 3.44 per ton for Aratu and Suape, respectively. The Company has been in compliance with the minimum cargo movement since the inception of the contracts.

Oxiteno Nordeste S.A. - Indústria e Comércio has a supply contract with Braskem S.A., effective through 2012, which establishes a minimum annual ethylene consumption level. The minimum purchase commitment and the actual demand for the years ended December 31, 2003 and 2002, expressed in tons of ethylene, are summarized below. If the minimum purchase commitment is not met, the subsidiary is liable for a fine of 40% of the current ethylene price for the quantity not purchased.

	Minimum purchase	Actual demand
	commitment	2003	2002

In tons	137,900	188,850	164,534

Ultrapar Participações S.A. and Subsidiaries

	c)	Insurance coverage for subsidiaries

The subsidiaries maintain insurance policies in amounts considered sufficient to cover potential losses from damage to assets, as well as for civil responsibility for involuntary, material and/or physical damages caused to third parties arising from their industrial and commercial operations, considering the nature of their activities and the advice of their insurance consultants.

19.	RELATED COMPANIES

	2003

	Loans		Trade accounts

	Assets	Liabilities	Receivable	Payable

Serma Associacao dos Usuarios de Equipamentos de
Processamentos de Dados e Servicos Correlatos	1.2	0.6	-	0.8
Petroquimica Uniao S.A.	-	-	-	3.5
Oxicap Indústria de Gáses Ltda.	0.2	-	-	0.6
Quimica da Bahia Indústria e Comércia S.A.	-	7.2	-	-
Petroleo Brasileiro S.A. - Petrobras	-	-	-	1.3
Braskem S.A.	-	-	-	4.1
Cia. Termeletrica do Planalto Paulista - TPP	1.3	-	-	-
Plenogas - Distribuidora de Gás S.A.	-	0.9	-	-
Other	0.1	0.3	-	0.4

Total at December 31, 2003	2.8	9.0	-	10.7

Total at December 31, 2002	2.6	10.2	0.5	31.9

	2003

	Transactions		Financial income (expenses)
	Sales	Purchases

Petroquimica Uniao S.A.	-	93.7	-
Oxicap Indústria de Gáses Ltda.	-	6.5	-
Agip do Brasil S.A.	2.6	-	-
Quimica da Bahia Indústria e Comércia S.A.	-	-	(0.8)
Petroleo Brasileiro S.A. - Petrobras	-	1,818.7	-
Copagaz Distribuidora de Gás S.A.	0.3	-	-
Braskem S.A.	53.3	403.4	-
Supergasbras Distribuidora de Gás S.A.	1.0	-	-
Cia. Termeletrica do Planalto Paulista - TPP	-	-	0.2
Other	0.6	1.5	-

Total - 2003	57.8	2,323.8	(0.6)

Total - 2002	46.9	1,678.7	(0.4)

Total - 2001	18.3	1,236.2	(0.5)

The loan balances with Quìmica da Bahia Indústria e Comércio S.A. and Cia. Termelétrica do Planalto Paulista - TPP are indexed based on the Brazilian long-term interest rate (TJLP). The other loans do not have financial charges. Transactions refer principally to purchases of raw material, other materials and storage services, carried out at usual market prices and conditions.

Ultrapar Participações S.A. and Subsidiaries

20.	INCOME TAXES

	a)	Deferred income and social contribution taxes

The Company and its subsidiaries recognize tax assets and liabilities which do not expire, arising from tax loss carryforwards, temporary add-backs, revaluation of property, plant and equipment, and others. The tax credits are substantiated by continued operating profitability. Management expects to realize these tax credits over a maximum period of three years. Deferred income and social contribution taxes are presented in the following principal categories:

	2003	2002

Noncurrent assets:
Deferred income and social contribution taxes on:
Accruals tax deductible only when expenses are incurred	48.6	27.6
Income and social contribution tax loss carryforwards	12.8	5.7

	61.4	33.3

Long-term liabilities:
Deferred income and social contribution taxes on:
Revaluation of property, plant and equipment	2.1	2.1
Income earned abroad	26.6	32.7

	28.7	34.8

Ultrapar Participações S.A. and Subsidiaries

b)	Income tax reconciliation

Income and social contribution taxes are reconciled to statutory tax rates as follows:

	2003	2002	2001

Income before taxes, equity in subsidiaries associates and
minority interest	295.4	349.9	230.8
Official tax rates - %	34.0	34.0	34.0

Income and social contribution taxes at official rate	(100.4)	(119.0)	(78.5)

Adjustments to the effective tax rate:
Nondeductible expenses/nontaxable revenues	2.3	(1.2)	6.2
Adjustments to estimated income	1.1	3.1	3.4
Realization of inflationary profit	-	-	2.0
Interest on capital paid	-	0.2	10.5
Other	(0.6)	1.3	1.6

Income and social contribution taxes before tax credits	(97.6)	(115.6)	(54.8)

Tax credits:
Workers’ meal program (PAT)	0.3	0.7	0.3
Benefits of tax holidays	52.4	43.5	27.0

Income and social contribution taxes per statement of income	(44.9)	(71.4)	(27.5)

Current	(113.0)	(110.1)	(58.4)
Deferred	15.7	(4.8)	3.9
Benefits of tax holidays	52.4	43.5	27.0

c)	Tax loss carryforwards

Tax loss carryforwards may be used to offset up to 30% of taxable income for future periods and do not expire.

Ultrapar Participações S.A. and Subsidiaries

d)	Tax exemption

The following indirect subsidiaries have partial or total exemption from income tax in connection with a government program for the development of the Northeast Region of Brazil, as follows:

Subsidiary	Bases	Exemption - %	Expiration date

Oxiteno Nordeste S.A. - Indústria e Comércia	Camacari plant	100	2006

Bahiana Distribuidora de Gás Ltda.	Mataripe base (*)	100	2003
	Juazeiro base	100	2004
	Suape base	100	2007
	Ilheus base	25	2008
	Aracaju base	25	2008

Terminal Quimico de Aratu S.A. - Tequimar	Aratú Terminal (*)	100	2003
	Suape Terminal (acetic acid
	and butadiene byproducts)	100	2005

(*) In December 2003, requests were filed with Agencia de Desenvolvimento do Nordeste (ADENE), the agency in charge of managing this incentive program, seeking a 75% reduction in income tax until 2013 for these bases. Such requests are still pending approval by ADENE. In the case they are not approved, the income tax reduction of these bases will be 25% until 2008 and 12.5% from 2009 to 2013. See Note 23.b).

Tax benefits from income tax reduction for activities eligible for tax incentives were recorded in a specific capital reserve account in stockholders’ equity by the subsidiaries benefited from tax incentives. In the consolidated statements of income, these benefits are reported as “Benefit of tax holidays".

The subsidiary Bahiana Distribuidora de Gás Ltda. has requests under analysis by the Federal Revenue Authorities relating to Caucaia base, which, once approved, would represent a reduction of 75% of income tax until 2012 for this base. See Note 23.b).

21.

STOCK PLAN

At the Extraordinary Stockholders’ Meeting held on November 26, 2003, a benefit plan was approved for management of the Company and its subsidiaries, which provides for: (i) the initial grant of usufruct of shares issued by the Company and held in treasury by the subsidiaries in which the beneficiaries are employed, and (ii) the transfer of the beneficial ownership of the shares after ten years from the initial concession provided that the professional relationship between the beneficiary and the Company and subsidiaries is not interrupted. The total value granted to executives in December 2003, including taxes, was R$ 5.0. This value is being amortized over a period of ten years.

Ultrapar Participações S.A. and Subsidiaries

22.	EMPLOYEE BENEFITS AND PRIVATE PENSION PLAN (CONSOLIDATED)

The Company and its subsidiaries offer benefits to their employees, such as life insurance, health care and a pension plan. In addition, they offer loans for the acquisition of vehicles and personal computers to employees of certain subsidiary companies. These benefits are recorded on the accrual basis and terminate at the end of the employment relationship.

In August 2001, the Company and its subsidiaries began to offer their employees a defined contribution pension plan. Adoption of this plan, managed by Ultraprev - Associacao de Previdencia Complementar, was approved at the Board of Directors’ Meeting on February 15, 2001. Under the terms of the plan, the basic contribution of each participating employee is defined annually by the participant between 0 and 11% of his/her salary. The sponsoring companies provide a matching contribution in an identical amount as the basic contribution. As participants retire, they may opt to receive monthly: (i) a percentage varying between 0.5% and 1.0% of the fund accumulated in their name at Ultraprev, or (ii) a fixed monthly amount which will extinguish the fund accumulated in the participant’s name during a period of between 5 and 25 years. As such, neither the Company nor its subsidiaries assume responsibility for guaranteeing the levels of amounts or periods of receipt for the participants that retire under this plan. In 2003, the Company and its subsidiaries contributed R$ 3.4 (R$ 2.9 in 2002 and R$ 1.2 in 2001) to Ultraprev, which was charged to income for the year. The total number of employee participants as of December 31, 2003 was 5,115, with no participants retired to date.

Additionally, Ultraprev has 2 active participants and 34 former employees receiving defined benefits according to the policies of a previous plan. Considering that the fair market value for the plan’s assets significantly exceeds the present actuarial value of the accumulated benefit obligations, the sponsoring entities have not been contributing to the plan for these 36 participants. On the other hand, the sponsoring entities do not believe that it would be possible to recover any amounts from the plan, based on legislation applicable to closed private pension entities. As a result, no asset or liability relating to these participants has been recorded in the financial statements of the sponsoring companies.

23.	SUBSEQUENT EVENTS

	a)	In January 2004, the subsidiary LPG International Inc. issued eurobonds in the amount of US$ 60 million, maturing in June 2005 and having an interest rate of 3.5% per year. Funds from issuance were used to repay loans, as stated in Note 12.

b)

On April 30, 2004, ADENE issued reports approving the income tax reduction until 2012 for the Mataripe and Araté bases of subsidiaries Bahiana Distribuidora de Gás Ltda. and Terminal Químico de Aratú S.A. - Tequimar, as mentioned in Note 20.d). These reports were submitted for approval to the Federal Revenue Service that will issue its opinion in a maximum of 120 days. If such opinion is not issued after this period, the reductions are considered as approved.

The reduction of 75% of income tax until 2012 for the Caucaia unit of subsidiary Bahiana Distribuidora de Gás Ltda. was approved by the Federal Revenue Service on April 16, 2004 for having elapsed the period of 120 days.

Ultrapar Participações S.A. and Subsidiaries

	c)	Preferred shares are nonconvertible into common shares and nonvoting, and have priority in capital redemption, without premium, in the event of liquidation of the Company. Until May 18, 2004 preferred shares entitled their holders to dividends at least 10% higher than those attributable to common shares. The Special Meeting of the Preferred Shareholders and the Extraordinary General Shareholders’ Meeting of Ultrapar, held on May 18, 2004, approved the amendment of article 12 of the Company’s bylaws, to make the dividend right of preferred shareholders equal to those of common shareholders by abolishing the right of preferred shareholders to receive dividends at least 10% higher than those received by common shareholders.

24.	SUMMARY AND RECONCILIATION OF THE DIFFERENCES BETWEEN ACCOUNTING PRACTICES ADOPTED IN BRAZIL AND ACCOUNTING PRINCIPLES GENERALLY ACCEPTED IN THE UNITED STATES OF AMERICA (U.S. GAAP)

I - Description of GAAP differences

The consolidated financial statements of the Company are prepared in accordance with accounting practices adopted in Brazil, which comply with those prescribed by Brazilian corporate law and specific standards established by the Brazilian Securities Commission (CVM). Note 3 to the consolidated financial statements summarizes the accounting policies adopted by the Company. Accounting policies, which differ significantly from U.S. GAAP, are summarized below.

	a)	Inflation accounting

As discussed in Note 2, the consolidated financial statements account for the effects of inflation, through December 31, 1995. Under U.S. GAAP, Brazil was considered to be a highly inflationary economy until July 1, 1997, and the recognition of the effect of inflation was required until December 31, 1997.

In determining amounts under U.S. GAAP, the effects of inflation for the years ended December 31, 1996 and 1997 were determined using the “Ìndice Geral de Preçõs -Disponibilidade Interna - IGP-DI” index, which is widely-accepted and respected index published monthly by the Fundacao Getúlio Várgas.

Through December 31, 1995, the Company used indexes established by the government to restate balances and transactions for purposes of its corporate law financial statements. Such indexes do not necessarily represent changes in general price levels, as would be required under U.S. GAAP.

Ultrapar Participações S.A. and Subsidiaries

Because the Company’s management believes that the “Ìndice Geral de Preçõs - Disponibilidade Interna - IGP-DI" is an appropriate and consistent measure of the general price inflation in Brazil and, because of its availability, for U.S. GAAP purposes, the Company adopted the IGP-DI for restatement of its financial statements through December 31, 1995, replacing the government mandated index. This procedure is consistent with the recommendation by the Brazilian Task Force (organized under the AICPA International Practices Task Force to review the issue of the appropriate index to be used for preparing price-level adjusted financial statements of Brazilian companies filing with the SEC) of using the IGP-M or IGP-DI for such purposes. Thus, all nonmonetary assets and liabilities were restated using the IGP-DI since the inception of the Company, through December 31, 1997.

b)

Reversal of fixed asset revaluations and related deferred tax liabilities

For U.S. GAAP reconciliation purposes, the revaluation of fixed assets and the related deferred tax effects recorded in the financial statements prepared in accordance with accounting practices adopted in Brazil have been eliminated in order to present fixed assets at historical cost less accumulated depreciation. Accordingly, the depreciation on such revaluation charged to income has also been eliminated for U.S. GAAP reconciliation purposes.

c)

Deferred charges

Accounting practices adopted in Brazil permit the deferral of research and development costs and of preoperating expenses incurred in the construction or expansion of a new facility until the facility begins commercial operations. Deferred charges are amortized over a period of five to ten years.

For U.S. GAAP reconciliation purposes, such amounts do not meet the conditions established for deferral and, accordingly, have been charged to income and the related amortization under accounting practices adopted in Brazil has been reversed.

d)

Investments in affiliated companies

As from 1996, Brazilian corporate law allows certain less than 20% - owned affiliated companies in which an investor owns more than 10% of voting stock to be accounted for on the equity method. In addition, certain more than 20% and less than 50% - owned affiliated companies deemed not significant in relation to their parent company are accounted at cost.

For U.S. GAAP reconciliation purposes, less than 20% - owned affiliated companies have been accounted for on the basis of cost and more than 20% and less than 50% - owned affiliated companies have been accounted for on the equity method for all years presented.

e)

Capitalization of interest in relation to construction in progress

Under accounting practices adopted in Brazil, prior to January 1, 1996 the Company was not required to capitalize the interest cost of borrowed funds as part of the cost of the related asset. Under U.S. GAAP, capitalization of borrowed funds during construction of major facilities is recognized as part of the cost of the related assets.

Ultrapar Participações S.A. and Subsidiaries

Under U.S. GAAP, interest on construction-period borrowings denominated in foreign currencies is capitalized using contractual interest rates, exclusive of foreign exchange or monetary correction gains or losses. Interest on construction-period borrowings denominated in Brazilian reais is capitalized.

f)

Income taxes

Under accounting practices adopted in Brazil and U.S. GAAP, the liability method of accounting for income taxes is followed.

Under accounting practices adopted in Brazil, the Company recognizes deferred income taxes based on the combined income tax of 34%. Such combined income tax rate includes 25% of income tax and 9% of social contribution tax. This 9% social contribution rate was based on a provisional measure whereas the rate established by enacted law was 8% until December 30, 2002, when such provisional measure was converted into law (Law No. 10,637 of December 30, 2002).

Under U.S. GAAP, the provisional measures discussed are not considered to be enacted law. Therefore, for 2001 the combined deferred tax effect calculated on temporary differences would be 33% rather than 34%.

g)

Acquisitions and business combinations

Under accounting practices adopted in Brazil, assets and liabilities of acquired entities are reflected at book values. Goodwill is amortized on straight-line basis over the periods estimated to be benefited.

Under U.S. GAAP, business combinations are accounted for by the purchase method utilizing fair values. Goodwill is not amortized and should be tested for impairment. An impairment test of goodwill is performed annually or more frequently if events or changes in circumstances indicate that the goodwill might be impaired. Such impairment test is performed utilizing a two-step method. The first step compares the fair value of a reporting unit with its carrying amount, including goodwill. If the carrying amount of a reporting unit exceeds its fair value, the second step is performed to measure the amount of impairment loss, if any. The second step compares the implied fair value of reporting unit goodwill with the carrying amount of that goodwill.

For U.S. GAAP reconciliation purposes, fair values have been assigned to acquired assets and liabilities in business combinations in accordance with U.S. practices applicable to each specific transaction.

Under Brazilian corporate law, purchases by subsidiaries of treasury stock from minority stockholders are initially recorded at cost. Upon cancellation of these shares, the difference between cost and the related book value of the subsidiary’s stockholders’ equity is recorded by the parent company and in the consolidated financial statements as a capital gain or loss. Direct purchases by the parent company of the subsidiaries’ stock from minority stockholders are recorded at cost, with the difference between cost and the related book value of the subsidiaries’ stockholders’ equity recorded as a capital gain or loss by the parent company and in the consolidated financial statements.

Ultrapar Participações S.A. and Subsidiaries

Under U.S. GAAP, purchases of treasury stock by subsidiaries from minority stockholders and direct purchases by the parent company of the subsidiaries’ stock from minority stockholders are recorded as step acquisitions under the purchase method, with assignment of the purchase price to the underlying assets and liabilities based on their fair values and recording of goodwill to the extent that the purchase price exceeds the proportionate amount of the net fair value of the assets and liabilities. No gain or loss is recognized upon either purchase or cancellation of the shares.

Corporate reorganization - 2002

As mentioned in Note 3, in 2002, the Company effected a corporate reorganization of its major subsidiaries. The reorganization involved the exchange of minority interest in its subsidiary Oxiteno S.A. - Indústria e Comércia for shares of the Company. Pursuant to Brazilian securities law, this subsidiary offered withdrawal rights to its minority stockholders. These withdrawal rights required the Company’s subsidiary to buy back and cancel shares from minority stockholders who exercised their rights.

Under accounting practices adopted in Brazil, the exchange of shares issued by the Company for minority interest in Oxiteno S.A. - Indústria e Comércia was recorded based on the book value of the net assets of Oxiteno S.A. - Indústria e Comércia, and the purchase price was considered to be the book value of the shares issued.

Under U.S. GAAP, the Company has accounted for the reorganization of its subsidiary Oxiteno S.A. - Indústria e Comércia as an acquisition of minority interest. The fair value of the consideration given (purchase price), including the cash paid on the exercise of the withdrawal rights of R$ 208.0, was R$ 428.9. The purchase price of this acquisition was R$ 32.9 lower than the fair value of net assets acquired. This difference was allocated as a reduction of property, plant and equipment acquired. As a result of the reorganization, the Company increased its interest in Oxiteno S.A. - Indústria e Comércia to 100% and for U.S. GAAP purposes had full participation in the results of Oxiteno S.A. - Indústria e Comércia beginning December 1, 2002 (see date of reorganization/acquisition below).

Date of reorganization/acquisition - 2002

As mentioned in Note 3, under accounting practices adopted in Brazil, the corporate reorganization was based on the balance sheets as of June 30, 2002 and, as a consequence, the Company has full participation in the results of its subsidiaries as from July 1, 2002.

Under U.S. GAAP, the date of acquisition ordinarily is the date assets are received and other assets are given, liabilities are assumed or incurred, or equity interests are issued, which was considered to be October 31 and November 30, 2002 for the merger of Gipóia Participações Ltda. (an entity under common control of the controlling stockholder of the Company) and for the acquisition of minority interest in Oxiteno S.A. - Indústria e Comércia, respectively. As a result, minority interest from July 1, 2002 to the acquisition dates under U.S. GAAP were excluded from the U.S. GAAP income of the Company in the amount of R$ 55.4.

Ultrapar Participações S.A. and Subsidiaries

Acquisition of SPGás Distribuidora de Gás S.A. (“SPGás”) - 2003

As mentioned in Note 3, on August 8, 2003, the Company acquired 100% of the outstanding common shares of SPGás. The results of SPGás operations have been included in the consolidated financial statements since that date. SPGás is a distributor of LPG in Brazil. As a result of this acquisition, the Company is expected to be the leading distributor of LPG in Brazil.

The cost of acquisition included the purchase price amounting to R$ 107.9 net of the debt settled and other direct costs amounting to R$ 1.1.

Under U.S. GAAP, the Company has recorded such acquisition based on the fair value of the assets acquired and liabilities assumed and determined goodwill in accordance with the purchase method of accounting prescribed by Statement of Financial Accounting Standards ("SFAS") 141, “Business Combinations", which is completed and resulted in the identification of goodwill as shown below.

The following table summarizes the estimated fair values of the assets acquired and liabilities assumed at the date of acquisition:

R$
--

Current assets	27.6
Property, plant and equipment	98.6
Other assets	26.6

Total assets acquired	152.8

Current liabilities, including
short-term debt of R$ 62.7	73.3
Long-term liabilities	10.4

Liabilities assumed	83.7

Net assets	69.1

Interest acquired	100%

Net assets acquired	69.1
Total cost of acquisition	109.0

Goodwill recorded under U.S. GAAP	39.9

Goodwill recorded under accounting
practices adopted in Brazil	(24.4)

Other direct costs recorded as deferred
charges for accounting practices adopted
in Brazil	(1.1)

Goodwill difference between U.S. GAAP
and accounting practices adopted in
Brazil (see the stockholders’ equity
reconciliation)	14.4

The purchase price allocation did not result in the identification of any intangible assets related to this acquisition.

The full amount of goodwill related to this business combination was assigned to the gas segment. This goodwill is not deductible for tax purposes.

Ultrapar Participações S.A. and Subsidiaries

The following summary presents the Company’s unaudited pro forma consolidated results of operations for the years ended December 31, 2003 and 2002, in accordance with accounting practices adopted in Brazil, as if the SPGas acquisition had been completed at the beginning of each period. The pro forma information is only presented for comparative purposes and does not purport to be indicative of what would have occurred had the acquisition actually been made at such date, nor is it necessarily indicative of future operating results:

Amounts under Accounting practices adopted in Brazil	2003	2002

Net sales and services	4,283.0	3,369.0
Operating income before financial items	324.8	357.8
Net income	224.6	218.0
Net earnings per thousand shares - whole R$	3.23	3.55

Acquisition of Canamex Quimicos S.A. de C.V. (“Canamex”) - 2003

As mentioned in Note 3, on December 4, 2003, the Company acquired 100% of the outstanding common shares of Canamex. The results of Canamex’s operations have been included in the consolidated financial statements since that date. Canamex is engaged in the production and sales of chemicals in Mexico. As a result of the acquisition, the Company is expected to expand its activities outside of Brazil.

The cost of acquisition was R$ 32.3, composed of purchase price amounting to R$ 30.5 and other direct costs amounting to R$ 1.8. The net assets acquired amounted to R$ 29.7, composed of net assets of R$ 39.7 and liabilities assumed of R$ 10.0.

The Company has recorded such acquisition based on the fair value of assets acquired and liabilities assumed and determined goodwill in accordance with the purchase method of accounting prescribed by SFAS 141, which is completed and resulted in the identification of goodwill amounting to R$ 2.6. This goodwill is not deductible for tax purposes.

h)	Earnings per share

Under accounting practices adopted in Brazil, it is permitted to determine earnings per share based upon the weighted average number of shares outstanding during each year that earnings are reported.

Under U.S. GAAP, earnings per share are determined based upon the weighted average number of shares outstanding during the period, giving retroactive effect to stock splits. Entities whose capital structures include nonconvertible securities that may participate in dividends with common stock according to a predetermined formula should use the two-class method of computing earnings per share as described in SFAS 128, “Earnings per Share”. The calculation of earnings per share under U.S. GAAP is shown in Note 24.V.a).

Ultrapar Participações S.A. and Subsidiaries

i)	Available-for-sale securities

Equity securities

Under accounting practices adopted in Brazil, available-for-sale equity securities are generally carried at cost, less provisions charged to the statement of operations if a loss in value is considered to be other than temporary.

For U.S. GAAP reconciliation purposes, available-for-sale equity securities have been recorded at estimated market value, and the resulting adjustments, in the amount of R$ 1.5 (income), R$ 2.4 (loss) and R$ 2.7 (loss) as of December 31, 2003, 2002 and 2001, respectively, net of deferred tax effects and minority interest, when applicable, have been recognized as a separate component of stockholders’ equity until realization. During the years presented, no securities classified under U.S. GAAP as available-for-sale were disposed of.

Debt securities

Under accounting practices adopted in Brazil, available-for-sale debt securities are generally carried at cost, plus interest income earned less provisions, when applicable, charged to the statement of operations to reduce its carrying value to market value.

For U.S. GAAP reconciliation purposes, available-for-sale debt securities have been recorded at estimated market value, and the resulting adjustment, in the amount of R$ 0.4 (loss) as of December 31, 2003, has been recognized as a separate component of stockholders’ equity, net of deferred tax effects, until realization. During the year presented, no debt securities classified under U.S. GAAP as available-for-sale were disposed of.

j)	Accounting for derivative financial instruments

In the Company’s financial statements prepared in accordance with accounting practices adopted in Brazil derivative financial instruments are recorded at net settlement price as determined on each balance sheet date.

Under U.S. GAAP, effective January 1, 2001, all derivative financial instruments must be reported at fair value on each balance sheet date and classified as derivative asset or liability. Also under U.S. GAAP, the requirements for a derivative instrument to qualify for hedge accounting and deferral of gains and losses are more restrictive than under Brazilian corporate law.

k)	Accounting for stock plan

As mentioned in Note 21, the Company has approved a stock plan on November 26, 2003. Based on the provisions of this plan, on December 17, 2003 the Company granted 104,000 thousand restricted shares to two executives. The grant-date fair value of these shares is R$ 34.87 (whole Brazilian reais) per thousand shares. These executives have the right to receive dividends on these shares provided that the professional relationship between them and the Company and its subsidiaries is not interrupted. These shares will cliff vest after ten years of the initial award.

Ultrapar Participações S.A. and Subsidiaries

Under Brazilian GAAP, the Company records compensation costs from its stock plan similarly to the requirements of APB Opinion No. 25, “Accounting for Stock Issued to Employees”, using the intrinsic value of the award. Compensation cost is charged to earnings on a straight-line basis.

No adjustments are included in the U.S. GAAP reconciliation related to the Company’s stock plan since the Company Applies APB Opinion No. 25 to account for the plan for U.S. GAAP purposes. The Company has not disclosed the pro forma information required under SFAS 123, “Accounting for Stock-based Compensation”, as amended by SFAS 148, “Accounting for Stock-based Compensation - Transition and Disclosure”, since the results of using the fair value method to record compensation expense would be the same as under the intrinsic value method.

For U.S. GAAP purposes, dividends declared under these unvested restricted shares are accounted initially as a charge to retained earnings. If the restricted shares do not vest all previously declared dividends associated with the restricted shares are reversed from retained earnings and charged to compensation expense. As of December 31, 2003, accumulated dividends declared under these unvested restricted are “de minimis”.

l)	Fair value of guarantees under FIN 45

Under accounting practices adopted in Brazil, the Company is not required to record any liability related to guarantees given to third parties unless contingent obligations to make future payments under the guarantees are probable.

Under accounting practices adopted in Brazil, as of December 31, 2003, the Company has not recorded any liability related to these guarantees, as disclosed in Note 12.

Under U.S. GAAP, for the year ended December 31, 2003, the Company recognizes, at the inception of a guarantee (issued or modified after December 31, 2002), a liability for the fair value of the obligation undertaken in issuing guarantees in accordance with FIN 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others”. In the event that, at inception of the guarantee, the Company is required to recognize a liability under SFAS 5, “Accounting for Contingencies”, the liability initially recognized would be the greater of: (a) the amount of fair value of the value of the obligation undertaken in issuing guarantee, or (b) the contingent liability amount required to be recognized at inception of the guarantee by Applying SFAS 5. As of December 31, 2002, the Company adopted the disclosure requirements of FIN 45.

Under U.S. GAAP, the Company recorded a liability of R$ 0.5 (R$ 0.3 - net of income tax effects) related to these guarantees issued after December 31, 2002 based on their fair value.

Ultrapar Participações S.A. and Subsidiaries

m)	Classification of export notes

The Company has discounted with financial institutions certain notes under export financing arrangements with recourse. If the original debtors fail to pay their obligations when due, the Company would be required to repay such amounts. Under accounting practices adopted in Brazil, such transactions are classified as a reduction of accounts receivable (see Note 6). Under U.S. GAAP, these transactions are recorded gross as accounts receivable and bank loans. As a consequence, current assets and liabilities under U.S. GAAP would be increased by R$ 31.5 and R$ 43.4 at December 31, 2003 and 2002, respectively. This GAAP difference has no net income or equity effect.

n)	Financial statement note disclosures

Under accounting practices adopted in Brazil, in general, certain information is required to be disclosed in the notes to the financial statements. The additional disclosures required by U.S. GAAP, which are relevant to the accompanying financial statements, are included herein.

o)	New accounting pronouncements

SFAS 149, “Amendment of Statement No. 133 on Derivative Instruments and Hedging Activities”

In April 2003, the Financial Accounting Standards Board ("FASB") issued SFAS 149, “Amendment of Statement No. 133 on Derivative Instruments and Hedging Activities”, which amends and clarifies accounting for derivative instruments, including certain derivative instruments embedded in other contracts, and hedging activities under SFAS 133, “Accounting for Derivative Instruments and Hedging Activities”. SFAS 149 clarifies the circumstances under which a contract with an initial net investment meets the characteristic of a derivative as discussed in SFAS 133. In addition, SFAS 149 clarifies when a derivative contains a financing component that warrants special reporting in the statement of cash flows. SFAS 149 amends certain other existing pronouncements, resulting in more consistent reporting of contracts that are derivatives in their entirety or that contain embedded derivatives that warrant separate accounting. SFAS 149 is effective for contracts entered into or modified after June 30, 2003 and for relationships designated after June 30, 2003 and is to be Applied prospectively. The adoption of SFAS 149 did not have any impact on the Company’s financial statements.

SFAS 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity”

In May 2003, FASB issued SFAS 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity”. SFAS 150 modifies the accounting for certain financial instruments that, under previous guidance, issuers could account for as equity. The statement requires that those instruments be classified as liabilities in statements of financial position. SFAS 150 affects an issuer’s accounting for three types of freestanding financial instruments, namely:

• Mandatory redeemable shares, which the issuing company is obligated to buy back in exchange for cash or other assets.

Ultrapar Participações S.A. and Subsidiaries

• Instruments, other than outstanding shares, that do or may require the issuer to buy back some of its shares in exchange for cash or other assets. These instruments include put options and forward purchase contracts.

• Obligations that can be settled with shares, the monetary value of which is fixed, tied solely or predominantly to a variable such as a market index, or varies inversely with the value of the issuers’ shares.

SFAS 150 does not Apply to features embedded in financial instruments that are not derivatives in their entirety. In addition to its requirements for the classification and measurement of financial instruments within its scope, SFAS 150 also requires disclosures about alternative ways of settling those instruments and the capital structure of entities, all of whose shares are mandatorily redeemable. SFAS 150 is effective for financial instruments entered into or modified after May 31, 2003 and, otherwise, is effective at the beginning of the first interim period beginning after June 15, 2003. It is to be implemented by reporting the cumulative effect of a change in an accounting principle for financial instruments created before the issuance date of the statement and still existing at the beginning of the interim period of adoption. Restatement is not permitted. The adoption of SFAS 150 did not have any impact on the Company’s financial statements.

FIN 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others”

In November 2002, FASB issued Interpretation No. 45 ("FIN 45"), “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others”. FIN 45 requires certain disclosures to be made by a guarantor in its interim and annual financial statements about its obligations under certain guarantees that it has issued. It also requires a guarantor to recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. The disclosure requirements of FIN 45 are effective for interim and annual periods ending after December 15, 2002. The initial recognition and initial measurement requirements of FIN 45 are effective prospectively for guarantees issued or modified after December 31, 2002. The adoption of FIN 45 did not have a material impact on the Company’s financial statements, as discussed in Note 24.I.l.

FIN 46, “Consolidation of Variable Interest Entities”

In January 2003, FASB issued FASB Interpretation No. 46 (“FIN 46”), Consolidation of Variable Interest Entities”, an Interpretation of APB No. 51. FIN 46 requires certain variable interest entities to be consolidated by the primary beneficiary of the entity’ if the equity investors in the entity did not have the characteristics of a controlling financial interest or did not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial Support from other parties. FIN 46 was effective for all new variable interest entities created or acquired after January 31, 2003. However, during October 2003, FASB deferred the effective date of FIN 46 until the end of the first interim or annual period ending after December 15, 2003. This deferral did not affect the implementation date for many foreign private issuers, which continued to be the beginning of the first annual period ending after December 15, 2003.

Ultrapar Participações S.A. and Subsidiaries

In December 2003, FIN 46 was substantially revised and a new interpretation FIN 46 (revised) was issued. FASB partially delayed FIN 46’s effective date (for most public companies) until no later than the end of the first reporting period ending after March 15, 2004. The delay notwithstanding, public companies must Apply either FIN 46 or FIN 46R to special-purpose entities (SPEs) no later than the end of the first reporting period ending after December 15, 2003. FIN 46R did not have any impact on the Company’s operations in 2003, and it is expected that it will not have any impact on the Company’s operations in 2004.

Ultrapar Participações S.A. and Subsidiaries

II -	Reconciliation of the differences between U.S. GAAP and accounting practices adopted in Brazil in net income

	Note 24.I.	2003	2002	2001

Net income as reported under accounting practices adopted in Brazil		246.4	222.3	132.2
Reversal of revaluation adjustments:	b)
Depreciation of property, plant and equipment		4.8	5.6	5.1
Deferred tax effects		(0.1)	(0.6)	(0.4)
Minority interests		(1.2)	(1.9)	(0.9)

		3.5	3.1	3.8

Inflation accounting:	a)
Property, plant and equipment - incremental depreciation		(5.1)	(4.6)	(3.3)
Inventories and other nonmonetary assets		(0.4)	(0.5)	0.3

		(5.5)	(5.1)	(3.0)
Deferred tax effects		1.9	1.7	1.0
Minority interests		0.2	-	0.6

		(3.4)	(3.4)	(1.4)

Different criteria for:
Equity method of accounting	d)	1.9	31.8	(7.3)
Cancellation of subsidiaries’ treasury stock	g)	0.8	0.9	0.9
Deferred charges expensed:	c)
Cost		(38.3)	(43.1)	(21.2)
Accumulated amortization		39.0	35.2	7.1
Depreciation of interest costs capitalized during construction	e)	(1.0)	(1.0)	(1.0)

Reversal of goodwill amortization	g)	3.1	-	-
Fair value adjustments relating to accounting for derivative instruments
and hedging activities	j)	67.9	(50.7)	4.1
Other individually insignificant adjustments	i), 1)	(0.8)	(1.2)	(1.0)

		72.6	(28.1)	(18.4)
Deferred tax effects	f)	(25.9)	9.4	5.2
Minority interests		(5.9)	8.0	2.6

		40.8	(10.7)	(10.6)

Fair value adjustments relating to business combinations	g)	(1.5)	(1.6)	(1.5)
Deferred tax effects		0.5	0.5	0.5

		(1.0)	(1.1)	(1.0)

Fair value adjustments relating to acquisition of minority interest in
Oxiteno S.A. - Industria e Comercio	g)	3.0	(13.8)	-
Deferred tax effects		(0.4)	2.9	-

		2.6	(10.9)	-

Fair value adjustments relating to the acquisition of SPGas Distribuidora
de Gas S.A.	g)	(0.1)	-	-
Fair value adjustments relating to the acquisition of Canamex Quimicos
S.A. de C.V.	g)	(0.7)	-	-
Deferred tax effects		0.2	-	-

		(0.5)	-	-
Effect on minority interest arising from difference in acquisition dates	g)	-	(55.4)	-

Net income under U.S. GAAP		288.3	143.9	123.0

Basic earnings per thousand shares under U.S. GAAP
(in accordance with SFAS 128) - R$:	h)
Basic earnings per thousand common shares		4.03	2.28	2.23
Basic earnings per thousand preferred shares		4.43	2.51	2.55

Dilutive earning (losses) per thousand shares have not been disclosed, since the Company has no dilutive shares. The calculation of earnings per thousand shares is summarized in Note 24.V.a).

Ultrapar Participações S.A. and Subsidiaries

III -	Reconciliation of the differences between U.S. GAAP and accounting practices adopted in Brazil in stockholders’ equity

	Note 24.I	2003	2002
Stockholders’ equity as reported under accounting practices adopted in Brazil		1,356.7	1,191.1
Reversal of revaluation adjustments:	b)
Property, plant and equipment		(36.3)	(47.6)
Deferred tax effects		2.1	2.1
Minority interests		2.7	3.9

		(31.5)	(41.6)

Inflation accounting:	a)
Property, plant and equipment		32.1	37.2
Other nonmonetary assets		3.6	4.0

		35.7	41.2
Deferred tax effects		(12.1)	(14.0)
Minority interests		(1.0)	(1.2)

		22.6	26.0

Different criteria for:
Equity method of accounting	d)	(4.7)	(6.6)
Cancellation of subsidiaries’ treasury stock	g)	(4.7)	(5.5)
Deferred charges:	c)
Cost		(195.6)	(152.6)
Accumulated amortization		126.8	86.4
Capitalization of interest costs during construction:	e)
Cost		12.8	12.8
Accumulated amortization		(10.7)	(9.7)
Reversal of goodwill recorded at SPGas before acquisition	g)	(7.1)	-
Reversal of goodwill amortization of SPGas acquisition under BR GAAP	g)	1.6	-
Fair value adjustments relating to accounting for derivative instruments	j)	21.3	(46.6)
Other individually insignificant adjustments	i), l)	(0.2)	0.5

		(60.5)	(121.3)
Deferred tax effects		22.6	44.3
Minority interests		5.1	9.9

		(32.8)	(67.1)

Fair value adjustments relating to business combinations:	g)	6.2	7.7
Deferred tax effect		(2.1)	(2.6)

		4.1	5.1

Fair value adjustments relating to acquisition of minority interest in
Oxiteno S.A. - Industria e Comercio	g)	(36.4)	(39.4)
Deferred tax effects		7.5	7.9

		(28.9)	(31.5)

Adjustments relating to the acquisition of SPGas Distribuidora de Gas S.A.:	g)
Fair value adjustments		(10.0)	-
Deferred tax effects		3.4	-
Goodwill difference between U.S. GAAP and accounting practices
adopted in Brazil		14.4	-
Minority interest		(1.1)	-

		6.7	-
Adjustments relating to the acquisition of Canamex Quimicos S.A. de C.V.:	g)
Fair value adjustments		(1.8)	-
Deferred tax effects		0.6	-
Goodwill difference between U.S. GAAP and Accounting practices
adopted in Brazil		0.7	-

		(0.5)	-
Available-for-sale securities (temporary unrealized losses)	i)	(2.5)	(8.2)
Deferred tax effects		0.9	2.7

		(1.6)	(5.5)

Stockholders’ equity under U.S. GAAP		1,294.8	1,076.5

Ultrapar Participações S.A. and Subsidiaries

IV - Statement of changes in stockholders’ equity in accordance with U.S. GAAP

	2003	2002	2001

Stockholders’ equity under U.S. GAAP as of
beginning of the year	1,076.5	748.5	854.6
Additional paid-in capital	0.7	0.7	0.7
Net income	288.3	143.9	123.0
Dividends and interest on own capital	(72.0)	(65.0)	(229.6)
Acquisition of treasury shares:	(2.2)	(0.3)	-
Unrealized losses (gains) on available-for-sale equity securities, net of tax	3.9	0.3	(0.2)
Unrealized losses on available-for-sale debt securities, net of tax	(0.4)	-	-
Issuance of common and preferred shares	-	248.4	-

Stockholders’ equity under U.S. GAAP as of the end of the year	1,294.8	1,076.5	748.5

Comprehensive income (under SFAS 130):
Net income	288.3	143.9	123.0
Unrealized losses (gains) on available-for-sale equity securities, net of tax	3.9	0.3	(0.2)
Unrealized losses on available-for-sale debt securities, net of tax	(0.4)		-

Total comprehensive income	291.8	144.2	122.8

Accumulated other comprehensive income (loss) as of the end of the year	1.1	(2.4)	(2.7)

V - Additional disclosures required by U.S. GAAP

a)	Earnings per share

The following table provides a reconciliation of the numerators and denominators used in computing earnings per share and the allocation of distributed and undistributed income between common and preferred stockholders under the two-class method of computing earnings per share as required by SFAS 128.

Ultrapar Participações S.A. and Subsidiaries

	2003

	Common	Preferred	Total

Distributed income	51.7	20.3	72.0
Undistributed income	154.9	61.4	216.3

Net income	206.6	81.7	288.3

Weighted average shares outstanding (in thousands)	51,264,622	18,426,647	69,691,269

Earnings per thousand shares - whole R$	4.03	4.43

	2002

	Common	Preferred	Total

Distributed income	46.2	18.8	65.0
Undistributed income	55.7	23.2	78.9

Net income	101.9	42.0	143.9

Weighted average shares outstanding (in thousands)	44,624,317	16,721,317	61,345,634

Earnings per thousand shares - whole R$	2.28	2.51

	2001

	Common	Preferred	Total

Distributed income	60.6	26.4	87.0
Distributed reserves	87.1	37.9	125.0
Supplementary dividends from net income for the year ended December 31, 2000	12.2	5.4	17.6

Total distributions	159.9	69.7	229.6
Distributions from retained earnings	(75.2)	(31.4)	(106.6)

Net income	84.7	38.3	123.0

Weighted average shares outstanding (in thousands)	37,984,013	15,015,987	53,000,000

Earnings per thousand shares - whole R$	2.23	2.55

b)	Concentrations of credit risk

Financial instruments which potentially subject the Company to credit risk are cash and cash equivalents, short-term investments and trade receivables. Based on the factors described below, the Company considers the risk of counterparty default to be minimal.

Ultrapar Participações S.A. and Subsidiaries

The Company manages its credit risk with respect to cash equivalents by investing only in liquid instruments with highly-rated financial institutions. In addition, investments are diversified in several institutions, and credit limits are established for each individual institution.

Credit risk from accounts receivable is managed following specific criteria for each of the segments in which the Company operates, as follows:

Chemical segment (Oxiteno)

Oxiteno’s customers for its commodity chemicals are principally chemical companies, surface coating producers and polyester resin producers, and customers for its specialty chemicals comprise a variety of industrial and commercial enterprises. No single customer or group accounts for more than 10% of total revenue. Management believes that by distributing its products to a variety of markets it is able to protect itself, to a certain extent, from the effects of negative trends in any particular market. Oxiteno acts as a member of a Credit Committee of the Brazilian chemical manufacturers which meets monthly to review the financial position of clients showing past-due accounts.

Historically, the Company has not experienced significant losses on trade receivables.

Gas segment (Ultragaz)

Ultragaz sells its products to the retail, commercial and industrial markets.

Sales to the retail market are carried out directly by Ultragaz using cash terms, from which no significant credit risk exists, or through outside distributors. Credit risk in sales to outside distributors is reduced due to the large customer base, the ongoing control procedures that monitor the creditworthiness of distributors, and by short-term payment (23 days on average) that permit continuous monitoring of distributors’ compliance.

Sales to the commercial and industrial markets are made to customers, which have signed a credit agreement with the Company and have provided personal guarantees or collateral. Periodic monitoring of these accounts is performed by specific staff with the Support of financial information systems.

No single customer or group accounts for more than 10% of total revenue.

Historically, the Company has not experienced significant losses on trade receivables.

Logistic segment (Ultracargo)

The main customers of Ultracargo are chemical companies. The average-term payment is 25 days.

Historically, the Company has not experienced significant losses on trade receivables.

Ultrapar Participações S.A. and Subsidiaries

Company is dependent on few major Suppliers

The Company is dependent on third-party manufacturers for all of its Supply of ethylene and LPG. In 2003, 2002 and 2001, products purchased from the Company’s three largest Suppliers accounted for Approximately 72%, 74% and 72% of cost of sales and services, respectively. The Company is dependent on the ability of its Suppliers to provide products on a timely basis and on favorable pricing terms. The loss of certain principal Suppliers or a significant reduction in product availability from principal Suppliers could have a material adverse effect on the Company. The Company believes that its relationship with its Suppliers is satisfactory.

c)	Impairment of long-lived assets

The Company reviews the carrying value of property, plant, and equipment for impairment whenever events and circumstances indicate that the carrying value of an asset may not be recoverable from the estimated future cash flows expected to result from its use and eventual disposition. In cases where undiscounted expected future cash flows are less than the carrying value, an impairment loss is recognized equal to an amount by which the carrying value exceeds the fair value of assets. The factors considered by management in performing this assessment include current operating results, trends, and prospects, as well as the effects of obsolescence, demand, competition, and other economic factors.

No impairment has been recorded in the consolidated financial statements as of December 31, 2003.

d)	Impairment of goodwill

Under U.S. GAAP financial statements, goodwill consists of the excess of the cost paid for the acquisitions of SPGas and Canamex over the net of the fair value assigned to assets acquired and liabilities assumed of these companies.

The Company has recorded the following amounts of goodwill under the U.S. GAAP financial statements:

Description	2003

Gas segment (Ultragaz):
Goodwill on the acquisition of SPGas	39.9
Chemical segment (Oxiteno):
Goodwill on the acquisition of Canamex	2.6

As mentioned in Note 24.g), goodwill is not amortized and should be tested for impairment. The first impairment test will be made in 2004, considering that the acquisitions were concluded in the second semester of 2003.

Ultrapar Participações S.A. and Subsidiaries

e)	Intangible assets subject to amortization

The Company’s intangible assets subject to amortization are mainly composed of software and commercial property rights. These intangible assets are classified as other property, plant and equipment (see Note 10).

	2003

	Software	Commercial property rights	Other	Total

Gross	40.6	12.0	17.8	70.4
Accumulated amortization	(10.7)	(0.4)	(10.0)	(21.1)

Net	29.9	11.6	7.8	49.3

	2002

	Software	Commercial property rights	Other	Total

Gross	8.8	12.0	19.8	40.6
Accumulated amortization	(3.5)	(0.1)	(10.2)	(13.8)

Net	5.3	11.9	9.6	26.8

Aggregate amortization expense for the above intangible assets amounted to R$ 21.1, R$ 13.8 and R$ 8.7 for the years ended December 31, 2003, 2002 and 2001, respectively.

The estimated aggregate amortization expense for the next five years is as follows:

2004	11.2
2005	10.7
2006	10.4
2007	6.6
2008	0.3
Thereafter	10.1

Total	49.3

f)	Fair value of financial instruments

The fair value of foreign cash and cash equivalents, receivables from foreign customers, net of advances on export contracts and import transactions payable Approximates to their book value as disclosed in Note 17. Fair values of investment in foreign currency and swaps are R$ 416.6 and R$ 334.4 at December 31, 2003 and 2002, respectively, and fair values of foreign currency financings are R$ 449.5 and 357.9 at December 31, 2003 and 2002, respectively.

Ultrapar Participações S.A. and Subsidiaries

g)	Environmental issues

The Company and its subsidiaries are subject to federal, state and local laws and regulations relating to the environment. These laws generally provide for control of air and effluent emissions and require responsible parties to undertake remediation of hazardous waste disposal sites. Civil penalties may be imposed for noncompliance. The Company provides for remediation costs and penalties when a loss is probable and the amount is reasonably determinable. It is not presently possible to estimate the amount of all remediation costs that might be incurred or penalties that may be imposed; however, management does not presently expect that such costs and penalties, to the extent not previously provided for, will have a material effect on the Company’s consolidated financial position or results of operations.

h)	Financial income and expenses, net

	2003	2002	2001

Interest on cash and cash equivalents	105.7	102.7	121.3
Interest from customers	5.4	3.9	4.0
Interest on loans	(56.9)	(49.3)	(49.2)
Bank charges	(6.7)	(7.5)	(5.5)
Monetary variation, net	(67.9)	8.7	(70.0)
Other	(1.7)	2.9	(2.7)
CPMF, PIS, COFINS and IOF taxes on financial
transactions	(35.1)	(32.9)	(29.0)

Total	(57.2)	28.5	(31.1)

i)	Supplementary information - valuation and qualifying accounts for accounts receivable (see Note 6)

Allowance for
doubtful
accounts

Balance as of December 31, 2000	3.8
Additions - costs and expenses	7.8
Deductions - trade accounts receivable	(2.3)

Balance as of December 31, 2001	9.4
Additions - costs and expenses	9.1
Deductions - trade accounts receivable	(7.3)

Balance as of December 31, 2002	11.2
Additions - costs and expenses (*)	31.1
Deductions - trade accounts receivable	(25.0)

Balance as of December 31, 2003	17.3

(*)	Include transfer of valuation allowances for doubtful accounts previously recorded at SPGas Distribuidora de Gas S.A. in the amount of R$ 11.2.

Ultrapar Participações S.A. and Subsidiaries

j)	Statement of cash flows

Accounting practices adopted in Brazil do not require the presentation of a statement of cash flows as required by U.S. GAAP. Changes in working capital are presented in the statement of changes in financial position. U.S. GAAP requires the presentation of a statement of cash flows describing the Company’s cash flows from operating, financing and investing activities. Statements of cash flows derived from the information based on accounting practices adopted in Brazil information are as follows (the reconciling items to U.S. GAAP under item II relate exclusively to operating activities).

	2003	2002	2001

CASH FLOWS FROM OPERATING ACTIVITIES
Net income	246.4	222.3	132.2
Adjustments to reconcile net income
to cash provided by operating activities:
Depreciation and amortization	146.9	121.8	102.4
Amortization of negative goodwill	-	-	(8.7)
Gain on sale of property, plant and equipment	7.6	25.4	21.9
Foreign exchange and indexation losses on liabilities	(54.5)	118.5	74.1
Allowance (realization of provision) for losses on permanent assets	(0.4)	40.6	(5.3)
Equity in earnings (losses) of affiliated companies	0.5	1.7	(1.9)
Proposed dividends and interest on capital (gross)	-	0.4	1.3
Deferred income and social contribution taxes	(15.7)	4.8	(3.9)
Other long-term taxes	3.9	8.6	10.6
Loss (gain) on change in ownership percentage	-	(3.6)	-
Minority interest	3.6	54.5	73.0
Other	-	(0.4)	0.1
Decrease (increase) in operating assets:
Short-term investments	(0.5)	-	-
Trade accounts receivable	(9.0)	(122.4)	(10.0)
Recoverable taxes	6.3	6.1	(39.0)
Other receivables	5.7	(31.9)	(2.3)
Inventories	(20.0)	(11.8)	(8.0)
Prepaid expenses	0.6	0.2	(1.3)
Increase (decrease) in operating liabilities:
Suppliers	(24.9)	16.0	1.6
Accrued interest	(1.0)	0.4	(0.8)
Salaries and related charges	8.5	14.2	5.5
Taxes	2.2	4.1	(2.8)
Income and social contribution taxes	4.7	(0.1)	(2.6)
Other	0.5	(0.6)	3.6

Net cash provided by operating activities	311.4	468.8	339.7

CASH FLOWS FROM INVESTING ACTIVITIES
Additions to short-term investments	(40.5)	-	-
Additions to investments	(1.7)	-	-
Business combinations, net of cash acquired	(134.6)	-	-
Additions to property, plant and equipment	(171.2)	(168.8)	(145.7)
Additions to deferred charges	(51.0)	(51.3)	(57.4)
Acquisition of minority interests	(0.5)	(212.6)	(13.8)
Proceeds from sales of property, plant and equipment	15.2	4.5	9.3
Other	(7.0)	1.0	0.9

Net cash used in investing activities	(391.3)	(427.2)	(206.7)

Ultrapar Participações S.A. and Subsidiaries

	2003	2002	2001

CASH FLOWS FROM FINANCING ACTIVITIES
Short-term debt, net	19.6	55.8	(51.5)
Long-term loans:
Issuances	264.7	97.3	54.4
Repayments	(119.5)	(98.2)	(85.3)
Loans from affiliated companies:
Issuances	20.7	14.5	3.9
Repayments	(86.7)	(16.8)	(5.2)
Dividends paid	(80.1)	(60.9)	(244.3)
Other	(7.9)	(51.4)	(11.2)

Net cash provided by (used in) financing activities	10.8	(59.7)	(339.2)

Net decrease in cash and cash equivalents	(69.1)	(18.1)	(206.2)
Cash and cash equivalents at the beginning of the year	637.9	656.0	862.2

Cash and cash equivalents at the end of the year	568.8	637.9	656.0

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid during the year for:
Interest, net of amounts capitalized	51.3	46.6	38.3
Taxes on income	25.0	52.3	20.6
Noncash investing and financing activities:
Direct supplier financing of acquisition of property, plant and equipment	-	2.7	-
Capital contribution with investments in subsidiaries - Gipoia
Participações Ltda.	-	38.5	-
Acquisition of minority interest with issuance of shares - Oxiteno S.A. -
Industria e Comercio	-	191.6	-
Acquisition of businesses:
Fair value of assets acquired	232.1	-	-
Fair value of liabilities assumed	(93.7)	-	-

Purchase price	138.4	-	-
Cash acquired	(3.8)	-	-

Purchase price, net of cash acquired	134.6	-	-

Ultrapar Participações S.A. and Subsidiaries

k)	Segment information

Financial information about each of the Company’s reportable segments based on records in accordance with accounting practices adopted in Brazil is as follows:

	2003	2002	2001

Net revenue from sales to unassociated companies:
Gas	2,622.3	1,942.1	1,380.9
Chemical	1,237.8	956.1	832.1
Logistics	140.2	96.3	71.7
Other	-	-	-

	4,000.3	2,994.5	2,284.7
Intersegment:
Gas	0.4	0.6	0.2
Chemical	-	-	-
Logistics	36.9	35.2	33.7
Other	6.4	6.4	6.4

Eliminations	43.7	42.2	40.3

Net revenues:
Gas	2,622.7	1,942.7	1,381.1
Chemical	1,237.8	956.1	832.1
Logistics	177.1	131.5	105.4
Other	6.4	6.4	6.4
Eliminations	(43.7)	(42.2)	(40.3)

	4,000.3	2,994.5	2,284.7

Operating profit before financial income (expenses):
Gas	113.2	143.2	101.1
Chemical	207.0	199.9	146.6
Logistics	24.7	17.6	27.4
Other	6.7	4.8	3.8

	351.6	365.5	278.9

Financial income (expenses), net	(57.2)	28.5	(31.1)
Nonoperating income (expenses), net	1.0	(44.1)	(17.0)
Equity in losses of affiliated companies	(0.5)	(1.7)	1.9

	(56.7)	(17.3)	(46.2)

Income before taxes and minority interests	294.9	348.2	232.7

	2003	2002	2001

Additions to property, plant and equipment according to:
Accounting practices adopted in Brazil:
Gas	78.8	86.1	97.9
Chemical	51.9	49.9	36.1
Logistics	40.2	35.4	11.7
Other	0.3	0.1	-

	171.2	171.5	145.7

U.S. GAAP:
Gas	78.8	86.1	97.9
Chemical	51.9	49.9	36.1
Logistics	40.2	35.4	11.7
Other	0.3	0.1	-

	171.2	171.5	145.7

Depreciation and amortization charges according to:
Accounting practices adopted in Brazil:
Gas	95.0	76.6	61.9
Chemical	36.2	32.8	30.2
Logistics	15.3	11.6	9.5
Other	0.4	0.8	0.8

	146.9	121.8	102.4

U.S. GAAP:
Gas	47.9	42.4	36.1
Chemical	34.0	30.6	28.6
Logistics	16.5	12.3	10.1
Other	0.1	0.1	0.1

	98.5	85.4	74.9

Identifiable assets - accounting practices adopted in
BR GAAP:
Gas	1,010.9	828.0
Chemical	1,075.2	1,021.1
Logistics	269.4	129.0
Other	52.5	149.8

	2,408.0	2,127.9

Identifiable assets - accounting practices adopted in
U.S. GAAP:
Gas	965.4	735.0
Chemical	1,093.8	1,031.6
Logistics	273.0	133.0
Other	11.4	104.6

	2,343.6	2,004.2

Additional information about business segments can be found in Note 16.

	2003	2002

Investments in equity investees - accounting practices adopted in Brazil:
Chemical	5.5	6.9
Other	0.2	0.2

Total consolidated	5.7	7.1

l)	Geographical area information

All long-lived assets are located in Brazil, except for long-lived assets located in Mexico, in the amount of R$ 18.9, as of December 31, 2003.

The Company generates revenues from operations in Brazil and, as from December, 2003, from Mexico, as well as from exports of products to clients located in foreign countries as shown below:

	2003	2002	2001

Gross sales:
Brazil	4,182.0	3,505.8	2,595.7
Latin America, other than Brazil	162.5	98.2	107.8
Far East	168.2	97.5	84.0
Europe	42.3	55.8	31.4
North America	21.3	19.3	33.3
Other	27.5	18.7	10.3

Total	4,603.8	3,795.3	2,862.5

m)	Research and development expenses

Total research and development expenses amounted to R$ 13.4, R$ 10.9 and R$ 10.2 for the years ended December 31, 2003, 2002 and 2001, respectively.

n)	Employee severance fund and termination payments

The Company is required to contribute 8% of each employee’s gross pay to an account maintained in the employee’s name in the Government Severance Indemnity Fund (FGTS). No other contributions to the FGTS are required. Additionally, effective September 2001, the Company is required to pay an additional tax equal to 0.5% of gross pay. Contributions are expensed as incurred.

Ultrapar Participações S.A. and Subsidiaries

Under Brazilian law, the Company is also required to pay termination benefits to employees who have been dismissed. The amount of the benefit is calculated as 40% of the accumulated contributions made by the Company to the FGTS during the employee’s period of service. Additionally, effective September 2001, the Company is required to pay a social tax of 10% of these accumulated contributions. The Company does not accrue for these termination costs before a decision to terminate has been made, since the benefits are neither probable nor reasonably estimable. Actual termination costs paid on dismissal totaled R$ 3.4, R$ 3.0 and R$ 3.8 for the years ended December 31, 2003, 2002 and 2001, respectively.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
Ultrapar Participações S.A.

São Paulo - SP - Brazil

1.	We have reviewed the accompanying consolidated balance sheet of Ultrapar Participações S.A. and subsidiaries (Ultrapar) as of September 30, 2004, and the related consolidated statements of income and changes in financial position for each of the nine-month periods ended September 30, 2004 and 2003 and changes in stockholders’ equity for the nine-month period ended September 30, 2004, all expressed in Brazilian reais. These interim financial statements are the responsibility of Ultrapar’s management.

2.	We conducted our reviews in accordance with the standards of the Public Company Accounting Oversight Board (United States). A review of interim financial information consists principally of applying analytical procedures and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States), the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

3.	Based on our reviews, we are not aware of any material modifications that should be made to such consolidated interim financial statements for them to be in conformity with accounting practices adopted in Brazil.

4.	We have previously audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheet of Ultrapar Participações S.A. and subsidiaries (Ultrapar) as of December 31, 2003, and the related consolidated statements of income, stockholders’ equity, and changes in financial position for the year then ended (not presented herein); and in our report dated January 30, 2004, except for Note 24 as to which the date is March 19, 2004, for Note 23.b) as to which the dates are April 16, 2004 and April 30, 2004 and for Note 23.c) as to which the date is May 18, 2004, we expressed an unqualified opinion on those consolidated financial statements.

5.	Accounting practices adopted in Brazil vary in certain significant respects from accounting principles generally accepted in the United States of America (U.S. GAAP). The application of the latter would have affected the determination of net income for each of the nine-month periods ended September 30, 2004 and 2003, and the determination of stockholders’ equity at September 30, 2004 and December 31, 2003 to the extent summarized in Note 24.

October 29, 2004, except for Note 24 as to which the date is November 26, 2004.

/s/ Deloitte Touche Tohmatsu

Deloitte Touche Tohmatsu
Auditores Independentes

ULTRAPAR PARTICIPAÇÕES S.A. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS AS OF
SEPTEMBER 30, 2004 AND DECEMBER 31, 2003 (In millions of Brazilian reais - R$)

ASSETS	September 30, 2004	December 31, 2003

	Unaudited

CURRENT ASSETS
Cash and cash equivalents	569.6	568.8
Short-term investments	26.6	41.0
Trade accounts receivable	366.7	322.3
Inventories	175.0	137.7
Recoverable taxes	85.7	115.5
Other	25.2	32.3
Prepaid expenses	5.1	2.8

	1,253.9	1,220.4

LONG-TERM ASSETS
Long-term investment	34.3	-
Related companies	2.2	2.8
Deferred income and social contribution taxes	68.3	61.4
Escrow deposits	13.1	9.9
Recoverable taxes	8.5	-
Other	16.3	9.1

	142.7	83.2

PERMANENT ASSETS
Investments:
Affiliated companies	6.1	5.7
Other	27.4	27.4
Property, plant and equipment, net	1,024.5	968.6
Deferred charges, net	94.6	102.7

	1,152.6	1,104.4

TOTAL	2,549.2	2,408.0

LIABILITIES	September 30, 2004	December 31, 2003

	Unaudited

CURRENT LIABILITIES
Financing	372.4	381.6
Suppliers	82.2	90.3
Payroll and related charges	86.2	74.7
Taxes	7.1	12.7
Dividends payable	2.1	41.7
Income and social contribution taxes	8.6	6.6
Other	16.5	25.2

	575.1	632.8

LONG-TERM LIABILITIES
Financing	283.1	306.3
Related companies	8.9	9.0
Deferred income and social contribution taxes	31.7	28.7
Other taxes and contributions - contingent liability	49.9	40.9
Other	1.9	1.4

	375.5	386.3

MINORITY INTEREST	36.1	32.2

STOCKHOLDERS' EQUITY
Capital	664.0	664.0
Revaluation reserve	16.7	17.8
Profit reserves	677.4	677.4
Treasury shares	(9.1)	(2.5)
Retained earnings	213.5	-

	1,562.5	1,356.7

TOTAL	2,549.2	2,408.0

The accompanying notes are an integral part of these financial statements.

ULTRAPAR PARTICIPAÇÕES S.A. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME
FOR THE NINE-MONTH PERIODS ENDED SEPTEMBER 30, 2004 AND 2003
(In millions of Brazilian reais - R$, except for per share data)	(Unaudited)

	September 30,

	2004	2003

GROSS SALES AND SERVICES	3,903.3	3,450.8
Taxes on sales and services, rebates, discounts and returns	(339.2)	(520.5)

NET SALES AND SERVICES	3,564.1	2,930.3
Cost of sales and services	(2,738.2)	(2,329.8)

GROSS PROFIT	825.9	600.5

OPERATING (EXPENSES) INCOME
Selling	(144.2)	(114.1)
General and administrative	(166.0)	(134.9)
Management compensation	(4.0)	(3.7)
Depreciation and amortization	(94.0)	(71.1)
Other operating income, net	4.5	3.1

	(403.7)	(320.7)

OPERATING INCOME BEFORE FINANCIAL ITEMS	422.2	279.8
Financial expenses, net	(35.5)	(43.6)
Nonoperating (expenses) income, net	(12.1)	0.4

	(47.6)	(43.2)

INCOME BEFORE INCOME AND SOCIAL
CONTRIBUTION TAXES, EQUITY IN EARNINGS
OF AFFILIATED COMPANIES AND MINORITY INTEREST	374.6	236.6

INCOME AND SOCIAL CONTRIBUTION TAXES
Current	(133.8)	(93.9)
Deferred	3.9	10.0
Benefit of tax holidays	64.2	38.9

	(65.7)	(45.0)

INCOME BEFORE EQUITY IN EARNINGS (LOSSES) OF
AFFILIATED COMPANIES AND MINORITY INTEREST	308.9	191.6
Equity in losses of associated companies	-	(0.5)
Minority interest	(4.2)	(3.7)

NET INCOME	304.7	187.4

NET EARNINGS PER THOUSAND SHARES
(BASED ON ANNUAL WEIGHTED AVERAGE OF SHARES OUTSTANDING ) - R$	4.39	2.69

The accompanying notes are an integral part of these financial statements.

ULTRAPAR PARTICIPAÇÕES S.A.

STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
FOR THE NINE-MONTH PERIOD ENDED SEPTEMBER 30, 2004
(In millions of Brazilian reais - R$)	(Unaudited)

			Revaluation reserve of subsidiary and affiliated companies	Profit reserves
	Capital	Capital reserve					Retained earnings	Treasury shares	Total
				Legal	Retention of profits	Unrealized profits

BALANCES AT DECEMBER 31, 2003 (PARENT COMPANY)	664.0	1.1	17.8	40.8	551.0	85.6	-	-	1,360.3
Acquisition of treasury shares	-	-	-	-	-	-	-	(6.9)	(6.9)
Realization of revaluation reserve	-	-	(1.1)	-	-	-	1.1	-	-
Income and social contribution taxes on realization of revaluation
reserve of subsidiaries	-	-	-	-	-	-	0.1	-	0.1
Net income							304.7		304.7
Appropriation of net income:
Interim dividends payable (R$ 1,33 per thousand common and
preferred shares)	-	-	-	-	-	-	(92.4)	-	(92.4)

BALANCES AT SEPTEMBER 30, 2004 (PARENT COMPANY)	664.0	1.1	16.7	40.8	551.0	85.6	213.5	(6.9)	1,565.8
Sale of treasury shares (see Note 14.g))	-	(1.1)	-	-	-	-	-	(2.2)	(3.3)

BALANCES AT SEPTEMBER 30, 2004 (CONSOLIDATED)	664.0	-	16.7	40.8	551.0	85.6	213.5	(9.1)	1,562.5

The accompanying notes are an integral part of these financial statements.

ULTRAPAR PARTICIPAÇÕES S.A. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN FINANCIAL POSITION
FOR THE NINE-MONTH PERIODS ENDED SEPTEMBER 30, 2004 AND 2003
(In millions of Brazilian reais - R$)	(Unaudited)

SOURCES OF FUNDS	September 30,

	2004	2003
Operations-
Net income	304.7	187.4
Items not affecting working capital:
Equity in losses of affiliated companies	-	0.5
Depreciation and amortization	131.5	105.3
Long-term interest and monetary variations	24.4	(30.6)
Deferred income and social contribution taxes	(3.9)	(10.0)
Minority interest	4.2	3.7
Net book value of permanent assets written off	18.3	5.9
Other long-term taxes	7.2	2.7
Allowance (realization of provision) for losses on permanent assets	(1.3)	0.5

	485.1	265.4

Third parties-
Increase in long-term liabilities	-	3.0
Decrease in long-term assets	-	-
Long-term financing	271.4	249.1

	271.4	252.1

Total sources	756.5	517.5

USES OF FUNDS
Permanent assets:
Investments	0.2	1.7
Property, plant and equipment	166.2	219.4
Deferred charges	31.2	64.5

	197.6	285.6

Dividends	92.4	33.0

Transfer from long-term to current liabilities	314.9	231.2
Decrease in long-term liabilities	0.7
Increase in long-term assets	52.2	22.0
Acquisition of treasury shares	6.9	1.8
Taxes on realization of revaluation reserve	0.3	0.5
Decrease in minority interest	0.3	0.5

	375.3	256.0

Total uses	665.3	574.6

INCREASE (DECREASE) IN WORKING CAPITAL	91.2	(57.1)

REPRESENTED BY
Current assets:
At the end of the period	1,253.9	1,209.8
At the beginning of the period	1,220.4	1,186.9

	33.5	22.9

Current liabilities:
At the end of the period	575.1	548.2
At the beginning of the period	632.8	468.2

	(57.7)	80.0

INCREASE (DECREASE) IN WORKING CAPITAL	91.2	(57.1)

The accompanying notes are an integral part of these financial statements.

Ultrapar Participações S.A. and Subsidiaries

ULTRAPAR PARTICIPAÇÕES S.A. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
AS OF SEPTEMBER 30, 2004 AND DECEMBER 31, 2003 AND FOR THE NINE-MONTH
PERIODS ENDED SEPTEMBER 30, 2004 AND 2003
(Amounts in millions of Brazilian reais - R$, unless otherwise stated)	(Unaudited)

1.	OPERATIONS

Ultrapar Participações S.A. (the “Company” or “Ultrapar”) is a holding company organized under the laws of the Federative Republic of Brazil, and which, through its ownership of various operating subsidiaries, is engaged in the distribution of Liquefied Petroleum Gas (LPG) in Brazil (Ultragaz), the production and sales of chemicals (Oxiteno), and logistics services of chemicals and fuels (Ultracargo).

2.	PRESENTATION OF THE FINANCIAL STATEMENTS

These financial statements were prepared in accordance with accounting practices adopted in Brazil, which include the indexation of permanent assets and stockholders’ equity through December 31, 1995.

In the Company’s opinion, all adjustments necessary for a fair presentation of the unaudited results of operations for the nine-month periods ended September 30, 2004 and 2003 are included. All such adjustments are accruals of a normal and recurring nature. The results of operations for the nine-months period ended September 30, 2004 are not necessarily indicative of the results of operations to be expected for the full year. The accompanying consolidated financial statements are unaudited and should be read in conjunction with the consolidated financial statements for the year ended December 31, 2003, as appearing in the Company’s Annual Report on Form 20-F filed on June 25, 2004.

The presentation of the consolidated financial statements is consistent with the presentation of the published financial statements of the Company in Brazil, from which the financial information was extracted, except for certain reclassifications and changes in terminology within the consolidated balance sheets and the consolidated statements of income, which have been made to conform the previously published financial statements to the presentation included herein.

3.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The accounting practices adopted in Brazil to record transactions and prepare the financial statements comply with those prescribed by Brazilian corporate law and specific standards established by the Brazilian Securities Commission (CVM), which differ in certain respects from accounting principles generally accepted in the United States of America (U.S. GAAP). See Note 24 for further discussions of the differences and the reconciliations of stockholders’ equity and net income under both sets of principles.

Summary of significant accounting policies followed in the preparation of the consolidated financial statements are described in the annual consolidated financial statements.

Ultrapar Participações S.A. and Subsidiaries

3.1	Consolidation principles

The consolidated financial statements include the accounts of the Company and all of the subsidiaries in which the Company directly or indirectly controls more than 50% of the voting share capital, as listed below. Intercompany investments, asset and liability balances, income and expenses, as well as the effects arising from significant intercompany transactions, have been eliminated. Minority interest in subsidiaries is presented separately in the financial statements.

	Ownership - %

	September 30,

	2004		2003

	Unaudited		Unaudited

	Direct	Indirect	Direct	Indirect

Ultragaz Participações Ltda.	100	-	100	-
Companhia Ultragaz S.A.	-	87	-	86
SPGás Distribuidora de Gás Ltda.	-	87	-	86
Bahiana Distribuidora de Gás Ltda.	-	100	-	100
Utingás Armazenadora S.A.	-	56	-	56
LPG International Inc.	-	100	-	100
Ultracargo - Operações Logísticas e Participações
Ltda.	100	-	100	-
Melamina Ultra S.A. Indústria Química	-	100	-	93
Transultra - Armazenamento e Transporte
Especializado Ltda.	-	100	-	100
Terminal Químico de Aratú S.A. - Tequimar	-	99	-	99
Oxiteno S.A. - Indústria e Comércio	100	-	100	-
Oxiteno Nordeste S.A. - Indústria e Comércio	-	99	-	99
Barrington S.L.	-	100	-	100
Canamex Químicos S.A. de C.V.	-	100	-	-
Oxiteno International Co.	-	100	-	100
Oxiteno Overseas Co.	-	100	-	100
Imaven Imóveis e Agropecuária Ltda.	100	-	100	-

On August 8, 2003, the Company acquired, through its subsidiary Companhia Ultragaz S.A., the LPG distribution operation of Shell Petroleum N.V. in Brazil (SPGás Distribuidora de Gás Ltda.). The disbursement for this acquisition was R$ 170.6, for the purchase of 100% of this company’s shares and the extinguishment of its debts. The 2003 financial statements include the account balances and transactions of the company since its acquisition in August 2003. This acquisition generated goodwill of R$ 24.4, which was based on the expected future profitability of the company, and is being amortized over a period of five years, starting August 2003.

On December 4, 2003, the Company acquired, through its subsidiary Barrington S.L, the chemical business of the Berci Group in Mexico (CANAMEX - Canamex Químicos S.A. de C.V.). The cost of this acquisition was US$ 10.3 million, free of debt. The 2003 financial statements include the account balances and transactions of the company since its acquisition in December 2003.

Ultrapar Participações S.A. and Subsidiaries

On December 31, 2003, the Company merged the subsidiaries Ultratecno Participações Ltda. into Ultragaz Participações Ltda., Ultracargo Participações Ltda. into Oleoquímica do Nordeste Ltda., and the latter into Ultracargo - Operações Logísticas e Participações Ltda. (new name of Ultraquímica Participações Ltda.), in order to reduce costs.

4.	CASH AND CASH EQUIVALENTS

Cash equivalents consist of investments, contracted with banks of good standing, and include fixed income securities and funds linked to interbank deposit (CDI) rates, which are stated at cost plus accrued income (on a “pro rata temporis” basis).

	September 30, 2004	December 31, 2003

	Unaudited

Fixed income securities and funds	480.3	489.5
Foreign investments (a)	43.7	32.6
Cash	45.6	46.7

	569.6	568.8

	a)	Investments made by the indirect subsidiary Oxiteno Overseas Co. in money market funds and debt securities.

5.	SHORT AND LONG-TERM INVESTMENTS

Short and long-term investments relate to the amount invested by the indirect subsidiary Oxiteno Overseas Co. in debt securities of U.S. and European Corporations.

Long-term investment is represented by a debt security of a European Corporation denominated in U.S. dollars, bearing interest of 6-month U.S. dollar LIBOR plus 3.25% per annum and maturing on September 27, 2009.

Short-term investments are classified as available for sale. Long-term investment is classified as held to maturity.

6.	TRADE ACCOUNTS RECEIVABLE

	September 30, 2004	December 31, 2003

	Unaudited

Local customers	357.0	299.8
Foreign customers	129.9	71.3
(-) Advances on foreign exchange contracts	(100.6)	(31.5)
(-) Allowance for doubtful accounts	(19.6)	(17.3)

	366.7	322.3

Ultrapar Participações S.A. and Subsidiaries

7.	INVENTORIES

	September 30, 2004	December 31, 2003

	Unaudited

Finished products	84.6	78.4
Liquefied Petroleum Gas (LPG)	23.3	22.7
Raw materials	52.5	25.4
Supplies and cylinders for resale	14.6	11.2

	175.0	137.7

8.	RECOVERABLE TAXES

Represented, substantially, by credit balances of State Value-Added Tax (state VAT - ICMS), Federal Excise Tax (IPI), and prepaid income and social contribution taxes, which can be offset against future taxes payable.

	September 30, 2004	December 31, 2003

	Unaudited

Income and social contribution taxes	51.2	64.2
State Value-Added Tax (State VAT - ICMS)	31.1	40.7
Federal Excise Tax (IPI)	0.2	2.8
Other	3.2	7.8

	85.7	115.5

9.	INVESTMENTS IN AFFILIATED COMPANIES

A summary of financial information for the Company’s equity investments is as follows:

	September 30, 2004		December 31, 2003

	Unaudited

	Oxicap Indústria de Gases Ltda.	Química da Bahia Indústria e Comércio S.A.	Oxicap Indústria de Gases Ltda.	Química da Bahia Indústria e Comércio S.A.

Number of shares or quotas held	125	3,174,501	125	3,174,501
Adjusted net equity - R$	5.4	10.1	3.8	10.1
Ownership - %	25.00	45.56	25.00	45.56

Nine-month periods ended

	September 30, 2004		September 30, 2003

	Unaudited		Unaudited

	Oxicap Indústria de Gases Ltda.	Química da Bahia Indústria e Comércio S.A.	Oxicap Indústria de Gases Ltda.	Química da Bahia Indústria e Comércio S.A.

Net income for the period - R$	0.8	-	0.9	-

Ultrapar Participações S.A. and Subsidiaries

	Nine- month period ended September 30, 2004

	Unaudited

	Oxicap Indústria de Gases Ltda.	Química da Bahia Indústria e Comércio S.A.	Other	Total

Changes in investments:
Balance at beginning of year	0.9	4.6	0.2	5.7
Capital increase	0.2	-	-	0.2
Equity pick-up	0.2	-	-	0.2

Balance at end of the period	1.3	4.6	0.2	6.1

	Nine-month periods ended September 30, 2003

	Unaudited

	Oxicap Indústria de Gases Ltda.	Química da Bahia Indústria e Comércio S.A.	Other	Total

Changes in investments:
Balance at beginning of year	0.6	4.6	1.9	7.1
Equity pick-up	0.3	-	-	0.3
Write-off	-	-	(1.7)	(1.7)

Balance at end of the period	0.9	4.6	0.2	5.7

In the financial statements, the investments of the subsidiary Oxiteno S.A. - Indústria e Comércio in the affiliated companies Oxicap Indústria de Gases Ltda. and Química da Bahia Indústria e Comércio S.A. are carried under the equity method based on their financial statements as of August 31, 2004 and 2003 for the nine-month periods ended September 30, 2004 and 2003, respectively.

10.	PROPERTY, PLANT AND EQUIPMENT, NET

		September 30, 2004			December 31, 2003

		Unaudited

	Annual depreciation rates - %	Cost, including revaluation	Accumulated depreciation	Net	Cost, including revaluation	Accumulated depreciation	Net

Land	-	46.4	-	46.4	46.9	-	46.9
Buildings	4 to 5	370.8	(133.1)	237.7	356.8	(123.1)	233.7
Machinery and equipment	5 to 10	656.0	(316.4)	339.6	610.0	(286.2)	323.8
Gas tanks and cylinders	10	330.4	(155.0)	175.4	380.3	(192.3)	188.0
Vehicles	20 to 30	140.8	(97.4)	43.4	127.4	(86.1)	41.3
Furniture and fixtures	10	17.5	(6.3)	11.2	15.5	(5.4)	10.1
Construction in progress	-	95.3	-	95.3	46.3	-	46.3
Other	2.5 to 30	125.5	(50.0)	75.5	117.6	(39.1)	78.5
		1,782.7	(758.2)	1,024.5	1,700.8	(732.2)	968.6

Property, plant and equipment include net capitalized interest cost of R$ 5.6 and R$ 6.0 as of September 30, 2004 and December 31, 2003, respectively.

Ultrapar Participações S.A. and Subsidiaries

Construction in progress refers mainly to the construction of TIS - Santos Intermodal Terminal and Montes Claros Intermodal Terminal, both investments of the subsidiary Terminal Químico de Aratú S.A. - Tequimar, and renovations of the industrial complexes of other subsidiaries.

Other comprises computer equipment in the amount of R$ 17.9 (as of December 31, 2003 -R$ 19.6), software in the amount of R$ 29.0 (as of December 31, 2003 - R$ 29.9) and commercial property rights, mainly those described below.

  On July 11, 2002, the indirect subsidiary Terminal Químico de Aratú S.A. - Tequimar won the auction and signed a contract for use of the site on which it operates the Aratú Terminal for another 20 years, renewable for the same period. The amount paid by Tequimar was R$ 12.0 and is being amortized over 40 years, equivalent to annual amortization of R$ 0.3.

  Further, the subsidiary Terminal Químico de Aratú S.A. - Tequimar has a lease contract of the area adjacent to the Santos harbor for a period of 20 years, which allows it to build, operate and exploit the terminal, intended for the receiving, storage, movement and distribution of liquid bulk. The price paid by Tequimar was R$ 3.8 and will be amortized over a period of 20 years, from the beginning of its operations, expected for November 2004.

11.	DEFERRED CHARGES, NET

Represented substantially by costs incurred in the implementation of systems modernization projects - R$ 1.8 (as of December 31, 2003 - R$ 3.2), amortizable over five to ten years, and for the installation of Ultrasystem equipment at customers’ locations - R$ 54.5 (as of December 31, 2003 - R$ 56.8), to be amortized over the periods of the LPG supply contracts with these customers. Deferred charges also includes the goodwill from the acquisition of SPGás Distribuidora de Gás Ltda., as described in Note 3.1.

Ultrapar Participações S.A. and Subsidiaries

12.	FINANCING

a)	Composition

Description	Sept. 2004	Dec. 2003	Index/ Currency	Annual interest rate - %	Maturity and amortization

	Unaudited

Foreign currency:
Working capital loan	-	0.5
Property, plant and equipment
financing	9.3	11.4	Mex$+TIIE(*)	2.00	Semiannually to 2009
Foreign financing	34.3	-	US$ + LIBOR	2.00	Semiannually to 2009
Eurobonds	164.5	173.6	US$	3.5	Semiannually to 2005
Advances on foreign exchange	0.1	24.9	US$	From 1.7 to 2.3	Maximum of 54 days
contracts
National Bank for Economic and
Social Development			UMBNDES
(BNDES)	23.8	23.2	(**)	From 8.8 to 10.7	Monthly until 2009
Export prepayments, net of					Monthly, semiannually and
linked operations	162.9	205.1	US$	From 4.2 to 6.8	annually until 2008

Subtotal Export prepayments	394.9	438.7

Unrealized losses on swap	64.4	55.7
transactions
Subtotal	459.3	494.4

Local currency
National Bank for Economic and
Social Development
(BNDES)Local currency:	135.6	159.3	TJLP	From 3.0 to 3.8	Monthly until 2009
National Bank for Economic and
Social Development
(BNDES)Local currency:	15.0	-	IGP-M	6.5	Semiannually until 2008
FINAME	26.0	28.9	TJLP	From 1.8 to 4.8	Monthly until 2009
Onlending operations	19.6	5.3	TJLP	(2.0)	Monthly until 2009

Subtotal	196.2	193.5

Total financing	655.5	687.9

Current liabilities	(372.4)	(381.6)

Long-term liabilities	283.1	306.3

(*)	TIIE = Mexican break-even interbank interest rate.

(**)	UMBNDES = BNDES monetary unit. This is a “basket” of currencies representing the composition of BNDES’ debt in foreign currency, 84% of which is linked to the U.S. dollar.

b)	Annual maturities of long-term financing

2004

Unaudited

Oct/05 to Sept/06	135.3
Oct/06 to Sept/07	59.0
Oct/07 to Sept/08	32.3
Oct/08 to Sept/09	56.5

283.1

c)	Eurobonds

In June 1997, the subsidiary Companhia Ultragaz S.A. issued Eurobonds in the total amount of US$ 60 million, maturing in 2005, with put/call options in 2002, and guaranteed by Ultrapar Participações S.A. and Ultragaz Participações Ltda. In June 2002, the subsidiary LPG International Inc. exercised the call option for these securities using funds from a loan in the same amount, maturing in August 2004. However, in

Ultrapar Participações S.A. and Subsidiaries

January 2004, the subsidiary LPG International Inc. issued Eurobonds in the total amount of US$ 60 million, maturing in June 2005 and with an annual interest rate of 3.5% . The funds from the issuance were used to settle the loan.

The Eurobonds are guaranteed by the Company and its subsidiary Ultragaz Participações Ltda., which are subject to covenants that provide for restrictions on, among other things, its ability to incur indebtedness, pay dividends and other distributions, and conduct merger and acquisition transactions. None of these covenants have restricted our ability to conduct our business.

d)	Collateral

A part of financing is collateralized by liens on property, plant and equipment, shares, promissory notes and guarantees provided by the Company and its subsidiaries, as shown below:

September
30, 2004

Unaudited

Amount of borrowings secured by:
Property, plant and equipment	30.0
Shares of affiliated companies	15.0
Minority stockholders’ guarantees	15.0

60.0

Other loans are collateralized by guarantees and promissory notes issued by the Company and by the future flow of exports. The Company is responsible for sureties and guarantees offered on behalf of its subsidiaries, amounting to R$ 686.8 as of September 30, 2004.

The subsidiaries issued guarantees to financial institutions related to amounts owed to those institutions by some of their customers (vendor financing). Should any subsidiary be requested to make any payment related to these guarantees, the subsidiary may recover the amount paid directly from its customers through trade collection. Maximum future payments related to these guarantees amount to R$ 38.1 as of September 30, 2004, with maturities ranges from 30 to 210 days. As of September 30, 2004, the Company has not recorded any liability related to these guarantees.

13.	STOCKHOLDERS’ EQUITY

	a)	Capital

The Company is a public corporation with shares traded on the São Paulo and New York Stock Exchanges. Subscribed and paid-up capital is represented by 69,691,268,828 shares without par value, consisting of 51,264,621,778 common and 18,426,647,050 preferred shares.

As of September 30, 2004, 3,705,347,000 preferred shares were outstanding in the U.S. market, in the form of American Depositary Receipts (ADRs).

Ultrapar Participações S.A. and Subsidiarie

Preferred shares are not convertible into common shares, do not entail voting rights and have priority in capital redemption, without premium, in the event of liquidation of the Company.

Until May 18, 2004, preferred shares entitled their holders to dividends at least 10% higher than those attributable to common shares. On that date, the Special Meeting of Preferred Stockholders and the Extraordinary Stockholders’ Meeting of Ultrapar approved equalizing the dividends of common and preferred shares.

b)	Treasury shares

The Company was authorized to acquire its own shares at market price, without capital reduction, to be held in treasury and subsequent disposal, in accordance with the provisions set forth by Brazilian Securities Commission (CVM) Instruction No. 10, of February 14, 1980, and No. 268, of November 13, 1997.

During the nine-month period ended September 30, 2004, 219,600,000 preferred shares were acquired at the average cost of R$ 30.19 (whole Brazilian reais) per thousand shares, with a minimum cost of R$ 27.50 (whole Brazilian reais) and a maximum cost of R$ 34.80 (whole Brazilian reais) per thousand shares.

As of September 30, 2004, the consolidated financial statements record 327,700,000 preferred shares and 6,616,000 common shares in treasury, which were acquired at the average cost of R$ 28.08 (whole Brazilian reais) and R$ 19.30 (whole Brazilian reais) per thousand shares, respectively.

The market price of shares issued by the Company on September 30, 2004 on the São Paulo Stock Exchange (BOVESPA) was R$ 45.99(whole Brazilian reais) per thousand shares.

c)	Capital reserve

The capital reserve in the amount of R$ 1.1 reflects the gain on disposal of shares issued by the Company and held in treasury by some of the Company’s subsidiaries, at the price of R$ 34.87 (whole Brazilian reais) per thousand shares. These shares were provided to executives of these subsidiaries, as described in Note 22.

d)	Revaluation reserve

This reserve reflects the revaluation write-up of assets of subsidiaries and affiliated companies, and is realized based on depreciation, write-off or sale of these revalued assets, including the related tax effects.

In some cases, taxes on the revaluation reserve of certain subsidiaries and affiliated companies are recognized only on realization of this reserve since the revaluation occurred prior to the publication of CVM Resolution No. 183/95. Deferred tax charges on these reserves total R$ 7.9 (as of December 31, 2003 - R$ 7.6).

Ultrapar Participações S.A. and Subsidiaries

e)	Profit reserves

Legal reserve

Under Brazilian corporate law, the Company is required to appropriate 5% of annual earnings to a legal reserve, until the balance reaches 20% of capital stock. This reserve may be used to increase capital or absorb losses, but may not be distributed as dividends.

Reserve for retention of profits

This reserve is supported by the investment program, in conformity with article 196 of Brazilian corporate law, and includes both a portion of net income and realization of the revaluation reserve.

Unrealized profit reserve

This reserve is established in conformity with article 197 of Brazilian corporate law, based on the equity in subsidiaries and affiliated companies. The realization of the reserve normally occurs on receipt of dividends, sale and write-off of investments.

f)	Dividends and appropriation of net income

According to the Company’s bylaws, stockholders are entitled to a minimum annual dividend of 50% of adjusted net income, calculated under the terms of accounting practices adopted in Brazil.

As of September 30, 2004 the Company prepaid interim dividends in the amount of R$ 92.4 (R$ 1.33 (whole Brazilian reais) per thousand common and preferred shares).

g)	Reconciliation of stockholders’ equity - parent company and consolidated

	September 30, 2004	December 31, 2003

	Unaudited

Stockholders’ equity - Company	1,565.8	1,360.3
Treasury shares held by subsidiaries, net of realization	(2.2)	(2.5)
Capital reserve arising from sale of treasury shares to
subsidiaries, net of realization	(1.1)	(1.1)

Stockholders’ equity - consolidated	1,562.5	1,356.7

Ultrapar Participações S.A. and Subsidiaries

14.	FINANCIAL EXPENSES, NET

	Nine-month periods ended September 30,

	2004	2003

	Unaudited	Unaudited

Interest on cash and cash equivalents	50.9	83.7
Interest from customers	3.7	4.0
Interest on loans	(33.7)	(43.0)
Bank charges	(9.4)	(5.4)
Monetary variation, net	(25.4)	(55.3)
Other	(0.9)	(1.4)
CPMF, PIS, COFINS and IOF taxes on financial transactions	(20.7)	(26.2)

Total	(35.5)	(43.6)

15.	NONOPERATING INCOME (EXPENSES), NET

Refers principally to the result on sales of permanent assets, especially cylinders, for the nine-month periods ended September 30, 2004 and 2003.

16.	RECONCILIATION OF EBITDA

As recommended by the CVM in its annual orientation document for the preparation of financial statements, the Company is presenting its method for calculating EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization), as shown in the table below:

	September 30, 2004					September 30, 2003

	Unaudited					Unaudited

	Ultragaz	Oxiteno	Ultracargo	Other	Consolidated	Consolidated

Operating income	117.9	281.4	19.0	3.9	422.2	279.8
(+) Depreciation and amortization	87.6	27.9	12.4	0.7	128.6	104.8

EBITDA	205.5	309.3	31.4	4.6	550.8	384.6

17.	SEGMENT INFORMATION

The Company has three reportable segments: gas, chemical and logistics. The gas segment distributes LPG to retail, commercial and industrial consumers, mainly in the South, Southeast and Northeast regions of Brazil. The chemical segment produces primarily ethylene oxide, ethylene glycols, ethanolamines and glycol ethers. The logistics segment operates storage and transportation, mainly in the Southeast and Northeast regions of the country. Reportable segments are strategic business units that offer different products and services. Each of the reportable segments has a senior officer responsible for managing the segment. Intersegment sales are transacted at prices that approximate those that the selling entity is able to obtain on external sales. The principal financial information regarding each of the Company’s reportable segments is as follows:

Ultrapar Participações S.A. and Subsidiaries

	2004					2003

	Unaudited					Unaudited

	Ultragaz	Oxiteno	Ultracargo	Other	Consolidated	Consolidated

Net sales	2,241.7	1,210.0	112.4	-	3,564.1	2,930.3
Operating income before
financial items	117.9	281.4	19.0	3.9	422.2	279.8
EBITDA	205.5	309.3	31.4	4.6	550.8	384.6
Total assets	1,037.5	1,178.4	302.2	31.1	2,549.2	2,408.0

Disclosures of segments in accordance with U.S. GAAP are made in Note 24.V.i.).

18.	RISKS AND FINANCIAL INSTRUMENTS

The main risk factors to which the Company and its subsidiaries are exposed reflect strategic-operating and economic-financial aspects. Strategic-operating risks (such as demand behavior, competition, technological innovation and significant structural changes in industry, among others) are addressed by the Company’s management model. Economic- -financial risks mainly reflect customer default and macroeconomic variables such as exchange and interest rates, as well as the characteristics of the financial instruments used by the Company. These risks are managed through control policies, specific strategies and the determination of limits, as follows:

Customer default - These risks are managed by specific policies for accepting customers and credit analysis, and are mitigated by diversification of sales. Oxiteno S.A. - Indústria e Comércio and Oxiteno Nordeste S.A. - Indústria e Comércio held R$ 2.3 and Ultragaz Participações Ltda. held R$ 21.9 in allowances for doubtful accounts as of September 30, 2004.

Interest rates - The Company and its subsidiaries adopt conservative policies to obtain and invest funds and to minimize the cost of capital. The temporary cash investments of the Company and its subsidiaries substantially comprise transactions linked to the interbank deposit (CDI) rates, as described in Note 4. A portion of the financial assets is intended for foreign currency hedges, as mentioned below. Funds obtained originate from BNDES financing and from abroad, as mentioned in Note 12.

Exchange rate - The Company’s subsidiaries use foreign currency swap instruments (mainly U.S. dollar to CDI) available in the financial market to cover assets and liabilities in foreign currency, with the objective of reducing the effects of exchange rate variation in their results. Such swaps have amounts, periods and indexes equivalent to the assets and liabilities in foreign currency, to which they are linked. The following summary shows the assets and liabilities in foreign currency, translated into Brazilian reais at September 30, 2004:

Ultrapar Participações S.A. and Subsidiaries

Book value

September 30, 2004

Unaudited

Assets:
Investment in foreign currency and swaps	323.1
Cash and banks and foreign cash and cash equivalents	107.9
Receivables from foreign customers, net of advances on export contracts	28.2

Total	459.2

Liabilities:
Foreign currency financing	394.9
Import payables	8.9

Total	403.8

Net asset position	55.4

Given the characteristics of the financial instruments described above, management believes that the net market values approximate the net book values of these financial instruments. The exchange rate variation related to cash and banks, temporary cash investments and investments of foreign subsidiaries was recorded as financial expenses in the statement of income for the nine-month period ended September 30, 2004, in the amount of R$ 1.1 (nine-month period ended September 30, 2003 - financial expense in the amount of R$ 22.1). Other financial instruments recorded in the interim financial statements as of September 30, 2004 were determined in conformity with the accounting criteria and practices described in the respective notes.

19.	CONTINGENCIES AND COMMITMENTS

	a)	Civil, tax and labor lawsuits

The Petrochemical Industry Labor Union, of which the employees of Oxiteno Nordeste S.A. - Indústria e Comércio are members, filed a class action lawsuit against the subsidiary in 1990, demanding compliance with the adjustments established in collective labor agreements, in lieu of the salary policies effectively followed. At the same time, the employers’ association proposed a collective bargaining for the interpretation and clarification of the fourth clause of the agreement. Based on the opinion of its legal counsel, who analyzed the decision of the Federal Supreme Court (STF) on the bargaining, as well as the status of the individual lawsuit of the subsidiary, management believes that a reserve is not necessary as of September 30, 2004.

The subsidiary Companhia Ultragaz S.A. is a defendant in lawsuits relating to damages caused by an explosion in 1996 in a shopping mall in the city of Osasco, State of São Paulo. Such lawsuits involve: (i) individual lawsuits filed by victims of the explosion claiming damages from Ultragaz for the loss of economic benefit and for pain and suffering, (ii) reimbursement of expenses of the administration company of the shopping mall and its insurance company, and (iii) class action lawsuit seeking indemnification for material damages and pain and suffering for all the victims injured and deceased.

Ultrapar Participações S.A. and Subsidiaries

The subsidiary believes that it has presented evidence that defective gas pipes in the shopping mall caused the accident and that Ultragaz’s on-site LPG storage facilities did not contribute to the explosion. It has obtained a favorable judgment in all lawsuits that have been judged to date. Further, Ultragaz also believes that its insurance coverage is sufficient to cover the aggregate amount of all claims filed.

The Company and its subsidiaries obtained injunctions to pay PIS and COFINS (taxes on revenues) without the changes introduced by Law No. 9718/98 in its original version. The questioning refers to the levy of these taxes on gains other than revenues. The unpaid amounts were recorded in the financial statements of the Company and its subsidiaries, totaling R$ 32.9 (as of December 31, 2003 - R$ 30.5) .

The main tax discussions of the Company and its subsidiaries refer to the taxation of PIS and COFINS (as detailed in the preceding paragraph) and the taxation of income earned abroad.

The potential losses on these discussions are accrued in long-term liabilities as other taxes and contributions and deferred income and social contribution taxes.

In the third quarter, an accrual of R$ 6.8 was recognized for the ICMS tax assessment of the subsidiary Oxiteno S.A., under judgment at the administrative level. The subsidiary currently awaits a decision on its appeal filed in July 2004.

The Company and its subsidiaries have other ongoing administrative and judicial proceedings; legal counsel classified the risks of these proceedings as possible or remote and, therefore, no reserves for potential losses on these proceedings have been recorded.

Although there is no assurance that the Company will prevail in all cases, management does not believe that the ultimate resolution of unaccrued tax, civil and labor contingencies will have a material effect on the Company’s financial position or results of operations.

Escrow deposits and provisions are summarized below:

	September 30, 2004		December 31, 2003

	Unaudited

	Escrow deposits	Provision made	Escrow deposits	Provision made

Social contribution taxes on net income	-	2.9	-	2.9
Labor claims	10.0	2.1	7.5	0.9
PIS and COFINS on other gains	-	32.9		30.5
ICMS	-	6.8	-	-
Other	3.1	5.2	2.4	6.6

	13.1	49.9	9.9	40.9

Ultrapar Participações S.A. and Subsidiaries

b)	Take-or-pay commitments

The subsidiary Terminal Químico de Aratú S.A. - Tequimar has contracts with CODEBA - Companhia Docas do Estado da Bahia and Complexo Industrial Portuário Governador Eraldo Gueiros, in connection with its harbor facilities in Aratú and Suape, respectively. Such contracts establish minimum cargo movement of 1,000,000 tons per year for Aratú, effective through 2022, and 250,000 tons per year for Suape, effective through 2027. If annual movement is less than the minimum required, the subsidiary is required to pay the difference between the actual movement and the minimum contractual movement using the harbor rates in effect at the date established for payment. As of September 30, 2004, such rates were R$ 3.67 and R$ 3.44 per ton for Aratú and Suape, respectively. The Company has been in compliance with the minimum cargo movement since the inception of the contracts.

Oxiteno Nordeste S.A. - Indústria e Comércio has a supply contract with Braskem S.A., effective through 2012, which establishes a minimum annual ethylene consumption level. The minimum purchase commitment and the actual demand for the years ended September 30, 2004 and 2003, expressed in tons of ethylene, are summarized below. If the minimum purchase commitment is not met, the subsidiary is liable for a fine of 40% of the current ethylene price for the quantity not purchased.

	Minimum purchase commitment	Actual demand for the nine-month periods ended September 30,

		2004	2003

		Unaudited	Unaudited

In tons	137,900	232,761	140,570

c)	Insurance coverage for subsidiaries

The subsidiaries maintain insurance policies in amounts considered sufficient to cover potential losses from damage to assets, as well as for civil responsibility for involuntary, material and/or physical damages caused to third parties arising from their industrial and commercial operations, considering the nature of their activities and the advice of their insurance consultants.

Ultrapar Participações S.A. and Subsidiaries

20.  RELATED COMPANIES

	September 30, 2004

	Unaudited

	Loans		Trade accounts

	Assets	Liabilities	Receivable	Payable

Serma Associação dos Usuários de Equipamentos de
Processamentos de Dados e Serviços Correlatos	0.7	0.2	-	-
Petroquímica União S.A.	-	-	-	5.8
Oxicap Indústria de Gases Ltda.		-	-	0.6
Química da Bahia Indústria e Comércio S.A.	-	7.6	-	-
Agip do Brasil S.A.	-	-	0.1	-
Copagaz Distribuidora de Gás S.A.	-	-	-	-
Supergasbras distribuidora de Gás S.A.	-	-	-	-
Petróleo Brasileiro S.A. - Petrobras	-	-	-	1.5
Braskem S.A.	-	-	-	6.1
Cia. Termelétrica do Planalto Paulista - TPP	1.4	-	-	-
Plenogás - Distribuidora de Gás S.A.	-	0.9	-	-
Other	0.1	0.2	0.1	0.5

Total	2.2	8.9	0.2	14.5

Total at December 31, 2003	2.8	9.0	-	10.7

	Nine-month period ended September 30, 2004

	Unaudited

	Transactions		Financial Income (expenses)

	Sales	Purchases

Petroquímica União S.A.	-	71.6	-
Oxicap Indústria de Gases Ltda.	-	5.7	-
Agip do Brasil S.A.	2.1	-	-
Química da Bahia Indústria e Comércio S.A.	-	-	(0.5)
Petróleo Brasileiro S.A. - Petrobras	-	1,565.4	-
Copagaz Distribuidora de Gás S.A.	0.4	-	-
Braskem S.A.	65.6	287.3	-
Supergasbras Distribuidora de Gás S.A.	1.0	-	-
Cia. Termelétrica do Planalto Paulista - TPP	-	-	0.1
Other	0.3	1.2	-

Total	69.4	1,931.2	(0.4)

Total - Nine-month periods ended September 30, 2003	40.9	1,785.6	(0.4)

The loan balances with Química da Bahia Indústria e Comércio S.A. and Cia. Termelétrica do Planalto Paulista - TPP are indexed based on the Brazilian long-term interest rate (TJLP). The other loans do not have financial charges. Transactions refer principally to purchases of raw material, other materials and storage services, carried out at usual market prices and conditions.

The loan agreement with Ultracargo - Operações Logísticas e Participações Ltda. results from the sale of shares issued by Oxiteno S.A. - Indústria e Comércio to the Company, so as to avoid the reciprocal shareholdings resulting from the corporate restructuring conducted in October 2002.

Ultrapar Participações S.A. and Subsidiaries

21.	INCOME AND SOCIAL CONTRIBUTION TAXES

	a)	Deferred income and social contribution taxes

The Company and its subsidiaries recognize tax assets and liabilities, which do not expire, arising from tax loss carryforwards, temporary add-backs, revaluation of property, plant and equipment, and others. The tax credits are based on continued operating profitability. Management expects to realize these tax credits over a maximum period of three years. Deferred income and social contribution taxes are presented in the following principal categories:

	September 30, 2004	December 31, 2003

	Unaudited

Long-term assets:
Deferred income and social contribution taxes on:
Accruals that are tax deductible only when expenses are incurred	58.1	48.6
Income and social contribution tax loss carryforwards	10.2	12.8

	68.3	61.4

Long-term liabilities:
Deferred income and social contribution taxes on:
Revaluation of property, plant and equipment	1.7	2.1
Income earned abroad	30.0	26.6

	31.7	28.7

b)	Income tax reconciliation

Income and social contribution taxes are reconciled to statutory tax rates as follows:

	Nine-month periods ended September 30,

	2004	2003

	Unaudited	Unaudited

Income before taxes, equity in subsidiaries and affiliated
companies and minority interest	374.6	236.6
Official tax rates - %	34.0	34.0

Income and social contribution taxes at official rate	(127.4)	(80.4)
Adjustments to the effective tax rate:
Nondeductible expenses/nontaxable revenues	(1.3)	(5.2)
Adjustments to estimated income	(0.5)	1.0
Other	(1.2)	0.3

Income and social contribution taxes before tax credits	(130.4)	(84.3)
Tax credits:
Workers’ meal program (PAT)	0.5	0.4
Benefits of tax holidays	64.2	38.9

Income and social contribution taxes per statement of income	(65.7)	(45.0)

Current	(133.8)	(93.9)
Deferred	3.9	10.0
Benefits of tax holidays	64.2	38.9

Ultrapar Participações S.A. and Subsidiaries

c)	Tax loss carryforwards

Tax loss carryforwards may be used to offset up to 30% of taxable income for future periods and do not expire.

d)	Tax exemption

The following indirect subsidiaries have partial or total exemption from income tax in connection with a government program for the development of the Northeast Region of Brazil, as follows:

Subsidiary	Bases	Exemption - %	Expiration date

Oxiteno Nordeste S.A. - Indústria e Comércio	Camaçari plant	100	2006
Bahiana Distribuidora de Gás Ltda.	Mataripe base (*)	25	2008
	Juazeiro base	100	2004
	Suape base	100	2007
	Ilhéus base	25	2008
	Aracaju base	25	2008
	Caucaia base	75	2012
Terminal Químico de Aratú S.A. - Tequimar	Aratú Terminal (*)	25	2008
	Suape Terminal
	(acetic acid
	and butadiene
	byproducts)	100	2005

(*)	In December 2003, the tax exemption of these units expired and requests were filed with the Northeast Development Agency (ADENE), the agency in charge of managing this tax incentive program, requesting a 75% reduction in income tax. On April 30, 2004, the Northeast Development Agency (ADENE) issued reports approving the income tax reduction for the Mataripe and Aratu units of the subsidiaries Bahiana Distribuidora de Gás Ltda. and Terminal Químico de Aratu S.A. - Tequimar until 2013 and 2012, respectively. These reports were submitted for approval by the Federal Revenue Service on June 29, 2004 and August 24, 2004, respectively, and the Federal Revenue Service should issue its opinion within 120 days. If such opinion is not issued after this period, the reductions are considered as approved (net income for the nine-month period ended September 30, 2004 does not take into consideration these income tax reductions). Should they not be approved by the Federal Revenue Service, the income tax reduction of these units will be 25% until 2008 and 12.5% from 2009 to 2013.

Tax benefits from the income tax reduction for activities eligible for tax incentives were recorded in a specific capital reserve account in stockholders’ equity of the beneficiary subsidiaries, and recognized in the Company’s Equity in subsidiaries and affiliated companies.

Ultrapar Participações S.A. and Subsidiaries

22.	STOCK OPTION PLAN

At the Extraordinary Stockholders’ Meeting held on November 26, 2003, a benefit plan was approved for management of the Company and its subsidiaries, which provides for: (i) the initial grant of shares issued by the Company and held in treasury by the subsidiaries in which the beneficiaries are employed, and (ii) the transfer of the beneficial ownership of the shares after ten years from the initial concession provided that the professional relationship between the beneficiary and the Company and subsidiaries is not interrupted. The total value granted to executives in September 2004, including taxes, was R$ 5.0. This value is being amortized over a period of ten years.

23.	EMPLOYEE BENEFITS AND PRIVATE PENSION PLAN

The Company and its subsidiaries offer benefits to their employees, such as life insurance, health care and pension plan. In addition, loans for the acquisition of vehicles and personal computers are available to employees of certain subsidiaries. These benefits are recorded on the accrual basis and terminate at the end of the employment relationship.

In August 2001, the Company and its subsidiaries began to provide a defined contribution pension plan to their employees. Adoption of this plan, managed by Ultraprev - Associação de Previdência Complementar, was approved at the Board of Directors’ Meeting on February 15, 2001. Under the terms of the plan, the basic contribution of each participating employee is defined annually by the participant between 0% and 11% of his/her salary. The sponsoring companies provide a matching contribution in an identical amount as the basic contribution. As participants retire, they may opt to receive monthly: (i) a percentage varying between 0.5% and 1.0% of the fund accumulated in their name at Ultraprev, or (ii) a fixed monthly amount that will deplete the fund accumulated in the participant’s name during a period of 5 to 25 years. Accordingly, neither the Company nor its subsidiaries assume responsibility for guaranteeing the levels of amounts or periods of receipt for the participants who retire under this plan. As of September 30, 2004, the Company and its subsidiaries contributed R$ 2.9 (as of September 30, 2003 - R$ 2.4) to Ultraprev, which was charged to income. The total number of participating employees as of September 30, 2004 was 5.4 (as of September 30, 2003 - 5.0), with no participants retired to date. Additionally, Ultraprev has 1 active participant and 33 former employees receiving benefits according to the policies of a previous plan.

24.	SUMMARY AND RECONCILIATION OF THE DIFFERENCES BETWEEN ACCOUNTING PRACTICES ADOPTED IN BRAZIL AND ACCOUNTING

PRINCIPLES GENERALLY ACCEPTED IN THE UNITED STATES OF AMERICA (U.S. GAAP)

I - Description of GAAP differences

The consolidated financial statements of the Company are prepared in accordance with accounting practices adopted in Brazil, which comply with those prescribed by Brazilian corporate law and specific standards established by the Brazilian Securities Commission (CVM). A detailed description of the Company’s accounting policies that comply with accounting practices adopted in Brazil, which differs significantly from generally accepted

Ultrapar Participações S.A. and Subsidiaries

accounting principles in the United States of America (U.S. GAAP), is included in the notes to the consolidated financial statements for the year ended December 31, 2003, which are included in the Company’s 2003 Annual Report on Form 20-F. The following is a general description of these differences:
a)

Inflation accounting

As discussed in Note 2, the consolidated financial statements account for the effects of inflation through December 31, 1995. Under U.S. GAAP, Brazil was considered to be a highly inflationary economy until July 1, 1997, and the recognition of the effect of inflation was required until December 31, 1997.

In determining amounts under U.S. GAAP, the effects of inflation for the years ended December 31, 1996 and 1997 were determined using the “Índice Geral de Preços - Disponibilidade Interna - IGP-DI” index, which is widely-accepted and respected index published monthly by the Fundação Getúlio Vargas.

Through December 31, 1995, the Company used indexes established by the government to restate balances and transactions for purposes of its corporate law financial statements. Such indexes do not necessarily represent changes in general price levels, as would be required under U.S. GAAP.

Because the Company’s management believes that the “Índice Geral de Preços - Disponibilidade Interna - IGP-DI” is an appropriate and consistent measure of the general price inflation in Brazil and, because of its availability, for U.S. GAAP purposes, the Company adopted the IGP-DI for restatement of its financial statements through December 31, 1995, replacing the government-mandated index. This procedure is consistent with the recommendation by the Brazilian Task Force (organized under the AICPA International Practices Task Force to review the issue of the appropriate index to be used for preparing price-level adjusted financial statements of Brazilian companies filing with the SEC) of using the IGP-M or IGP-DI for such purposes. Thus, all nonmonetary assets and liabilities were restated using the IGP-DI since the inception of the Company, through December 31, 1997.

b)

Reversal of fixed asset revaluations and related deferred tax liabilities

For U.S. GAAP reconciliation purposes, the revaluation of fixed assets and the related deferred tax effects recorded in the financial statements prepared in accordance with accounting practices adopted in Brazil have been eliminated in order to present fixed assets at historical cost less accumulated depreciation. Accordingly, the depreciation on such revaluation charged to income has also been eliminated for U.S. GAAP reconciliation purposes.

c)

Deferred charges

Accounting practices adopted in Brazil permit the deferral of research and development costs and of preoperating expenses incurred in the construction or expansion of a new facility until the facility begins commercial operations. Deferred charges are amortized over a period of five to ten years.

Ultrapar Participações S.A. and Subsidiaries

For U.S. GAAP reconciliation purposes, such amounts do not meet the conditions established for deferral and, accordingly, have been charged to income and the related amortization under accounting practices adopted in Brazil has been reversed.

d)	Investments in affiliated companies

As from 1996, Brazilian corporate law allows certain less than 20%-owned affiliated companies in which an investor owns more than 10% of voting stock to be accounted for on the equity method. In addition, certain more than 20% and less than 50%-owned affiliated companies deemed not significant in relation to their parent company are accounted for at cost.

For U.S. GAAP reconciliation purposes, less than 20%-owned affiliated companies have been accounted for on the basis of cost and more than 20% and less than 50%-owned affiliated companies have been accounted for on the equity method for all years presented.

e)	Capitalization of interest in relation to construction in progress

Under accounting practices adopted in Brazil, prior to January 1, 1996 the Company was not required to capitalize the interest cost of borrowed funds as part of the cost of the related asset. Under U.S. GAAP, capitalization of borrowed funds during construction of major facilities is recognized as part of the cost of the related assets.

Under U.S. GAAP, interest on construction-period borrowings denominated in foreign currencies is capitalized using contractual interest rates, exclusive of foreign exchange or monetary correction gains or losses. Interest on construction-period borrowings denominated in Brazilian reais is capitalized.

f)	Income taxes

Under accounting practices adopted in Brazil and U.S. GAAP, the liability method of accounting for income taxes is followed.

Under accounting practices adopted in Brazil, the Company recognizes deferred income taxes based on the combined income tax of 34%. Such combined income tax rate includes 25% of income tax and 9% of social contribution tax.

g)	Acquisitions and business combinations

Under accounting practices adopted in Brazil, assets and liabilities of acquired entities are reflected at book values. Goodwill is amortized on a straight-line basis over the periods estimated to be benefited.

Under U.S. GAAP, business combinations are accounted for by the purchase method utilizing fair values. Goodwill is not amortized and should be tested for impairment. An impairment test of goodwill is performed annually or more frequently if events or changes in circumstances indicate that the goodwill might be impaired. Such impairment test is performed utilizing a two-step method. The first step compares the fair value of a reporting unit with its carrying amount, including goodwill. If the carrying amount of a

Ultrapar Participações S.A. and Subsidiaries

reporting unit exceeds its fair value, the second step is performed to measure the amount of impairment loss, if any. The second step compares the implied fair value of reporting unit goodwill with the carrying amount of that goodwill.

For U.S. GAAP reconciliation purposes, fair values have been assigned to acquired assets and liabilities in business combinations in accordance with U.S. practices applicable to each specific transaction.

Under Brazilian corporate law, purchases by subsidiaries of treasury stock from minority stockholders are initially recorded at cost. Upon cancellation of these shares, the difference between cost and the related book value of the subsidiary’s stockholders’ equity is recorded by the parent company and in the consolidated financial statements as a capital gain or loss. Direct purchases by the parent company of the subsidiaries’ stock from minority stockholders are recorded at cost, with the difference between cost and the related book value of the subsidiaries’ stockholders’ equity recorded as a capital gain or loss by the parent company and in the consolidated financial statements.

Under U.S. GAAP, purchases of treasury stock by subsidiaries from minority stockholders and direct purchases by the parent company of the subsidiaries’ stock from minority stockholders are recorded as step acquisitions under the purchase method, with assignment of the purchase price to the underlying assets and liabilities based on their fair values and recording of goodwill to the extent that the purchase price exceeds the proportionate amount of the net fair value of the assets and liabilities. No gain or loss is recognized upon either purchase or cancellation of the shares.

Acquisition of SPGás Distribuidora de Gás Ltda. (“SPGás”) - 2003

As mentioned in Note 3.1, on August 8, 2003, the Company acquired 100% of the outstanding common shares of SPGás. The results of SPGás operations have been included in the consolidated financial statements since that date. SPGás is a distributor of LPG in Brazil. As a result of this acquisition, the Company is expected to be the leading distributor of LPG in Brazil.

The cost of acquisition included the purchase price amounting to R$ 107.9 net of the debt settled and other direct costs amounting to R$ 1.1.

Under U.S. GAAP, the Company has recorded such acquisition based on the fair value of the assets acquired and liabilities assumed, and determined goodwill in accordance with the purchase method of accounting prescribed by Statement of Financial Accounting Standards (“SFAS”) 141, “Business Combinations”, which is completed and resulted in the identification of goodwill as shown below.

The following table summarizes the estimated fair values of the assets acquired and liabilities assumed at the date of acquisition:

Ultrapar Participações S.A. and Subsidiaries

R$

Current assets	27.6
Property, plant and equipment	98.6
Other assets	26.6

Total assets acquired	152.8

Current liabilities, including short-term debt of R$ 62.7	73.3
Long-term liabilities	10.4

Liabilities assumed	83.7

Net assets	69.1

Interest acquired	100%
Net assets acquired	69.1
Total cost of acquisition	109.0

Goodwill recorded under U.S. GAAP	39.9
Goodwill recorded under accounting practices adopted in Brazil	(24.4)
Other direct costs recorded as deferred charges for accounting practices adopted
in Brazil	(1.1)
Goodwill difference between U.S. GAAP and accounting practices adopted in
Brazil (see the stockholders’ equity reconciliation)	14.4

The purchase price allocation did not result in the identification of any intangible assets related to this acquisition.

The full amount of goodwill related to this business combination was assigned to the gas segment. This goodwill is not deductible for tax purposes.

Acquisition of Canamex Químicos S.A. de C.V. (“Canamex”) - 2003

As mentioned in Note 3.1, on December 4, 2003, the Company acquired 100% of the outstanding common shares of Canamex. The results of Canamex’s operations have been included in the consolidated financial statements since that date. Canamex is engaged in the production and sales of chemicals in Mexico. As a result of the acquisition, the Company is expected to expand its activities outside of Brazil.

The cost of acquisition was R$ 32.3, composed of purchase price amounting to R$ 30.5 and other direct costs amounting to R$ 1.8. The net assets acquired amounted to R$ 29.7, composed of net assets of R$ 39.7 and liabilities assumed of R$ 10.0.

The Company has recorded such acquisition based on the fair value of assets acquired and liabilities assumed and determined goodwill in accordance with the purchase method of accounting prescribed by SFAS 141, which is completed and resulted in the identification of goodwill amounting to R$ 2.6. This goodwill is not deductible for tax purposes.

Ultrapar Participações S.A. and Subsidiaries

h)	Earnings per share

Under accounting practices adopted in Brazil, it is permitted to determine earnings per share based upon the weighted average number of shares outstanding during each year that earnings are reported.

Under U.S. GAAP, earnings per share are determined based upon the weighted average number of shares outstanding during the period, giving retroactive effect to stock splits. Entities whose capital structures include nonconvertible securities that may participate in dividends with common stock according to a predetermined formula should use the two-class method of computing earnings per share as described in SFAS 128, “Earnings per Share”. The calculation of earnings per share under U.S. GAAP is shown in Note 24.V.a).

i)	Available-for-sale securities

Equity securities

Under accounting practices adopted in Brazil, available-for-sale equity securities are generally carried at cost, less provision charged to the statement of operations if a loss in value is considered to be other than temporary.

For U.S. GAAP reconciliation purposes, available-for-sale equity securities have been recorded at estimated market value, and the resulting adjustments, in the amount of R$ 7.5 (income), R$ 1.3 (loss) as of September 30, 2004 and 2003, respectively, net of deferred tax effects and minority interest, when applicable, have been recognized as a separate component of stockholders’ equity until realization. During the years presented, no securities classified under U.S. GAAP as available-for-sale were disposed of.

Debt securities

Under accounting practices adopted in Brazil, available-for-sale debt securities are generally carried at cost, plus interest income earned less provisions, when applicable, charged to the statement of operations to reduce its carrying value to market value.

For U.S. GAAP reconciliation purposes, available-for-sale debt securities have been recorded at estimated market value, and the resulting adjustment, in the amount of R$ 0.5 (loss) as of September 30, 2004, (September 30, 2003 - 0.2 (loss)) has been recognized as a separate component of stockholders’ equity, net of deferred tax effects, until realization. During the nine-month period ended September 30, 2004, the total amount of debt securities classified under U.S. GAAP as available-for-sale disposed of was “de minimis”.

j)	Accounting for derivative financial instruments

In the Company’s financial statements prepared in accordance with accounting practices adopted in Brazil, derivative financial instruments are recorded at net settlement price as determined on each balance sheet date.

Under U.S. GAAP, effective January 1, 2001, all derivative financial instruments must be reported at fair value on each balance sheet date and classified as derivative asset or liability. Also under U.S. GAAP, the requirements for a derivative instrument to qualify

Ultrapar Participações S.A. and Subsidiaries

for hedge accounting and deferral of gains and losses are more restrictive than under Brazilian corporate law.

k)	Accounting for stock plan

As mentioned in Note 22, the Company approved a stock plan on November 26, 2003. Based on the provisions of this plan, on December 17, 2003 the Company granted 104,000,000 restricted shares to two executives. The grant-date fair value of these shares is R$ 34.87 (whole Brazilian reais) per thousand shares. These executives have the right to receive dividends on these shares provided that the professional relationship between them and the Company and its subsidiaries is not interrupted. These shares will cliff vest after ten years of the initial award.

Under Brazilian GAAP, the Company records compensation costs from its stock plan similarly to the requirements of APB Opinion No. 25, “Accounting for Stock Issued to Employees”, using the intrinsic value of the award. Compensation cost is charged to earnings on a straight-line basis.

No adjustments are included in the U.S. GAAP reconciliation related to the Company’s stock plan since the Company applies APB Opinion No. 25 to account for the plan for U.S. GAAP purposes. The Company has not disclosed the pro forma information required under SFAS 123, “Accounting for Stock-based Compensation”, as amended by SFAS 148, “Accounting for Stock-based Compensation - Transition and Disclosure”, since the results of using the fair value method to record compensation expense would be the same as under the intrinsic value method.

For U.S. GAAP purposes, dividends declared under these unvested restricted shares are accounted for initially as a charge to retained earnings. If the restricted shares do not vest, all previously declared dividends associated with the restricted shares are reversed from retained earnings and charged to compensation expense. As of September 30, 2004, accumulated dividends declared under these unvested restricted amounts to R$ 0.2.

l)	Fair value of guarantees under FIN 45

Under accounting practices adopted in Brazil, the Company is not required to record any liability related to guarantees given to third parties unless contingent obligations to make future payments under the guarantees are probable.

Under accounting practices adopted in Brazil, as of September 30, 2004, the Company has not recorded any liability related to these guarantees, as disclosed in Note 12d.

Under U.S. GAAP, for the year ended September 30, 2004, the Company recognizes, at the inception of a guarantee (issued or modified after September 30, 2003), a liability for the fair value of the obligation undertaken in issuing guarantees in accordance with FIN 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others”. In the event that, at inception of the guarantee, the Company is required to recognize a liability under SFAS 5, “Accounting for Contingencies”, the liability initially recognized would be the greater of: (a) the amount of fair value of the value of the obligation undertaken in issuing

Ultrapar Participações S.A. and Subsidiaries

guarantee, or (b) the contingent liability amount required to be recognized at inception of the guarantee by applying SFAS 5.

Under U.S. GAAP, the Company recorded as of September 2004, a liability of R$ 0.9 (R$ 0.6 - net of income tax effects) and as of December 2003 R$ 0.5 (R$ 0.3 - net of income tax effects) related to these guarantees issued after December 31, 2002 based on their fair values.

m)	Translation adjustments - CANAMEX

Under accounting practices adopted in Brazil, assets and liabilities of foreign subsidiaries are translated into Brazilian reais at the exchange rate in effect at the end of the reporting period, and revenues, expenses, gains and losses are translated into Brazilian reais at the exchange rates prevailing in the end of each month. The resulting net translation gains and losses are reported, net of tax, in the income statement as “other operating income (loss)”.

Under U.S. GAAP, the functional currency of Canamex Quimicos S.A. de C.V. (“Canamex”), one of its foreign subsidiaries, was determined to be Mexican Pesos by the Company’s management. As a consequence, the financial statements of Canamex are translated into Brazilian reais in accordance with the criteria set forth in Statement of Financial Accounting Standards nº 52 (SFAS 52). Under these criteria, assets and liabilities are translated into Brazilian reais at the exchange rate in effect at the end of the reporting period, and revenues, expenses, gains and losses are translated into Brazilian reais at the average rates prevailing during the respective months. The net translation gain or loss resulting from this translation process is excluded from income and presented as a cumulative translation adjustments (CTA) in other comprehensive income (loss) as separate component of stockholders' equity.

As a result of this difference, the net translation gains and losses, net of tax, reported in the income statement under accounting practices adopted in Brazil was reclassified to accumulated other comprehensive income (loss) in shareholders' equity under U.S. GAAP. Such difference has no total shareholders’ equity effect.

n)	Classification of export notes

The Company has discounted with financial institutions certain notes under export financing arrangements with recourse. If the original debtors fail to pay their obligations when due, the Company would be required to repay such amounts. Under accounting practices adopted in Brazil, such transactions are classified as a reduction of accounts receivable (see Note 6). Under U.S. GAAP, these transactions are recorded gross as accounts receivable and bank loans. As a consequence, current assets and liabilities under U.S. GAAP would be increased by R$ 100.6 and R$ 31.5 at September 30, 2004 and December 31 2003, respectively. This GAAP difference has no net income or equity effect.

o)	Financial statement note disclosures

Under accounting practices adopted in Brazil, in general, certain information is required to be disclosed in the notes to the financial statements. The additional disclosures

Ultrapar Participações S.A. and Subsidiaries

required by U.S. GAAP, which are relevant to the accompanying financial statements, are included herein.

II	- Reconciliation of the differences between U.S. GAAP and accounting practices adopted in Brazil in net income

		Nine-month periods ended September 30,

	Note 24.I	2004	2003

		Unaudited	Unaudited

Net income as reported under accounting practices adopted in Brazil		304.7	187.4

Reversal of revaluation adjustments:	b)
Depreciation of property, plant and equipment		2.2	3.0
Deferred tax effects		(0.3)	(0.3)
Minority interests		(0.3)	(0.2)

		1.6	2.5

Inflation accounting:	a)
Property, plant and equipment - incremental depreciation		(2.5)	(3.9)
Inventories and other nonmonetary assets		(0.2)	(0.3)

		(2.7)	(4.2)
Deferred tax effects		0.9	1.4
Minority interests		0.1	0.2

		(1.7)	(2.6)

Different criteria for:
Equity method of accounting	d)	1.6	1.1
Cancellation of subsidiaries’ treasury stock	g)	0.7	0.7
Deferred charges expensed:	c)
Cost		(28.0)	(29.2)
Accumulated amortization		30.5	29.0
Depreciation of interest costs capitalized during construction	e)	(0.7)	(0.7)
Reversal of goodwill amortization	g)	6.4	1.0
Fair value adjustments relating to accounting for derivative instruments
and hedging activities	j)	(10.7)	61.1
Translation adjustment - CANAMEX	m)	0.8	-
Other individually insignificant adjustments	i), l)	(0.3)	(1.0)

		0.3	62.0
Deferred tax effects	f)	(1.6)	(22.0)
Minority interests		(0.7)	(5.4)

		(2.0)	34.6

Fair value adjustments relating to business combinations	g)	(1.2)	(1.2)
Deferred tax effects		0.4	0.4

		(0.8)	(0.8)

Fair value adjustments relating to acquisition of minority interest in
Oxiteno S.A. - Indústria e Comércio	g)	3.6	1.8
Deferred tax effects		(0.7)	(0.1)

		2.9	1.7

Fair value adjustments relating to the acquisition of SPGás Distribuidora
de Gás Ltda.	g)	1.1	(0.4)
Deferred tax effects		(0.4)	0.1
Minority interests		.	.

		0.7	(0.3)

Fair value adjustments relating to the acquisition of Canamex Químicos
S.A. de C.V.	g)	(0.3)	-
Deferred tax effects		0.1	-

		(0.2)	-
Effect on minority interest arising from difference in acquisition dates	g)	-	-

Net income under U.S. GAAP		305.2	222.5

Basic earnings per thousand shares under U.S. GAAP
(in accordance with SFAS 128) - R$:	h)
Basic earnings per thousand common shares		4.38	3.11
Basic earnings per thousand preferred shares		4.38	3.42

Ultrapar Participações S.A. and Subsidiaries

Dilutive earnings (losses) per thousand shares have not been disclosed, since the Company has no dilutive shares. The calculation of earnings per thousand shares is summarized in Note 24.V.a).

III - Reconciliation of the differences between U.S. GAAP and accounting practices adopted in Brazil in stockholders’ equity

	Note 24.I	September 30, 2004	December 31, 2003

		Unaudited

Stockholders’ equity as reported under accounting practices adopted in Brazil		1,562.5	1,356.7
Reversal of revaluation adjustments:	b)
Property, plant and equipment		(34.1)	(36.3)
Deferred tax effects		1.7	2.1
Minority interests		2.4	2.7

		(30.0)	(31.5)

Inflation accounting:	a)
Property, plant and equipment		29.6	32.1
Other nonmonetary assets		3.4	3.6

		33.0	35.7
Deferred tax effects		(11.2)	(12.1)
Minority interests		(0.9)	(1.0)

		20.9	22.6

Different criteria for:
Equity method of accounting	d)	(3.1)	(4.7)
Cancellation of subsidiaries’ treasury stock	g)	(4.0)	(4.7)
Deferred charges:	c)
Cost		(223.6)	(195.6)
Accumulated amortization		157.3	126.8
Capitalization of interest costs during construction:	e)
Cost		12.8	12.8
Accumulated amortization		(11.4)	(10.7)
Reversal of goodwill recorded at SPGás before acquisition	g)	(4.4)	(7.1)
Reversal of goodwill amortization of SPGás acquisition under BR GAAP	g)	5.3	1.6
Fair value adjustments relating to accounting for derivative instruments	j)	10.6	21.3
Other individually insignificant adjustments	i), l)	(0.8)	(0.2)

		(61.3)	(60.5)
Deferred tax effects		21.6	22.6
Minority interests		4.4	5.1

		(35.3)	(32.8)

Fair value adjustments relating to business combinations:	g)	5.0	6.2
Deferred tax effect		(1.7)	(2.1)

		3.3	4.1

Fair value adjustments relating to acquisition of minority interest in
Oxiteno S.A. – Indústria e Comércio	g)	(32.8)	(36.4)
Deferred tax effects		6.8	7.5

		(26.0)	(28.9)

Adjustments relating to the acquisition of SPGás Distribuidora de Gás Ltda.:	g)
Fair value adjustments		(8.9)	(10.0)
Deferred tax effects		3.0	3.4
Goodwill difference between U.S. GAAP and accounting practices
adopted in Brazil		14.4	14.4
Minority interest		(1.1)	(1.1)

		7.4	6.7
Adjustments relating to the acquisition of Canamex Químicos S.A. de C.V.:	g)
Fair value adjustments		(2.1)	(1.8)
Deferred tax effects		0.7	0.6
Goodwill difference between U.S. GAAP and accounting practices
adopted in Brazil		0.7	0.7

		(0.7)	(0.5)

Available-for-sale securities - temporary unrealized gain (loss)	i)	6.5	(2.5)
Deferred tax effects		(2.2)	0.9

		4.3	(1.6)

Stockholders’ equity under U.S. GAAP		1,506.4	1,294.8

Ultrapar Participações S.A. and Subsidiaries

IV -	Statement of changes in stockholders’ equity and comprehensive income

a)	Statement of changes in stockholders’ equity for the nine-month period ended September 30, 2004

Stockholders’ equity under U.S. GAAP as of January 1, 2004	1,294.8

Additional paid-in-capital	0.8
Net income for the nine-month period	305.2
Dividends and interest on own capital	(92.4)
Acquisition of treasury shares	(6.9)
Unrealized losses (gains) on available-for-sale
equity securities, net of tax	5.9
Unrealized losses on available-for-sale
debt securities, net of tax	(0.5)
Translation adjustment for the nine-month period - CANAMEX, net of tax	(0.5)

Stockholders’ equity under U.S. GAAP as of September 30, 2004	1,506.4

b)	Comprehensive income for the nine-month periods ended September 30, 2004 and 2003

	Nine-month periods ended September 30,

	2004	2003
	Unaudited	Unaudited

Comprehensive income (under SFAS 130):
Net income	305.2	222.5
Unrealized gains on available-for-sale equity securities, net of
tax	5.9	3.6
Unrealized losses on available-for-sale debt securities, net of
tax	(0.5)	(0.2)
Translation adjustment - CANAMEX, net of tax	(0.5)	-

Total comprehensive income	310.1	225.9

V -	Additional disclosures required by U.S. GAAP

a)	Earnings per share

The following table provides a reconciliation of the numerators and denominators used in computing earnings per share and the allocation of distributed and undistributed income between common and preferred stockholders under the two-class method of computing earnings per share as required by SFAS 128.

Ultrapar Participações S.A. and Subsidiaries

	Nine-month periods ended September 30, 2004

	Unaudited

	Common	Preferred	Total

Distributed income	68.0	24.4	92.4
Undistributed income	156.5	56.3	212.8

Net income	224.5	80.7	305.2

Weighted average shares outstanding
(in thousands)	51,264,622	18,426,647	69,691,269

Earnings per thousand shares - whole R$	4.38	4.38	4.38

	Nine-month periods ended September 30, 2004

	Unaudited

	Common	Preferred	Total

Distributed income	23.6	9.4	33.0
Undistributed income	135.9	53.6	189.5

Net income	159.5	63.0	222.5

Weighted average shares outstanding
(in thousands)	51,264,622	18,426,647	69,691,269

Earnings per thousand shares - whole R$	3.11	3.42	3.19

b)	Concentrations of credit risk

Financial instruments that potentially subject the Company to credit risk are cash and cash equivalents, short-term investments and trade receivables. Based on the factors described below, the Company considers the risk of counterparty default to be minimal.

The Company manages its credit risk with respect to cash equivalents by investing only in highly-liquid instruments with highly-rated financial institutions. In addition, investments are diversified in several institutions, and credit limits are established for each individual institution.

Credit risk from accounts receivable is managed following specific criteria for each of the segments in which the Company operates, as follows:

Ultrapar Participações S.A. and Subsidiaries

Chemical segment (Oxiteno)

Oxiteno’s customers for its commodity chemicals are principally chemical companies, surface coating producers and polyester resin producers, and customers for its specialty chemicals comprise a variety of industrial and commercial enterprises. No single customer or group accounts for more than 10% of total revenue. Management believes that by distributing its products to a variety of markets it is able to protect itself, to a certain extent, from the effects of negative trends in any particular market. Oxiteno acts as a member of a Credit Committee of the Brazilian chemical manufacturers, which meets monthly to review the financial position of clients showing past-due accounts. Historically, the Company has not experienced significant losses on trade receivables.

Gas segment (Ultragaz)

Ultragaz sells its products to the retail, commercial and industrial markets.

Sales to the retail market are carried out directly by Ultragaz using cash terms, from which no significant credit risk exists, or through outside distributors. Credit risk in sales to outside distributors is reduced due to the large customer base, the ongoing control procedures that monitor the creditworthiness of distributors, and by short-term payment (24 days on average) that permit continuous monitoring of distributors’ compliance.

Sales to the commercial and industrial markets are made to customers, which have signed a credit agreement with the Company and have provided personal guarantees or collateral. Periodic monitoring of these accounts is performed by specific staff with the support of financial information systems.

No single customer or group accounts for more than 10% of total revenue.

Historically, the Company has not experienced significant losses on trade receivables.

Logistics segment (Ultracargo)

The main customers of Ultracargo are chemical companies. The average-term payment is 26 days.

Historically, the Company has not experienced significant losses on trade receivables.

Company is dependent on few major suppliers

The Company is dependent on third-party manufacturers for all of its supply of ethylene and LPG. For the nine-month period ended September 30, 2004 and 2003, products purchased from the Company’s three largest suppliers accounted for approximately 70% and 76% of the cost of sales and services, respectively. The Company is dependent on the ability of its suppliers to provide products on a timely basis and on favorable pricing terms. The loss of certain principal suppliers or a significant reduction in product availability from principal suppliers could have a material adverse effect on the Company. The Company believes that its relationship with its suppliers is satisfactory.

Ultrapar Participações S.A. and Subsidiaries

c)	Impairment of long-lived assets

The Company reviews the carrying value of property, plant, and equipment for impairment whenever events and circumstances indicate that the carrying value of an asset may not be recoverable from the estimated future cash flows expected to result from its use and eventual disposal. In cases in which undiscounted expected future cash flows are less than the carrying value, an impairment loss is recognized equal to an amount by which the carrying value exceeds the fair value of assets. The factors considered by management in performing this assessment include current operating results, trends, and prospects, as well as the effects of obsolescence, demand, competition, and other economic factors.

No impairment has been recorded in the consolidated financial statements as of September 30, 2004.

d)	Impairment of goodwill

Under U.S. GAAP financial statements, goodwill consists of the excess of the cost paid for the acquisitions of SPGás and Canamex over the net of the fair value assigned to assets acquired and liabilities assumed of these companies.

The Company has recorded the following amounts of goodwill under the U.S. GAAP financial statements:

Description	September 30, 2004	December 31, 2003

	Unaudited

Gas segment (Ultragaz):
Goodwill on the acquisition of SPGás	39.9	39.9

Chemical segment (Oxiteno):
Goodwill on the acquisition of Canamex	2.6	2.6

As mentioned in Note 24I.g.), goodwill is not amortized and is tested for impairment annually.

e)	Intangible assets subject to amortization

The Company’s intangible assets subject to amortization are mainly composed of software and commercial property rights. These intangible assets are classified as other property, plant and equipment (see Note 10).

	September 30, 2004

	Unaudited

	Software	Commercial property rights	Other	Total

Gross	44.7	12.0	25.8	82.5
Accumulated amortization	(15.7)	(0.7)	(12.1)	(28.5)

Net	29.0	11.3	13.7	54.0

Ultrapar Participações S.A. and Subsidiaries

	December 31, 2003

	Software	Commercial property rights	Other	Total

Gross	40.6	12.0	17.8	70.4
Accumulated amortization	(10.7)	(0.4)	(10.0)	(21.1)

Net	29.9	11.6	7.8	49.3

Aggregate amortization expense for the above intangible assets amounted to R$ 7.4 and R$ 4.7 for the nine-month periods ended September 30, 2004 and 2003, respectively.

The estimated aggregate amortization expense for the next five years is as follows:

2004
Unaudited

October to December 2004	2.9
2005	11.1
2006	9.7
2007	8.9
2008	5.6
2009	0.9
Thereafter	14.9

Total	54.0

f)	Fair value of financial instruments

The fair value of foreign cash and cash equivalents, receivables from foreign customers, net of advances on export contracts and import transactions payable approximates their book value as disclosed in Note 18. Fair values of investment in foreign currency and swaps are R$ 333.7 and R$ 416.6 at September 30, 2004 and December 31, 2003, respectively, and fair values of foreign currency financings are R$ 400.4 and 449.5 at September 30, 2004 and December 31, 2003, respectively.

g)	Environmental issues

The Company and its subsidiaries are subject to federal, state and local laws and regulations relating to the environment. These laws generally provide for control of air and effluent emissions, and require responsible parties to undertake remediation of hazardous waste disposal sites. Civil penalties may be imposed for noncompliance. The Company provides for remediation costs and penalties when a loss is probable and the amount is reasonably determinable. It is not presently possible to estimate the amount of all remediation costs that might be incurred or penalties that may be imposed; however, management does not presently expect that such costs and penalties, to the extent not previously provided for, will have a material effect on the Company’s consolidated financial position or results of operations.

Ultrapar Participações S.A. and Subsidiaries

h)	Statement of cash flows

Accounting practices adopted in Brazil do not require the presentation of a statement of cash flows as required by U.S. GAAP. Changes in working capital are presented in the statement of changes in financial position. U.S. GAAP requires the presentation of a statement of cash flows describing the Company’s cash flows from operating, financing and investing activities. Statements of cash flows derived from the information based on accounting practices adopted in Brazil information are as follows (the reconciling items to U.S. GAAP under item II relate exclusively to operating activities).

i)	Segment information

There are no differences from the last annual report in the basis of segmentation or in the basis of measurement of segment profit or loss.

Financial information about each of the Company’s reportable segments based on records in accordance with accounting practices adopted in Brazil is as follows:

	Nine-month periods ended September 30,

	2004	2003

	Unaudited	Unaudited

Net revenue from sales to unassociated companies:
Gas	2,241.7	1,903.1
Chemical	1,210.0	923.9
Logistics	112.4	103.3
Other	-	-

	3,564.1	2,930.3

Intersegment:
Gas	0.2	0.4
Chemical	-	-
Logistics	32.3	28.2
Other	4.8	4.8

Eliminations	37.3	33.4

Net revenues:
Gas	2,241.9	1,903.5
Chemical	1,210.0	923.9
Logistics	144.7	131.5
Other	4.8	4.8
Eliminations	(37.3)	(33.4)

	3,564,1	2,930.3

Operating profit before financial income (expenses):
Gas	117.9	100.2
Chemical	281.4	155.8
Logistics	19.0	19.6
Other	3.9	4.2

	422.2	279.8

Ultrapar Participações S.A. and Subsidiaries

	Nine-month periods ended September 30,

	2004	2003

	Unaudited	Unaudited

Financial income (expenses), net	(35.5)	(43.6)
Nonoperating income (expenses), net	(12.1)	0.4
Equity in losses of affiliated companies	-	(0.5)

	(47,6)	(43.7)

Income before taxes and minority interests	374,6	236,1

	September 30, 2004	December 31, 2003

	Unaudited

Identifiable assets - accounting practices adopted in
BR GAAP:
Gas	1,037.5	1,010.9
Chemical	1,178.4	1,075.2
Logistics	302.2	269.4
Other	31.1	52.5

	2,549.2	2,408.0

Identifiable assets - accounting practices adopted in
U.S. GAAP:
Gas	1,000.1	965.4
Chemical	1,168.7	1,093.8
Logistics	301.6	273.0
Other	22.7	11.4

	2,493.1	2,343.6

Additional information about business segments can be found in Note 17.

j)	Geographical area information

All long-lived assets are located in Brazil, except for long-lived assets located in Mexico, in the amount of R$ 26.5 and R$ 18.9, as of September 30, 2004 and December 31, 2003, respectively.

Ultrapar Participações S.A. and Subsidiaries

The Company generates revenues from operations in Brazil and, as from September 2004, from Mexico, as well as from exports of products to clients located in foreign countries as shown below:

	September 30, 2004	December 31, 2003

	Unaudited

Gross sales:
Brazil	3,492.6	3,133.8
Latin America, other than Brazil	206.6	115.5
Far East	139.7	122.4
Europe	23.8	36.0
North America	22.1	20.6
Other	18.5	22.5

Total	3,903.3	3,450.8

k)	Research and development expenses

Total research and development expenses amounted to R$ 10.9 and R$ 9.8 for the nine- month periods ended September 30, 2004 and 2003, respectively.

l)	Employee severance fund and termination payments

The Company is required to contribute 8% of each employee’s gross pay to an account maintained in the employee’s name in the Government Severance Indemnity Fund (FGTS). No other contributions to the FGTS are required. Additionally, effective September 2001, the Company is required to pay an additional tax equal to 0.5% of gross pay. Contributions are expensed as incurred.

Under Brazilian law, the Company is also required to pay termination benefits to employees who have been dismissed. The amount of the benefit is calculated as 40% of the accumulated contributions made by the Company to the FGTS during the employee’s period of service. Additionally, effective September 2001, the Company is required to pay a social tax of 10% of these accumulated contributions. The Company does not accrue for these termination costs before a decision to terminate has been made, since the benefits are neither probable nor reasonably estimable. Actual termination costs paid on dismissal totaled R$ 3.3 and R$ 2.9 for the nine-month periods ended September 30, 2004 and 2003, respectively.

PART II

Information not required in this prospectus

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Neither the laws of Brazil nor the Registrant’s by-laws or other constitutive documents provide for indemnification of directors or officers.

ITEM 7. RECENT SALES OF UNREGISTERED SECURITIES

     The securities of the Registrant that were issued or sold by the Registrant within the past three years and not registered with the Commission are described below. All such securities were issued, subscribed and fully paid for outside the United States, in accordance with Brazilian corporate law. As such, the issuance and subscription of securities described below were not subject to the registration requirements of the Securities Act.

     In January 2004, the Registrant and its subsidiary, Ultragaz, guaranteed a Eurobond issued by another of its subsidiaries, LPG International Inc. in the total amount of U.S.$60 million, maturing in June 2005 with an annual interest rate of 3.5% . The funds from this issuance were used to pay existing debt.

ITEM 8. EXHIBITS

The following documents are filed as part of this Registration Statement:

Exhibit Number		Description

1.1	*	Form of Underwriting Agreement.

3.1	*	Bylaws of Ultrapar, as amended on May 22, 2004 (English translation).

4.1	*	Deposit Agreement among us, The Bank of New York, as depositary, and all holders and beneficial owners of the ADSs, evidenced by the ADRs issued thereunder.

5.1	*	Opinion of Machado, Meyer, Sendacz e Opice Advogados, Brazilian counsel of the Registrant, as to the legality of the preferred shares.

5.2	*	Opinion of counsel to the depositary bank as to the legality of the American depositary shares.

8.1	*	Opinion of Davis Polk & Wardwell, as to U.S. tax matters.

8.2	*	Opinion of Machado, Meyer, Sendacz e Opice, as to Brazilian tax matters.

10.1	*	Contract for the supply of ethylene between Braskem and Oxiteno.

10.2		Shares Sale and Purchase Agreement related to the sale and purchase of the entire share capital of Shell Gás (LPG) Brasil S.A.

11.1		Statement regarding computation of per share earnings (incorporated by reference to note 24(V)(a) to our consolidated financial statements included in this prospectus).

15.1		Awareness Letter from Deloitte Touche Tohmatsu Auditores Independentes acknowledging the inclusion of their report on our unaudited interim consolidated financial statements in this registration statement.

21.1		List of subsidiaries (incorporated by reference to note 3 to our consolidated financial statements included in this prospectus).

23.1		Consent of Deloitte Touche Tohmatsu Auditores Independentes.

23.2		Consent of PricewaterhouseCoopers Auditores Independentes.

23.3	*	Consent of Machado, Meyer, Sendacz e Opice Advogados, Brazilian legal counsel of the Registrant (included in Exhibit 8.2).

23.4	*	Consent of Davis Polk & Wardwell, U.S. counsel of the Registrant (included in Exhibit 8.1).

24.1		Power of Attorney (included on the signature page to the Registration Statement).

* To be filed by amendment

ITEM 9. UNDERTAKINGS

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 6 of this Registration Statement, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted against the Registrant by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby also undertakes that:

1.   For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement at the time it was declared effective.

2.   For the purpose of determining any liability under the Securities Act, each post effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Signatures

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of São Paulo, Brazil on February 2, 2005.

Ultrapar Participações S.A.

By:	/s/ Paulo Guilherme Aguiar Cunha

	Name:	Paulo Guilherme Aguiar Cunha
	Title:	Chief Executive Officer

By:	/s/ Fabio Schvartsman

	Name:	Fabio Schvartsman
	Title:	Chief Financial Officer

Power of attorney

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Paulo Guilherme Aguiar Cunha, Fabio Schvartsman, Roberto Kutschat Neto, André Covre and Marcello de Simone, and each of them, individually, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead in any and all capacities, to sign this Registration Statement and any and all amendments thereto (including post-effective amendments) and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his substitute, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on February 2, 2005.

Signature	Position	Date

/s/ Paulo Guilherme Aguiar Cunha	Chairman and Chief Executive Officer	February 2, 2005

Paulo Guilherme Aguiar Cunha

/s/ Lucio de Castro Andrade Filho	Vice Chairman and Vice President	February 2, 2005

Lucio de Castro Andrade Filho

/s/ Fabio Schvartsman	Chief Financial Officer	February 2, 2005

Fabio Schvartsman

/s/ Ana Maria Levy Villela Igel	Director	February 2, 2005

Ana Maria Levy Villela Igel

	Director	February 2, 2005

Renato Ochman

/s/ Nildemar Secches	Director	February 2, 2005

Nildemar Secches

	Director	February 2, 2005

Paulo Vieira Belott

	Director	February 2, 2005

Olavo Egydio Monteiro de Carvalho

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

     Pursuant to the requirements of the Securities Act, the undersigned, as the duly authorized representative in the United States of Ultrapar Participações S.A., has signed this registration statement in the City of Newark, State of Delaware, on February 2, 2005.

PUGLISI AND ASSOCIATES

By:	/s/ Donald J. Puglisi

	Name:	Donald J. Puglisi
	Title:	Managing Director